     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 1, 1996


                                                       REGISTRATION NO. 333-3477
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            ------------------------


                                AMENDMENT NO. 2


                                       TO

                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                            ------------------------

                              IMO INDUSTRIES INC.
             (Exact name of registrant as specified in its charter)

                                 3561, 3566,
         DELAWARE                 3823, 3429                21-0733751
     (State or other          (Primary Standard
      jurisdiction of             Industrial
     incorporation or        Classification Code         (I.R.S. Employer
      organization)                Numbers)           Identification Number)

                              IMO INDUSTRIES INC.
                      1009 LENOX DRIVE, BUILDING FOUR WEST
                        LAWRENCEVILLE, NEW JERSEY 08648
                                 (609) 896-7600
 (Name, address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                            ------------------------

                              THOMAS J. BIRD, ESQ.

                              IMO INDUSTRIES INC.
                      1009 LENOX DRIVE, BUILDING FOUR WEST
                        LAWRENCEVILLE, NEW JERSEY 08648
                                 (609) 896-7600
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                            ------------------------

                                WITH A COPY TO:
                             RONALD F. DAITZ, ESQ.
                           WEIL, GOTSHAL & MANGES LLP
                                767 FIFTH AVENUE
                         NEW YORK, NEW YORK 10153-0119
                                 (212) 310-8000

                            ------------------------

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

     If any of the securities being registered on this Form are to be offered in connection with the formation of a holding company and there is compliance with
General Instruction G, check the following box:     / /

                            ------------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                             CROSS REFERENCE SHEET
                            ------------------------

           PURSUANT TO RULE 404(a) AND ITEM 501(b) OF REGULATION S-K

                            ------------------------

                    ITEM IN FORM S-4                           CAPTION IN PROSPECTUS
      ---------------------------------------------  ------------------------------------------
  1.  Forepart of Registration Statement and
      Outside Front Cover Page of Prospectus.......  Facing Page, Outside Front Cover Page of
                                                     Prospectus.
  2.  Inside Front and Outside Back Cover Pages of
      Prospectus...................................  Inside Front and Outside Back Cover Pages
                                                     of Prospectus; Table of Contents;
                                                     Available Information; Incorporation of
                                                     Certain Documents By Reference.
  3.  Risk Factors, Ratio of Earnings to Fixed
      Charges and Other Information................  Prospectus Summary; Risk Factors; The Com-
                                                     pany; Selected Historical Consolidated
                                                     Financial Data.
  4.  Terms of the Transaction.....................  Prospectus Summary; The Exchange Offer;
                                                     The Company; Description of the Notes;
                                                     Certain U.S. Federal Income Tax
                                                     Consequences.
  5.  Pro Forma Financial Information..............  Selected Historical Consolidated Financial
                                                     Data.
  6.  Material Contracts with the Company Being
      Acquired.....................................  Not applicable.
  7.  Additional Information Required for
      Reoffering by Persons and Parties Deemed to
      be Underwriters..............................  Not applicable.
  8.  Interests of Named Experts and Counsel.......  Not applicable.
  9.  Disclosure of Commission Position on
      Indemnification for Securities Act
      Liabilities..................................  Not applicable.
 10.  Information with Respect to S-3
      Registrants..................................  Prospectus Summary; Recent Developments;
                                                     The Company; Capitalization; Selected
                                                     Historical Consolidated Financial Data;
                                                     Management's Discussion and Analysis of
                                                     Financial Condition and Results of
                                                     Operations; Business; Management.
 11.  Incorporation of Certain Information by
      Reference....................................  Incorporation of Certain Documents By
                                                     Reference.
 12.  Information with Respect to S-2 or
      S-3 Registrants..............................  Not applicable.
 13.  Incorporation of Certain Information by
      Reference....................................  Not applicable.
 14.  Information with Respect to Registrants Other
      than S-2 or S-3 Registrants..................  Not applicable.
 15.  Information with Respect to S-3 Companies....  Not applicable.
 16.  Information with Respect to S-2 or
      S-3 Companies................................  Not applicable.
 17.  Information with Respect to Companies Other
      than S-2 or S-3 Companies....................  Not applicable.
 18.  Information if Proxies, Consents or
      Authorizations are to be Solicited...........  Not applicable.
 19.  Information if Proxies, Consents or
      Authorizations are not to be Solicited or in
      an Exchange Offer............................  Management; Security Ownership of Certain
                                                     Beneficial Owners and Management.

     INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION BUT HAS NOT YET BECOME EFFECTIVE. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.


                  SUBJECT TO COMPLETION, DATED AUGUST 1, 1996

PROSPECTUS
      OFFER FOR ALL OUTSTANDING 11 3/4% SENIOR SUBORDINATED NOTES DUE 2006
          IN EXCHANGE FOR 11 3/4% SENIOR SUBORDINATED NOTES DUE 2006,
    WHICH HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED
                                       OF

                              IMO INDUSTRIES INC.
 THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON          ,
                             1996, UNLESS EXTENDED.
                            ------------------------

    Imo Industries Inc. (the "Company" or "Imo"), a Delaware corporation, hereby offers, upon the terms and subject to the conditions set forth in this Prospectus and the accompanying Letter of Transmittal (which together constitute the "Exchange Offer"), to exchange an aggregate principal amount of up to $155,000,000 of 11 3/4% Senior Subordinated Notes due 2006 (the "New Notes") of the Company, which have been registered under the Securities Act of 1933, as amended (the "Securities Act"), for a like principal amount of the issued and outstanding 11 3/4% Senior Subordinated Notes due 2006 (the "Old Notes") of the Company from the registered holders thereof (the "Holders"). The terms of the New Notes are identical in all material respects to the Old Notes, except for certain transfer restrictions relating to the Old Notes. The New Notes will evidence the same class of debt as the Old Notes and will be issued pursuant to, and entitled to the benefits of, the Indenture governing the Old Notes (the "Indenture"). As used herein, the term "Notes" means the Old Notes and the New Notes, treated as a single class.

    Imo will accept for exchange any and all Old Notes validly tendered and not
withdrawn prior to 5:00 P.M., New York City time, on             , 1996 unless
extended (as so extended, the "Expiration Date"). Tenders of Old Notes may be withdrawn at any time prior to the Expiration Date. The Exchange Offer is not conditioned upon any minimum principal amount of Old Notes being tendered for exchange pursuant to the Exchange Offer. The Exchange Offer is subject to certain other customary conditions. See "The Exchange Offer".

    On April 29, 1996, the Company issued $155 million principal amount of Old Notes (the "Offering") pursuant to exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws.

    The Notes are not redeemable prior to May 1, 2001, except that, until May 1, 1999, the Company may redeem, at its option, up to an aggregate of $55 million of the principal amount of the Notes at the redemption prices set forth herein plus accrued interest to the date of redemption with the net proceeds of one or more Public Equity Offerings (as defined) if at least $100 million of the principal amount of the Notes remains outstanding after each such redemption. On or after May 1, 2001, the Notes are redeemable at the option of the Company, in whole or in part, at the redemption prices set forth herein plus accrued interest to the date of redemption. Upon a Change of Control (as defined), each holder of Notes may require the Company to repurchase such Notes at 101% of the principal amount thereof plus accrued interest to the date of repurchase. See "Description of the Notes".

    The New Notes will constitute, and the Old Notes currently constitute, general unsecured obligations of the Company, but the payment of the principal of, premium (if any) and interest on the Notes will be subordinate in right of payment to the prior payment in full of all Specified Senior Indebtedness (as defined). After giving pro forma effect to the Refinancing (as defined), as of December 31, 1995, the Company would have had $112.4 million of Specified Senior Indebtedness outstanding. The New Notes will rank pari passu in right of payment with all existing and future senior indebtedness of the Company (other than Specified Senior Indebtedness), including the Old Notes, and senior in right of payment to all subordinated indebtedness of the Company issued after the date of the Offering. Contemporaneously with the closing of the Offering, the Company entered into a new credit agreement with a group of lenders providing for up to $175 million of loans (the "New Credit Agreement"). The indebtedness incurred under the New Credit Agreement, refinancings thereof and certain additional borrowings tied to a borrowing base constitute all the Specified Senior Indebtedness of the Company.

    For each Old Note accepted for exchange, the Holder of such Old Note will receive a New Note having a principal amount equal to that of the surrendered Old Note. The New Notes will bear interest from the most recent date to which interest has been paid on the Old Notes or, if no interest has been paid on the Old Notes, from April 29, 1996. Old Notes accepted for exchange will cease to accrue interest from and after the date of consummation of the Exchange Offer. Holders of Old Notes whose Old Notes are accepted for exchange will not receive any payment in respect of accrued interest on such Old Notes. Old Notes not tendered or not accepted for exchange will continue to accrue interest from and after the date of consummation of the Exchange Offer.

    The New Notes are being offered hereunder in order to satisfy certain obligations of the Company contained in the Registration Rights Agreement (as defined). Based on interpretations by the staff of the Securities and Exchange Commission (the "SEC") as set forth in no-action letters issued to third parties, the Company believes that New Notes issued pursuant to the Exchange Offer in exchange for Old Notes may be offered for resale, resold and otherwise transferred by Holders thereof (other than any Holder which is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act), without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such New Notes are acquired in the ordinary course of such Holders' business and such Holders have no arrangement with any person to engage in a distribution of such New Notes. However, the SEC has not considered the Exchange Offer in the context of a no-action letter and there can be no assurance that the staff of the SEC would make a similar determination with respect to the Exchange Offer as in such other circumstances. Each Holder, other than a broker-dealer, must acknowledge that it is not engaged in, and does not intend to engage in, a distribution of such New Notes and has no arrangement or understanding to participate in a distribution of New Notes. Each broker-dealer that receives New Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Notes received in exchange for Old Notes where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. The Company has agreed that, for a period of 180 days after the Expiration Date, it will make this Prospectus available to any broker-dealer for use in connection with any such resale. See "Plan of Distribution".

    The Company will not receive any proceeds from the Exchange Offer. The Company will pay all the expenses incident to the Exchange Offer. In the event the Company terminates the Exchange Offer and does not accept for exchange any Old Notes, the Company will promptly return the Old Notes to the Holders thereof. See "The Exchange Offer".

    There is no existing trading market for the New Notes, and there can be no assurance regarding the future development of a market for the New Notes. The Initial Purchasers (as defined) have advised the Company that they currently intend to make a market in the New Notes. The Initial Purchasers are not obligated to do so, however, and any market-making with respect to the New Notes may be discontinued at any time without notice. The Company does not intend to apply for listing or quotation of the New Notes on any securities exchange or stock market.

     SEE "RISK FACTORS" ON PAGE 11 OF THIS PROSPECTUS FOR A DESCRIPTION OF CERTAIN RISKS TO BE CONSIDERED BY HOLDERS WHO TENDER THEIR OLD NOTES IN THE EXCHANGE OFFER.
                            ------------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
    EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
       SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
       COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
         PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL
           OFFENSE.

                            ------------------------

              THE DATE OF THIS PROSPECTUS IS               , 1996.

                             AVAILABLE INFORMATION

     The Company has filed with the SEC a registration statement on Form S-4 (herein, together with all amendments and exhibits, referred to as the "Registration Statement") under the Securities Act with respect to the New Notes offered hereby. This Prospectus, which forms a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto, certain parts of which are omitted in accordance with the rules and regulations of the SEC. For further information with respect to the Company and the New Notes offered hereby, reference is made to the Registration Statement. Any statements made in this Prospectus concerning the provisions of certain documents are not necessarily complete and, in each instance, reference is made to the copy of such document filed as an exhibit to the Registration Statement otherwise filed with the SEC.

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the SEC. The Registration Statement, the exhibits forming a part thereof and the reports, proxy statements and other information filed by the Company with the SEC in accordance with the Exchange Act may be inspected, without charge, at the Public Reference Section of the SEC located at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Regional Offices of the SEC located at Seven World Trade Center, 13th Floor, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60601-2511. Copies of all or any portion of the material may be obtained from the Public Reference Section of the SEC upon payment of the prescribed fees. In addition, the Company's common stock is listed on the New York Stock Exchange and material filed by the Company may be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

     The Company will furnish holders of the New Notes offered hereby with annual reports containing, among other information, audited financial statements certified by an independent public accounting firm and quarterly reports containing unaudited financial information for the first three quarters of each fiscal year. The Company will also furnish such other reports as it may determine or as may be required by law. In addition, in the event that the Company is not required to be subject to the reporting requirements of the Exchange Act in the future, the Company will be required under the Indenture, pursuant to which the Old Notes were, and the New Notes will be, issued, to continue to file with the SEC, and to furnish Holders of the New Notes with, the information, documents and other reports specified in Sections 13 and 15(d) of the Exchange Act.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents which have been filed by the Company (File No. 1-9294) with the SEC are incorporated by reference in this Prospectus:

          (a) the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1995;

          (b) the Company's Current Report on Form 8-K dated February 22, 1996;


          (c) the Company's Current Report on Form 8-K dated April 22, 1996;



          (d) the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1996; and



          (e) the Company's Current Report on Form 8-K dated July 25, 1996.


     All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the Exchange Offer contemplated hereby shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated by reference or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for all purposes of this Prospectus to the extent that a statement contained herein or in any subsequently filed document which also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     The Company will provide without charge to each person to whom a copy of this Prospectus has been delivered, including any beneficial owner, on the written or oral request of such person, a copy of any and all of the documents referred to above which have been or may be incorporated in this Prospectus by reference, other than exhibits to such documents, unless such exhibits are specifically incorporated by reference therein. Requests for such copies should be directed to: Imo Industries Inc., 1009 Lenox Drive, Building Four West, Lawrenceville, New Jersey, 08648 (telephone number (609) 896-7600), Attention:
Corporate Secretary.

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and financial statements of the Company included elsewhere in this Prospectus. References to the business of the Company refer to the business conducted by the Company (including its operating divisions) and its wholly owned subsidiaries. Unless otherwise indicated, industry data contained herein is derived from publicly available industry trade journals and other publicly available industry sources, which the Company has not independently verified but which the Company believes to be reliable.

                                  THE COMPANY

GENERAL

     Imo is a diversified multinational corporation that designs, manufactures and distributes a broad range of engineered industrial products to over 35,000 customers worldwide. With manufacturing plants on four continents, approximately one-third of the Company's 1995 net sales were generated overseas. The Company operates through four core business segments:

     - POWER TRANSMISSION. The Company produces a wide range of power transmission and motion control products, including enclosed gear drives, speed reducers, open gearing components and AC and DC motor controllers. Imo markets these products principally under the Boston Gear and Fincor brand names. The Company believes that the segment's emphasis on product quality, technical assistance and customer service differentiates Imo from its competitors and allows it to compete effectively in its niche markets. The Company's ability to make 10:00 a.m. next-day delivery of a wide variety of Boston Gear products for orders received by 8:00 p.m. exemplifies its superior customer service.

     - PUMPS. The Company believes it is the largest manufacturer of rotary screw pumps in the world and, according to published industry data, the IMO brand name is the most recognized brand name for rotary screw pumps. The Company markets its products, which are used to pump a broad range of viscous fluids, under both the IMO and Warren brand names. The Company's pumps (screw, gear and centrifugal) serve a variety of industries, including naval, commercial marine, power generation, pulp and paper, elevator, hydrocarbon processing, chemical processing and crude oil.

     - INSTRUMENTATION. The Company believes it is a leading manufacturer of a wide variety of products that perform critical sensing, measurement and control functions, including level and flow switches, pressure transducers and liquid level indicators. Imo markets these products principally under the Gems brand name, which the Company believes is the most recognized brand name among level and flow switches and liquid level indicators in North America.

     - MORSE CONTROLS. The Company believes it is a leading manufacturer of a variety of products that position or regulate key control systems of leisure marine craft and industrial vehicles, including push-pull cable systems, mechanical, electronic and hydraulic steering systems, and accelerator, clutch and gear shift controls. Imo markets these products principally under the Morse, AquaPower and Hynautic brand names.

STRATEGIC REPOSITIONING

     After acquiring several diverse businesses in the late 1980's through a series of debt-financed acquisitions, management in 1992 determined to reduce debt through the sale of certain businesses. Pursuant to this decision, the Company divested its Heim Bearings, Aerospace, Barksdale Controls and CEC Instruments businesses. In September 1993, Donald Farrar joined the Company as its Chief Executive Officer. Under Mr. Farrar, the Company adopted a strategy to reposition itself by focusing on its less capital intensive businesses with market leadership, strong brand name recognition and a broad customer base that was less dependent on U.S. Government sales. In connection with this strategy, the Company divested its

Turbomachinery business and most of its Electro-Optical Systems business. This repositioning will be completed upon the sale of the Company's Roltra-Morse business and the Electronic Systems division of the Company's Electro-Optical Systems business, each of which is expected to occur in 1996. Since January 1, 1993, after giving effect to the Refinancing, Imo will have reduced its debt by approximately $180 million. See "Management's Discussion and Analysis of Financial Condition and Results of Operations".

     Concurrent with the repositioning, the Company initiated a program to reduce its cost structure by consolidating operations, eliminating duplicative functions and streamlining operating processes. These efforts, which the Company intends to continue, have contributed significantly to a reduction in general and administrative expenses and in the overall number of employees at Imo's core businesses.

BUSINESS STRATEGY

     The Company plans to continue to focus on its four core businesses, each of which has the benefit of a strong leadership position in one or more niche markets, high brand recognition, a track record of superior customer service and responsive technical support, an extensive sales and distribution network and an established customer base in a broad variety of industries. Having substantially repositioned the Company and strengthened its balance sheet, management believes that Imo is well positioned to exploit further its business strengths and to achieve increased growth and improved profitability. Additionally, the Company has initiated a new corporate identity program designed to strengthen name recognition of its four core business segments. Set forth below are the key elements of the Company's business strategy.

     - Concentration on Niche Markets. Each of Imo's core businesses has strong market positions in selected niche markets. This allows Imo to develop expertise in its particular markets and in the distinctive needs of customers in those markets. The Company believes that this expertise, together with its demonstrated customer service and technical support capabilities, differentiate Imo from its competitors.

     - Consolidation into Focused Business Segments. To improve its current business performance and position itself to take full advantage of emerging global opportunities, the Company has consolidated thirteen previously distinct and independent operating divisions into four focused business segments. Each segment operates as a strategic global business unit with a single senior manager accountable for the entire segment's results, which better positions the Company to cross-sell products across geographical lines and fully utilize its existing strong sales and distribution channels.

     - Continued Cost Controls. Management is committed to continued improvement in the Company's cost structure, and Imo's realignment into four business segments facilitates further cost-cutting measures designed to improve operating margins.

     - Customer Service and Responsiveness. The Company believes it is a market leader in providing superior customer service and responsiveness. In the power transmission industry, Imo has distinguished itself with its ability to ship orders the day they are received. In 1995, approximately 62% of Boston Gear's sales were shipments of orders received that same day. In addition, the Company's Gems Sensors division offers engineering support to customize products for thousands of applications. In 1995, Gems Sensors was able to ship 70% of its orders within 24 hours despite this exacting process.

     - Product Line Extensions and New Product Development. Imo historically has increased its sales through the development of new products and the extension of existing products to address new applications. In 1995, Imo introduced 24 new products and 94 enhanced products for customers in a broad range of industries. Many of these products were designed in cooperation with a specific customer and for a new application. With over 150 employees dedicated to research and development and product engineering, the Company intends to provide its customers with superior technical support and to continue to develop new and enhanced products that the Company believes offer attractive expected returns.

     - Penetration of Emerging Markets. The Company intends to aggressively market its products in the emerging growth markets of the Pacific Rim and Latin America. Accordingly, the Company recently opened sales offices in Singapore and Venezuela and since 1994 has hired five new salespersons and 13 new distributors to market the Company's products throughout the Pacific Rim and Latin America.

     - Strategic Acquisitions and Alliances. The Company intends to supplement its internal growth with strategic alliances or acquisitions of products or businesses that enhance its technological capabilities, expand its geographical coverage, complement existing product portfolios or can be leveraged through current sales channels.

     The Company's principal executive offices are located at 1009 Lenox Drive, Lawrenceville, New Jersey 08648. Imo's telephone number is (609) 896-7600.

                               THE EXCHANGE OFFER

     On April 29, 1996, the Company issued $155 million principal amount of Old Notes. The Old Notes were sold pursuant to exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws. CS First Boston Corporation, Citicorp Securities, Inc. and Lehman Brothers Inc. (the "Initial Purchasers"), as a condition to their purchase of the Old Notes, required that the Company agree to commence the Exchange Offer following the offering of the Old Notes. The New Notes will evidence the same class of debt as the Old Notes and will be issued pursuant to, and entitled to the benefits of, the Indenture. As used herein, the term "Notes" means the Old Notes and the New Notes, treated as a single class.

Securities Offered...............    Up to $155,000,000 aggregate principal
                                     amount of the Company's 11 3/4% Senior
                                     Subordinated Notes Due 2006, which have
                                     been registered under the Securities Act
                                     (the "New Notes"). The terms of the New
                                     Notes and the Old Notes are identical in all material respects, except for certain transfer restrictions relating to the Old
                                     Notes.

The Exchange Offer...............    The New Notes are being offered in exchange
                                     for a like principal amount of Old Notes.
                                     The issuance of the New Notes is intended to satisfy obligations of the Company contained in the Registration Rights
                                     Agreement, dated April 23, 1996, among the
                                     Company and the Initial Purchasers (the
                                     "Registration Rights Agreement"). For
                                     procedures for tendering the Old Notes
                                     pursuant to the Exchange Offer, see "The
                                     Exchange Offer".

Tenders, Expiration Date;
Withdrawal.......................    The Exchange Offer will expire at 5:00
                                     P.M., New York City time, on
                                                    , 1996, or such later date
                                     and time to which it is extended (as so
                                     extended, the "Expiration Date"). A tender of Old Notes pursuant to the Exchange Offer may be withdrawn at any time prior to the Expiration Date. Any Old Note not accepted for exchange for any reason will be returned without expense to the tendering
                                     Holder thereof as promptly as practicable after the expiration or termination of the Exchange Offer.

Federal Income Tax
Consequences.....................    The exchange pursuant to the Exchange Offer
                                     should not result in any income, gain or loss to the holders or the Company for federal income tax purposes. See "Certain
                                     U.S. Income Tax Consequences."

Use of Proceeds..................    There will be no proceeds to the Company
                                     from the exchange pursuant to the Exchange
                                     Offer.

Exchange Agent...................    IBJ Schroder Bank & Trust Company is
                                     serving as the Exchange Agent in connection with the Exchange Offer.

Shelf Registration Statement.....    Under certain circumstances described in
                                     the Registration Rights Agreement, certain holders of Notes (including holders who are not permitted to participate in the Exchange Offer or who may not freely resell
                                     New Notes received in the Exchange Offer) may require the Company to file, and use best efforts to cause to become effective, a shelf registration statement under the Securities Act, which would cover resales of Notes by such holders. See "Description of Notes -- Exchange Offer; Registration
                                     Rights".

Conditions to the Exchange
Offer............................    The Exchange Offer is not conditioned on
                                     any minimum principal amount of Old Notes being tendered for exchange. The Exchange
                                     Offer is subject to certain other customary conditions, each of which may be waived by the Company. See "The Exchange Offer --
                                     Conditions".

                      CONSEQUENCES OF EXCHANGING OLD NOTES

     Holders of Old Notes who do not exchange their Old Notes for New Notes pursuant to the Exchange Offer will continue to be subject to the restrictions on transfer of such Old Notes as set forth in the legend thereon as a consequence of the issuance of the Old Notes pursuant to exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws. In general, the Old Notes may not be offered or sold, unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. The Company does not currently anticipate that it will register Old Notes under the Securities Act. See "Description of the Notes -- Exchange Offer; Registration Rights". Based on interpretations by the staff of the SEC, as set forth in no-action letters issued to third parties, the Company believes that New Notes issued pursuant to the Exchange Offer in exchange for Old Notes may be offered for resale, resold or otherwise transferred by holders thereof (other than any holder which is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such New Notes are acquired in the ordinary course of such holders' business and such holders, other than broker-dealers, have no arrangement with any person to participate in the distribution of such New Notes. However, the SEC has not considered the Exchange Offer in the context of a no-action letter and there can be no assurance that the staff of the SEC would make a similar determination with respect to the Exchange Offer as in such other circumstances. Each Holder, other than a broker-dealer, must acknowledge that it is not engaged in, and does not intend to engage in, a distribution of such New Notes and has no arrangement or understanding to participate in a distribution of New Notes. Each broker-dealer that receives New Notes for its own account in exchange for Old Notes must acknowledge that such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities and that it will deliver a prospectus in connection with any resale of such New Notes. See "Plan of Distribution". In addition, to comply with the securities laws of certain jurisdictions, it may be necessary to qualify for sale or register thereunder the New Notes prior to offering or selling such New Notes. The Company has agreed, pursuant to the Registration Rights Agreement, subject to certain limitations specified therein, to register or qualify the New Notes for offer or sale under the securities laws of such jurisdictions as any holder reasonably requests in writing. Unless a holder so requests, the Company does not intend to register or qualify the sale of the New Notes in any such jurisdictions. See "Risk Factors -- Consequences of Failure to Exchange" and "The Exchange Offer -- Consequences of Exchanging Old Notes".

                      SUMMARY DESCRIPTION OF THE NEW NOTES

     The terms of the New Notes and the Old Notes are identical in all material respects, except for certain transfer restrictions relating to the Old Notes. If the Exchange Offer is not consummated by September 26, 1996, the Notes will bear additional interest of 0.50% per annum from and including September 26, 1996 until but excluding the date of consummation of the Exchange Offer. The New Notes will bear interest from the most recent date to which interest has been paid on the Old Notes or, if no interest has been paid on the Old Notes, from April 29, 1996. Accordingly, registered holders of New Notes on the relevant record date for the first interest payment date following the consummation of the Exchange Offer will receive interest accruing from the most recent date to which interest has been paid on the Old Notes or, if no interest has been paid, from April 29, 1996. Old Notes accepted for exchange will cease to accrue interest from and after the date of consummation of the Exchange Offer. Holders whose Old Notes are accepted for exchange will not receive any payment in respect of interest on such Old Notes otherwise payable on any interest payment date the record date for which occurs on or after consummation of the Exchange Offer.

Securities Offered...............    Up to $155,000,000 aggregate principal
                                     amount of the New Notes.

Maturity Date....................    May 1, 2006.

Interest Payment Dates...........    November 1 and May 1 of each year,
                                     commencing November 1, 1996.

Optional Redemption..............    The Notes are not redeemable prior to May
                                     1, 2001, except that, until May 1, 1999, the Company may redeem, at its option, up to an aggregate of $55 million of the principal amount of the Notes at the redemption price set forth herein plus accrued interest to the date of redemption with the net proceeds of one or more Public
                                     Equity Offerings if at least $100 million of the principal amount of the Notes remains outstanding after each such redemption. On or after May 1, 2001, the Notes are redeemable at the option of the Company, in whole or in part, at the redemption prices set forth herein plus accrued interest to the date of redemption.
                                     See "Description of the Notes -- Optional
                                     Redemption".

Change of Control................    Upon a Change of Control, each Holder of
                                     Notes may require the Company to repurchase the Notes held by such Holder at 101% of the principal amount thereof plus accrued interest to the date of repurchase. See
                                     "Description of the Notes -- Change of
                                     Control".

Ranking..........................    The Old Notes currently constitute, and the
                                     New Notes will constitute, general
                                     unsecured obligations of the Company, but the payment of the principal of, and premium (if any) and interest on the Notes will be subordinate in right of payment to the prior payment in full of all Specified
                                     Senior Indebtedness. As of December 31,
                                     1995, after giving effect to the
                                     Refinancing, the Company would have had
                                     $112.4 million of Specified Senior
                                     Indebtedness outstanding. The Notes will rank pari passu in right of payment with all existing and future senior indebtedness of the Company (other than Specified Senior
                                     Indebtedness) and senior in right of
                                     payment to all subordinated indebtedness of the

                                     Company issued after the Offering. See
                                     "Description of the Notes -- Ranking".

Restrictive Covenants............    The Indenture limits (a) the incurrence of
                                     additional indebtedness by the Company, (b) the incurrence of indebtedness and issuance of preferred stock by the Company's subsidiaries, (c) the payment of dividends on capital stock of the Company and the purchase, redemption or retirement of capital stock or subordinated indebtedness,
                                     (d) certain transactions with affiliates,
                                     (e) the incurrence of liens, (f) sale and lease-back transactions, (g) sales of assets, including capital stock of subsidiaries and (h) certain consolidations and mergers. The Indenture also prohibits certain restrictions on distributions from subsidiaries. All of these limitations and prohibitions, however, are subject to a number of important qualifications. See
                                     "Description of the Notes -- Certain
                                     Covenants".

Use of Proceeds..................    The Company will not receive any proceeds
                                     from the Exchange Offer. The net proceeds of the Offering, together with certain proceeds from the initial borrowings under the New Credit Agreement, were used to redeem all of the Company's $220 million in aggregate principal amount of subordinated debentures (the "Old Debentures") and to pay related interest, fees and expenses.
                                     The consummation of the Offering and the application of the net proceeds therefrom and the initial borrowings under the New
                                     Credit Agreement and the application of the proceeds therefrom are collectively referred to herein as the "Refinancing".

Exchange Offer; Registration
Rights...........................    Holders of New Notes (other than as set
                                     forth below) are not entitled to any
                                     registration rights with respect to the New
                                     Notes. Pursuant to the Registration Rights
                                     Agreement, the Company has agreed, for the benefit of the Holders of Old Notes, to file an exchange offer registration statement. The Registration Statement of which this Prospectus is a part constitutes the exchange offer registration statement referred to therein. Under certain circumstances described in the Registration
                                     Rights Agreement, certain Holders of Notes
                                     (including Holders who may not participate in the Exchange Offer or who may not freely resell New Notes received in the Exchange
                                     Offer) may require the Company to file, and use best efforts to cause to become effective, a shelf registration statement under the Securities Act, which would cover resales of Notes by such Holders. See
                                     "Description of the Notes -- Exchange
                                     Offer; Registration Rights".

                                  RISK FACTORS

     Holders of the Old Notes should consider carefully the information set forth under the caption "Risk Factors" and all other information set forth in this Prospectus.

                              RECENT DEVELOPMENTS


     In January 1996, the Company's Board of Directors determined to sell the Company's Italian-based Roltra-Morse unit, a supplier of latches, door panels, flexible cable, window controls and other components for automobiles, and the Company currently is actively pursuing buyers for this business. Accordingly, the operating results of Roltra-Morse have been segregated from the historical results of the Company's operations and have been reported as a discontinued operation in the audited Consolidated Financial Statements of the Company included elsewhere in this Prospectus. In addition, the remaining operation of the Company's Electro-Optical Systems business continues to be marketed to interested parties. See Notes 2 and 15 to the Consolidated Financial Statements of the Company for additional information regarding the proposed divestitures and other recently completed divestitures accounted for as discontinued operations.


     On April 18, 1996, the Company reported results for the quarter ended March 31, 1996. The Company reported net income from continuing operations for the first quarter of 1996 of $2.7 million, compared to $2.6 million in the first quarter of 1995. The Company's net sales from continuing operations for the first quarter of 1996 increased to $99.4 million, an increase of 4% from the first quarter of 1995. Operating income from the Company's four core business segments was $11.1 million for the first quarter of 1996, an increase of 8% from the comparable quarter in 1995.

     Sales in the Power Transmission segment were $23.7 million for the first quarter of 1996, a decrease of 9% from the first quarter of 1995. Operating income in this segment was $2.8 million, compared to $3.6 million in the first quarter of 1995.

     Sales in the Pumps segment were $26.3 million for the first quarter of 1996, an increase of 19% from the first quarter of 1995. Operating income in this segment was $3.5 million, an increase of 43% from the first quarter of 1995.

     Sales in the Instrumentation segment were $19.4 million for the first quarter of 1996, an increase of 5% from the first quarter of 1995. Operating income in this segment was $2.1 million, an increase of 25% from the first quarter of 1995.

     Sales in the Morse Controls segment were $30 million for the first quarter of 1996, an increase of 3% from the first quarter of 1995. Operating income in this segment was $2.7 million, an increase of 7% from the first quarter of 1995.


     Additional financial data and discussion regarding the operating results for the first quarter of 1996 are contained herein under "Summary Historical Consolidated Financial Data," "Selected Historical Consolidated Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Consolidated Financial Statements of the Company beginning on page F-1. Certain financial data and a discussion regarding the operating results for the second quarter of 1996 are contained in the Company's Current Report on Form 8-K dated July 25, 1996 filed with the SEC, which is incorporated herein by reference, and a copy of which can be obtained as set forth under "Available Information."

                 SUMMARY HISTORICAL CONSOLIDATED FINANCIAL DATA

     The following table sets forth certain historical consolidated financial data for the Company for each of the fiscal years indicated in the five year period ended December 31, 1995, and the three month periods ended March 31, 1996 and 1995. The summary historical consolidated financial data for each of the five years ended December 31, 1995 are derived from the audited Consolidated Financial Statements of the Company and should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the audited Consolidated Financial Statements of the Company included elsewhere in this Prospectus. The accompanying unaudited consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information. In the opinion of management, all adjustments (consisting only of normal recurring accruals) considered necessary for a fair presentation have been included. The results of any interim period are not necessarily indicative of the results to be expected for the full year.

                                                                                                             THREE MONTHS
                                                                                                                 ENDED
                                                                 YEAR ENDED DECEMBER 31,                       MARCH 31,
                                                   ----------------------------------------------------    -----------------
                                                   1991(A)    1992(A)    1993(A)    1994(A)      1995
                                                                                                           1995(A)    1996
                                                                                                           -------   -------
                                                                                                              (UNAUDITED)
                                                   --------   --------   --------   --------   --------
                                                                                (IN THOUSANDS)
STATEMENT OF OPERATIONS DATA:
Net sales:
  Power Transmission.............................  $ 88,255   $ 86,901   $ 85,906   $ 93,308   $ 95,075    $26,115   $23,697
  Pumps..........................................   101,929     98,325     91,556     90,428     94,375     22,062    26,346
  Instrumentation................................    80,125     80,110     72,434     72,226     76,113     18,479    19,350
  Morse Controls.................................    78,816     85,724     90,876    100,075    107,664     29,228    30,019
                                                   --------   --------   --------   --------   --------    --------  --------
        Core operations..........................   349,125    351,060    340,772    356,037    373,227     95,884    99,412
  Other (sold businesses)........................   128,913    111,858     75,754      4,748         --         --        --
                                                   --------   --------   --------   --------   --------    --------  --------
        Total net sales..........................   478,038    462,918    416,526    360,785    373,227     95,884    99,412
Segment operating income(b)(c):
  Power Transmission.............................     1,031        574      2,338      8,905     11,348      3,608     2,766
  Pumps..........................................    10,376      8,371     10,357     10,447      9,884      2,424     3,466
  Instrumentation................................    11,295      9,318      7,951      9,791      6,746      1,718     2,145
  Morse Controls.................................       119     (2,077)       457      5,743      5,292      2,550     2,733
                                                   --------   --------   --------   --------   --------    --------  --------
        Core operations..........................    22,821     16,186     21,103     34,886     33,270     10,300    11,110
  Other (sold businesses)........................    12,007     (8,739)       886       (216)        --         --        --
                                                   --------   --------   --------   --------   --------    --------  --------
        Total segment operating income...........    34,828      7,447     21,989     34,670     33,270     10,300    11,110
Corporate expense and equity income(b)(c)........    (8,856)    (9,005)   (13,638)    (5,120)   (12,152)    (1,067)   (1,206)

Interest income(d)...............................     1,445        583        511      1,592      1,980        805       397
Interest expense.................................   (38,390)   (38,186)   (33,341)   (29,168)   (25,860)    (6,571)   (6,970)
                                                   --------   --------   --------   --------   --------    --------  --------
Income (loss) from continuing operations before
  taxes, extraordinary item and cumulative
  accounting change..............................   (10,973)   (39,161)   (24,479)     1,974     (2,762)     3,467     3,331
Net income (loss)................................    11,411    (82,590)  (270,566)     3,931     29,710     39,023     2,704
OTHER DATA:
Net sales (core operations):
  Sales to non-U.S. government customers.........  $299,934   $309,749   $299,077   $322,241   $348,005
    Percent growth (decline).....................                  3.3%      (3.4)%      7.7%       8.0%
  Sales to U.S. government customers.............    49,191     41,311     41,695     33,796     25,222
    Percent growth (decline).....................                (16.0)%      0.9%     (18.9)%    (25.4)%
                                                   --------   --------   --------   --------   --------
        Total net sales -- core operations.......   349,125    351,060    340,772    356,037    373,227
Depreciation and amortization(e).................    18,469     18,573     17,536     15,190     14,144      3,731     3,517
Capital expenditures.............................    11,341     10,037      6,343      6,025     14,600      6,515     1,108
EBITDA(f)........................................    45,886     17,598     26,398     46,332     37,242     13,769    13,818
Ratio of EBITDA to interest expense..............       1.2x       0.5x       0.8x       1.6x       1.4x       2.1x      2.0x
Pro forma interest expense(g)....................                                                27,032      6,737     6,728
Ratio of EBITDA to pro forma interest
  expense(h).....................................                                                   1.4x       2.0x      2.1x
Ratio of earnings to fixed charges...............          (i)         (i)         (i)      1.1x       (i)     1.5x      1.4x

                                                                                          MARCH 31, 1996
                                                           DECEMBER 31, 1995         -------------------------
                                                       -------------------------
                                                        ACTUAL       AS ADJUSTED      ACTUAL       AS ADJUSTED
                                                                                     ---------     -----------
                                                                                            (UNAUDITED)
                                                       ---------     -----------
                                                                           (IN THOUSANDS)
BALANCE SHEET DATA (AT PERIOD END):
Working capital......................................  $ 80,977       $  93,727(j)   $ 87,974       $  99,624(j)
Total assets.........................................   383,887         397,910(k)    387,805         398,474(k)
Long-term debt (including current portion)...........   246,607         275,758(l)    250,604         278,655(l)
Shareholders' equity.................................     6,884          (1,904)(m)     9,182             712(m)

- ---------------
(a) Reclassified to conform to current year presentation.

(b) Segment operating income and Corporate expense include unusual charges in 1992, 1993 and 1995, as follows.

                                                                             1992          1993          1995
                                                                             -----         -----         ----
                                                                                      (IN MILLIONS)
        Power Transmission.................................................  $ 0.2         $ 0.2         $--
        Pumps..............................................................    0.1           0.5          --
        Instrumentation....................................................    0.1           0.9         0.9
        Morse Controls.....................................................    0.3           2.4         1.5
                                                                               ---          ----         ----
                Core Operations............................................    0.7           4.0         2.4
        Other (sold businesses)............................................   16.0           4.1          --
                                                                               ---          ----         ----
        Total segment operating income.....................................   16.7           8.1         2.4
        Corporate Expense..................................................     --           6.2         6.6
                                                                               ---          ----         ----
                                                                             $16.7         $14.3         $9.0
                                                                               ===          ====         ====

(c) The unusual charges in 1992, 1993 and 1995 are comprised of the following items:

                                                                             1992          1993          1995
                                                                             -----         -----         ----
                                                                                      (IN MILLIONS)
        Restructuring charges..............................................  $  --         $ 5.2         $4.0
        Write-down of non-operating assets to net realizable value.........     --          10.1         5.0
        Debt related financing fees........................................     --           5.0          --
        Litigation, warranty and claims settlements........................   16.7          (6.0)         --
                                                                               ---          ----         ----
                Unusual items..............................................  $16.7         $14.3         $9.0
                                                                               ===          ====         ====

(d) Interest income for 1995 and 1996 primarily represents interest earned on the deferred purchase price of the sale of the Turbomachinery business segment. Interest on the deferred purchase price will continue to be earned through 2000 (See Note 2 to the audited Consolidated Financial Statements included elsewhere in this Prospectus). Interest income in 1994 includes interest earned on proceeds from asset divestitures.
(e) Excludes amortization of deferred financing costs reflected as a component of interest expense.

(f) EBITDA consists of net income plus income taxes, interest expense, depreciation and amortization. However, EBITDA excludes (i) income (or loss) from discontinued operations, (ii) extraordinary item and (iii) cumulative accounting change. EBITDA is presented because it is a widely accepted financial indicator of a company's ability to incur and service debt and relates to debt covenants under the New Credit Agreement. EBITDA should not be considered by investors as an alternative to operating income, as an indicator of the Company's operating performance or as an alternative to cash flows as a measure of liquidity or any other measure of performance under generally accepted accounting principles ("GAAP"). See page F-4 for cash flow information related to operating, investing and financing activities.

(g) Pro forma interest expense gives effect to the Refinancing as if it had occurred on January 1, 1995 for the year ended December 31, 1995, and on January 1, 1996, in the case of the three months ended March 31, 1996. The components are as follows:

                                                                                          THREE MONTHS ENDED
                                                                      YEAR ENDED               MARCH 31,
                                                                   DECEMBER 31, 1995      1995           1996
                                                                                              AS ADJUSTED
                                                                      AS ADJUSTED             (UNAUDITED)
                                                                   -----------------     ---------------------
                                                                                 (IN THOUSANDS)
        Pro forma interest expense:
          New Credit Agreement
            Revolving Credit Facility............................       $   588          $  147         $  147
            Term Loan A Facility.................................         2,000             500            500
            Term Loan B Facility.................................         2,975             744            744
            Term Loan C Facility.................................         3,825             956            956
          11 3/4% Senior Subordinated Notes Due 2006.............        18,213           4,553          4,553
          Amortization of original issue discount on 11 3/4%
            Senior Subordinated Notes Due 2006...................           223              56             56
          Bank fees..............................................           300              75             75
          Notes payable..........................................           722             180            175
          Other..................................................           756             171            167
                                                                        -------          ------         ------
                                                                         29,602           7,382          7,373
          Amortization of deferred loan costs....................         1,218             305            305
          Roltra-Morse...........................................         3,103             550            819
                                                                        -------          ------         ------
          Gross interest expense.................................        33,923           8,237          8,497
          GAAP adjustments for discontinued operations:
            Roltra-Morse.........................................        (3,103)           (550)          (819)
            Allocation to discontinued operations................        (3,788)           (950)          (950)
                                                                        -------          ------         ------
                Pro forma interest expense.......................       $27,032          $6,737         $6,728
                                                                   =================     ======         ======


   The above calculations assume interest rates of 8.0% for the revolving credit facility and the Term Loan A Facility, 8.5% for the Term Loan B Facility and the Term Loan C Facility, and 11.75% for the Notes. Pursuant to GAAP, interest expense of approximately $3.8 million annually was allocated to discontinued operations based on the ratio of the estimated net assets of discontinued operations to the sum of the Company's shareholders' equity, if positive, and outstanding debt as of year end.

(h) The ratio of EBITDA to pro forma interest expense is computed differently than the Consolidated Coverage Ratio (as defined) contained in the Indenture. On a pro forma basis after giving effect to the Refinancing, the Consolidated Coverage Ratio would have been 1.5x.

(i) Earnings were insufficient to cover fixed charges in the amounts of $11.6 million, $39.5 million, $24.2 million and $2.6 million in 1991, 1992, 1993 and 1995, respectively.

(j) Adjusted to reflect increase in cash of $6.4 million and a reduction in accrued interest expense of $6.3 million as of December 31, 1995. Adjusted to reflect increase in cash of $2.7 million and a reduction in accrued interest expense of $8.9 million as of March 31, 1996.

(k) Adjusted to reflect increase in cash of $6.4 million and net increase in deferred financing fees of $7.6 million as of December 31, 1995. Adjusted to reflect increase in cash of $2.7 million and net increase in deferred financing fees of $7.9 million as of March 31, 1996.

(l) Adjusted to reflect new borrowings of $267.4 million, net of repayment of $18.2 million in outstanding borrowings under the Credit Agreement, dated as of August 5, 1994, as amended (the "Old Credit Agreement"), and the redemption of $220 million in aggregate principal amount of the Old Debentures as of December 31, 1995. Adjusted to reflect new borrowings of $267.4 million, net of repayment of $19.3 million in outstanding borrowings under the Old Credit Agreement, and the redemption of $220 million in aggregate principal amount of the Old Debentures as of March 31, 1996.

(m) Adjusted to reflect extraordinary charge of $8.8 million as a result of the extinguishment of debt as of December 31, 1995. Adjusted to reflect extraordinary charge of $8.5 million as a result of the extinguishment of debt as of March 31, 1996.

                                  RISK FACTORS

     Holders of the Old Notes should consider carefully all of the information set forth in this Prospectus and, in particular, should evaluate the following risks before tendering their Old Notes in the Exchange Offer, although the risk factors set forth below (other than "-- Consequences of Failure to Exchange") are generally applicable to the Old Notes as well as the New Notes.

CONSEQUENCES OF FAILURE TO EXCHANGE OLD NOTES

     Holders of Old Notes who do not exchange their Old Notes for New Notes pursuant to the Exchange Offer will continue to be subject to the provisions in the Indenture regarding transfer and exchange of the Old Notes and the restrictions on transfer of such Old Notes as set forth in the legend thereon as a consequence of the issuance of the Old Notes pursuant to exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws. In general, the Old Notes may not be offered or sold, unless registered under the Securities Act and applicable state securities laws. The Company does not currently anticipate that it will register Old Notes under the Securities Act. See "Description of the Notes -- Exchange Offer; Registration Rights". Based on interpretations by the staff of the SEC, as set forth in no-action letters issued to third parties, the Company believes that New Notes issued pursuant to the Exchange Offer in exchange for Old Notes may be offered for resale, resold or otherwise transferred by holders thereof (other than any such holder which is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such New Notes are acquired in the ordinary course or such holders' business and such holders, other than broker-dealers, have no arrangement or understanding with any person to participate in the distribution of such New Notes. However, the SEC has not considered the Exchange Offer in the context of a no-action letter and there can be no assurance that the staff of the SEC would make a similar determination with respect to the Exchange Offer as in such other circumstances. Each Holder, other than a broker-dealer, must acknowledge that it is not engaged in, and does not intend to engage in, a distribution of such New Notes and has no arrangement or understanding to participate in a distribution of New Notes. If any Holder is an affiliate of the Company or is engaged in or intends to engage in or has any arrangement or understanding with respect to the distribution of the New Notes to be acquired pursuant to the Exchange Offer, such Holder (i) may not rely on the applicable interpretations of the staff of the SEC and (ii) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. Each broker-dealer that receives New Notes for its own account in exchange for Old Notes pursuant to the Exchange Offer must acknowledge that such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities and that it will deliver a prospectus in connection with any resale of such New Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Notes received in exchange for Old Notes where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. The Company has agreed that, for a period of 180 days after the Expiration Date, it will make this Prospectus available to any broker-dealer for use in connection with any such resale. See "Plan of Distribution". In addition, to comply with the securities laws of certain jurisdictions, if applicable, the New Notes may not be offered or sold unless they have been registered or qualified for sale in such jurisdictions or an exemption from registration or qualification is available and is complied with. The Company has agreed, pursuant to the Registration Rights Agreement, subject to certain limitations specified therein, to register or qualify the New Notes for offer or sale under the securities laws of such jurisdictions as any holder reasonably requests in writing. Unless a holder so requests, the Company does not currently intend to register or qualify the sale of the New Notes in any such jurisdictions. See "The Exchange Offer".

SUBSTANTIAL LEVERAGE; ABILITY TO SERVICE DEBT

     The Company has outstanding a significant amount of indebtedness relative to its total capitalization. At March 31, 1996, after giving effect to the Refinancing, the Company's total pro forma consolidated indebtedness would have been approximately $286 million and the Company's ratio of total long-term indebtedness to total capitalization would have been 0.97 to 1.0. See "Capitalization". This substantial indebtedness will have important consequences to Holders, including the following: (a) the Company will have significant cash requirements to service debt (including substantial principal payments required under the New Credit Agreement beginning in July 1996), reducing funds available for operations and future business opportunities and increasing the Company's vulnerability to adverse general economic and industry conditions; (b) the Company may be restricted in the future from obtaining additional financing, whether for capital expenditures, working capital or other general corporate purposes; (c) the Company will be required to comply with certain financial covenants and other restrictions contained in the New Credit Agreement and the Indenture, certain of which become more restrictive with the passage of time; and (d) to the extent that the Company incurs indebtedness under the New Credit Agreement, which indebtedness will be at variable rates, the Company will be vulnerable to increases in interest rates.

     The ability of the Company to meet its debt service obligations will depend on the future operating performance and financial results of the Company, which will be subject in part to factors beyond the control of the Company. Although management believes that the Company's cash flow will be adequate to meet its interest and principal payment obligations, there can be no assurance that the Company will generate earnings in the future sufficient to cover its fixed charges. If the Company is unable to generate earnings in the future sufficient to cover its fixed charges and is unable to borrow sufficient funds under either the New Credit Agreement or from other sources, it may be required to refinance all or a portion of its existing debt (including the Notes) or to sell all or a portion of its assets. There can be no assurance that a refinancing would be possible, nor can there be any assurance as to the timing of any asset sales or the proceeds which the Company could realize therefrom. In addition, the terms of the New Credit Agreement and the Indenture restrict the Company's ability to sell assets and the Company's use of the proceeds therefrom. See "Management's Discussion and Analysis of Financial Condition and Results of
Operations -- Liquidity and Capital Resources".

     If for any reason, including a shortfall in anticipated operating results or proceeds from asset sales, the Company were unable to meet its debt service obligations, it would be in default under the terms of its indebtedness. In the event of such a default, the holders of such indebtedness could elect to declare all of such indebtedness immediately due and payable, including accrued and unpaid interest, and to terminate their commitments (if any) with respect to future funding obligations. In addition, such holders could proceed against their collateral (if any) which, in the case of certain indebtedness, consists of the common stock of certain subsidiaries of the Company. Any default with respect to any of the Company's indebtedness could result in a default under other indebtedness or result in a bankruptcy of the Company. Such defaults could and any bankruptcy of the Company would result in a default under the Indenture and could delay or preclude payment of principal of, or interest on, the Notes. See "-- Ranking of the Notes".

OPERATING LOSSES

     For the years ended December 31, 1992 and 1993, the Company suffered losses from continuing operations of approximately $25 million and $38 million, respectively. The Company had income from continuing operations of approximately $.2 million and $12 million (which included a $17 million benefit from a tax valuation allowance adjustment) for the years ended December 31, 1994 and 1995, respectively. In addition, in 1995, the Company did not generate sufficient earnings to meet its interest and principal payments. There can be no assurance that the Company will not experience losses in the future or be able to generate earnings in the future sufficient to meet its interest and principal payments. See "-- Substantial Leverage; Ability to Service Debt" and "Management's Discussion and Analysis of Financial Condition and Results of Operations".

RANKING OF THE NOTES

     The indebtedness evidenced by the Notes will constitute general unsecured obligations of the Company, but the payment of the principal of and premium (if any) and interest on the Notes will be subordinate in right of payment, as set forth in the Indenture, to the prior payment in full of all Specified Senior Indebtedness. Specified Senior Indebtedness is defined under "Description of the Notes -- Certain Definitions", but generally includes only indebtedness under the New Credit Agreement, refinancings thereof and certain additional borrowings tied to the amount of the Company's then existing account receivables and inventory. The principal amount of Specified Senior Indebtedness will be limited initially to $175 million, will decrease if and when principal payments are made under the term loan provisions of the New Credit Agreement and may increase to the extent the borrowing base of the Company and its subsidiaries exceeds $70 million. The Notes will in all respects rank pari passu in right of payment with all existing and future Senior Indebtedness (as defined) of the Company (other than Specified Senior Indebtedness) and will be senior in right of payment to all subordinated indebtedness of the Company issued after the Offering.

     As of March 31, 1996, after giving pro forma effect to the Refinancing, the Company's Specified Senior Indebtedness would have been approximately $112.4 million, the Company would have been able to incur an additional $62.6 million of Specified Senior Indebtedness and the Company's total Senior Indebtedness (including the Notes) would have been approximately $267.4 million. Although the Indenture contains limitations on the amount of additional indebtedness that the Company may incur, the amount of such indebtedness could be substantial under certain circumstances and, in certain cases, such indebtedness may be secured. See "Description of the Notes -- Certain Covenants -- Limitation on Indebtedness" and "-- Limitation on Indebtedness and Preferred Stock of Restricted Subsidiaries".

     A portion of the operations of the Company are conducted through its subsidiaries. Claims of creditors of any subsidiaries, including trade creditors, secured creditors and creditors holding indebtedness and guarantees issued by such subsidiaries, and claims of preferred stockholders (if any) of such subsidiaries generally will have priority with respect to the assets and earnings of such subsidiaries over the claims of creditors of the Company, including holders of the Notes, even if such obligations do not constitute Specified Senior Indebtedness. In addition, the Specified Subsidiaries have guaranteed all of the obligations of the Company under the New Credit Agreement, which guarantees are secured by substantially all of the assets of the Specified Subsidiaries. In certain limited circumstances, the Notes may be guaranteed by certain future subsidiaries of the Company. Any such guarantees, however, will be subordinate in right of payment to any Specified Senior Indebtedness of such subsidiaries. See "Description of the Notes -- Certain Covenants -- Future Guarantors". At December 31, 1995, and after giving effect to the Refinancing, the total liabilities of the Company's subsidiaries (other than guarantees by the Specified Subsidiaries of obligations under the New Credit Agreement) would have been approximately $116 million, including trade payables. Although the Indenture limits the incurrence of indebtedness and the issuance of preferred stock of certain subsidiaries, such limitation is subject to a number of significant qualifications. Moreover, the Indenture does not impose any limitation on the incurrence by subsidiaries of liabilities that are not considered indebtedness under the Indenture. See "Description of the Notes -- Certain Covenants -- Limitation on Indebtedness and Preferred Stock of Subsidiaries".

     In the event of the bankruptcy, liquidation or reorganization of the Company, the assets of the Company will be available to pay the Notes only after all Specified Senior Indebtedness has been paid in full. Sufficient funds may not exist to pay amounts due on the Notes in such event. In addition, the subordination provisions of the Indenture provide that no payment may be made with respect to the Notes during the continuance of a payment default under any Specified Senior Indebtedness. Furthermore, if certain non-payment defaults exist with respect to Specified Senior Indebtedness, the holders of such Specified Senior Indebtedness will be able to prevent payments on the Notes for certain periods of time. See "Description of the Notes -- Ranking".

RESTRICTIONS IMPOSED BY INDEBTEDNESS

     The terms of the Indenture and the New Credit Agreement contain a number of significant covenants that, among other things, restrict the ability of the Company to dispose of assets or merge, incur debt, pay dividends, repurchase or redeem capital stock and indebtedness, create liens, make capital expenditures and make certain investments or acquisitions, and will otherwise restrict corporate activities. In addition, the New Credit Agreement contains, among other covenants, requirements that the Company comply with specified financial ratios and tests, including a minimum net worth requirement and ratios regarding the level of indebtedness to earnings, interest coverage and fixed charges. The ability of the Company to comply with such provisions may be affected by events beyond the Company's control. The breach of any of these covenants would result in a default under the New Credit Agreement. In the event of any such default, depending on the actions taken by the lenders party to the New Credit Agreement (the "Lenders"), the Lenders could elect to declare all amounts borrowed under the New Credit Agreement, together with accrued interest and other fees, to be due and payable, require the Company to apply all the available cash of the Company to repay such borrowings and collateralize letters of credit issued under the New Credit Agreement (in which event cash would not be available to the Company for other purposes) and prevent the Company from making debt service payments on the Notes. If the Company were unable to repay any such borrowings when due, the Lenders could proceed against their collateral, which consists of substantially all of the assets of the Company. If the indebtedness under the New Credit Agreement were to be accelerated, there can be no assurance that the assets of the Company would be sufficient to repay all indebtedness of the Company in full. See "Description of the Notes" and "Description of New Credit Agreement".

LIMITATION ON CHANGE OF CONTROL

     The Indenture requires the Company, in the event of a Change of Control, to make an offer to purchase all outstanding Notes at a price equal to 101% of the principal amount thereof, plus accrued interest to the date of repurchase. The New Credit Agreement generally prohibits the Company from repurchasing any Notes other than pursuant to the Exchange Offer. The New Credit Agreement also provides that certain change of control events with respect to the Company would constitute a default thereunder. Any future credit agreements or other agreements relating to indebtedness to which the Company becomes a party may contain similar restrictions and provisions. In the event that a Change of Control occurs at a time when the Company is prohibited from repurchasing Notes, the Company could seek the consent of its lenders to the repurchase of Notes or could attempt to refinance the borrowings that contain such prohibitions. If the Company does not obtain such a consent or repay such borrowings, the Company will remain prohibited from repurchasing Notes. The Company's failure to repurchase tendered Notes at a time when such repurchase is required by the Indenture would constitute an event of default thereunder which, in turn, would constitute a default under the New Credit Agreement. In such circumstances, the subordination provisions in the Indenture would likely restrict payments to the holders of Notes. Finally, there can be no assurance that the Company will have the financial resources necessary to repurchase the Notes upon a Change of Control. See "Description of New Credit Agreement" and "Description of the
Notes -- Change of Control".

COMPETITION

     Most of the markets in which the Company operates are highly competitive. The Company believes that design features, product quality, customer service and price are the principal factors considered by customers in each of the Company's business segments. Some of the Company's competitors have greater financial resources, lower costs, superior technology or more favorable operating conditions than the Company. There can be no assurance that the Company will be able to compete successfully with its existing or any new competitors or that competitive pressures faced by the Company will not materially and adversely affect its business, operating results or financial condition.

LEGAL PROCEEDINGS

     LILCO Litigation. In August 1985, the Company was named as defendant in a lawsuit filed in the U.S. District Court, Southern District of New York, by Long Island Lighting Company ("LILCO") following the severing of a crankshaft in a diesel generator sold to LILCO by the Company. LILCO's complaint contained 11 counts, including counts for breach of warranty, negligence and fraud, and sought approximately $250 million in damages. In various decisions from 1986 through 1990, ten of the original 11 counts and various additional amended counts were dismissed with only the original breach of warranty count remaining. Thereafter, the trial court entered a judgment against the Company in the amount of $18.3 million. In September 1993, the Second Circuit Court of Appeals affirmed the judgment, and in October 1993, the judgment was satisfied by payment to LILCO of approximately $19.3 million (which amount included approximately $1.0 million of post-judgment interest) by International Insurance Company ("International") and Granite State Insurance Co. ("Granite State"), two of the Company's insurers.

     In January 1993, the Company was served with a complaint in a case brought in the U.S. District Court for the Northern District of California by International alleging that, among other things, because International's policies did not cover the matters in question in the LILCO case, it was entitled to recover $10 million in defense costs previously paid in connection with such case and $1.2 million of the judgment which was paid on behalf of the Company. In June 1995, the Court entered a judgment in favor of International, awarding it $11.2 million, plus interest from March 1995 (the "International Judgment"). The International Judgment, however, was not supported by an order and, in July 1995, the Court vacated the International Judgment as being premature because certain outstanding issues of recoverability of the $10 million in defense costs had not been finally determined. The Company is awaiting a final decision. If the International Judgment is reinstated, the Company intends to appeal. If the ultimate outcome of this matter is unfavorable, the Company will record a charge for the judgment amount plus accrued interest.

     In June 1992, the Company filed an action subsequently transferred to the U.S. District Court, Southern District of New York, that is currently pending against Granite State in an attempt to collect amounts for defense costs paid to counsel retained by the Company in defense of the LILCO litigation. After having reimbursed the Company for $1.7 million in defense costs, Granite State refused to reimburse the Company for approximately $8.5 million in additional defense costs paid by the Company, alleging that, among other things, defense costs above reasonable levels were expended in defending the LILCO litigation. Granite State subsequently paid approximately $18 million of the judgment rendered against the Company, thereby exhausting its $20 million policy. The Company claims that Granite State's refusal to pay the $8.5 million in additional defense costs was in bad faith and the Company is entitled to its cost of money and other damages. In a counterclaim, Granite State is seeking reimbursement of all or part of the $1.7 million in defense costs previously paid by it and has indicated that it may seek additional damages beyond the reimbursement of defense costs, including recoupment of approximately $4.0 million of the amount awarded by the jury in the LILCO litigation (which $4.0 million represents amounts previously paid by LILCO to the Company for generator repairs and which Granite State had repaid on behalf of the Company). The Company and Granite State have reached an agreement in principle which will result in the dismissal of all claims and counter-claims and the elimination of all issues concerning the $20 million payment previously made on behalf of the Company under the terms of the Granite State policy. This agreement preserves the Company's ability to seek reimbursement of the $8.5 million of defense costs from persons other than Granite State.

     Other Litigation. The Company and one of its subsidiaries are two of a large number of defendants in a number of lawsuits brought in various jurisdictions by approximately 19,000 claimants who allege injury caused by exposure to asbestos. Although neither the Company nor any of its subsidiaries has ever been a producer or direct supplier of asbestos, it is alleged that the industrial and marine products sold by the Company and the subsidiary named in such complaints contained components which contained asbestos. Suits against the Company and its subsidiary have been tendered to their insurers who are defending under their stated reservation of rights. On May 10, 1996, the Company learned that the U.S. District Court for the Eastern District of Pennsylvania entered an Order which "administratively dismissed" without prejudice approximately 18,000 maritime asbestos injury cases, including approximately 13,000 cases involving claims against the Company and a number of other defendants. Cases that have been "administratively dismissed" may be reinstated only upon a showing to the Court that (i) there is satisfactory evidence of an asbestos-related injury and (ii) there is probative evidence that the plaintiff was exposed to products or equipment supplied by each individual defendant in the case. Should settlements for these claims be reached at levels comparable to those reached by the Company in the past, they would not be expected to have a material effect on the Company.


     The Company is also a party to several other legal proceedings, including environmental remediation actions under the Comprehensive Environmental Response Compensation and Liability Act ("CERCLA"). See "Business -- Legal Proceedings".


     Although the Company believes that it will prevail, has adequate insurance coverage or has established appropriate reserves to cover potential liabilities in each of its legal proceedings identified above, the ultimate outcome of any of these matters, including whether the International Judgment will be reinstated, is indeterminable at this time. See Note 14 to the audited Consolidated Financial Statements of the Company included elsewhere in this Prospectus.

LACK OF PUBLIC MARKET FOR THE NOTES

     The New Notes are being offered to the Holders of the Old Notes. The Old Notes were issued on April 29, 1996 to institutional investors and are eligible for trading in the Private Offerings, Resale and Trading through Automated Linkages (PORTAL) Market, the National Association of Securities Dealers' screenbased, automated market for trading of securities eligible for resale under Rule 144A under the Securities Act. To the extent that Old Notes are tendered and accepted in the Exchange Offer, the trading market for the remaining untendered Old Notes could be adversely affected. There is no existing trading market for the New Notes, and there can be no assurance regarding the future development of a market for the New Notes, or the ability of Holders of the New Notes to sell their New Notes or the price at which such

Holders may be able to sell their New Notes. If such a market were to develop, the New Notes could trade at prices that may be higher or lower than their principal amount or purchase price, depending on many factors, including prevailing interest rates, the Company's operating results and the market for similar securities. Each Initial Purchaser has advised the Company that it currently intends to make a market in the New Notes. The Initial Purchasers are not obligated to do so, however, and any market-making with respect to the New Notes may be discontinued at any time without notice. Therefore, there can be no assurance as to the liquidity of any trading market for the New Notes or that an active public market for the New Notes will develop. The Company does not intend to apply for listing or quotation of the New Notes on any securities exchange or stock market.

     Historically, the market for noninvestment grade debt has been subject to disruptions that have caused substantial volatility in the prices of such securities. There can be no assurance that the market for the New Notes will not be subject to similar disruptions. Any such disruptions may have an adverse effect on Holders of the New Notes.

                                 CAPITALIZATION

     The following table sets forth the capitalization of the Company at March 31, 1996, and as adjusted to give pro forma effect to the Refinancing. This table should be read in conjunction with the audited Consolidated Financial Statements of the Company included elsewhere in this Prospectus.

                                                                           AT MARCH 31, 1996
                                                                        ------------------------
                                                                         ACTUAL      AS ADJUSTED
                                                                        --------     -----------
                                                                              (UNAUDITED)
Short-term debt:
  Notes payable.......................................................  $  7,171      $   7,171
  Current portion of long-term debt...................................     1,401          1,401
                                                                        --------       --------
          Total short-term debt.......................................  $  8,572      $   8,572
                                                                        ========       ========
Long-term debt, excluding current maturities:
  Old Credit Agreement................................................  $ 19,300      $      --
  New Credit Agreement(a).............................................        --        112,351
  Debentures..........................................................   220,000             --
  11 3/4% Senior Subordinated Notes Due 2006..........................        --        155,000
  Other bank indebtedness.............................................     9,903          9,903
                                                                        --------       --------
          Total long-term debt, excluding current maturities..........  $249,203      $ 277,254
                                                                        ========       ========
Shareholders' Equity:
  Common stock........................................................  $ 18,758      $  18,758
  Additional paid-in capital..........................................    80,284         80,284
  Retained earnings (deficit).........................................   (73,888)       (82,358)
  Cumulative foreign currency translation adjustments.................     3,849          3,849
  Minimum pension liability adjustment................................    (1,801)        (1,801)
  Treasury stock at cost..............................................   (18,020)       (18,020)
                                                                        --------       --------
          Total shareholders' equity (deficit)........................     9,182            712
                                                                        --------       --------
          Total capitalization........................................  $266,957      $ 286,538
                                                                        ========       ========

- ---------------
(a) As of March 31, 1996, on a pro forma basis after giving effect to the Refinancing, the Company would have had the ability to borrow up to an additional $62.6 million pursuant to the revolving credit facility contained in the New Credit Agreement.

                SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

     The following table sets forth certain selected historical consolidated financial data for the Company for each of the periods in the five year period ended December 31, 1995 and the three month periods ended March 31, 1996 and 1995. The selected historical consolidated financial data for each of the five years ended December 31, 1995 are derived from the audited Consolidated Financial Statements of the Company. The accompanying unaudited consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information. In the opinion of management, all adjustments (consisting only of normal recurring accruals) considered necessary for a fair presentation have been included. This table should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the audited Consolidated Financial Statements of the Company included elsewhere in this Prospectus. The results of any interim period are not necessarily indicative of the results to be expected for the year.

                                                                                                   THREE MONTHS ENDED
                                                                                                        MARCH 31,
                                                        YEAR ENDED DECEMBER 31,                    -------------------
                                       ---------------------------------------------------------
                                        1991(A)     1992(A)     1993(A)     1994(A)      1995      1995(A)      1996
                                                                                                   --------   --------
                                                                                                       (UNAUDITED)
                                       ---------   ---------   ---------   ---------   ---------   -------------------
                                                            (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
Net sales:
  Power Transmission.................  $  88,255   $  86,901   $  85,906   $  93,308   $  95,075   $ 26,115   $ 23,697
  Pumps..............................    101,929      98,325      91,556      90,428      94,375     22,062     26,346
  Instrumentation....................     80,125      80,110      72,434      72,226      76,113     18,479     19,350
  Morse Controls.....................     78,816      85,724      90,876     100,075     107,664     29,228     30,019
                                        --------    --------    --------    --------    --------   --------   --------
        Core operations..............    349,125     351,060     340,772     356,037     373,227     95,884     99,412
  Other (sold businesses)............    128,913     111,858      75,754       4,748          --         --         --
                                        --------    --------    --------    --------    --------   --------   --------
        Total sales..................    478,038     462,918     416,526     360,785     373,227     95,884     99,412
Segment operating income(b)(c):
  Power Transmission.................      1,031         574       2,338       8,905      11,348      3,608      2,766
  Pumps..............................     10,376       8,371      10,357      10,447       9,884      2,424      3,466
  Instrumentation....................     11,295       9,318       7,951       9,791       6,746      1,718      2,145
  Morse Controls.....................        119      (2,077)        457       5,743       5,292      2,550      2,733
                                        --------    --------    --------    --------    --------   --------   --------
        Core operations..............     22,821      16,186      21,103      34,886      33,270     10,300     11,110
  Other (sold businesses)............     12,007      (8,739)        886        (216)         --         --         --
                                        --------    --------    --------    --------    --------   --------   --------
        Total segment operating
          income.....................     34,828       7,447      21,989      34,670      33,270     10,300     11,110
Corporate expense and equity
  income(b)(c).......................     (8,856)     (9,005)    (13,638)     (5,120)    (12,152)    (1,067)    (1,206)
Interest income(d)...................      1,445         583         511       1,592       1,980        805        397
Interest expense.....................    (38,390)    (38,186)    (33,341)    (29,168)    (25,860)    (6,571)    (6,970)
Tax (expense) benefit................      4,103      14,315     (13,450)     (1,790)     14,791       (881)      (627)
                                        --------    --------    --------    --------    --------   --------   --------
Income (loss) from continuing
  operations before extraordinary
  item and cumulative accounting
  change.............................     (6,870)    (24,846)    (37,929)        184      12,029      2,586      2,704
Extraordinary item...................         --          --     (18,095)     (5,299)     (4,444)    (4,140)        --
Cumulative accounting change.........         --     (27,590)         --          --          --         --         --
Total income (loss) from discontinued
  operations.........................     18,281     (30,154)   (214,542)      9,046      22,125     40,577         --
                                        --------    --------    --------    --------    --------   --------   --------
Net income (loss)....................  $  11,411   $ (82,590)  $(270,566)  $   3,931   $  29,710   $ 39,023   $  2,704
                                        ========    ========    ========    ========    ========   ========   ========
STOCK DATA:
  Weighted average common shares
    outstanding......................   16,811.3    16,869.4    16,890.5    16,926.1    17,048.6   17,014.8   17,084.7
  Common shares outstanding at end of
    period...........................   16,867.2    16,881.3    16,911.3    17,007.6    17,083.6   17,025.2   17,085.2
  Income from continuing operations
    before extraordinary item per
    common share.....................      (0.41)      (1.47)      (2.25)       0.01        0.71       0.15       0.16
  Cash dividends per share...........       0.50       0.375          --          --          --         --         --
  Book value per share...............       19.7        14.2        (2.0)       (1.5)        0.4        0.8        0.5

                                                                                                   THREE MONTHS ENDED
                                                                                                        MARCH 31,
                                                                                                   1995(A)      1996
                                                        YEAR ENDED DECEMBER 31,
                                        1991(A)     1992(A)     1993(A)     1994(A)      1995
                                                                                                       (UNAUDITED)
                                       --------    --------    --------    --------    --------         --------
                                                            (IN THOUSANDS, EXCEPT PER SHARE DATA)
OTHER DATA:
Net sales (core operations):
  Sales to non-U.S. government
    customers........................  $ 299,934   $ 309,749   $ 299,077   $ 322,241   $ 348,005
    Percent growth (decline).........                    3.3%       (3.4)%       7.7%        8.0%
  Sales to U.S. government
    customers........................     49,191      41,311      41,695      33,796      25,222
    Percent growth (decline).........                  (16.0)%      0.9%       (18.9)%     (25.4)%
                                        --------    --------    --------    --------    --------
        Total net sales -- core
          operations.................    349,125     351,060     340,772     356,037     373,227
Depreciation and
  Amortization(e)....................     18,469      18,573      17,536      15,190      14,144      3,731      3,517
Capital expenditures.................     11,341      10,037       6,343       6,025      14,600      6,515      1,108
EBITDA(f)............................     45,886      17,598      26,398      46,332      37,242     13,769     13,818
Ratio of EBITDA to interest
  expense............................        1.2x         .5x         .8x        1.6x        1.4x       2.1x       2.0x
Pro forma interest expense(g)........                                                     27,032      6,737      6,728
Ratio of EBITDA to pro forma interest
  expense(h).........................                                                        1.4x       2.0x       2.1x
Ratio of earnings to fixed charges...           (i)          (i)          (i)       1.1x          (i)      1.5x      1.4x

                                                      DECEMBER 31, 1995
                                                    ---------------------
                                                                    AS           MARCH 31, 1996
                                                     ACTUAL      ADJUSTED     ---------------------
                                                                                              AS
                                                                               ACTUAL      ADJUSTED
                                                                              --------     --------
                                                                                   (UNAUDITED)
                                                    --------     --------     ---------------------
                                                                    (IN THOUSANDS)
BALANCE SHEET DATA (AT PERIOD END):
Working capital...................................  $ 80,977     $ 93,727(j)  $ 87,974     $ 99,624(j)
Total assets......................................   383,887      397,910(k)   387,805      398,474(k)
Long-term debt (including current portion)........   246,607      275,758(l)   250,604      278,655(l)
Shareholders' equity..............................     6,884       (1,904)(m)    9,182          712(m)

- ---------------
(a) Reclassified to conform to current year presentation.
(b) Segment operating income and Corporate expense include unusual charges in 1992, 1993 and 1995, as follows:

                                                                                 1992          1993          1995
                                                                                 -----         -----         ----
                                                                                          (IN MILLIONS)
        Power Transmission.....................................................  $ 0.2         $ 0.2          --
        Pumps..................................................................    0.1           0.5          --
        Instrumentation........................................................    0.1           0.9         0.9
        Morse Controls.........................................................    0.3           2.4         1.5
                                                                                   ---          ----         ----
                Core operations................................................    0.7           4.0         2.4
        Other (sold businesses)................................................   16.0           4.1          --
                                                                                   ---          ----         ----
            Total segment operating income.....................................   16.7           8.1         2.4
        Corporate Expense......................................................     --           6.2         6.6
                                                                                   ---          ----         ----
                                                                                 $16.7         $14.3         $9.0
                                                                                   ===          ====         ====

(c) The unusual charges in 1992, 1993 and 1995 are comprised of the following items:

                                                                                 1992          1993          1995
                                                                                 -----         -----         ----
                                                                                          (IN MILLIONS)
        Restructuring charges..................................................  $  --         $ 5.2         $4.0
        Write-down of non-operating assets to net realizable value.............     --          10.1         5.0
        Debt related financing fees............................................     --           5.0          --
        Litigation, warranty and claims settlements............................   16.7          (6.0)         --
                                                                                   ---          ----         ----
                Unusual items..................................................  $16.7         $14.3         $9.0
                                                                                   ===          ====         ====

(d) Interest income for 1995 and 1996 primarily represents interest earned on the deferred purchase price of the sale of the Turbomachinery business segment. Interest on the deferred purchase price will continue to be earned through 2000 (See Note 2 to the audited Consolidated Financial Statements included elsewhere in this Prospectus). Interest income in 1994 represents interest earned on proceeds from asset divestitures.
(e) Excludes amortization of deferred financing costs reflected as a component of interest expense.

(f) EBITDA consists of net income plus income taxes, interest expense, depreciation and amortization. However, EBITDA excludes (i) income (or loss) from discontinued operations, (ii) extraordinary item and (iii) cumulative accounting change. EBITDA is presented because it is a widely accepted financial indicator of a company's ability to incur and service debt and relates to debt covenants under the New Credit Agreement. EBITDA should not be considered by investors as an alternative to operating income, as an indicator of the Company's operating performance or as an alternative to cash flows as a measure of liquidity or any other measure of performance under GAAP. See page F-4 for cash flow information related to operating, investing and financing activities.

(g) Pro forma interest expense gives effect to the Refinancing as if it had occurred on January 1, 1995 for the year ended December 31, 1995, and on January 1, 1996, in the case of the three months ended March 31, 1996. The components are as follows:

                                                                                          THREE MONTHS ENDED
                                                                      YEAR ENDED               MARCH 31,
                                                                   DECEMBER 31, 1995      1995           1996
                                                                                         ------         ------
                                                                                              AS ADJUSTED
                                                                      AS ADJUSTED             (UNAUDITED)
                                                                   -----------------     ---------------------
                                                                                 (IN THOUSANDS)
        Pro forma interest expense:
          New Credit Agreement
            Revolving Credit Facility............................       $   588          $  147         $  147
            Term Loan A Facility.................................         2,000             500            500
            Term Loan B Facility.................................         2,975             744            744
            Term Loan C Facility.................................         3,825             956            956
          11 3/4% Senior Subordinated Notes Due 2006.............        18,213           4,553          4,553
          Amortization of original issue discount on 11 3/4%
            Senior Subordinated Notes Due 2006...................           223              56             56
          Bank fees..............................................           300              75             75
          Notes payable..........................................           722             180            175
          Other..................................................           756             171            167
                                                                        -------          ------         ------
                                                                         29,602           7,382          7,373
          Amortization of deferred financing costs...............         1,218             305            305
          Roltra-Morse...........................................         3,103             550            819
                                                                        -------          ------         ------
          Gross interest expense.................................        33,923           8,237          8,497
          GAAP adjustments for discontinued operations:
          Roltra-Morse...........................................        (3,103)           (550)          (819)
          Allocation to discontinued operations..................        (3,788)           (950)          (950)
                                                                        -------          ------         ------
                Pro forma interest expense.......................       $27,032          $6,737         $6,728
                                                                   =================     ======         ======

    The above calculations assume interest rates of 8.0% for the revolving credit facility and the Term Loan A Facility, 8.5% for the Term Loan B Facility and the Term Loan C Facility, and 11.75% for the Notes. Pursuant to GAAP, interest expense of approximately $3.8 million annually was allocated to discontinued operations based on the ratio of the estimated net assets of discontinued operations to the sum of the Company's shareholders' equity, if positive, and outstanding debt as of year end.
(h) The ratio of EBITDA to pro forma interest expense is computed differently than the Consolidated Coverage Ratio contained in the Indenture. On a pro forma basis after giving effect to the Refinancing, the Consolidated Coverage Ratio would have been 1.5x.
(i) Earnings were insufficient to cover fixed charges in the amounts of $11.6 million, $39.5 million, $24.2 million and $2.6 million in 1991, 1992, 1993 and 1995, respectively.
(j) Adjusted to reflect increase in cash of $6.4 million and a reduction in accrued interest expense of $6.3 million as of December 31, 1995. Adjusted to reflect increase in cash of $2.7 million and a reduction in accrued interest expense of $8.9 million as of March 31, 1996.
(k) Adjusted to reflect increase in cash of $6.4 million and net increase in deferred financing fees of $7.6 million as of December 31, 1995. Adjusted to reflect increase in cash of $2.7 million and net increase in deferred financing fees of $7.9 million as of March 31, 1996.
(l) Adjusted to reflect new borrowings of $267.4 million, net of repayment of $18.2 million in outstanding borrowings under the Old Credit Agreement and the redemption of $220 million in aggregate principal amount of the Old Debentures as of December 31, 1995. Adjusted to reflect new borrowings of $267.4 million, net of repayment of $19.3 million in outstanding borrowings under the Old Credit Agreement and the redemption of $220 million in aggregate principal amount of the Old Debentures as of March 31, 1996.
(m) Adjusted to reflect extraordinary charge of $8.8 million as a result of the extinguishment of debt as of December 31, 1995. Adjusted to reflect extraordinary charge of $8.5 million as a result of the extinguishment of debt as of March 31, 1996.

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

     The following discussion and analysis of the Company's consolidated results of operations and financial condition should be read in conjunction with the audited Consolidated Financial Statements included elsewhere in this Prospectus.

OVERVIEW

     In October 1992, the Company determined that it needed to delever its balance sheet through the sale of certain businesses and the application of the proceeds from the divestitures to reduce debt. Pursuant to this decision, the Company divested its Heim Bearings, Aerospace, Barksdale Controls and CEC Instruments businesses. See "-- Liquidity and Capital Resources". In 1993, management, under Donald K. Farrar, who became Chief Executive Officer in September 1993, initiated a strategy to reposition the Company to focus on its less capital intensive businesses that exhibited strong brand name recognition, a broad customer base and market leadership with less dependence on U.S. Government sales. In connection with this strategy, the Company divested its Turbomachinery and most of its Electro-Optical Systems businesses. This repositioning will be completed upon the sale of the Roltra-Morse business, the remaining portion of the Electro-Optical Systems business and certain non-operating real estate. See "-- Remaining Asset Sales". The Company's continuing businesses are now grouped into four core business segments for management and segment reporting purposes: Power Transmission, Pumps, Instrumentation and Morse Controls. Previously, the Power Transmission, Pumps and the Instrumentation business segments were all included in a single business segment and the Morse Controls business segment included the Roltra-Morse business.

  1995 Asset Sales

     Electro-Optical Systems. In January 1994, the Company announced a plan to sell its Electro-Optical Systems business. On January 3, 1995, the Company completed the sale of the Analytical Instruments division of its wholly owned subsidiary, Baird Corporation ("Baird"), for $12.3 million in cash, the proceeds of which were used to reduce outstanding amounts under the Old Credit Agreement.

     On June 2, 1995, the Company completed the sale of the Optical Systems and Ni-Tec divisions of its wholly owned subsidiary, Varo, Inc. ("Varo"), and the Optical Systems division of Baird for $50 million in cash, the proceeds of which were used to redeem $40 million in aggregate principal amount of the 12.25% Debentures and to reduce outstanding amounts under the Old Credit Agreement. In the second half of 1995, the Company recorded provisions totaling $13.3 million related to the Electro-Optical Systems business, $6.8 million of which was recorded in the third quarter related to the resolution of contingencies associated with such divisions' sales, and $6.5 million of which was recorded in the fourth quarter related primarily to write-downs of remaining non-operating real estate to estimated fair market value.

     Turbomachinery. On January 17, 1995, the Company completed the sale of its Delaval Turbine and TurboCare divisions, which comprised substantially all of the Company's former Turbomachinery business segment, and its 50% interest in Delaval-Stork, a Dutch joint venture. The final adjusted purchase price was $119 million, of which the Company received $109 million in cash at closing, with the balance earning interest until it is received at specified future contract dates, subject to adjustment as provided in the agreement. It is management's expectation that there will be no further adjustment to the purchase price. The proceeds from this sale were used to repay in full term and bridge loans outstanding under the Old Credit Agreement and to redeem $40 million in aggregate principal amount of the 12.25% Debentures. In the fourth quarter of 1995, the Company recorded a provision of $4.6 million related primarily to the resolution of contingencies associated with this sale. The fourth quarter provision partially offset the after-tax gain of $39.6 million recorded in the first quarter of 1995, bringing the net gain on these sales to $35.0 million.

  Remaining Asset Sales

     The remaining operation of the Company's Electro-Optical Systems business, which is Varo's Electronic Systems division, continues to be marketed to interested parties. The Company expects to complete the sale of this business in 1996 and plans to use the proceeds to reduce debt.

     In February 1996, the Company announced its intention to sell its Roltra-Morse business. The Company expects to complete the sale of this business in 1996 for proceeds in excess of net book value and plans to use the proceeds to reduce debt.

     Other non-operating real estate, representing less than 10% of the original value of assets announced to be sold in October 1992, remain for sale. Results for the fourth quarter of 1995 include an unusual charge of $5.0 million related to the write-down of this non-operating real estate to its net realizable value.

  Cost Reduction Programs

     In the fourth quarter of 1995, the Company recorded a charge to continuing operations of $4.0 million, including severance and other expenses related to a Company-wide program to reduce general and administrative costs. This program includes a reduction of 65 employees, or 2% of the total number of Company employees, including a reduction of the corporate headquarters staff by 20%. This program is expected to reduce general and administrative expenses by approximately $2.9 million in 1996, $4.0 million in 1997 and $5.0 million annually thereafter. The required cash outlay related to this program was $.4 million in 1995, and the expected cash requirements during 1996 are $3.2 million. The remainder of the charges represents non-cash charges.

     In 1993, the Company recorded a charge to continuing operations of $5.2 million for a cost reduction program which benefited 1994 and 1995 operating results. Following Mr. Farrar's joining as Chief Executive Officer, the Company implemented cost-cutting measures at its core operations to reduce its expense structure and to eliminate duplicative functions. In addition, in connection with this 1993 cost reduction program, the Company consolidated certain operations in its European Instrumentation and Morse Controls businesses and revised operating processes and reduced employment levels at its Pumps segment and other operations. The number of Company employees in core operations declined by 205, or 7%, between mid-1993 and mid-1994. These organizational restructuring measures have been providing net cash benefits, compared to 1993 levels, which approximated $4.5 million and $1.5 million for continuing operations in 1995 and 1994, respectively, and are expected to approximate $5.5 million annually thereafter, based largely on reduced employment costs.

RESULTS OF OPERATIONS

     The Electro-Optical, Turbomachinery and Roltra-Morse businesses are accounted for as discontinued operations. Accordingly, their operating results have been segregated and reported as Discontinued Operations in the audited Consolidated Financial Statements included elsewhere in this Prospectus. Prior year financial results have been reclassified to conform to current year presentation.

  Three Months Ended March 31, 1996 Compared to Three Months Ended March 31,
1995

     Sales. Net sales from continuing operations for the three months ended March 31, 1996 were $99.4 million, a 3.7% increase compared with $95.9 million in the 1995 period. The Pumps segment experienced a significant increase in net sales compared to the prior year, due principally to delays in deliveries to the U.S. Navy in the 1995 period. The Instrumentation and Morse Controls segments also experienced increased sales levels as compared with the prior year. These increases were partially offset by a decrease in Power Transmission net sales in the first quarter of 1996 compared with an exceptionally strong 1995 first quarter. See "Segment Operating Results" below.

     Gross Profit. The gross profit in the first quarter of 1996 remained relatively constant at 32.1% of sales compared with 32.2% in 1995. See "Segment Operating Results" below.

     Selling, General and Administrative Expenses. Selling, general and administrative expenses decreased as a percent of sales, to 20.6% in the first quarter of 1996 compared with 21.4% in the prior year, as the 1996 period benefited from cost savings attributable to the Company-wide cost reduction program adopted in the fourth quarter of 1995. Research and development expenditures were 1.3% and 1.4% of net sales for the three months ended March 31, 1996 and 1995, respectively.

     Interest Expense. Average borrowings in the 1996 first quarter were approximately $70 million lower than in the comparable 1995 period. As a result, total interest expense (before allocation to discontinued operations) of $8.7 million for the three months ended March 31, 1996 was $1.5 million, or 15%, less than same period in 1995. Interest expense for continuing operations excludes interest expense incurred by the discontinued operations of $0.8 million and $0.6 million for the three months ended March 31, 1996 and 1995, respectively, as well as an interest allocation to the discontinued operations. Interest allocated to discontinued operations was $1.0 million in the first quarter of 1996 and $3.1 million in the 1995 period.

                                                                       THREE MONTHS ENDED
                                                                            MARCH 31,
                                                                       -------------------
                                                                       1995          1996
                                                                       -----         -----
    Interest Expense:
         Total (Before Allocations to Discontinued Operations)......   $10.2         $ 8.7
         Continuing Operations......................................     6.6           7.0

     Provision for Income Taxes. Income tax expense for continuing operations was $.6 million and $.9 million for the three months ended March 31, 1996 and 1995, respectively. The amounts in both periods are comprised of current tax expense representing foreign and state income taxes, as the Company is utilizing existing U.S. net operating loss carryforwards on its domestic earnings. The Company has previously established valuation allowances against unrecognized prior year tax benefits in accordance with the provisions of FASB Statement No. 109, "Accounting for Income Taxes." The Company is recognizing these benefits only as reassessment demonstrates that it is more likely than not that they will be realized.

     Income from Continuing Operations. The Company had income from continuing operations of $2.7 million, or $.16 per share, for the three months ended March 31, 1996, compared with $2.6 million, or $.15 per share, for the comparable 1995 period.

     Income from Discontinued Operations. For the three months ended March 31, 1996, discontinued operations had a net loss of $.8 million. This loss has been deferred as the Company anticipates realizing a gain on the sale of Roltra-Morse. For the three months ended March 31, 1995 the Company had income from discontinued operations of $40.6 million (net of income tax expense of $5.4 million), or $2.38 per share. The income recorded in the first quarter of 1995 includes the estimated net gain of $39.6 million on the sale of the Company's former Turbomachinery business which was sold in January of 1995. In the second half of 1995, the Company recorded provisions of $17.9 million related to the resolution of contingencies associated with the Turbomachinery sale and the June 1995 Electro-Optical Systems sale which reduced the net gain on sale of discontinued operations to $21.6 million by year-end 1995. Results from operations for the discontinued operations include allocations for interest of $1.0 million and $3.1 million for the three months ended March 31, 1996 and 1995, respectively.

     Extraordinary Item. The three months ended March 31, 1995 include an extraordinary charge of $4.1 million after-tax, or $.24 per share, representing charges related to the early extinguishment of portions of its debt under the Old Credit Agreement and 12.25% senior subordinated debentures.

     Net Income. Net income in the first quarter of 1996 was $2.7 million, or $.16 per share, compared with $39.0 million, or $2.29 per share, in the 1995 first quarter. Net income (loss) per share by component for each period is summarized below:

                                                                       THREE MONTHS ENDED
                                                                            MARCH 31,
                                                                       -------------------
                                                                       1995          1996
                                                                       -----         -----
    Earnings (loss) per share:
         Continuing Operations Before Extraordinary Item............   $ .15         $ .16
         Discontinued Operations....................................    2.38            --
         Extraordinary Item.........................................    (.24)           --
                                                                       -----         -----
              Net Income............................................   $2.29         $ .16
                                                                       -----         -----

  1995 Compared to 1994

     Sales. Net sales from continuing operations in 1995 were $373.2 million, compared with $360.8 million in 1994. Sales from core operations (excluding operations sold in 1994 that were not accounted for as discontinued operations) increased 4.8% in 1995 compared with the 1994 level of $356.0 million. All sales in 1995 were from core operations. Each of the Company's four core business segments contributed to this increase. See "-- Segment Operating Results" below.

     Gross Profit. The gross profit in 1995 remained relatively constant at 30.8% of sales compared with 31.0% in 1994. See "-- Segment Operating Results" below.

     Selling, General and Administrative Expenses. Selling, general and administrative expenses increased $3.0 million, or 3.8%, in 1995 over the 1994 level. As a percent of sales, selling, general and administrative expenses remained relatively constant at 21.7% in 1995 compared with 21.6% in 1994. While the Company benefited in 1995 from a full year of savings from the 1993 cost reduction program implemented during 1994, a portion of these savings were offset by the Instrumentation segment's efforts to expand marketing of transducer products in the United States and Gems products in Europe, as well as to increase sales in the Far East markets. Research and development expenditures were 1.3% of sales in both 1995 and 1994.

     Interest Expense. Average borrowings in 1995 were approximately $120 million lower than in 1994. As a result, total interest expense (before allocation to discontinued operations) of $36.4 million in 1995 was $15.3 million, or 30%, less than in 1994. Interest expense for continuing operations excludes interest expense incurred by the discontinued operations of $3.0 million and $3.1 million in 1995 and 1994, respectively, as well as an interest allocation to the discontinued operations. Interest allocated to discontinued operations was $7.5 million in 1995 and $19.4 million in 1994.

                                                                       1994      1995
                                                                       -----     -----
                                                                        (IN MILLIONS)
        Total (before allocations to discontinued operations)........  $51.7     $36.4
        Continuing operations........................................   29.2      25.9

     Income from Continuing Operations. The Company had income from continuing operations of $12.0 million, or $.71 per share, in 1995, which included unusual charges of $9.0 million and a deferred tax benefit of $17.0 million. In 1994, income from continuing operations was $.2 million, or $.01 per share. See
"-- Other Operating Results" for a discussion regarding Unusual Items and Provision for Income Taxes.

     Income (Loss) from Discontinued Operations. The Company had income from discontinued operations of $22.1 million (net of income tax expense of $6.1 million), or $1.29 per share, in 1995 as compared to income of $9.0 million (net of income tax expense of $1.4 million), or $.53 per share, in 1994. The income recorded in 1995 includes an aggregate net gain of $21.6 million on the sale of the Company's former Turbomachinery business and substantially all of its former Electro-Optical Systems business. The Company retained certain liabilities upon the sales of the Electro-Optical Systems and Turbomachinery businesses of approximately $16.0 million and $25.0 million, respectively. In 1995, required cash outlays of the Company were $5.7 million and $14.1 million, and expected 1996 cash requirements are approximately $7.0 million and $5.5 million, related to the Electro-Optical Systems and Turbomachinery sales, respectively. Results from operations for the discontinued operations include allocations for interest of $7.5 million and $19.4 million for 1995 and 1994, respectively.

     Net Income. Net income in 1995 was $29.7 million compared with $3.9 million in 1994. Net income per share in 1995 was $1.74 compared with a net income per share of $.23 in 1994. Net income (loss) per share by component for each year is summarized below:

                                                                       1994      1995
                                                                       -----     -----
        Continuing operations before extraordinary item..............  $ .01     $ .71
        Discontinued operations......................................    .53      1.29
        Extraordinary item...........................................   (.31)     (.26)
                                                                       -----     -----
        Net income...................................................  $ .23     $1.74
                                                                       =====     =====

  1994 Compared to 1993

     Sales. Net sales from continuing operations in 1994 were $360.8 million, compared with $416.5 million in 1993. Sales from core operations (excluding operations sold in 1994 and 1993 that were not accounted for as discontinued operations) were $356.0 million in 1994 compared with $340.8 million in 1993, an increase of 4.5%. Sales in the Power Transmission and Morse Controls business segments increased 8.6% and 10.1%, respectively, in 1994 compared with 1993. Sales in the Pumps and the Instrumentation business segments in 1994 remained near 1993 levels. See "-- Segment Operating Results" below.

     Gross Profit. The gross profit margin in 1994 decreased slightly to 31.0% of sales compared with 31.8% in 1993. See "-- Segment Operating Results" below.

     Selling, General and Administrative Expenses. Selling, general and administrative expenses declined $24.9 million, or 24.2%, in 1994 from the 1993 level, with most of the decline attributable to businesses sold subsequent to June 30, 1993, the phase-out of certain postretirement benefit subsidies in 1994, and lower levels of general and administrative staff in 1994 as a result of the 1993 cost reduction plan. As a percent of sales, selling, general and administrative expenses decreased to 21.6% in 1994 compared with 24.7% in 1993. Research and development expenditures were 1.3% of sales in 1994 compared with 1.8% in 1993.

     Interest Expense. Average borrowings in 1994 were approximately $50 million lower than in 1993. As a result, total interest expense (before allocation to discontinued operations) of $51.7 million in 1994 was $5.5 million, or 10%, less than in 1993. Interest expense for continuing operations excludes interest expense incurred by discontinued operations of $3.1 million and $4.3 million in 1994 and 1993, respectively, as well as an interest allocation to discontinued operations of $19.4 million in 1994 and $19.6 million in 1993.

                                                                       1993      1994
                                                                       -----     -----
                                                                        (IN MILLIONS)
        Total (before allocations to discontinued operations)........  $57.2     $51.7
        Continuing operations........................................   33.3      29.2

     Income (Loss) from Continuing Operations. The Company had income from continuing operations of $.2 million, or $.01 per share, in 1994. In 1993, loss from continuing operations was $37.9 million, or $2.25 per share, primarily as a result of the net unusual charges of $14.3 million and a $13.5 million tax reserve provided against previously recorded future tax benefits. See "-- Other Operating Results" for discussion regarding Unusual Items and Provision for Income Taxes.

     Income (Loss) from Discontinued Operations. The Company had income from discontinued operations of $9.0 million (net of income tax expense of $1.4 million), or $.53 per share, in 1994 as compared to a net loss of $214.5 million (including income tax expense of $1.5 million), or $12.70 per share, in 1993. The loss recorded in 1993 includes an estimated loss on the disposal of the Company's Electro-Optical Systems business of $168.0 million, most of which represented a non-cash adjustment to reduce the carrying value of assets to estimated realizable value. Of the total estimated loss on disposal recorded in 1993, required cash outlays were approximately $8.4 million and $4.6 million in 1995 and 1994, respectively, the remainder of which represented non-cash charges. Results from operations for the discontinued operations include allocations for interest of $19.4 million and $19.6 million for 1994 and 1993, respectively.

     Net Income (Loss). Net income in 1994 was $3.9 million compared with a net loss of $270.6 million in 1993. Net income per share in 1994 was $.23 compared with a net loss per share of $16.02 in 1993. Net income (loss) per share by component for each of the periods is summarized below:

                                                                      1993       1994
                                                                     -------     -----
        Continuing operations before extraordinary item............  $ (2.25)    $ .01
        Discontinued operations....................................   (12.70)      .53
        Extraordinary item.........................................    (1.07)     (.31)
                                                                     -------     -------
        Net income (loss)..........................................  $(16.02)    $ .23
                                                                     =======     =======

  Other Operating Results

     Unusual Items. During the fourth quarter of 1995, the Company recognized unusual charges of $9.0 million in income from continuing operations. These charges include $4.0 million in severance benefits and other expenses related to a Company-wide program to reduce general and administrative costs ($.9 million included in the Instrumentation segment, $1.5 million included in the Morse Controls segment and $1.6 million included in Corporate Expense), and $5.0 million related to the write-down of non-operating real estate to net realizable value (included in Corporate Expense). Of the $9.0 million of unusual charges, the required cash outlay in 1995 was $.4 million and the expected cash requirements during 1996 are $3.2 million. The remainder represents non-cash charges. There were no unusual items in 1994.

     During the twelve months ended December 31, 1993, the Company recognized unusual charges of $14.3 million in loss from continuing operations. During the fourth quarter of 1993, the Company recognized charges of $20.3 million that include provisions of $5.2 million related to the restructuring and consolidation of certain of the Company's operating units ($.2 million, $.5 million, $.9 million, $2.4 million and $1.2 million, included in the Power Transmission, Pumps, Instrumentation and Morse Controls segments and Corporate Expense, respectively), $10.1 million expected net loss overall related to the Company's asset divestiture program (included in a non-core segment entitled "Other") and $5.0 million in debt-related financing fees (included in Corporate Expense). These charges are net of unusual income of $6.0 million recorded in the third quarter of 1993 as a result of a change in estimate related to legal costs associated with pending litigation (included in the Other segment). Of the $20.3 million of unusual charges, required cash outlays were approximately $1.3 million, $7.1 million, and $.2 million in 1995, 1994 and 1993, respectively, with the remainder representing non-cash charges.

     Extraordinary Items. The twelve months ended December 31, 1995 include an extraordinary charge of $4.4 million after-tax, representing charges related to the early extinguishment of portions of its debt under the Existing Credit Agreement and the 12.25% Debentures.

     The twelve months ended December 31, 1994 include an extraordinary charge of $5.3 million after-tax, representing fees and charges related to extinguishment of debt in connection with the restructuring of the Company's credit facilities in August 1994.

     The results of operations for the twelve months ended December 31, 1993 included an extraordinary item of $18.1 million, representing fees and expenses related to extinguishment of senior debt of which approximately $4.0 million required immediate cash outlays, approximately $2.0 million related to the write-off of previously deferred debt expense and approximately $12.0 million was provided as an estimate for the prepayment of its senior notes. Additionally, approximately $4.0 million of fees related to the 1993 restructuring of the Company's credit facilities were paid in 1993. This amount was being amortized until August 1994, at which time the balance was recognized as an extraordinary charge in connection with the extinguishment of the restructured credit facilities.

     Provision for Income Taxes. Income tax expense (benefit) from continuing operations was a benefit of $(14.8) million for 1995, and expense of $1.8 million and $13.5 million for 1994 and 1993, respectively. The 1995 amount is comprised of current tax expense of $2.2 million representing foreign and state income taxes, as the Company is utilizing existing U.S. net operating loss carryforwards on its domestic earnings. This amount is offset by a deferred tax benefit in 1995 of $(17.0) million, representing a reduction in the deferred tax valuation allowance against U.S. net operating loss carryforwards.

     The 1994 income tax expense represents foreign and state income taxes. The 1993 amount is principally comprised of the provision of a reserve against previously recorded tax benefits. The Company did not record a benefit for the 1993 loss as a valuation allowance was established in accordance with the provisions of FASB Statement No. 109, "Accounting for Income Taxes". The Company is recognizing these benefits only as reassessment demonstrates that it is more likely than not that they will be realized.

     In 1995, the Company reduced the valuation allowance applied against the net operating loss carryforward by $17 million to a level where management believes it is more likely than not that the tax benefit will be realized. The total amount of future taxable income in the U.S. necessary to realize the asset is approximately $48 million. The Company would generate this income principally from the sale of its Roltra Morse operations in 1996 and based upon future income projections from its continuing operations. Although the Company has a history of prior losses, these losses were primarily attributable to divested businesses and unusual items. The remaining valuation allowance is necessary due to the uncertainty of future income estimates.

     The Company has a net operating loss carryforward of approximately $85.0 million expiring in years 2002 through 2010, foreign tax credit carryforwards of approximately $8.3 million expiring through 2000, and minimum tax credits of approximately $2.1 million which may be carried forward indefinitely. These carryforwards are available to offset future taxable income. These existing tax loss carryforwards will allow the Company's future earnings to be essentially free from the payment of U.S. taxes for the foreseeable future.

     Taxes have not been provided on the unremitted earnings of foreign subsidiaries, since it is the Company's intention to indefinitely reinvest these earnings overseas. The amount of foreign withholding taxes that would be payable on remittance of these earnings is approximately $.9 million.

     Retiree Medical and Life Insurance. In March 1994, the Company amended its policy regarding retiree medical and life insurance plans. This amendment, which affects some current retirees and all future retirees, phases out the Company subsidy for retiree medical and life insurance over a three-year period ending December 31, 1996. The Company expects to amortize associated reserves to income from continuing operations over the phase-out period. The pre-tax amount amortized to income from continuing operations was $4.6 million and $4.4 million in 1995 and 1994, respectively. The Company does not anticipate a significant increase or decrease in cash requirements related to this change in policy during the phase-out period.

  Segment Operating Results

     Operating results by business segment for the three months ended March 31, 1996 and 1995 are summarized below:

     Power Transmission. Segment net sales and operating income were $23.7 million and $2.8 million, respectively, in the first three months of 1996, compared with $26.1 million and $3.6 million in the comparable 1995 period. The decrease in the current period is due to the exceptionally strong demand experienced in the industrial distribution marketing channel in the first quarter of 1995. Both segment net sales and operating income increased compared to the fourth quarter of 1995.

     Pumps. Segment net sales increased 19.4% to $26.3 million in the first quarter of 1996, as compared with $22.1 million for the 1995 first quarter. The segment is experiencing continued growth in its U.S. industrial markets and strong export demand, driven by products in crude oil transfer, chemical processing and power generation. The global marine market has also gained strength. Segment operating income for the first three months of 1996 was $3.5 million, a 43% increase compared with $2.4 million for the comparable 1995 period.

     On March 31, 1996, the Company acquired the assets of a long-time three-screw pump licensee in France, which will allow the Company to gain additional market penetration in Europe and North Africa. The acquisition will increase pump sales in Europe by approximately $6 million annually.

     Instrumentation. Segment net sales increased 4.7% to $19.4 million in the first three months of 1996, as compared with the same period in 1995. First quarter 1996 operating income of $2.1 million increased 24.9% compared with 1995, largely as a result of operational improvements made at a factory located in England. The turnaround continues to progress at this factory, which has now absorbed all the product lines previously manufactured at a German plant that was closed in 1995.

     Morse Controls. Segment net sales were $30.0 million in the first quarter of 1996, a 2.7% increase compared with $29.2 million in the first three months of 1995. Segment operating income increased 7.2% to $2.7 million for the same periods. The increases resulted from the acquisition of RMH Controls, a Swedish manufacturer of specialized electronic controls, which was completed in late December 1995, and were partially offset by slowed marine sales in the U.S. due to the late arrival of the spring pleasure boating season.

     Operating results by business segment for the years 1995, 1994 and 1993 are summarized below:

     Power Transmission. Segment sales remained strong across substantially all markets in 1995, increasing 1.9% over 1994, despite a nearly $2.0 million decline in sales to the printing market. Operating income rose more than 25% for the year, largely as a result of cost containment efforts and a shift in product mix which resulted in a higher level of manufacturing activity.

     Power Transmission segment sales increased 8.6% while operating profit more than tripled in 1994 as compared with 1993 levels, as results benefited from an upturn in the general mechanical and printing markets in the United States, as well as the favorable effect of phasing out the subsidy for certain benefit plans. See "-- Other Operating Results -- Retiree Medical and Life Insurance".

                                                                  1993      1994      1995
                                                                  -----     -----     -----
                                                                        (IN MILLIONS)
    Net sales...................................................  $85.9     $93.3     $95.1
    Segment operating income(1).................................    2.3       8.9      11.3

(1) The Power Transmission segment's operating income includes an unusual charge of $.2 million in 1993.

     Pumps. Segment net sales in 1995 were up 4.4% from 1994, 2.1% of which was due to the effects of foreign exchange rates. However, segment operating income decreased 5.4% due to a shift in product mix. Startup costs related to a new line of corrosive-resistant composite pumps also adversely affected income, as did expenses caused by now resolved technical difficulties related to a custom, high performance product order.

     Pumps segment net sales and operating profit in 1995 and 1994 were adversely affected by a decline in U.S. Navy sales of over $6.0 million in 1994 and over $10.0 million in 1995, as compared with 1993 levels. These declines were offset by increases in commercial sales of over $5.0 million in 1994 and over $13.5 million in 1995, as compared with 1993 levels.

                                                                  1993      1994      1995
                                                                  -----     -----     -----
                                                                        (IN MILLIONS)
    Net sales...................................................  $91.6     $90.4     $94.4
    Segment operating income(1).................................   10.4      10.4       9.9

(1) The Pumps segment's operating income includes an unusual charge of $.5 million in 1993.

     Instrumentation. This segment experienced a double-digit growth rate in its industrial business in 1995, offset by a 40% drop in sales to the U.S. Navy. The result was an overall increase in net sales of 5.4% for the year. 1995 earnings were negatively impacted by the costs associated with a restructuring of this segment's European operations coupled with a significant investment in new marketing and sales initiatives.

     During 1995, the Instrumentation segment closed its plant in Frankfurt, Germany and shifted production of certain products into a lower-cost manufacturing facility in the United Kingdom. Total fourth quarter costs relating to this relocation exceeded $1.2 million, including $.9 million of unusual items. In response to the growing global markets for fluid sensor products, the Company spent an additional $2.0 million in 1995 to upgrade its sales and marketing organization and launched several new marketing initiatives. The marketing efforts included an aggressive new trade advertising program designed to produce a continuing source of new sales leads. These investments should result in lower manufacturing costs and greater sales beginning in 1996.

     Instrumentation segment net sales in 1994 were approximately $.2 million less than 1993 net sales. Segment operating income in 1994, however, increased 23.1% from 1993. Excluding the unusual charge of $.9 million incurred in 1993, segment income in 1994 increased 10.6% from 1993 levels resulting from improved performance in the European operations.

                                                                  1993      1994      1995
                                                                  -----     -----     -----
                                                                        (IN MILLIONS)
    Net sales...................................................  $72.4     $72.2     $76.1
    Segment operating income(1).................................    8.0       9.8       6.7

- ---------------
(1) The Instrumentation segment's operating income includes unusual charges of $.9 million in both 1993 and 1995.

     Morse Controls. Segment net sales of $107.7 million were up 7.6% for 1995, as compared with $100.1 million in net sales in 1994, due to increases in the mobile equipment, aviation and other general industrial markets. 1995 segment operating income of $5.3 million decreased only $.4 million, as compared with the 1994 level of $5.7 million. In the fourth quarter of 1995, the segment recorded unusual charges of $1.5 million related to a major downsizing of its European operations, and non-cash adjustments of $1.5 million, principally related to inventory. Excluding unusual items and non-cash charges, segment operating income increased to $8.3 million in 1995, as compared with $5.7 million in 1994.

     In the third quarter of 1995, Morse entered into a joint venture in China with an affiliate of Dong Feng Motor Corporation, one of China's largest truck manufacturers. The joint venture will manufacture push-pull cables, pull-only cables and other products used in trucks and other vehicles. In the last quarter in 1995, Morse also completed the strategic acquisition of RMH Controls, a small, specialized manufacturer of electronic controls with operations in Sweden and the United Kingdom. RMH's technology will permit Morse to expand its product offering in microprocessor-based electronic controls for marine and industrial applications.

     The Morse Controls segment had net sales of $100.1 million in 1994, compared with net sales of $90.9 million for 1993, an increase of 10.1%, based on increased pleasure marine sales. The increased sales level resulted in operating income for the segment of $5.7 million in 1994, compared with $.5 million in 1993. Operating income in 1993 included unusual charges of $2.4 million related to restructuring and facilities consolidations.

                                                                1993       1994       1995
                                                                -----     ------     ------
                                                                       (IN MILLIONS)
    Net sales.................................................  $90.9     $100.1     $107.7
    Segment operating income(1)...............................     .5        5.7        5.3

- ---------------
(1) The Morse Controls segment's operating income includes unusual charges of $2.4 million and $1.5 million in 1993 and 1995, respectively.

LIQUIDITY AND CAPITAL RESOURCES

  Short-term and Long-term Debt

     On April 29, 1996, the Company completed the Refinancing of the Old Credit Agreement, its 12% senior subordinated debentures due 2001 (the "12% Debentures") and its remaining 12.25% senior subordinated debentures due 1997 (the "12.25% Debentures"). Under terms of the Refinancing, the Company issued $155 million of 11.75% senior subordinated notes due in 2006 (the "Old Notes"), priced at a discount to yield 12% per annum. The Company also entered into a new agreement for $175 million in senior secured credit facilities (the "New Credit Agreement") with a group of lenders. The New Credit Agreement provides for a $70 million revolving credit facility (including a letter of credit subfacility) terminating on April 30, 2001, a $25 million amortizing term loan maturing in April 2001, a $35 million amortizing term loan maturing in April 2001, and a $45 million amortizing term loan maturing in April 2003. Initial borrowings under the New Credit Agreement were $105 million in aggregate term loans and $6.6 million of revolving credit borrowings. Outstanding standby letters of credit were $6.4 million as of April 29, 1996.

     Proceeds of the Old Notes and a portion of the initial borrowings under the New Credit Agreement were used to redeem the remaining $70 million of the 12.25% Debentures and all $150 million of the 12% Debentures, together with accrued interest and a prepayment premium for the latter issue. Proceeds were also used to refinance all obligations under the Old Credit Agreement. The cost of issuance of the Old Notes and the New Credit Agreement will be amortized over the terms of their respective agreements.

     As a result of the Refinancing, an extraordinary charge of approximately $8.5 million will be recorded in the second quarter of 1996. This charge represents the costs incurred in connection with the early extinguishment of the debt as well as the write-off of previously deferred loan costs.

     Prior to consummation of the Refinancing, the Company's domestic liquidity requirements were served by the $60 million revolving credit facility (including a letter of credit subfacility) under the Old Credit Agreement. The Company's needs outside the United States are covered by short and intermediate term credit facilities from foreign banks. As of March 31, 1996, there were $19.3 million of revolving credit borrowings and $6.4 million of standby letters of credit outstanding under the Old Credit Agreement.

     The Company also has, in the aggregate, foreign short-term credit facilities of approximately $35 million. As of March 31, 1996, $14.1 million is outstanding under these foreign facilities, of which $7.0 million relates to indebtedness of discontinued operations.

     In addition, at March 31, 1996, the Company had outstanding $70.0 million in aggregate principal amount of the 12.25% Debentures and $150 million in aggregate principal amount of the 12% Debentures, maturing in amounts of $37.5 million in 1999, $37.5 million in 2000 and $75.0 million in 2001.

     The Company sold its CEC Instruments division, corporate headquarters building and other previously identified assets for aggregate proceeds of $13.2 million in 1994, and its Heim Bearings, Aerospace and Barksdale Controls operations for aggregate proceeds of approximately $91 million in 1993. The Company used the net proceeds from these sales to reduce amounts outstanding under its then existing senior notes and revolving credit facility. In the first quarter of 1995, the Company repaid outstanding term and bridge loans under the Old Credit Agreement in the aggregate principal amounts of $36.7 million and $45.0 million, respectively. In 1995, the Company redeemed $80 million in aggregate principal amount of the 12.25% Debentures at 100% of their principal amount, $40 million of which were redeemed in March 1995 with proceeds from the sale of the Company's former Turbomachinery business, and an additional $40 million of which were redeemed in July 1995 with proceeds from the sale of a majority of the Company's Electro-Optical Systems business. As a result of these actions, total interest expense has been significantly reduced as compared with prior period levels. See "Summary Financial Data" for the effect, on a pro forma basis, of the Refinancing on the Company's interest expense.

     As a result of the early extinguishment of debt referred to above, a $4.1 million, or $.24 per share, charge was recorded as an extraordinary item in the first quarter of 1995. The charge consisted of the write-off of deferred debt expense associated with the portions of the debt repaid under the Old Credit Agreement and the redemption of a portion of the 12.25% Debentures. The redemption of $40 million in aggregate principal amount of the 12.25% Debentures on July 6, 1995 resulted in an extraordinary charge of approximately $.3 million, or $0.02 per share, in the third quarter of 1995.

     Management continues to actively pursue opportunities to further reduce its high interest debt. The Company plans to use the proceeds from the sales of its Roltra-Morse and Varo's Electronic Systems businesses to reduce debt.

  Cash Flow

     During the first quarter of 1996, the Company generated cash from operating activities $.3 million, and used cash of $4.3 million in investing activities. Cash and cash equivalents decreased to $.7 million at March 31, 1996 from $3.8 million at December 31, 1995, principally due to cash used in investing activities, which included the completion of the acquisition of a former three-screw pump licensee in France.

     Working capital at March 31, 1996 was $88.0 million, an increase of $7.0 million from the end of 1995, due principally to the increase in receivable levels since year end. The ratio of current assets to current liabilities was
2.1 at March 31, 1996, compared with 2.0 at December 31, 1995. The Company's total debt as a percent of its total capitalization was 96.6% at March 31, 1996, compared with 97.4% at December 31, 1995.

     The Company's operating activities used cash of $31.7 million in 1995, compared with providing cash of $16.8 million in 1994, due principally to cash requirements of $22.0 million related to discontinued operations, cash requirements related to previously sold operations (not classified as discontinued operations) and a net increase in working capital items within the Company's continuing operations. Net cash provided by investing activities was $145.5 million in 1995, compared with cash used of $.3 million in 1994. The 1995 increase in net cash provided by investing activities is principally a result of $174.9 million of net proceeds generated from the sale of businesses and assets in 1995 versus $13.6 million in 1994. Cash and cash equivalents decreased to $3.8 million at December 31, 1995 from $26.9 million at December 31, 1994, due to cash used by operating activities and increased capital expenditures during 1995.

     Working capital at December 31, 1995 was $81.0 million, a decrease of $51.2 million from the end of 1994, due principally to the sales of the Company's former Turbomachinery business and substantially all of its Electro-Optical Systems business. The reduction in assets was partially offset by a reduction in current debt and accrual levels (related primarily to previously sold businesses) in 1995.

     Capital expenditures of continuing operations of $14.6 million in 1995 increased significantly over the 1994 level of $6.0 million. The 1995 level was a planned increase over the 1994 level in order to make investments to maintain and to improve competitive advantages at the Company's operations. The Company anticipates that capital expenditures in 1996 will increase slightly over the 1995 level primarily to improve productivity. There were no material outstanding commitments for the acquisition of property, plant and equipment at December 31, 1995.

     Management of the Company believes that cash flow from operations, cash available from unused credit facilities and cash generated by additional asset sales will be sufficient to meet its foreseeable liquidity needs.

SEASONALITY; CUSTOMER CONCENTRATION; INFLATION

     General economic conditions worldwide continue to create business opportunities for the coming year in many of the markets in which the Company operates. Management believes that because of the nature of its industrial products and the fact that the Company sells diverse products to many markets, the Company is not significantly affected by the cyclical behavior, or seasonality, of any particular market that it serves.

     Total sales to the U.S. Department of Defense in the form of prime and subcontracts were approximately 7% of net sales from continuing operations in 1995, 9% of sales in 1994 and 14% of sales in 1993.

     Approximately 31% of the property, plant and equipment of the Company's continuing operations has been acquired over the past five years and has a remaining useful life ranging from five years to fifteen years for equipment to thirty years for buildings. In addition, property, plant and equipment of the businesses acquired by the Company have been adjusted to their fair value at the time of acquisition. Assets acquired in prior years are expected to be replaced at higher costs but this will take place over many years. The newer assets will result in higher depreciation charges but, in many cases, due to technological improvements, there will be operating cost savings as well. The Company considers these matters in establishing its pricing policies.

                                    BUSINESS

GENERAL

     Imo is a diversified multinational corporation that designs, manufactures and distributes a broad range of engineered industrial products to over 35,000 customers worldwide. With manufacturing plants on four continents, approximately one-third of the Company's 1995 net sales were generated overseas. The Company operates through four core business segments:

     - POWER TRANSMISSION. The Company produces a wide range of power transmission and motion control products, including enclosed gear drives, speed reducers, open gearing components and AC and DC motor controllers. Imo markets these products principally under the Boston Gear and Fincor brand names. The Company believes that the segment's emphasis on product quality, technical assistance and customer service differentiates Imo from its competitors and allows it to compete effectively in its niche markets. The Company's ability to make 10:00 a.m. next-day delivery of a wide variety of Boston Gear products for orders received by 8:00 p.m. exemplifies its superior customer service.

     - PUMPS. The Company believes it is the largest manufacturer of rotary screw pumps in the world and, according to published industry data, the IMO brand name is the most recognized brand name for rotary screw pumps. The Company markets its products, which are used to pump a broad range of viscous fluids, under both the IMO and Warren brand names. The Company's pumps (screw, gear and centrifugal) serve a variety of industries, including naval, commercial marine, power generation, pulp and paper, elevator, hydrocarbon processing, chemical processing and crude oil.

     - INSTRUMENTATION. The Company believes it is a leading manufacturer of a wide variety of products that perform critical sensing, measurement and control functions, including level and flow switches, pressure transducers and liquid level indicators. Imo markets these products principally under the Gems brand name, which the Company believes is the most recognized brand name among level and flow switches and liquid level indicators in North America.

     - MORSE CONTROLS. The Company believes it is a leading manufacturer of a variety of products that position or regulate key control systems of leisure marine craft and industrial vehicles, including push-pull cable systems, mechanical, electronic and hydraulic steering systems, and accelerator, clutch and gear shift controls. Imo markets these products principally under the Morse, AquaPower and Hynautic brand names.

     Each of Imo's four core business segments focuses on niche markets, produces products engineered to exacting specifications, emphasizes customer service and strives for continuous improvement in manufacturing quality. The following table identifies, by business segment, the Company's principal products, the brand names under which they are marketed and examples of their end uses:

- ---------------------------------------------------------------------------------------------------------
  BUSINESS SEGMENT        BRAND NAMES                  PRODUCTS*                        END USES
  ----------------     -----------------    -------------------------------    --------------------------
  POWER                Boston Gear          Enclosed Gear Drives               General Industrial
  TRANSMISSION                              Open Gearing                       Conveyors
  (1995 net sales                           Speed Reducers                     Food Processing Machinery
  of $95 million)                           Helical Gear Drives
                       Delroyd              Worm Gears                         Heavy Industrial
                       Fincor               Analog Adjustable-Speed Drives     Printing Presses
                                            Digital Adjustable-Speed Drives    Textile Machinery
                                                                               Refrigeration
- ---------------------------------------------------------------------------------------------------------
  PUMPS                IMO                  Three-Screw Pumps                  Ships
  (1995 net sales                           Centrifugal Pumps                  Elevators
  of                                        Gear Pumps                         Power Generation
  $94 million)                                                                 Crude Oil
                       Warren               Two-Screw Pumps                    Paper Processing
- ---------------------------------------------------------------------------------------------------------
  INSTRUMENTATION      Gems                 Level & Flow Switches              Machine Tools
  (1995 net sales                                                              Turbines
  of $76 million)                                                              HVAC Systems
                       TransInstruments     Pressure Transducers               Aircraft
                                                                               Water Processing
                       WEKA                 Liquid Level Indicators            Fuel and Storage Tanks
                                            Cryogenic & Industrial Valves
- ---------------------------------------------------------------------------------------------------------
  MORSE CONTROLS       Morse                Push-Pull Control Systems          Leisure Marine
  (1995 net sales                                                              Industrial Vehicles
  of $108 million)                                                             Trucks
                                                                               Buses
                       Hynautic             Hydraulic Control Systems          Pleasure Boats
                       Aqua Power           Replacement Parts                  Marine Aftermarket
- ---------------------------------------------------------------------------------------------------------

* For a more detailed description of Imo's principal products, see the Glossary of Product Descriptions attached as Annex A to this Prospectus.

     The Company's predecessor was founded in 1901 by Dr. Carl Gustaf Patrik de Laval, a Swedish scientist. The assets of the predecessor were sold in 1962 to the Company, which was incorporated in Delaware in 1959. In 1963, Transamerica Corporation ("Transamerica") acquired the Company. In 1986, Transamerica distributed all of the issued and outstanding shares of the Company's common stock to stockholders of Transamerica and since that time the Company has operated on a stand-alone basis as a publicly traded company.

STRATEGIC REPOSITIONING

     After acquiring several diverse businesses in the late 1980's through a series of debt-financed acquisitions, management in 1992 determined to reduce debt through the sale of certain businesses. Pursuant to this decision, the Company divested its Heim Bearings, Aerospace, Barksdale Controls and CEC Instruments businesses. In September 1993, Donald Farrar joined the Company as its Chief Executive Officer. Under Mr. Farrar, the Company adopted a strategy to reposition itself by focusing on its less capital intensive businesses with market leadership, strong brand name recognition and a broad customer base that was less dependent on U.S. Government sales. In connection with this strategy, the Company divested its Turbomachinery business and most of its Electro-Optical Systems business. This repositioning will be completed upon the sale of the Roltra-Morse business and the Electronic Systems division of the Electro-

Optical Systems business, each of which is expected to occur in 1996. Since January 1, 1993, after giving effect to the Refinancing, Imo will have reduced its debt by approximately $180 million. See "Management's Discussion and Analysis of Financial Condition and Results of Operations".

     Concurrent with its repositioning, the Company initiated a program to reduce its cost structure by consolidating operations, eliminating duplicative functions and streamlining operating processes. These efforts, which the Company intends to continue, have contributed significantly to a reduction in general and administrative expenses at Imo's core businesses of 6.8% since January 1, 1993 and to a reduction in the overall number of employees in its core businesses of 270, or 9.4%, over the same period. See "Management's Discussion and Analysis of Financial Condition and Results of Operations".

BUSINESS STRATEGY

     The Company plans to continue to focus on its four core businesses, each of which has the benefit of a strong leadership position in one or more niche markets, high brand recognition, a track record of superior customer service and responsive technical support, an extensive sales and distribution network and an established customer base in a broad variety of industries. Having substantially repositioned the Company and strengthened its balance sheet, management believes that Imo is well positioned to exploit further its business strengths and to achieve increased growth and improved profitability. Additionally, the Company has initiated a new corporate identity program designed to strengthen name recognition of its four core businesses. Set forth below are the key elements of the Company's business strategy.

     - Concentration on Niche Markets. Each of Imo's four core businesses has strong market positions in selected niche markets. This allows Imo to develop expertise in its particular markets and in the distinctive needs of customers in those markets. The Company believes that this expertise, together with its demonstrated customer service and technical support capabilities, differentiate Imo from its competitors.

     - Consolidation into Focused Business Segments. To improve its current business performance and position itself to take full advantage of emerging global opportunities, the Company has consolidated thirteen previously distinct and independent operating divisions into four focused business segments. Each segment operates as a strategic global business unit with a single senior manager accountable for the entire segment's results, which better positions the Company to cross-sell products across geographical lines and fully utilize its existing strong sales and distributions channels. For example, the Company now sells its UK-manufactured pressure transducers in the United States through its U.S. field sales network that previously sold only U.S.-manufactured Gems products.

     - Continued Cost Controls. Management is committed to continued improvement in the Company's cost structure, and Imo's realignment into four business segments facilitates further cost-cutting measures designed to improve operating margins. The Company recently consolidated its three European Instrumentation facilities into two more focused, cost-efficient plants. These two locations now produce, at lower cost, a more complete line of level, flow and pressure sensing instruments for European markets under the Gems brand name. In the Morse Controls segment, Imo recently integrated and consolidated the administrative functions of three North American facilities into one location, improving customer service and reducing overhead expenses. The Company intends to continue the integration of its business segments' manufacturing processes, functions, facilities and products.

     - Customer Service and Responsiveness. The Company believes it is a market leader in providing superior customer service and responsiveness. In the power transmission industry Imo has distinguished itself with its ability to fill orders the day they are received. In 1995, approximately 62% of Boston Gear's sales were shipments of orders received that same day. In addition, the Company's Gems Sensors division offers engineering support to customize products to thousands of applications. In 1995, Gems was able to ship 70% of its orders within 24 hours despite this exacting manufacturing process.

     - Product Line Extensions and New Product Development. Imo historically has increased its sales through the development of new products and the extension of existing products to address new applications. In 1995, Imo introduced 24 new products and 94 enhanced products for customers in a broad range of industries. Many of these products were designed for a specific customer, application or market. With over 150 employees dedicated to research and development and product engineering, the Company intends to continue to provide its customers with superior technical support and to continue to develop new and enhanced products that it believes will offer attractive expected returns.

     - Penetration of Emerging Markets. The Company intends to aggressively market its products in the emerging growth markets of the Pacific Rim and Latin America. Accordingly, the Company recently opened sales offices in Singapore and Venezuela and since 1994 has hired five new salespersons and 13 new distributors to market the Company's products throughout the Pacific Rim and Latin America.

     - Strategic Acquisitions and Alliances. The Company intends to supplement its internal growth with strategic alliances or acquisitions of products or businesses that enhance its technological capabilities, expand its geographical coverage, complement existing product portfolios or that can be leveraged through current sales channels. Imo recently extended its product line through the acquisition of RMH Controls, a specialized manufacturer of electronic controls with operations in Sweden and the United Kingdom. The technology developed by RMH complements and expands the Morse Controls' products line to include microprocessor-based electronic controls for marine and industrial applications. In addition, the Company recently acquired substantially all of the assets of its long-time three-screw pump licensee in France, which will facilitate additional market penetration in Europe and North Africa. The Company also recently formed a joint venture with an affiliate of Dong Feng Motor Corporation, one of the largest truck producers in China, to produce flexible push-pull and pull-only cables for a Japanese-built gear box to be installed on new model three- and five-ton trucks in the Chinese market, with exports to other markets.

BUSINESS SEGMENTS

  Power Transmission

     The Company is a leading producer of more than 20,000 types of power transmission and motion control products, including enclosed gear drives, speed reducers and open gearing components marketed under the Boston Gear and Delroyd trade names and AC and DC adjustable motor controls marketed under the Fincor trade name.

     The Power Transmission segment's products have numerous industrial applications, including use in automation and conveyor equipment, food processing equipment, heating, ventilation and air conditioning units, metal processing machinery, printing presses, paper making machinery and exercise equipment. The Company believes that a majority of all presses that print daily newspapers in the United States are equipped with Fincor drives.

     Products are sold to original equipment manufacturers ("OEMs") and to end users through a sales force of approximately 60 persons, an extensive distribution network of approximately 270 distributors at over 2,000 locations across the United States and through the segment's catalog. In addition, the Company sells its products through third-party catalogs such as the catalog produced by W.W. Grainger, Inc. ("Grainger"), one of the largest industrial supply firms in the United States with 1995 net sales of approximately $3 billion.

     The Company believes that Boston Gear is the market leader in terms of customer service, responsiveness and technical support in the power transmission industry. Boston Gear will ship any stock product the same day it is ordered at no additional charge and, with respect to its customized models of speed reducers encompassing over 9,000,000 possible product variations, Boston Gear guarantees same-day shipment if the order is received by noon EST, and next-business-day shipment if the order is received after noon and before 8:00 p.m. Boston Gear provides extensive technical support to its customers, including 24-hour electronic access to detailed product information and the Company's proprietary "expert" computer system which helps a customer select the proper speed reducer configuration for its required application. In addition, the

Company's distributors have access to Boston Gear's 43-person customer service staff which responds to an average of 1,000 customer inquiries per day. The Company believes that the Power Transmission segment's emphasis on product quality, technical assistance and customer service differentiates Imo from its competitors and allows it to compete effectively in its niche markets. Grainger acknowledged the Company's superior product quality and customer responsiveness by naming Boston Gear its top power transmission vendor for 1993.

  Pumps

     Imo believes it is the largest worldwide manufacturer of rotary screw pumps (approximately 83% of Pumps segment net sales in 1995), with approximately 40% of the global market share. The Company produces two and three screw pumps, centrifugal pumps and gear pumps, which it markets under the IMO and Warren brand names. The IMO brand name, according to published industry data, is the most recognized brand name for rotary screw pumps. The Company also sells replacement parts and performs repair services for its manufactured products, many of which require rebuilding every three to five years due to the wear from pumping abrasive fluids.

     The Company's products, which are used to pump viscous fluids, principally serve the following eight industries: naval, commercial marine, power generation, pulp and paper, elevator, hydrocarbon processing, chemical processing, and crude oil. The Company believes it is the leading worldwide supplier of rotary screw pumps to five of these industries. The Company's pumps have numerous applications, including use in machinery lubricating and cooling systems, hydraulic elevators, environmental or HVAC equipment systems, pulp and paper process streams, shipboard machinery lubrication systems, crude oil gathering and pipeline services, and naval vessels throughout the world.

     As depicted in the following table, since 1993, the Company has exhibited annual growth in commercial sales and a decline in sales to the U.S. Navy.

                                                             1993        1994        1995
                                                            -------     -------     -------
                                                                 (DOLLARS IN THOUSANDS)
    Commercial net sales (non-naval)......................  $60,571     $65,540     $73,630
      Percent growth......................................       --         8.2%       12.3%
    Naval net sales.......................................  $30,985     $24,888     $20,745
      Percent growth (decline)............................       --       (19.7)%     (16.6)%
                                                            -------     -------     -------
    Total sales...........................................  $91,556     $90,428     $94,375
                                                            =======     =======     =======
      Percent growth (decline)............................       --        (1.2)%       4.4%

     The Company does not anticipate a significant decline in net sales to the U.S. Navy in 1996 compared to 1995 levels.

     The Company's pumps are marketed to OEMs and to end users in North America through a joint field sales force (with the Company's Instrumentation segment), with 18 branch offices in the United States and Canada. The Pumps segment also maintains affiliates or branch offices in Sweden, Germany, Italy, Switzerland and Singapore and benefits from a global network of distributors and agents in selected markets. The Company believes that significant growth opportunities exist for this segment in Latin America and the Pacific Rim and intends to aggressively pursue the marketing of its pumps in those areas through its global sales and distribution network. The Company recently began marketing its pumps through sales offices in Singapore and Venezuela. The Company's pending acquisition of its long-time three-screw pump licensee in France will facilitate additional market penetration in Europe and North Africa.

  Instrumentation

     The Company manufactures a wide variety of products that perform critical sensing, measurement and control functions, including liquid level and flow sensors, switches and controls, tank level indication systems and pressure transducers marketed under the Gems brand name. The Company believes that it is one of the largest worldwide manufacturers of non-automotive sensors in the fragmented instrumentation market and, according to published industry reports, the Gems brand name is the most recognized brand name among level and flow switches and liquid level indicators in North America.

     Instrumentation products serve the industrial machinery, aviation, marine, defense, pulp and paper process, oil and gas, power generation and other industries. Fixed and adjustable flow switches are used in a variety of applications, such as monitoring hydraulic fluids, coolants and lubricating oils in machine tools, turbines, centrifuges, HVAC systems, welding equipment, industrial laser equipment, food and beverage cooling equipment, medical equipment, commercial laundry and dishwashing machines. Visual level indicators marketed under the Suresite(R) brand name use brightly colored flags that are mechanically flipped by magnets to give an accurate and highly visible indication of liquid level in fuel tanks, storage tanks and liquid dispensers. The Company sells its products to more than 14,000 industrial and marine customers worldwide through a joint field sales force (with the Pumps segment), a network of distributors and representatives and specialty catalogs.

     Imo emphasizes its custom engineering capabilities in marketing and differentiating its instrumentation products. The Company aims to work with its customers early in their own design processes to develop instrumentation products that address the particular needs of each customer's applications. In 1995, Imo custom designed products representing over 60% of the Instrumentation segment's net sales.

     As Imo develops custom engineered products for customers in niche markets, the Company develops an expertise with such markets and the particular requirements of customers in those markets. Imo intends to leverage these capabilities in its existing markets and in new markets by aggressively marketing its instrumentation products to industry participants that are not currently Imo customers but who have similar product requirements as the Company's existing customers.

     In 1991 Imo introduced a new, lower cost transducer product line based upon a new process for manufacturing transducers called "chemical vapor deposition" or "CVD". After a successful European launch, the Company initiated a U.S. sales program in 1994. The Company intends to invest further in the CVD process in order to capitalize on this significant growth opportunity.

  Morse Controls

     The Company manufactures a variety of products that position or regulate key control systems of leisure marine craft and industrial vehicles, including push-pull cable systems, mechanical, hydraulic and electronic steering systems, and accelerator, clutch and gear shift controls. The products are marketed under the Morse, Hynautic and Aqua Power brand names. The Company believes it is a leading worldwide manufacturer of remote control operating systems for leisure marine craft. The segment also sells replacement parts and performs repair services for its manufactured products and for certain of its competitor's products.

     Morse Controls sells its products to the leisure marine, mobile vehicles (i.e., trucks and buses), industrial and aviation markets. The products have numerous applications, including for throttle, steering, valve control and gear-shifting mechanisms installed in agricultural and construction equipment, engine control mechanisms in trucks, buses and fire engines, aircraft crew seats and cable tension regulators, and pleasure marine engine and gearbox control and steering systems. Many premiere boat manufacturers, such as Hatteras, Bertram, Sea Ray and Bayliner use Morse marine products. John Deere, Morse Controls' largest industrial customer, recently awarded it "Partner" (i.e., preferred supplier) status, based on product quality and on-time performance. The Company's products are sold to OEMs through a factory-direct sales force of 61 persons and a nationwide network of more than 200 distributors. The Company also has a small, but rapidly growing, percentage of sales through catalogs. The Company maintains sales offices in the United States, the United Kingdom, Germany, France, Sweden, Australia and Singapore.

     The Company primarily serves the niche market of mechanical, cable-actuated control systems. The Company, however, recently responded to enhanced market demand for electronic control systems by developing electronic control systems for on- and off-road vehicle transmissions and throttle systems and leisure marine shift and throttle systems, and completed the acquisition of a small, specialized manufacturer of electronic controls for both marine and industrial vehicle manufacturers. See "-- Business Strategy". In addition, the Morse Control segment intends to enhance its sales and marketing efforts in developing markets. The Company recently established a joint venture in China with an affiliate of Dong Feng Motor Corporation, one of China's largest truck manufacturers, to manufacture push-pull and pull-only cables for gear boxes. See "-- Business Strategy".

MARKETING AND PRODUCT DISTRIBUTION

     The Company's products and services are marketed worldwide. The Company has implemented initiatives to increase its global sales and distribution networks in order to grow its businesses. See "-- Business Strategy". Approximately 90% of the Company's products are marketed outside of the United States through wholly owned subsidiaries, sales offices and several joint ventures. With the exception of the products manufactured by the Company's Power Transmission segment (70% of which are sold through independent distributors), the Company's products are sold primarily through the Company's direct field sales force of 203 persons. During 1995, sales by the Company's direct sales forces accounted for approximately 30%, 81%, 87% and 83% of the Power Transmission, Pumps, Instrumentation and Morse Controls segment net sales, respectively. The Company's remaining sales are made through distributors, dealers, agents and catalogs.

CUSTOMERS

     None of the Company's four business segments is dependent on any single customer or a few customers, the loss of which would have a material adverse effect on the respective segment, or on the Company as a whole. No customer accounted for 10% or more of the Company's consolidated net sales in 1995. Total sales to the U.S. Department of Defense (including both prime and subcontracts) were approximately 7% of net sales in 1995, 9% of net sales in 1994 and 14% of net sales in 1993. Government contracts, including those between the Company and the Department of Defense, may be terminated, in whole or in part, without prior notice at the Government's convenience upon payment of compensation only for work performed and commitments made at the time of termination. In the event of termination, the contractor may also receive some allowance for profit on work performed. The right to terminate for convenience has not had any significant effect on the Company's business.

BACKLOG

     The Company's backlog of unfilled orders for its continuing operations at March 31, 1996 and 1995 was $87.4 million and $86.0 million, respectively, and at December 31, 1995 and 1994 was $82.4 million and $80.5 million, respectively.

     Backlog is considered significant only with respect to the Warren Pumps business of the Pumps segment, given that the products of that operation require long lead times for manufacture. Of the total backlog from continuing operations at December 31, 1995, the Company believes that all but approximately $2.5 million of its orders will be filled in 1996.

RAW MATERIALS

     The Company's operations obtain raw materials, component parts and supplies from a variety of sources and generally from more than one supplier. The Company's principal raw materials are metals and plastics. The Company's suppliers and sources of raw materials are based in both the United States and foreign countries and the Company believes that its sources are adequate for its needs for the foreseeable future. The loss of any one supplier would not have a material adverse effect on the Company's financial condition or results of operations. If, however, any significant supplier to Boston Gear were to cease supplying Boston Gear with its product, Boston Gear would be temporarily unable to guarantee next day delivery of certain products until alternative suppliers were located.

INTELLECTUAL PROPERTY

     The Company owns numerous unexpired U.S. patents (currently having a term of 17 years from the date of issuance and expiring at various times in the future) and foreign patents (having an initial term that is governed by the law of the country and expiring at various times in the future), including counterparts of certain of its U.S. patents, in major industrial countries of the world. The Company's products are marketed under various trade names and registered U.S. and foreign trademarks (having an initial term that is governed by the law of the country and expiring at various times in the future). Although the Company believes that many of its trademarks are well known in its markets and that the Company derives significant benefit from its trademarks and its patents, the Company does not consider any one patent or trademark or any group thereof essential to its business as a whole or to any of its business segments. The Company relies, to an extent, on proprietary product knowledge and exacting manufacturing processes in its operations.

RESEARCH AND DEVELOPMENT

     The Company's ongoing research and development programs involve the development of new technologies to enhance the performance of or lower the cost of manufacturing the Company's products, and the redesign of existing product lines either to increase their efficiency or to lower their manufacturing cost. Expenditures for research and development charged against continuing operations for the year ended 1993, 1994, and 1995 and the first three months of 1995 and 1996 by business segment were as follows:

                                                     YEAR ENDED DECEMBER 31,         THREE MONTHS
                                                 -------------------------------      ENDED MARCH
                                                 1993     1994         1995               31,
                                                                                     -------------
                                                                                     1995     1996
                                                                                     ----     ----
                                                                                      (UNAUDITED)
                                                 ----     ----     -------------     -------------
                                                                   (IN MILLIONS)
    Power Transmission.........................  $ .9     $ .7         $  .7         $ .2     $ .1
    Pumps......................................   1.8      1.8           1.5           .4       .5
    Instrumentation............................    .9       .7            .9           .3       .3
    Morse Controls.............................   1.6      1.3           1.7           .4       .4
    Other......................................   2.3       .1            --           --       --
                                                 ----     ----          ----         ----     ----
              Total............................  $7.5     $4.6         $ 4.8         $1.3     $1.3
                                                 ====     ====          ====         ====     ====

EMPLOYEES

     At March 31, 1996, the Company employed approximately 4,000 persons worldwide (2,000 persons in the United States and 2,000 outside of the United States). Of such number, approximately 3,000 are associated with continuing operations. There are approximately 900 persons worldwide covered by collective bargaining agreements with various unions expiring at various dates in 1996 and 1998. The Company considers its relations with its employees to be satisfactory.

PROPERTIES

     As of March 31, 1996, the Company's continuing operations have 23 manufacturing facilities, of which 12 are located in nine different states in the United States and the remaining are located in the United Kingdom, Germany, Singapore, Sweden, Switzerland, France and Australia. Of the 23 facilities, 17 are owned and six are leased. In addition, the Company owns 10 closed manufacturing facilities (approximately 1.3 million square feet of building space on 139.7 acres of land) that are being offered for sale. The properties owned by the Company consist of approximately 2.8 million square feet of building space, inclusive of the 1.5 million square feet of the closed facilities, on approximately 390 acres (including 169.6 acres of undeveloped land). The leases expire over a period of years from 1996 to 2054 with renewal options for varying terms contained in four of the leases. The Company's executive office, which is leased by the Company, is located in Lawrenceville, New Jersey and occupies approximately 37,140 square feet.

     The Company believes that its machinery, plants and offices are in satisfactory operating condition and are adequate for their uses. The Company believes that its properties have sufficient capacity to substantially increase their current utilization without incurring significant additional capital expenditures.

     The manufacturing facilities of the Company by business segment are summarized below:

                                                                 NUMBER OF      SQUARE FEET OF
                                                                   PLANTS          BUILDING
                                                               --------------   --------------
                                                               OWNED   LEASED   OWNED   LEASED
                                                               -----   ------   -----   ------
                                                                                (IN THOUSANDS)
    Power Transmission.......................................     4      --      366       --
    Pumps....................................................     4       1      554       20
    Instrumentation..........................................     4      --      154       --
    Morse Controls...........................................     5       5      335      253
                                                                 --      --
                                                                                -----     ---
      Continuing Operations..................................    17       6     1,409     273
    Other (Including Discontinued Operations)................     3       3       56      434
                                                                 --      --
                                                                                -----     ---
              Total..........................................    20       9     1,465     707
                                                                 ==      ==     =====     ===

ENVIRONMENTAL MATTERS


     In connection with the Company's separation from Transamerica in 1986, three of the Company's properties required compliance with the New Jersey Environmental Cleanup Responsibility Act, which was amended by the Industrial Site Recovery Act ("ISRA"). ISRA required that the Company's three New Jersey industrial establishments undergo an approved remediation by the New Jersey Department of Environmental Protection and Energy (the "NJ DEP"). Remediation has been completed at two sites and final closure approval has been obtained at one site and is being sought at the second site. As a result of the sale of a portion of the third establishment, this site has been divided into two separate sites for ISRA compliance. Both sites have undergone cleanup but the NJ DEP has requested and received from the Company additional sampling information. If further cleanup is required, the Company does not expect it to have a material adverse effect on its financial condition. Remediation of these sites has included extensive testing and studies, removal of soil contaminated with petroleum hydrocarbons, removal of underground storage tanks, removal of an oil water separator, fencing and deed restrictions on a former solid waste disposal area and the capping of an area containing asbestos brake linings disposed of by a former owner of one of such sites. As of March 31, 1996, the Company has incurred aggregate remediation costs at these three sites of approximately $4 million.



     From June 1, 1995 through June 1, 1996, the Company had been identified in eight instances as a "Potentially Responsible Party" by the U.S. Environmental Protection Agency and in one instance by a state environmental agency with respect to the disposal of hazardous wastes at facilities that have been targeted for clean-up pursuant to CERCLA or similar State law. At June 30, 1996, settlement agreements have been reached for five sites with aggregate payments of $20,000 made to date. Additional payments for such five sites of less than $43,000 are expected to be made in 1996. For the four matters where agreement has not been reached, the Company anticipates that its share of settlement costs should not exceed $300,000. Although CERCLA and corresponding State law liability is joint and several, the Company believes that its liability will not have a material adverse effect on the financial condition of the Company since it believes that it either qualifies as a de minimis or minor contributor at each site. Accordingly, the Company believes that the portion of remediation costs for which it will be responsible will therefore not be material. See
"-- Legal Proceedings".



     The Company has operations in numerous locations, some of which require environmental remediation. At June 1, 1996, remediation activity (other than incidental matters that arise from time to time such as cleaning up minor spills) is ongoing at four of the Company's facilities. The Company's former Delaval Turbine facility requires further testing and the development of a New Jersey Department of Environmental Protection Declaration of Environmental Restrictions and Classification Exception Area for groundwater prior to submission of final closure documents. No further remediation is expected. The Company's Marquis Street facility in Garland, Texas requires removal of petroleum hydrocarbons. The Company's Middlesex Turnpike facility in Bedford, Massachusetts will undergo a process to remove volatile organic compounds from the groundwater. With respect to its Enterprise Way facility in Oakland, California, the Company has reduced the level of certain chlorinated solvents in the groundwater to what the Company believes state regulators will determine are acceptable levels. In addition, soils throughout the Enterprise Way site containing low levels of polynuclear aromatic hydrocarbons will be remediated through the normal development process. The Company anticipates that the aggregate cost for the foregoing environmental remediation (not including the development costs referred to above) will be approximately $350,000. The Company does not know of or believe that any such matters or the cost of any required corrective measure, either individually or in the aggregate, will have a material adverse effect on the financial condition of the Company. There can be no assurance, however, that these matters, or other environmental matters not currently known to the Company, will not have such a material adverse effect.

LEGAL PROCEEDINGS

     LILCO Litigation. In August 1985, the Company was named as defendant in a lawsuit filed in the U.S. District Court, Southern District of New York, by LILCO following the severing of a crankshaft in a diesel generator sold to LILCO by the Company. LILCO's complaint contained 11 counts, including counts for breach of warranty, negligence and fraud, and sought approximately $250 million in damages. In various decisions from 1986 through 1990, ten of the original 11 counts and various additional amended counts were dismissed with only the original breach of warranty count remaining. Thereafter, the trial court entered a judgment against the Company in the amount of $18.3 million. In September 1993, the Second Circuit Court of Appeals affirmed the judgment and in October 1993, the judgment was satisfied by payment to LILCO of approximately $19.3 million (which amount included approximately $1.0 million of post-judgment interest) by International and Granite State.

     In January 1993, the Company was served with a complaint in a case brought in the U.S. District Court for the Northern District of California by International alleging that, among other things, because International's policies did not cover the matters in question in the LILCO case, it was entitled to recover $10 million in defense costs previously paid in connection with such case and $1.2 million of the judgment which was paid on behalf of the Company. In June 1995, the Court entered a judgment in favor of International, awarding it $11.2 million, plus interest from March 1995 (the "International Judgment"). The International Judgment, however, was not supported by an order, and in July 1995, the Court vacated the International Judgment as being premature because certain outstanding issues of recoverability of the $10 million in defense costs had not been finally determined. The Company is awaiting a final decision. If the International Judgment is reinstated, the Company intends to appeal. If the ultimate outcome of this matter is unfavorable, the Company will record a charge for the judgment amount plus accrued interest.

     In June 1992, the Company filed an action subsequently transferred to the U.S. District Court, Southern District of New York, that is currently pending against Granite State in an attempt to collect amounts for defense costs paid to counsel retained by the Company in defense of the LILCO litigation. After having reimbursed the Company for $1.7 million in defense costs, Granite State refused to reimburse the Company for approximately $8.5 million in additional defense costs paid by the Company, alleging, among other things, that defense costs above reasonable levels were expended in defending the LILCO litigation. The insurer subsequently paid approximately $18 million of the judgment rendered against the Company, thereby exhausting its $20 million policy. The Company claims that the insurer's refusal to pay the $8.5 million in additional defense costs was in bad faith and the Company is entitled to its cost of money and other damages. In a counterclaim, Granite State is seeking reimbursement of all or part of the $1.7 million in defense costs previously paid by it and has indicated that it may seek additional damages beyond the reimbursement of defense costs, including recoupment of approximately $4.0 million of the amount awarded by the jury in the LILCO litigation (which $4.0 million represents amounts previously paid by LILCO to the Company for generator repairs, and which Granite State had repaid on behalf of the Company). The Company and Granite State have reached an agreement in principle which will result in the dismissal of all claims and counter-claims and the elimination of all issues concerning the $20 million payment previously made on behalf of the Company under the terms of the Granite State policy. This agreement preserves the Company's ability to seek reimbursement of the $8.5 million of defense costs from persons other than Granite State.

     Other Litigation. The Company and one of its subsidiaries are two of a large number of defendants in a number of lawsuits brought in various jurisdictions by approximately 19,000 claimants who allege injury caused by exposure to asbestos. Although neither the Company nor any of its subsidiaries has ever been a producer or direct supplier of asbestos, it is alleged that the industrial and marine products sold by the Company and the subsidiary named in such complaints contained components which contained asbestos. Suits against the Company and its subsidiaries have been tendered to their insurers who are defending under their stated reservation of rights. On May 10, 1996, the Company learned that the U.S. District Court for the Eastern District of Pennsylvania entered an Order which "administratively dismissed" without prejudice approximately 18,000 maritime asbestos injury cases, including approximately 13,000 cases involving claims against the Company and a number of other defendants. Cases that have been "administratively dismissed" may be reinstated only upon a showing to the Court that (i) there is satisfactory evidence of an asbestos-related injury and (ii) there is probative evidence that the plaintiff was exposed to products or equipment supplied by each individual defendant in the case. Should settlements for these claims be reached at levels comparable to those reached by the Company in the past, they would not be expected to have a material effect on the Company.


     The activities of certain employees of the Ni-Tec Division of the Company's Varo Inc. subsidiary ("Ni-Tec"), headquartered in Garland, Texas, were the focus of an investigation by the Office of the Inspector General of the U.S. Department of Defense and the Department of Justice (Criminal Division). Ni-Tec received subpoenas for certain records as a part of the investigation in 1992, 1993 and 1994, each of which was responded to. The investigation was apparently directed at alleged failures in quality control, testing and documentation activities involving the manufacture of tubes for night vision equipment which began at Ni-Tec while it was a division of Optic-Electronic Corp. Optic-Electronic Corp. was acquired by the Company in November 1990 and subsequently merged with Varo Inc. in 1991. The Company has reached an agreement with the U.S. government to settle all claims related to this investigation and a related qui tam Civil Action brought in the U.S. District Court for the Northern District of Texas by a former Varo employee who has consented to the settlement. The U.S. government had recently notified the Company that it intended to intervene in this civil action which had been under seal. The settlement involves the payment by Varo of approximately $2.0 million in consideration of among other things, dismissal of all civil and administrative claims under the False Claims Act, 31 USC 3929 et seq. and the Contract Disputes Act, 41 USC 601 et seq., and claims of common law fraud and breach of contract. As a result of the settlement, Varo will receive approximately $400,000 in contract payments which were being held by a prime contractor pending resolution of Varo's dispute with the government.


     The operations of the Company, like those of other companies engaged in similar businesses, involve the use, disposal and clean-up of substances regulated under environmental protection laws. In a number of instances the Company has been identified as a Potentially Responsible Party by the U.S. Environmental Protection Agency, and in one instance by the State of Washington, with respect to the disposal of hazardous wastes at a number of facilities that have been targeted for clean-up pursuant to CERCLA or similar State law. Although CERCLA and corresponding State law liability is joint and several, the Company believes that its liability will not have a material adverse effect on the financial condition of the Company since it believes that it either qualifies as a de minimis or minor contributor at each site. Accordingly, the Company believes that the portion of remediation costs that it will be responsible for will not be material.

     The Company also has a lawsuit pending against it in the U.S. District Court for the Western District of Pennsylvania alleging component failures in equipment sold by its former diesel engine division and claiming damages of approximately $3.0 million and a lawsuit in the Circuit Court of Cook County, Illinois, alleging performance shortfalls in products delivered by the Company's former Delaval Turbine Division and claiming damages of approximately $8.0 million. Each lawsuit is in the document discovery stage.

     With respect to the litigation and claims described in the preceding paragraphs under "Other Litigation", management of the Company believes it will prevail, has adequate insurance coverage or has established appropriate reserves to cover potential liabilities. There can be no assurance, however, on the ultimate outcome of any of these matters. See Note 14 to the audited Consolidated Financial Statements included elsewhere in this Prospectus.

     The Company is also involved in various other pending legal proceedings arising out of the ordinary course of the Company's business. The adverse outcome of any of these legal proceedings is not expected to have a material adverse effect on the financial condition of the Company. However, if all or substantially all of these legal proceedings were to be determined adversely to the Company, there could be a material adverse effect on the financial condition of the Company.

                                   MANAGEMENT

DIRECTORS AND OFFICERS


     The Company's Board of Directors is divided into three classes, with the Company's stockholders electing one class of the directors at each annual meeting of the stockholders. The following table sets forth certain information regarding the directors (including the year his term is scheduled to expire) and executive officers of Imo (ages at June 30, 1996).



                        NAME                      AGE                POSITION
    --------------------------------------------  ---   -----------------------------------
    Donald K. Farrar............................  57    Chairman of the Board of Directors,
                                                        President and Chief Executive
                                                        Officer (1998)
    James B. Edwards............................  68    Director (1997)
    Richard J. Grosh............................  68    Director (1996)
    Carter P. Thacher...........................  69    Director (1997)
    Donald C. Trauscht..........................  62    Director (1998)
    Arthur E. Van Leuven........................  70    Director (1996)
    William M. Brown............................  53    Executive Vice President, Chief
                                                        Financial Officer and Corporate
                                                        Controller
    John J. Carr................................  53    Executive Vice President
    Brian Lewis.................................  62    Executive Vice President
    Thomas J. Bird, Jr..........................  52    Executive Vice President, General
                                                        Counsel and Secretary
    Donald N. Rosenberg.........................  55    Senior Vice President, Human
                                                        Resources
    Robert A. Derr II...........................  50    Vice President and Treasurer
    Frederick W. Wojtowicz......................  44    Vice President and Director, Taxes


     Donald K. Farrar joined the Company as Chief Executive Officer and President in September 1993 and was elected Chairman in June 1994. Prior to joining the Company, Mr. Farrar held various positions with Textron, Inc. and Avco Corporation for 24 years. He served as President, Chief Operating Officer and director of Avco until its 1985 acquisition by Textron. Thereafter, he served as Senior Executive Vice President, Operations and a director of Textron, Inc. until December 1989. From January 1990 until joining the Company, Mr. Farrar was a private investor.

     James B. Edwards is the President of the Medical University of South Carolina located in Charleston, South Carolina. Prior to assuming this position in November 1982, Dr. Edwards served as Governor of the State of South Carolina from January 1975 through January 1979. From February 1979 through December 1981, Dr. Edwards was in private practice as a maxiofacial surgeon. In January 1981, Dr. Edwards was named U.S. Secretary of Energy and held that position until November 1982. Dr. Edwards serves as a director of Phillips Petroleum Company, SCANA Corporation, WMX Technologies, Inc., National Data Corporation, G.S. Industries, Inc. and General Engineering Laboratories, Inc.


     Richard J. Grosh has been an independent consultant since 1987. From 1976 to 1987 he served as Chairman and Chief Executive Officer of Ranco, Inc., a manufacturer of automated controls located in Columbus, Ohio.


     Carter P. Thacher is the Chairman of Wilbur-Ellis Company, an export/import company based in San Francisco, California, the principal business of which is the domestic sale and distribution of agricultural chemical products. Mr. Thacher has served in this position since January 1967, and from January 1967 to December 1988 he also served as Chief Executive Officer.

     Donald C. Trauscht is the Chairman of BW Capital Corporation, an investment company. From 1967-1995, Mr. Trauscht held various positions with Borg-Warner Corporation, including Director, and held the Chairman, Chief Executive Officer and other executive positions in finance and strategy with Borg-Warner Security Corporation. Prior to joining Borg-Warner Corporation, he served as President of Langevin Company, a California electronics manufacturer. Mr. Trauscht is also a director of Borg-Warner Security Corporation, Baker Hughes Incorporated, Esco Electronics Corporation, Borg-Warner Automotive, Inc., Thiokol Corporation and Blue Bird Corporation.

     Arthur E. Van Leuven is retired. From 1977 to 1990, Mr. Van Leuven served as Chairman and Chief Executive Officer of Transamerica Finance Group, Inc., and from 1984 to 1990 he was additionally an Executive Vice President and a director of Transamerica Corporation, an insurance and financial services company based in San Francisco, California. From 1992 to 1993, Mr. Van Leuven served as the Chairman and President of IGYS Systems, Inc., located in Los Alamitos, California.

     William M. Brown joined the Company as Executive Vice President and Chief Financial Officer in June 1992, and assumed the additional responsibility of Corporate Controller in January 1996. Prior to joining the Company, Mr. Brown held various positions with ITT Corporation for 25 years, most recently as Assistant Controller and General Auditor from 1988 to 1990 and as Vice President and Assistant Controller from 1991 until joining the Company.

     John J. Carr was promoted to his current position in July 1989. From July 1985 to July 1989, Mr. Carr was a Group Vice President of the Company. Mr. Carr is responsible for the Instrumentation, Morse Controls, Pumps and Power Transmission segments of the Company.

     Brian Lewis was promoted to his current position in 1994. Mr. Lewis was President and Chief Operating Officer of the Controls Group of Incom International Inc. (acquired by the Company in December 1987) from 1983 until December 1987 and was a Group Managing Director of the Company from January 1988 to 1994. Mr. Lewis has responsibility for the Roltra-Morse business, a discontinued operation.

     Thomas J. Bird, Jr. was promoted to his current position in October 1994. Mr. Bird served as Senior Vice President, General Counsel and Secretary from June 1992 to October 1994, and as Vice President and Associate General Counsel from July 1990 to June 1992. Prior to joining the Company in July 1990, Mr. Bird held various positions with General Electric Company for 18 years, most recently as Group Counsel RCA Aerospace and Defense division from August 1987 to February 1988 and as General Counsel to GE Aerospace of General Electric Company from February 1988 until joining the Company.


     Donald N. Rosenberg joined the Company in his current position in May 1996. Prior to joining the Company, Mr. Rosenberg was the Director of Compensation, Benefits and Human Resources Systems at Halliburton Energy Services Corporation. From 1992 to 1994, he had been Director, Corporate Compensation and Benefits for Jostens, in Minneapolis, Minnesota. Before the Jostens assignment, Mr. Rosenberg had spent 26 years with Xerox Corporation, most recently as Corporate Manager, U.S. and International Compensation.


     Robert A. Derr II joined the Company as Vice President and Corporate Controller in 1988. Mr. Derr was promoted to Vice President and Treasurer in January of 1996. Prior to joining the Company, Mr. Derr held various positions with The Stanley Works for nine years, most recently as Director of Corporate Accounting from 1982 to 1986 and as the Controller of the Vidmar Division of The Stanley Works from 1986 until joining the Company.

     Frederick W. Wojtowicz was promoted to his current position in July 1995. Mr. Wojtowicz served as the Company's Executive Director of Tax from July 1988 to July 1995. Prior to joining the Company in July 1988, Mr. Wojtowicz held various positions with Ernst & Young LLP, most recently as Senior Tax Manager.

COMMITTEES OF THE BOARD

     The Board of Directors of the Company has established an Audit Committee, a Compensation Committee, an Executive Committee and a Nominating Committee. The Audit Committee, comprised of Mr. Thacher as Chairman, Dr. Grosh and Mr. Trauscht, reviews Imo's accounting practices and internal accounting controls, oversees the engagement of Imo's independent auditors and performs such other services as the Board or the Committee deems appropriate for the purpose of maintaining sound and adequate reporting and auditing practices. The Compensation Committee, comprised of Dr. Grosh as Chairman, Dr. Edwards and Mr. Van Leuven, approves executive pay and benefit programs for executive officers and other employees. The Executive Committee, comprised of Mr. Van Leuven as Chairman, Mr. Farrar and Mr. Trauscht, acts on behalf of the full Board of Directors between Board meetings with commensurate authority to so act by majority vote, except it does not have the power to effect certain extraordinary corporate actions, such as amending the Company's Certificate of Incorporation or By-Laws, declaring dividends or approving the sale or lease of all or substantially all of the property or assets of the Company. The Nominating Committee, comprised of Dr. Edwards as Chairman, Mr. Thacher and Mr. Trauscht, recommends to the Board of Directors individuals to fill Board vacancies.

                SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
                                 AND MANAGEMENT

CERTAIN BENEFICIAL OWNERS


     The following table sets forth information with respect to the ownership of the Company's common stock, $1.00 par value (the "Common Stock"), as of June 30, 1996, by each person known to the Company to own beneficially more than 5% of Common Stock outstanding on that date:



                                                                    SHARES         PERCENT OF
                                                                 BENEFICIALLY     OUTSTANDING
               NAME AND ADDRESS OF BENEFICIAL OWNER                 OWNED         COMMON STOCK
    -----------------------------------------------------------  ------------     ------------
    The Prudential Insurance Company of America................     1,705,480(a)       9.9%
      Prudential Plaza
      Newark, NJ 07102-3777
    State of Wisconsin Investment Board........................     1,657,000(b)       9.7%
      P.O. Box 7842
      Madison, WI 53707
    C.S. McKee & Co., Inc. ....................................     1,235,720(c)       7.2%
      1 Gateway Center
      Pittsburgh, PA 15222
    The TCW Group, Inc.
      865 South Figueroa Street
      Los Angeles, CA 90017
                                           ....................       965,400(d)       5.7%
    Robert Day
      200 Park Avenue, Suite 2200
      New York, NY 10166


- ---------------
(a) As reported by The Prudential Insurance Company of America ("Prudential") as of December 31, 1995 in a filing made with the SEC. Of these shares, 200,000 shares are purchasable upon exercise of a currently exercisable warrant and 1,505,480 shares are shares over which Prudential may have direct or indirect voting and/or investment discretion held for the benefit of its clients by its separate account, externally managed accounts, registered investment companies, subsidiaries and/or other affiliates.

(b) As reported as beneficially owned by State of Wisconsin Investment Board as of December 31, 1995 in a filing made with the SEC.


(c) As reported as beneficially owned by C.S. McKee & Co., Inc. as of March 4, 1996 in a filing made with the SEC.



(d) As reported as beneficially owned by The TCW Group, Inc. and Robert Day as of February 12, 1996 in a filing made with the SEC. According to such filing, Mr. Day may be deemed a controlling person of the TCW Group, Inc.

OWNERSHIP BY DIRECTORS AND EXECUTIVE OFFICERS


     The following table sets forth the amount and percentage of the Company's outstanding Common Stock beneficially owned on June 30, 1996 by each director, the Chief Executive Officer and the top four other most highly compensated officers of the Company and by all directors and executive officers as a group.



                                                                SHARES            PERCENT OF
                                                             BENEFICIALLY         OUTSTANDING
                      NAME OF INDIVIDUAL                       OWNED(A)         COMMON STOCK(B)
    -------------------------------------------------------  ------------       ---------------
    Donald K. Farrar.......................................     298,708(c)            1.7%
    James B. Edwards.......................................      83,000(d)             --
    Richard J. Grosh.......................................      82,856(e)             --
    Carter P. Thacher......................................     112,000(d)             --
    Donald C. Trauscht.....................................       2,500                --
    Arthur E. Van Leuven...................................      58,000(f)             --
    William M. Brown.......................................      54,752(g)             --
    John J. Carr...........................................      82,506(h)             --
    Brian Lewis............................................      31,755(i)             --
    Thomas J. Bird.........................................      27,213(j)             --
    All directors and executive officers as a
      group (13 persons)...................................     858,052(k)            4.8%


- ---------------
(a) Information furnished by the directors and executive officers. Unless otherwise indicated, such persons have sole voting and sole investment power with respect to these shares. The number of shares reported as owned through the Company's Employee Stock Savings Plan has been calculated based upon such person's percentage interest in the total number of units outstanding in Common Stock fund under such plan.

(b) Less than 1% unless otherwise indicated.


(c) This total includes 62,000 shares owned by Mr. Farrar pursuant to restricted stock awards under the Company's Equity Incentive Plan for Key Employees (the "Equity Incentive Plan"), 60,000 shares as to which Mr. Farrar holds currently exercisable options to acquire under the Equity Incentive Plan and 3,708 shares owned by Mr. Farrar through the Company's Employees Stock Savings Plan.



(d) This total includes 81,000 shares as to which each such named individual holds currently exercisable options to acquire under the Company's Equity Incentive Plan for Outside Directors (the "1988 Director Plan") and 1,000 shares owned by such person pursuant to restricted stock awards under the Company's 1995 Equity Incentive Plan for Outside Directors (the "1995 Director Plan").



(e) This total includes 81,000 shares as to which Dr. Grosh holds currently exercisable options to acquire under the 1988 Director Plan and 1,000 shares owned by Dr. Grosh pursuant to restricted stock awards under the 1995 Director Plan. This total also includes 400 shares that are held by Dr. Grosh's wife, and Dr. Grosh disclaims beneficial ownership of these shares.



(f) This total includes 41,000 shares as to which Mr. Van Leuven holds currently exercisable options to acquire under the 1988 Director Plan, 16,000 shares held by a trust of which Mr. Van Leuven is trustee and settlor and 1,000 shares owned by Mr. Van Leuven pursuant to restricted stock awards under the 1995 Director Plan.



(g) This total includes 36,820 shares as to which Mr. Brown holds currently exercisable options to acquire under the Equity Incentive Plan and 5,432 shares owned by Mr. Brown through the Company's Employees Stock Savings Plan.



(h) This total includes 65,000 shares as to which Mr. Carr holds currently exercisable options to acquire under the Equity Incentive Plan and 5,406 shares owned by Mr. Carr through the Company's Employees Stock Savings Plan.



(i) This total includes 30,755 shares as to which Mr. Lewis holds currently exercisable options to acquire under the Equity Incentive Plan.

(j) This total includes 20,801 shares as to which Mr. Bird holds currently exercisable options to acquire under the Equity Incentive Plan and 6,412 shares owned by Mr. Bird through the Company's Employees Stock Savings Plan.



(k) This total includes the shares purchasable upon the exercise of the options referred to in footnotes (c) through (j) above and an additional 17,706 shares purchasable upon the exercise of options by other executive officers included in this group. This total also includes 2,000 shares that one of the other executive officers included in this group holds jointly with his wife.

                               THE EXCHANGE OFFER

TERMS OF THE EXCHANGE OFFER; PERIOD FOR TENDERING OLD NOTES

     Upon the terms and subject to the conditions set forth in this Prospectus and in the accompanying Letter of Transmittal (which together constitute the Exchange Offer), the Company will accept for exchange Old Notes which are properly tendered on or prior to the Expiration Date and not withdrawn as permitted below. As used herein, the term "Expiration Date" means 5:00 p.m., New
York City time, on                , 1996; provided, however, that if the
Company, in its sole discretion, has extended the period of time during which the Exchange Offer is open, the term "Expiration Date" means the latest time and date to which the Exchange Offer is extended.

     As of the date of this Prospectus, $155,000,000 aggregate principal amount of the Old Notes is outstanding. This Prospectus, together with the Letter of Transmittal, is first being sent on or about , 1996, to all Holders of Old Notes known to the Company. The Company's obligation to accept Old Notes for exchange pursuant to the Exchange Offer is subject to certain customary conditions as set forth under " -- Certain Conditions to the Exchange Offer" below.

     The Company expressly reserves the right, at any time or from time to time, to extend the period of time during which the Exchange Offer is open, and thereby delay acceptance for exchange of any Old Notes, by giving oral or written notice of such extension to the Holders thereof as described below. During any such extension, all Old Notes previously tendered will remain subject to the Exchange Offer and may be accepted for exchange by the Company. Any Old Notes not accepted for exchange for any reason will be returned without expense to the tendering Holder thereof as promptly as practicable after the expiration or termination of the Exchange Offer.

     Old Notes tendered in the Exchange Offer must be in denominations of principal amount of $1,000 or any integral multiple thereof.

     The Company expressly reserves the right to amend or terminate the Exchange Offer, and not to accept for exchange any Old Notes not theretofore accepted for exchange, upon the occurrence of any of the conditions of the Exchange Offer specified below under " -- Certain Conditions to the Exchange Offer". The Company will give oral or written notice of any extension, amendment, non-acceptance or termination to the Holders of the Old Notes as promptly as practicable, such notice in the case of any extension to be issued by means of a press release or other public announcement no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date.

PROCEDURES FOR TENDERING OLD NOTES

     Only a registered holder of Old Notes may tender such Old Notes in the Exchange Offer. The tender to the Company of Old Notes by a Holder thereof as set forth below and the acceptance thereof by the Company will constitute a binding agreement between the tendering Holder and the Company upon the terms and subject to the conditions set forth in this Prospectus and in the accompanying Letter of Transmittal. Except as set forth below, a Holder who wishes to tender Old Notes for exchange pursuant to the Exchange Offer must transmit a properly completed and duly executed Letter of Transmittal, including all other documents required by such Letter of Transmittal, to IBJ Schroder Bank & Trust Company (the "Exchange Agent") at one of the addresses set forth below under "Exchange Agent" on or prior to the Expiration Date. In addition, either
(i) certificates for such Old Notes must be received by the Exchange Agent along with the Letter of Transmittal, (ii) a timely confirmation of a book-entry transfer ("a Book-Entry Confirmation") of such Old Notes, if such procedure is available, into the Exchange Agent's account at The Depository Trust Company (the "Book-Entry Transfer Facility") pursuant to the procedure for book-entry transfer described below, must be received by the Exchange Agent prior to the Expiration Date, or (iii) the Holder must comply with the guaranteed delivery procedures described below. THE METHOD OF DELIVERY OF OLD NOTES, LETTERS OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS IS AT THE ELECTION AND RISK OF THE HOLDERS. IF SUCH DELIVERY IS BY MAIL, IT IS RECOMMENDED THAT REGISTERED MAIL, PROPERLY INSURED, WITH RETURN RECEIPT

REQUESTED, BE USED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE TIMELY DELIVERY. NO LETTERS OF TRANSMITTAL OR OLD NOTES SHOULD BE SENT TO THE COMPANY.

     Any beneficial owner whose Old Notes are registered in the name of a broker, dealer, commercial bank, trust company, or other nominee and who wishes to tender should contact the registered holder promptly and instruct such registered holder to tender on such beneficial owner's behalf. If such beneficial owner wishes to tender on such owner's behalf, such owner must, prior to completing and executing the Letter of Transmittal and delivering such owner's Old Notes, either make appropriate arrangements to register ownership of the Old Notes in such beneficial owner's name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time.

     Signatures on a Letter of Transmittal or a notice of withdrawal described below (see " -- Withdrawal Rights"), as the case may be, must be guaranteed (see " -- Guaranteed Delivery Procedures") unless the Old Notes surrendered for exchange pursuant thereto are tendered (i) by a registered Holder of the Old Notes who has not completed the box entitled "Special Issuance Instructions" or "Special Delivery Instructions" on the Letter of Transmittal or (ii) for the account of an Eligible Institution (as defined below). In the event that signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, are required to be guaranteed, such guaranties must be by a financial institution (including most banks, savings and loan associations and brokerage houses) that is a participant in the Securities Transfer Agents Medallion Program, the New York Stock Exchange Medallion Program or the Stock Exchanges Medallion Program (collectively, "Eligible Institutions"). If Old Notes are registered in the name of a person other than a signer of the Letter of Transmittal, the Old Notes surrendered for exchange must be endorsed by or be accompanied by a written instrument or instruments of transfer or exchange, in satisfactory form as determined by the Company in its sole discretion, duly executed by the registered holder exactly as the name or names of the registered holder or holders appear on the Old Notes with the signature thereon guarantied by an Eligible Institution.

     All questions as to the validity, form, eligibility (including time of receipt) and acceptance of Old Notes tendered for exchange will be determined by the Company in its sole discretion, which determination shall be final and binding. The Company reserves the absolute right to reject any and all tenders of any particular Old Notes not properly tendered or not to accept any particular Old Note which acceptance might, in the judgment of the Company or its counsel, be unlawful. The Company also reserves the absolute right to waive any defects or irregularities or conditions of the Exchange Offer as to any particular Old Notes either before or after the Expiration Date (including the right to waive the ineligibility of any Holder who seeks to tender Old Notes in the Exchange Offer). The interpretation of the terms and conditions of the Exchange Offer as to any particular Old Notes either before or after the Expiration Date (including the Letter of Transmittal and the instructions thereto) by the Company shall be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Old Notes for exchange must be cured within such reasonable period of time as the Company shall determine. None of the Company, the Exchange Agent or any other person shall be under any duty to give notification of any defect or irregularity with respect to any tender of Old Notes for exchange, nor shall any of them incur any liability for failure to give such notification.

     If the Letter of Transmittal or any Old Notes or powers of attorney are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such person should so indicate when signing, and, unless waived by the Company, proper evidence satisfactory to the Company of their authority to so act must be submitted with the Letter of Transmittal.

     By tendering, each Holder will represent to the Company that, among other things, the New Notes acquired pursuant to the Exchange Offer are being obtained in the ordinary course of business of the person receiving such New Notes, whether or not such person is the Holder, and that neither the Holder nor such other person has any arrangement or understanding with any person to participate in the distribution of the New Notes. If any Holder or any such other person is an "affiliate", as defined under Rule 405 of the Securities Act, of the Company or is engaged in or intends to engage in, or has an arrangement or understanding with any person to participate in, a distribution of such New Notes to be acquired pursuant to the Exchange Offer, such Holder or any such other person (i) may not rely on the applicable interpretation of the staff of the SEC and (ii) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. Each broker-dealer that receives New Notes for its own account in exchange for Old Notes, where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. See "Plan of Distribution". The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

ACCEPTANCE OF OLD NOTES FOR EXCHANGE; DELIVERY OF NEW NOTES

     Upon satisfaction or waiver of all of the conditions to the Exchange Offer, the Company will accept, promptly after the Expiration Date, all Old Notes properly tendered and will issue the New Notes promptly after acceptance of the Old Notes. See " -- Certain Conditions to the Exchange Offer" below. For purposes of the Exchange Offer, the Company will be deemed to have accepted properly tendered Old Notes for exchange when, as and if the Company has given oral or written notice thereof to the Exchange Agent.

     For each Old Note accepted for exchange, the Holder of such Old Note will receive as set forth below under "Description of the Notes -- Book-Entry, Delivery and Form" a New Note having a principal amount equal to that of the surrendered Old Note. Accordingly, registered holders of New Notes on the relevant record date for the first interest payment date following the consummation of the Exchange Offer will receive interest accruing from the most recent date to which interest has been paid on the Old Notes or, if no interest has been paid, from April 29, 1996. Old Notes accepted for exchange will cease to accrue interest from and after the date of consummation of the Exchange Offer. Holders whose Old Notes are accepted for exchange will not receive any payment in respect of accrued interest on such Old Notes otherwise payable on any interest payment date the record date for which occurs on or after consummation of the Exchange Offer. If the Exchange Offer is not consummated by September 26, 1996, the Notes will bear additional interest of 0.50% per annum from and including September 26, 1996 until but excluding the date of consummation of the Exchange Offer. Old Notes not tendered or not accepted for exchange will continue to accrue interest from and after the date of consummation of the Exchange Offer.

     In all cases, issuance of New Notes for Old Notes that are accepted for exchange pursuant to the Exchange Offer will be made only after timely receipt by the Exchange Agent of certificates for such Old Notes or a timely Book-Entry Confirmation of such Old Notes into the Exchange Agent's account at the Book-Entry Transfer Facility, a properly completed and duly executed Letter of Transmittal and all other required documents. If any tendered Old Notes are not accepted for any reason set forth in the terms and conditions of the Exchange Offer or if Old Notes are submitted for a greater principal amount than the Holder desires to exchange, such unaccepted or non-exchanged Old Notes will be returned without expense to the tendering Holder thereof (or, in the case of Old Notes tendered by book-entry transfer into the Exchange Agent's account at the Book-Entry Transfer Facility pursuant to the book-entry procedures described below, such non-exchanged Old Notes will be credited to an account maintained with such Book-Entry Transfer Facility) as promptly as practicable after the expiration or termination of the Exchange Offer.

BOOK-ENTRY TRANSFER

     The Exchange Agent will make a request to establish an account with respect to the Old Notes at the Book-Entry Transfer Facility for purposes of the Exchange Offer within two business days after the date of this Prospectus, and any financial institution that is a participant in the Book-Entry Transfer Facility's systems may make book-entry delivery of Old Notes by causing the Book-Entry Transfer Facility to transfer such Old Notes into the Exchange Agent's account at the Book-Entry Transfer Facility in accordance with such Book-Entry Transfer Facility's procedures for transfer. However, although delivery of Old Notes may be effected through book-entry transfer at the Book-Entry Transfer Facility, the Letter of Transmittal or a facsimile thereof, with any required signature guarantees and any other required documents, must, in any case, be transmitted to and received by the Exchange Agent at one of the addresses set forth below under " -- Exchange Agent" on or prior to the Expiration Date or the guaranteed delivery procedures described below must be complied with.

GUARANTEED DELIVERY PROCEDURES

     If a registered holder of the Old Notes desires to tender such Old Notes and the Old Notes are not immediately available, or time will not permit such Holder's Old Notes or other required documents to reach the Exchange Agent before the Expiration Date, or the procedure for book-entry transfer cannot be completed on a timely basis, a tender may be effected if (i) the tender is made through an Eligible Institution, (ii) on or prior to 5:00 P.M., New York City time, on the Expiration Date, the Exchange Agent receives from such Eligible Institution a properly completed and duly executed Letter of Transmittal (or a facsimile thereof) and Notice of Guaranteed Delivery, substantially in the form provided by the Company (by telegram, telex, facsimile transmission, mail or hand delivery), setting forth the name and address of the Holder of Old Notes and the amount of Old Notes tendered, stating that the tender is being made thereby and guaranteeing that within three New York Stock Exchange ("NYSE") trading days after the date of execution of the Notice of Guaranteed Delivery, the certificates for all physically tendered Old Notes, in proper form for transfer, or a Book-Entry Confirmation, as the case may be, and any other documents required by the Letter of Transmittal will be deposited by the Eligible Institution with the Exchange Agent, and (iii) the certificates for all physically tendered Old Notes, in proper form for transfer, or a Book-Entry Confirmation, as the case may be, and any other documents required by the Letter of Transmittal will be deposited by the Eligible Institution within three NYSE trading days after the date of execution of the Notice of Guaranteed Delivery.

WITHDRAWAL RIGHTS

     Tenders of Old Notes may be withdrawn at any time prior to 5:00 P.M., New York City time, on the Expiration Date. For a withdrawal to be effective, a written notice of withdrawal must be received by the Exchange Agent at one of the addresses set forth below under " -- Exchange Agent". Any such notice of withdrawal must specify the name of the person having tendered the Old Notes to be withdrawn, identify the Old Notes to be withdrawn (including the principal amount of such Old Notes), and (where certificates for Old Notes have been transmitted) specify the name in which such Old Notes are registered, if different from that of the withdrawing Holder. If certificates for Old Notes have been delivered or otherwise identified to the Exchange Agent, then, prior to the release of such certificates the withdrawing Holder must also submit the serial numbers of the particular certificates to be withdrawn and a signed notice of withdrawal with signatures guaranteed by an Eligible Institution unless such Holder is an Eligible Institution in which case such guarantee will not be required. If Old Notes have been tendered pursuant to the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Old Notes and otherwise comply with the procedures of such facility. All questions as to the validity, form and eligibility (including time of receipt) of such notices will be determined by the Company, whose determination will be final and binding on all parties. Any Old Notes so withdrawn will be deemed not to have been validly tendered for exchange for purposes of the Exchange Offer. Any Old Notes which have been tendered for exchange but which are not exchanged for any reason will be returned to the Holder thereof without cost to such Holder (or, in the case of Old Notes tendered by book-entry transfer into the Exchange Agent's account at the Book-Entry Transfer Facility pursuant to the book-entry transfer procedures described above, such Old Notes will be credited to an account maintained with such Book-Entry Transfer Facility for the Old Notes) as soon as practicable after withdrawal, rejection of tender or termination of the Exchange Offer. Properly withdrawn Old Notes may be retendered by following one of the procedures described under " -- Procedures for Tendering Old Notes" above at any time on or prior to the Expiration Date.

CERTAIN CONDITIONS TO THE EXCHANGE OFFER

     Notwithstanding any other provisions of the Exchange Offer, and subject to its obligations pursuant to the Registration Rights Agreement, the Company shall not be required to accept for exchange, or to issue New Notes in exchange for, any Old Notes and may terminate or amend the Exchange Offer, if at any time before the acceptance of such New Notes for exchange, any of the following events shall occur:

          (i) any injunction, order or decree shall have been issued by any court or any governmental agency that would prohibit, prevent or otherwise materially impair the ability of the Company to proceed with the Exchange Offer; or

          (ii) the Exchange Offer will violate any applicable law or any applicable interpretation of the staff of the SEC.

     The foregoing conditions are for the sole benefit of the Company and may be asserted by the Company in whole or in part at any time and from time to time in its sole discretion. The failure by the Company at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

     In addition, the Company will not accept for exchange any Old Notes tendered, and no New Notes will be issued in exchange for any such Old Notes, if at such time any stop order is threatened by the SEC or in effect with respect to the Registration Statement of which this Prospectus is a part or the qualification of the Indenture under the Trust Indenture Act of 1939, as amended.

     The Exchange Offer is not conditioned on any minimum principal amount of Old Notes being tendered for exchange.

EXCHANGE AGENT

     IBJ Schroder Bank & Trust Company has been appointed as the Exchange Agent for the Exchange Offer. All executed Letters of Transmittal should be directed to the Exchange Agent at one of the addresses set forth below. Questions and requests for assistance, requests for additional copies of this Prospectus or of the Letter of Transmittal and requests or Notices of Guaranteed Delivery should be directed to the Exchange Agent addressed as follows:

               IBJ Schroder Bank & Trust Company, Exchange Agent

                                    By Mail:
                                  P.O. Box 84
                             Bowling Green Station
                         New York, New York 10274-0084

                      Attention: Reorganization Department

                         By Hand or Overnight Courier:
                                One State Street
                            New York, New York 10004

                   Attn: Securities Processing Window -- SC1

                                 By Facsimile:
                                 (212) 858-2611

                             Confirm by Telephone:
                                 (212) 858-2103

     DELIVERY OF THE LETTER OF TRANSMITTAL TO AN ADDRESS OTHER THAN AS SET FORTH ABOVE OR TRANSMISSION OF INSTRUCTIONS VIA FACSIMILE OTHER THAN AS SET FORTH ABOVE DOES NOT CONSTITUTE A VALID DELIVERY OF SUCH LETTER OF TRANSMITTAL.

FEES AND EXPENSES

     The Company will not make any payment to brokers, dealers, or others soliciting acceptances of the Exchange Offer.


     The estimated cash expenses to be incurred in connection with the Exchange Offer will be paid by the Company and are estimated in the aggregate to be $200,000.

TRANSFER TAXES

     Holders who tender their Old Notes for exchange will not be obligated to pay any transfer taxes in connection therewith, except that Holders who instruct the Company to register New Notes in the name of, or request that Old Notes not tendered or not accepted in the Exchange Offer be returned to, a person other than the registered tendering holder will be responsible for the payment of any applicable transfer tax thereon.

CONSEQUENCES OF FAILURE TO EXCHANGE OLD NOTES

     Holders of Old Notes who do not exchange their Old Notes for New Notes pursuant to the Exchange Offer will continue to be subject to the provisions in the Indenture regarding transfer and exchange of the Old Notes and the restrictions on transfer of such Old Notes as set forth in the legend thereon as a consequence of the issuance of the Old Notes pursuant to exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws. In general, the Old Notes may not be offered or sold, unless registered under the Securities Act and applicable state securities laws. The Company does not currently anticipate that it will register Old Notes under the Securities Act. See "Description of the Notes -- Exchange Offer; Registration Rights". Based on interpretations by the staff of the SEC, as set forth in no-action letters issued to third parties, the Company believes that New Notes issued pursuant to the Exchange Offer in exchange for Old Notes may be offered for resale, resold or otherwise transferred by holders thereof (other than any such holder which is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such New Notes are acquired in the ordinary course or such holders' business and such holders, other than broker-dealers, have no arrangement or understanding with any person to participate in the distribution of such New Notes. However, the SEC has not considered the Exchange Offer in the context of a no-action letter and there can be no assurance that the staff of the SEC would make a similar determination with respect to the Exchange Offer as in such other circumstances. Each Holder, other than a broker-dealer, must acknowledge that it is not engaged in, and does not intend to engage in, a distribution of such New Notes and has no arrangement or understanding to participate in a distribution of New Notes. If any Holder is an affiliate of the Company or is engaged in or intends to engage in or has any arrangement or understanding with respect to the distribution of the New Notes to be acquired pursuant to the Exchange Offer, such Holder (i) may not rely on the applicable interpretations of the staff of the SEC and (ii) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. Each broker-dealer that receives New Notes for its own account in exchange for Old Notes pursuant to the Exchange Offer must acknowledge that such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities and that it will deliver a prospectus in connection with any resale of such New Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Notes received in exchange for Old Notes where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. The Company has agreed that, for a period of 180 days after the Expiration Date, it will make this Prospectus available to any broker-dealer for use in connection with any such resale. See "Plan of Distribution". In addition, to comply with the securities laws of certain jurisdictions, if applicable, the New Notes may not be offered or sold unless they have been registered or qualified for sale in such jurisdictions or an exemption from registration or qualification is available and is complied with. The Company has agreed, pursuant to the Registration Rights Agreement, subject to certain limitations specified therein, to register or qualify the New Notes for offer or sale under the securities laws of such jurisdictions as any holder reasonably requests in writing. Unless a holder so requests, the Company does not currently intend to register or qualify the sale of the New Notes in any such jurisdictions. See "The Exchange Offer".

                            DESCRIPTION OF THE NOTES

     The Old Notes were issued under an Indenture, dated as of April 15, 1996 (the "Indenture"), between the Company and IBJ Schroder Bank & Trust Company, as Trustee (the "Trustee"). The New Notes also will be issued under the Indenture. The Old Notes and New Notes will be treated as a single class of securities under the Indenture.

     The following is a summary of certain provisions of the Indenture and the Notes, a copy of which Indenture and the form of Notes are filed as exhibits to the Registration Statement of which this Prospectus is a part. The following summary does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the Indenture and the Notes, including the definitions of certain terms therein and those terms made a part thereof by the Trust Indenture Act of 1939, as amended. Certain terms used herein are defined below under "-- Certain Definitions". The term "Notes" means the New Notes and the Old Notes treated as a single class.

GENERAL

     Principal of and premium, if any, and interest on the Notes will be payable, and the Notes may be exchanged or transferred, at the office or agency of the Company in the Borough of Manhattan, The City of New York (which initially shall be the corporate trust office of the Trustee, at One State Street, New York, New York 10004), except that, at the option of the Company, payment of interest may be made by check mailed to the address of the Holders as such address appears in the Note register.

     The Notes will be issued in fully registered form, without coupons, in denominations of $1,000 and any integral multiple of $1,000. No service charge will be made for any registration of transfer or exchange of Notes, but the Company may require payment of a sum sufficient to cover any transfer tax or other similar governmental charge payable in connection therewith.

TERMS OF THE NOTES

     The Old Notes are, and the New Notes will be, unsecured senior subordinated obligations of the Company, limited to $155 million aggregate principal amount, and will mature on May 1, 2006. The New Notes will bear interest at the rate of 11 3/4% per annum from the most recent date to which interest has been paid on the Old Notes or if no interest has been paid on the Old Notes, from April 29, 1996, payable semiannually to holders of record at the close of business on the October 15 or April 15 immediately preceding the interest payment date on November 1 and May 1 of each year, commencing November 1, 1996. Accordingly, registered holders of New Notes on the relevant record date for the first interest payment date following the consummation of the Exchange Offer will receive interest accruing from the most recent date to which interest has been paid on the Old Notes or, if no interest has been paid, from April 29, 1996. Old Notes accepted for exchange will cease to accrue interest from and after the date of consummation of the Exchange Offer. Holders whose Old Notes are accepted for exchange will not receive any payment in respect of interest on such Old Notes otherwise payable on any interest payment date the record date for which occurs on or after the consummation of the Exchange Offer. The Company will pay interest on overdue principal at 1% per annum in excess of the interest rate described above, and it will pay interest on overdue installments of interest at such higher rate to the extent lawful. Interest on the Notes will be computed on the basis of a 360-day year of twelve 30-day months.

     For each Old Note accepted for exchange the Holder of such Old Note will receive a New Note having a principal amount equal to that of the surrendered Old Note.

     The interest rate on the Notes is subject to increase in certain circumstances if the Registration Statement ceases to be effective as further described under "-- Exchange Offer; Registration Rights".

OPTIONAL REDEMPTION

     Except as set forth in the following paragraph, the Notes will not be redeemable at the option of the Company prior to May 1, 2001. Thereafter, the Notes will be redeemable, at the Company's option, in whole or in part, at any time or from time to time, upon not less than 30 nor more than 60 days' prior notice mailed by first-class mail to each Holder's registered address, at the following redemption prices (expressed in percentages of principal amount), plus accrued interest to the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date), if redeemed during the 12-month period commencing on May 1 of the years set forth below:

                                                                 REDEMPTION
                                    PERIOD                         PRICE
                -----------------------------------------------  ----------
                2001...........................................    106.00%
                2002...........................................    104.00
                2003...........................................    102.00
                2004 and thereafter............................    100.00

     Notwithstanding the foregoing, at any time and from time to time prior to May 1, 1999, the Company may redeem in the aggregate up to $55 million principal amount of the Notes with the proceeds of one or more Public Equity Offerings, at a redemption price (expressed as a percentage of principal amount) of 110% plus accrued interest to the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date); provided, however, that at least $100 million aggregate principal amount of the Notes must remain outstanding after each such redemption.

     In the case of any partial redemption, selection of the Notes for redemption will be made by the Trustee on a pro rata basis, by lot or by such other method as the Trustee in its sole discretion shall deem to be fair and appropriate, although no Note of $1,000 in original principal amount or less shall be redeemed in part. If any Note is to be redeemed in part only, the notice of redemption relating to such Note shall state the portion of the principal amount thereof to be redeemed. A new Note in principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancellation of the original Note.

RANKING

     The indebtedness evidenced by the Old Notes constitutes, and the indebtedness evidenced by the New Notes will constitute, general unsecured obligations of the Company, but the payment of the principal of and premium, if any, and interest on the Notes will be subordinate in right of payment, as set forth in the Indenture, to the prior payment in full in cash or cash equivalents of all Specified Senior Indebtedness, whether outstanding on the Issue Date or thereafter incurred. The maximum principal amount of Specified Senior Indebtedness will initially be $175 million, will decrease if and when principal payments are made under the term loan provisions of the Credit Agreement (as defined herein) and may increase to the extent the borrowing base of the Company and its subsidiaries exceeds $70 million, as described under "-- Certain Covenants -- Limitation on Indebtedness". The Notes will in all respects rank pari passu in right of payment with all existing and future Senior Indebtedness of the Company (other than Specified Senior Indebtedness) and will be senior in right of payment to all future subordinated indebtedness of the Company.

     As of December 31, 1995, after giving pro forma effect to the Refinancing, the Company's Specified Senior Indebtedness (all of which is secured) would have been approximately $112.4 million, the Company would have been able to incur an additional $62.6 million of Specified Senior Indebtedness, and the Company's total Senior Indebtedness (including the Notes) would have been approximately $267.4 million. Although the Indenture contains limitations on the amount of additional Indebtedness that the Company may incur, under certain circumstances the amount of such Indebtedness could be substantial and, in certain instances, such Indebtedness may be secured. See "-- Certain Covenants -- Limitation on Indebtedness" and "-- Limitations on Liens".

     A portion of the operations of the Company are conducted through its subsidiaries. Claims of creditors of any subsidiaries, including trade creditors, secured creditors and creditors holding indebtedness and guarantees issued by such subsidiaries, and claims of preferred stockholders (if any) of such subsidiaries generally will have priority with respect to the assets and earnings of such subsidiaries over the claims of creditors of the Company, including holders of the Notes, even if such obligations do not constitute Specified Senior Indebtedness. In addition, the Specified Subsidiaries have guaranteed all of the obligations of the Company under the Credit Agreement, which guarantees are secured by substantially all the assets of the Specified Subsidiaries. In certain circumstances, the Notes may be guaranteed by certain future subsidiaries of the Company. Any such guarantees, however, will be subordinate in right of payment to any Specified Senior Indebtedness of such subsidiaries. See "-- Certain Covenants -- Future Guarantors". At December 31, 1995,
and after giving pro forma effect to the Refinancing, the total liabilities of the Company's subsidiaries (other than guarantees by the Specified Subsidiaries of obligations under the New Credit Agreement) would have been approximately $116 million, including trade payables. Although the Indenture limits the incurrence of Indebtedness and preferred stock of certain subsidiaries, such limitation is subject to a number of significant qualifications. Moreover, the Indenture does not impose any limitation on the incurrence by subsidiaries of liabilities that are not considered Indebtedness under the Indenture. See
"-- Certain Covenants -- Limitation on Indebtedness and Preferred Stock of Subsidiaries".

     The Company may not pay principal of, premium (if any) or interest on, the Notes or make any deposit pursuant to the provisions described under "-- Defeasance" and may not repurchase, redeem or otherwise retire any Notes (collectively, "pay the Notes") if (i) any Specified Senior Indebtedness is not paid when due or (ii) any other default on Specified Senior Indebtedness occurs and the maturity of such Specified Senior Indebtedness is accelerated in accordance with its terms unless, in either case, the default has been cured or waived and any such acceleration has been rescinded or such Specified Senior Indebtedness has been paid in full in cash or cash equivalents. However, the Company may pay the Notes without regard to the foregoing if the Company and the Trustee receive written notice approving such payment from the Representative of the Specified Senior Indebtedness with respect to which either of the events set forth in clause (i) or (ii) of the immediately preceding sentence has occurred and is continuing. During the continuance of any default (other than a default described in clause (i) or (ii) of the second preceding sentence) with respect to any Specified Senior Indebtedness pursuant to which the maturity thereof may be accelerated immediately without further notice (except such notice as may be required to effect such acceleration) or after the expiration of any applicable grace periods, the Company may not pay the Notes for a period (a "Payment Blockage Period") commencing upon the receipt by the Trustee (with a copy to the Company) of written notice (a "Blockage Notice") of such default from the Representative of the holders of such Specified Senior Indebtedness specifying an election to effect a Payment Blockage Period and ending 179 days thereafter (or earlier if such Payment Blockage Period is terminated (i) by written notice to the Trustee and the Company from the Person or Persons who gave such Blockage Notice, (ii) because the default giving rise to such Blockage Notice is no longer continuing or (iii) because such Specified Senior Indebtedness has been repaid in full in cash or cash equivalents). Notwithstanding the provisions described in the immediately preceding sentence, unless the holders of such Specified Senior Indebtedness or the Representative of such holders have accelerated the maturity of such Specified Senior Indebtedness, the Company may resume payments on the Notes after the end of such Payment Blockage Period. The Notes shall not be subject to more than one Payment Blockage Period in any consecutive 360-day period, irrespective of the number of defaults with respect to Specified Senior Indebtedness during such period.

     Upon any payment or distribution of the assets of the Company upon a total or partial liquidation or dissolution or reorganization of or similar proceeding relating to the Company or its property, the holders of Specified Senior Indebtedness will be entitled to receive payment in full of such Specified Senior Indebtedness before the Noteholders are entitled to receive any payment, and until the Specified Senior Indebtedness is paid in full in cash or cash equivalents, any payment or distribution to which Noteholders would be entitled but for the subordination provisions of the Indenture will be made to holders of such Specified Senior Indebtedness as their interests may appear. If a distribution is made to Noteholders that, due to the subordination provisions, should not have been made to them, such Noteholders are required to hold it in trust for the holders of Specified Senior Indebtedness and pay it over to them as their interests may appear.

     If payment of the Notes is accelerated because of an Event of Default, the Company or the Trustee shall promptly notify the holders of Specified Senior Indebtedness or the Representative of such holders of the acceleration.

     By reason of the subordination provisions contained in the Indenture, in the event of insolvency, creditors of the Company who are holders of Specified Senior Indebtedness may recover more, ratably, than the Noteholders, and creditors of the Company who are not holders of Specified Senior Indebtedness may recover less, ratably, than holders of Specified Senior Indebtedness and may recover more, ratably, than the Noteholders.

     The terms of the subordination provisions described above will not apply to payments from money or the proceeds of U.S. Government Obligations held in trust by the Trustee for the payment of principal of and interest on the Notes pursuant to the provisions described under "-- Defeasance".

BOOK-ENTRY, DELIVERY AND FORM

     Except as set forth below, the New Notes to be issued upon consummation of the Exchange Offer will be issued in the form of a Global Note. The Global Note will be deposited with, or on behalf of, the Depository and registered in the name of the Depository or its nominee. Except as set forth below, the Global Note may be transferred, in whole and not in part, only to the Depository or another nominee of the Depository. Investors may hold their beneficial interests in the Global Note directly through the Depository if they have an account with the Depository or indirectly through organizations which have accounts with the Depository.

     The Depository has advised the Company as follows: The Depository is a limited-purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and "a clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934 (the "Exchange Act"). The Depository was created to hold securities of institutions that have accounts with the Depository ("participants") and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. The Depository's participants include securities brokers and dealers (which may include the Initial Purchasers), banks, trust companies, clearing corporations and certain other organizations. Access to the Depository's book-entry system is also available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, whether directly or indirectly.

     Upon the issuance of the Global Note, the Depository will credit, on its book-entry registration and transfer system, the principal amount of the New Notes represented by such Global Note to the accounts of participants. Ownership of beneficial interests in the Global Note will be limited to participants or persons that may hold interests through participants. Ownership of beneficial interests in the Global Note will be shown on, and the transfer of those ownership interests will be effected only through, records maintained by the Depository (with respect to participants' interests) and such participants (with respect to the owners of beneficial interests in the Global Note other than participants). The law of some jurisdictions may require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and laws may impair the ability to transfer or pledge beneficial interests in the Global Note.

     So long as the Depository, or its nominee, is the registered holder and owner of the Global Note, the Depository or such nominee, as the case may be, will be considered the sole legal owner and holder of the related New Notes for all purposes of such New Notes. Except as set forth below, owners of beneficial interests in the Global Note will not be entitled to have the New Notes represented by the Global Note registered in their names, will not receive or be entitled to receive physical delivery of certificated New Notes in definitive form and will not be considered to be the owners or holders of any New Notes under the Global Note. The Company understands that under existing industry practice, in the event owners of beneficial interests in the Global Note desire to take any action that the Depository, as the holder of the Global Note, is entitled to take, the Depository would authorize the participants to take such action, and that the participants would authorize beneficial owners owning through such participants to take such action or would otherwise act upon the instructions of beneficial owners owning through them.

     Payment of principal of and interest on New Notes represented by the Global Note registered in the name of and held by the Depository or its nominee will be made to the Depository or its nominee, as the case may be, as the registered owner and holder of the Global Note.

     The Company expects that the Depository or its nominee, upon receipt of any payment of principal of or interest on the Global Note, will credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the Global Note as shown on the records of the Depository or its nominee. The Company also expects that payments by participants to owners of beneficial interests in the Global Note held through such participants will be governed by standing instructions and customary practices and will be the responsibility of such participants. The Company will not have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial ownership interests in the Global Note for any New Note or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests or for any other aspect of the relationship between the Depository and its participants or the relationship between such participants and the owners of beneficial interests in the Global Note owning through such participants.

     Unless and until it is exchanged in whole or in part for certificated New Notes in definitive form, the Global Note may not be transferred except as a whole by the Depository to a nominee of such Depository or by a nominee of such Depository to such Depository or another nominee of such Depository.

     Beneficial owners of New Notes registered in the name of the Depository or its nominee will be entitled to be issued, upon request, New Notes in definitive certificated form.

     Although the Depository has agreed to the foregoing procedures in order to facilitate transfers of interests in the Global Note among participants of the Depository, it is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. Neither the Trustee nor the Company will have any responsibility for the performance by the Depository or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

CERTIFICATED NOTES

     The New Notes represented by the Global Note are exchangeable for certificated New Notes in definitive form of like tenor as such New Notes, in denominations of $1,000 and integral multiples thereof if (i) the Depository notifies the Company that it is unwilling or unable to continue as Depository for the Global Note or if at any time the Depository ceases to be a clearing agency registered under the Exchange Act, (ii) the Company in its discretion at any time determines not to have all of the New Notes represented by the Global Note or (iii) a Default entitling the Holders to accelerate the maturity thereof has occurred and is continuing. Any New Note that is exchangeable pursuant to the preceding sentence is exchangeable for certificated New Notes issuable in authorized denominations and registered in such names as the Depository shall direct. Subject to the foregoing, the Global Note is not exchangeable, except for a Global Note of the same aggregate denomination to be registered in the name of the Depository or its nominee.

EXCHANGE OFFER; REGISTRATION RIGHTS

     The Company agreed pursuant to the Registration Rights Agreement (i) to file the Registration Statement of which the Prospectus forms a part with the SEC on or before May 29, 1996 and (ii) use its best efforts to cause the Registration Statement to be declared effective under the Securities Act by August 26, 1996. The Company agreed to keep the Exchange Offer open for not less than 30 days after the date notice of the Exchange Offer is mailed to the holders of the Old Notes.

     In the event the Exchange Offer is not consummated by September 26, 1996, or, in accordance with the Registration Rights Agreement, if the Initial Purchasers so request with respect to Old Notes not eligible to be exchanged for New Notes in the Exchange Offer, or if any holder of Old Notes is not eligible to participate in the Exchange Offer or does not receive freely tradeable New Notes in the Exchange Offer, the Company will, at its cost, (a) as promptly as practicable, file a registration statement (the "Shelf Registration Statement") covering resales of the Old Notes or the New Notes, as the case may be, (b) use its best efforts to cause the Shelf Registration Statement to be declared effective under the Securities Act and (c) keep the Shelf Registration Statement effective until the earlier of (i) the time when the Old Notes covered by the Shelf Registration Statement can be sold pursuant to Rule 144 under the Securities Act without any limitations under clauses (c), (e), (f) and (h) of Rule 144 and (ii) three years after its effective date. The Company will, in the event a Shelf Registration Statement is filed, among other things, provide to each holder for whom such Shelf Registration Statement was filed copies of the prospectus which is a part of the Shelf Registration

Statement, notify each such holder when the Shelf Registration Statement has become effective and take certain other actions as are required to permit unrestricted resales of the Old Notes or the New Notes, as the case may be. A holder selling such Old Notes or New Notes pursuant to the Shelf Registration Statement generally would be required to be named as a selling security holder in the related prospectus and to deliver a prospectus to purchasers, would be subject to certain of the civil liability provisions under the Securities Act in connection with such sales and would be bound by the provisions of the Registration Rights Agreement which are applicable to such holder (including certain indemnification obligations).

     The Registration Rights Agreement provides that if (i) by September 26, 1996, neither the Exchange Offer is consummated nor the Shelf Registration Statement is declared effective; or (ii) after either the Registration Statement or the Shelf Registration Statement is declared effective, such registration statement thereafter ceases to be effective or usable (subject to certain exceptions) in connection with resales of Old Notes or New Notes in accordance with and during the periods specified in the Registration Rights Agreement (each such event referred to in clauses (i) and (ii) a "Registration Default"), additional interest will accrue on the Notes at the rate of 0.50% per annum from and including the date on which any such Registration Default shall occur to but excluding the date on which all Registration Defaults have been cured. Such interest is payable in addition to any other interest payable from time to time with respect to the Notes.

     The summary herein of certain provisions of the Registration Rights Agreement does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the Registration Rights Agreement, a copy of which has been filed as an exhibit to the Registration Statement of which this Prospectus forms a part.

CHANGE OF CONTROL

     Upon the occurrence of any of the following events (each a "Change of Control"), each Holder shall have the right to require that the Company repurchase such Holder's Notes at a purchase price in cash equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date):

          (i) Any "person" (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that such person shall be deemed to have "beneficial ownership" of all shares that any such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 35% of the total voting power of the Voting Stock of the Company;

          (ii) during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors (together with any new directors whose election by such Board of Directors or whose nomination for election by the shareholders of the Company was approved by a vote of 66 2/3% of the directors of the Company then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors then in office; or

          (iii) the merger or consolidation of the Company with or into another Person or the merger of another Person with or into the Company, or the sale of all or substantially all the assets of the Company to another Person, and, in the case of any such merger or consolidation, the securities of the Company that are outstanding immediately prior to such transaction and which represent 100% of the aggregate voting power of the Voting Stock of the Company are changed into or exchanged for cash, securities or property, unless pursuant to such transaction such securities are changed into or exchanged for, in addition to any other consideration, securities of the surviving corporation that represent immediately after such transaction, at least a majority of the aggregate voting power of the Voting Stock of the surviving corporation.

     Within 30 days following any Change of Control, the Company shall mail a notice to each Holder with a copy to the Trustee stating: (1) that a Change of Control has occurred and that such Holder has the right to require the Company to purchase such Holder's Notes at a purchase price in cash equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of holders of record on the relevant record date to receive interest on the relevant interest payment date); (2) the circumstances and relevant facts regarding such Change of Control (including information with respect to pro forma historical income, cash flow and capitalization, each after giving effect to such Change of Control); (3) the repurchase date (which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed in the event of a Change of Control); and
(4) the instructions determined by the Company, consistent with the covenant described hereunder, that a Holder must follow in order to have its Notes purchased.

     The Company shall comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes pursuant to this covenant. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the covenant described above, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under such covenant by virtue thereof.

     The Change of Control purchase feature is a result of negotiations between the Company and the Initial Purchasers. Management has no present intention to engage in a transaction involving a Change of Control, although it is possible that the Company would decide to do so in the future. Subject to the limitations discussed below, the Company could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control under the Indenture, but that could increase the amount of indebtedness outstanding at such time or otherwise affect the Company's capital structure or credit ratings. Restrictions on the ability of the Company to incur additional Indebtedness are contained in the covenants described under "-- Certain Covenants -- Limitation on Indebtedness," "-- Limitation on Indebtedness and Preferred Stock of Restricted Subsidiaries," "-- Limitation on Liens" and "-- Limitation on Sale/Leaseback Transactions." Such restrictions can only be waived with the consent of the holders of a majority in principal amount of the Notes then outstanding. Except for the limitations contained in such covenants, however, the Indenture will not contain any covenants or provisions that may afford holders of the Notes protection in the event of a highly leveraged transaction.

     The Credit Agreement generally prohibits the Company from purchasing any Notes, and will also provide that the occurrence of certain change of control events with respect to the Company would constitute a default thereunder. In the event a Change of Control occurs at a time when the Company is prohibited from purchasing Notes, the Company could seek the consent of its lenders to the purchase of Notes or could attempt to refinance the borrowings that contain such prohibition. If the Company does not obtain such a consent or repay such borrowings, the Company will remain prohibited from purchasing Notes. In such case, the Company's failure to purchase tendered Notes would constitute an Event of Default under the Indenture which would, in turn, constitute a default under the Credit Agreement. In such circumstances, the subordination provisions in the Indenture would likely restrict payment to the Holders of Notes.

     Future indebtedness of the Company may contain prohibitions on the occurrence of certain events that would constitute a Change of Control or require such indebtedness to be repurchased upon a Change of Control. Moreover, the exercise by the holders of their right to require the Company to repurchase the Notes could cause a default under such indebtedness, even if the Change of Control itself does not, due to the financial effect of such repurchase on the Company. Finally, the Company's ability to pay cash to the holders of Notes following the occurrence of a Change of Control may be limited by the Company's then existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make any required repurchases.

     The provisions under the Indenture relative to the Company's obligation to make an offer to repurchase the Notes as a result of a Change of Control may be waived or modified only with the written consent of the holders of a majority in principal amount of the Notes then outstanding.

CERTAIN COVENANTS

     The Indenture contains covenants including, among others, the following:

     Limitation on Indebtedness. (a) The Company shall not Incur, directly or indirectly, any Indebtedness unless, on the date of such Incurrence, the Consolidated Coverage Ratio exceeds 2.00 to 1 if such Indebtedness is Incurred prior to May 1, 1998 or 2.25 to 1 if such Indebtedness is Incurred thereafter.

     (b) Notwithstanding the foregoing paragraph (a), the Company may Incur any or all of the following Indebtedness: (1) Indebtedness Incurred pursuant to the Term Loan Provisions of the Credit Agreement or any other loan agreement or other agreement in an aggregate principal amount that, when taken together with the principal amount of all other Indebtedness Incurred pursuant to this clause
(1) and then outstanding, does not exceed (A) $105 million less (B) the aggregate amount of all principal repayments of any such Indebtedness actually made after the Issue Date (other than any such principal repayments made as a result of the Refinancing of any such Indebtedness); (2) Indebtedness Incurred pursuant to the Revolving Credit Provisions of the Credit Agreement or any other loan agreement or other agreement; provided, however, that, after giving effect to any such Incurrence, the aggregate principal amount of such Indebtedness then outstanding does not exceed the greater of $70 million and the sum of (A) 50% of the book value of the inventory of the Company and its Restricted Subsidiaries (other than any Foreign Subsidiary that has Indebtedness then outstanding Incurred pursuant to clause (d) of the covenant described under "-- Limitations on Indebtedness and Preferred Stock of Restricted Subsidiaries") and (B) 85% of the book value of the accounts receivables of the Company and its Restricted Subsidiaries (other than any Foreign Subsidiary that has Indebtedness then outstanding Incurred pursuant to clause (d) of the covenant described under "-- Limitation on Indebtedness and Preferred Stock of Restricted Subsidiaries");
(3) Indebtedness owed to and held by a Wholly Owned Subsidiary; provided, however, that any subsequent issuance or transfer of any Capital Stock which results in any such Wholly Owned Subsidiary ceasing to be a Wholly Owned Subsidiary or any subsequent transfer of such Indebtedness (other than to another Wholly Owned Subsidiary) shall be deemed, in each case, to constitute the Incurrence of such Indebtedness by the Company; (4) the Notes; (5) Indebtedness outstanding on the Issue Date (other than Indebtedness described in clause (1), (2), (3) or (4) of this covenant); (6) Refinancing Indebtedness in respect of Indebtedness Incurred pursuant to paragraph (a) or pursuant to clause
(4) or (5) or this paragraph (6); (7) Hedging Obligations directly related to Indebtedness permitted to be Incurred by the Company pursuant to the Indenture;
(8) Indebtedness consisting of Guarantees of Indebtedness of a Foreign Subsidiary Incurred pursuant to clause (d) of the covenant described under "-- Limitation on Indebtedness and Preferred Stock of Restricted Subsidiaries"; and (9) Indebtedness in an aggregate principal amount which, together with all other Indebtedness of the Company outstanding on the date of such Incurrence (other than Indebtedness permitted by clauses (1) through (8) above or paragraph
(a)) does not exceed $10 million.

     (c) Notwithstanding the foregoing, the Company shall not Incur any Indebtedness pursuant to the foregoing paragraph (b) if the proceeds thereof are used, directly or indirectly, to Refinance any Subordinated Obligations unless such Indebtedness shall be subordinated to the Notes to at least the same extent as such Subordinated Obligations.

     (d) For purposes of determining compliance with the foregoing covenant, (i) in the event that an item of Indebtedness meets the criteria of more than one of the types of Indebtedness described above, the Company, in its sole discretion, will classify such item of Indebtedness and only be required to include the amount and type of such Indebtedness in one of the above clauses and (ii) an item of Indebtedness may be divided and classified in more than one of the types of Indebtedness described above.

     Limitation on Indebtedness and Preferred Stock of Restricted
Subsidiaries. The Company shall not permit any Restricted Subsidiary to Incur, directly or indirectly, any Indebtedness or Preferred Stock except:

          (a) Indebtedness of a Subsidiary of the Company Incurred solely to Guarantee Indebtedness of the Company Incurred pursuant to clause (1) or
     (2) of paragraph (b) of the covenant described under "-- Limitation on Indebtedness";

          (b) Indebtedness or Preferred Stock issued to and held by the Company or a Wholly Owned Subsidiary; provided, however, that any subsequent issuance or transfer of any Capital Stock which results in any such Wholly Owned Subsidiary ceasing to be a Wholly Owned Subsidiary or any subsequent transfer of such Indebtedness or Preferred Stock (other than to the Company or a Wholly Owned Subsidiary) shall be deemed, in each case, to constitute the issuance of such Indebtedness or Preferred Stock by the issuer thereof;

          (c) Indebtedness or Preferred Stock of a Subsidiary Incurred and outstanding on or prior to the date on which such Subsidiary was acquired by the Company (other than Indebtedness or Preferred Stock Incurred in connection with, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of related transactions pursuant to which such Subsidiary became a Subsidiary or was acquired by the Company); provided, however, that on the date of such acquisition and after giving effect thereto, the Company would have been able to Incur at least $1.00 of Indebtedness pursuant to clause (a) of the covenant described under "-- Limitation on Indebtedness";

          (d) Indebtedness of Foreign Subsidiaries in an aggregate principal amount that, when taken together with the principal amount of all other Indebtedness Incurred pursuant to this clause (d) (and any Indebtedness Incurred by Foreign Subsidiaries prior to the Issue Date solely to finance its working capital) and then outstanding does not exceed the sum of (i) 50% of the book value of the inventory of Foreign Subsidiaries that have Indebtedness then outstanding and Incurred pursuant to this clause (d) and
     (ii) 85% of the book value of the accounts receivable of Foreign Subsidiaries that have Indebtedness then outstanding and Incurred pursuant to this clause (d);

          (e) Indebtedness or Preferred Stock outstanding on the Issue Date (other than Indebtedness described in clause (a), (b), (c) or (d) of this paragraph);

          (f) Refinancing Indebtedness Incurred in respect of Indebtedness or Preferred Stock referred to in clause (c) or (e) or this clause (f); provided, however, that to the extent such Refinancing Indebtedness directly or indirectly Refinances Indebtedness or Preferred Stock of a Subsidiary described in clause (c), such Refinancing Indebtedness shall be Incurred only by such Subsidiary; and

          (g) a Subsidiary Guaranty.

     Limitation on Restricted Payments. (a) The Company shall not, and shall not permit any Restricted Subsidiary, directly or indirectly, to make a Restricted Payment if at the time the Company or such Restricted Subsidiary makes such Restricted Payment: (1) a Default shall have occurred and be continuing (or would result therefrom); (2) the Company is not able to Incur an additional $1.00 of Indebtedness pursuant to paragraph (a) of the covenant described under "-- Limitation on Indebtedness"; or (3) the aggregate amount of such Restricted Payment and all other Restricted Payments since the Issue Date would exceed the sum of: (A) 50% of the Consolidated Net Income accrued during the period (treated as one accounting period) from the beginning of the fiscal quarter immediately following the fiscal quarter during which the Notes are originally issued to the end of the most recent fiscal quarter ending at least 45 days prior to the date of such Restricted Payment (or, in case such Consolidated Net Income shall be a deficit, minus 100% of such deficit); (B) the aggregate Net Cash Proceeds received by the Company from the issuance or sale of its Capital Stock (other than Disqualified Stock) subsequent to the Issue Date (other than an issuance or sale to a Subsidiary of the Company and other than an issuance or sale to an employee stock ownership plan or to a trust established by the Company or any of its Subsidiaries for the benefit of their employees);
(C) the amount by which Indebtedness of the Company is reduced on the Company's balance sheet upon the conversion or exchange (other than by a Subsidiary of the Company) subsequent to the Issue Date of any Indebtedness of the Company convertible or exchangeable for Capital Stock (other than Disqualified Stock) of the Company (less the amount of any cash, or the fair value of any other property, distributed by the Company upon such conversion or exchange); and (D) an amount equal to the sum of (i) the net reduction in Investments in Unrestricted Subsidiaries resulting from dividends, repayments of loans or advances or other transfers of assets, in each case to the Company or any Restricted Subsidiary from Unrestricted Subsidiaries, and (ii) the portion (proportionate to the Company's equity interest in such Subsidiary) of the fair market value of the net assets of an Unrestricted Subsidiary at the time such Unrestricted Subsidiary is designated a Restricted

Subsidiary; provided, however, that the foregoing sum in clause (D) shall not exceed, in the case of any Unrestricted Subsidiary, the amount of Investments previously made (and treated as a Restricted Payment) by the Company or any Restricted Subsidiary in such Unrestricted Subsidiary.

     (b) The provisions of the foregoing paragraph (a) shall not prohibit: (i) any purchase or redemption of Capital Stock or Subordinated Obligations of the Company made by exchange for, or out of the proceeds of the substantially concurrent sale of, Capital Stock of the Company (other than Disqualified Stock and other than Capital Stock issued or sold to a Subsidiary of the Company or an employee stock ownership plan or to a trust established by the Company or any of its Subsidiaries for the benefit of their employees); provided, however, that
(A) such purchase or redemption shall be excluded in the calculation of the amount of Restricted Payments and (B) the Net Cash Proceeds from such sale shall be excluded from the calculation of amounts under clause (3)(B) of paragraph (a) above; (ii) any purchase, repurchase, redemption, defeasance or other acquisition or retirement for value of Subordinated Obligations made by exchange for, or out of the proceeds of the substantially concurrent sale of, Indebtedness of the Company which is permitted to be Incurred pursuant to the covenant described under "-- Limitation on Indebtedness"; provided, however, that such purchase, repurchase, redemption, defeasance or other acquisition or retirement for value shall be excluded in the calculation of the amount of Restricted Payments; or (iii) dividends paid within 60 days after the date of declaration thereof if at such date of declaration such dividend would have complied with this covenant; provided, however, that at the time of payment of such dividend, no other Default shall have occurred and be continuing (or result therefrom); provided further, however, that such dividend shall be included in the calculation of the amount of Restricted Payments.

     Limitation on Restrictions on Distributions from Restricted
Subsidiaries. The Company shall not, and shall not permit any Restricted Subsidiary to, create or otherwise cause or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to (a) pay dividends or make any other distributions on its Capital Stock to the Company or a Restricted Subsidiary or pay any Indebtedness owed to the Company, (b) make any loans or advances to the Company or (c) transfer any of its property or assets to the Company, except: (i) any encumbrance or restriction pursuant to an agreement in effect at or entered into on the Issue Date; (ii) any encumbrance or restriction with respect to a Restricted Subsidiary pursuant to an agreement relating to any Indebtedness Incurred by such Restricted Subsidiary on or prior to the date on which such Restricted Subsidiary was acquired by the Company (other than Indebtedness Incurred as consideration in, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of related transactions pursuant to which such Restricted Subsidiary became a Restricted Subsidiary or was acquired by the Company) and outstanding on such date; (iii) any encumbrance or restriction pursuant to an agreement effecting a Refinancing of Indebtedness Incurred pursuant to an agreement referred to in clause (i) or
(ii) of this covenant or this clause (iii) or contained in any amendment to an agreement referred to in clause (i) or (ii) of this covenant or this clause
(iii); provided, however, that the encumbrances and restrictions with respect to such Restricted Subsidiary contained in any such refinancing agreement or amendment are no less favorable to the Noteholders than encumbrances and restrictions with respect to such Restricted Subsidiary contained in such agreements; (iv) any such encumbrance or restriction consisting of customary non assignment provisions in leases governing leasehold interests to the extent such provisions restrict the transfer of the lease or the property leased thereunder;
(v) in the case of clause (c) above, restrictions contained in security agreements or mortgages securing Indebtedness of a Restricted Subsidiary to the extent such restrictions restrict the transfer of the property subject to such security agreements or mortgages; (vi) any encumbrance or restriction imposed solely upon a Foreign Subsidiary; and (vii) any restriction with respect to a Restricted Subsidiary imposed pursuant to an agreement entered into for the sale or disposition of all or substantially all the Capital Stock or assets of such Restricted Subsidiary pending the closing of such sale or disposition.

     Limitation on Sales of Assets and Subsidiary Stock. (a) The Company shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, consummate any Asset Disposition unless (i) the Company or such Restricted Subsidiary receives consideration at the time of such Asset Disposition at least equal to the fair market value (including as to the value of all non-cash consideration), as determined in good faith by the Board of Directors, of the shares and assets subject to such Asset Disposition and (except in the case of a Scheduled Asset Disposition) at least 85% of the consideration thereof received by the Company or such Restricted Subsidiary is in the form of cash or cash equivalents and (ii) an amount equal to 100% of the Net Available Cash from such Asset Disposition is applied by the Company (or such Restricted Subsidiary, as the case may be) (A) first, to the extent the Company elects (or is required by the terms of any Senior Indebtedness), to prepay, repay, redeem or purchase Senior Indebtedness or Indebtedness (other than any Disqualified Stock) of a Wholly Owned Subsidiary (in each case other than Indebtedness owed to the Company or an Affiliate of the Company) within one year from the later of the date of such Asset Disposition or the receipt of such Net Available Cash; (B) second, to the extent of the balance of such Net Available Cash after application in accordance with clause (A), to the extent the Company elects, to acquire Additional Assets within one year from the later of the date of such Asset Disposition or the receipt of such Net Available Cash; (C) third, to the extent of the balance of such Net Available Cash after application in accordance with clauses (A) and (B), to make an offer to the holders of the Notes (and to holders of other Senior Indebtedness designated by the Company) to purchase Notes (and such other Senior Indebtedness) pursuant to and subject to the conditions contained in the Indenture; and (D) fourth, to the extent of the balance of such Net Available Cash after application in accordance with clauses
(A), (B) and (C), to (x) the acquisition by the Company or any Wholly Owned Subsidiary of Additional Assets or (y) the prepayment, repayment or purchase of Indebtedness (other than any Disqualified Stock) of the Company (other than Indebtedness owed to an Affiliate of the Company) or Indebtedness of any Subsidiary (other than Indebtedness owed to the Company or an Affiliate of the Company), in each case within one year from the later of the receipt of such Net Available Cash and the date the offer described in clause (b) below is consummated; provided, however, that in connection with any prepayment, repayment or purchase of Indebtedness pursuant to clause (A), (C) or (D) above (other than such prepayment, repayment or purchase with the Net Available Cash from a Scheduled Asset Disposition or such repayment or prepayment of Indebtedness Incurred pursuant to clause (2) of paragraph (b) of the covenant described under "-- Limitation on Indebtedness"), the Company or such Restricted Subsidiary shall retire such Indebtedness and shall cause the related loan commitment (if any) to be permanently reduced in an amount equal to the principal amount so prepaid, repaid or purchased. Notwithstanding the foregoing provisions of this paragraph, the Company and the Restricted Subsidiaries shall not be required to apply any Net Available Cash in accordance with this paragraph except to the extent that the aggregate Net Available Cash from all Asset Dispositions which are not applied in accordance with this paragraph exceed $10 million. Pending application of Net Available Cash pursuant to this covenant, such Net Available Cash shall be invested in Permitted Investments or applied to reduce outstanding Indebtedness described in paragraph (b)(2) of the covenant described under "-- Limitation on Indebtedness".

     For the purposes of this covenant, the following are deemed to be cash or cash equivalents: (x) the assumption of Indebtedness of the Company or any Restricted Subsidiary and the release of the Company or such Restricted Subsidiary from all liability on such Indebtedness in connection with such Asset Disposition and (y) securities received by the Company or any Restricted Subsidiary from the transferee that are promptly converted by the Company or such Restricted Subsidiary into cash.

     (b) In the event of an Asset Disposition that requires the purchase of the Notes (and other Senior Indebtedness) pursuant to clause (a)(ii)(C) above, the Company will be required to purchase Notes tendered pursuant to an offer by the Company for the Notes (and other Senior Indebtedness) at a purchase price of 100% of their principal amount (without premium) plus accrued but unpaid interest (or, in respect of such other Senior Indebtedness, such lesser price, if any, as may be provided for by the terms of such Senior Indebtedness) in accordance with the procedures (including prorating in the event of oversubscription) set forth in the Indenture. If the aggregate purchase price of Notes (and any other Senior Indebtedness) tendered pursuant to such offer is less than the Net Available Cash allotted to the purchase thereof, the Company will be required to apply the remaining Net Available Cash in accordance with clause (a)(ii)(D) above. The Company shall not be required to make such an offer to purchase Notes (and other Senior Indebtedness) pursuant to this covenant if the Net Available Cash available therefor is less than $10 million (which lesser amount shall be carried forward for purposes of determining whether such an offer is required with respect to any subsequent Asset Disposition).

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

     (c) The Company shall comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes pursuant to this covenant. To the extent that the provisions of any securities laws or regulations conflict with provisions of this covenant, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under this clause by virtue thereof.

     Limitation on Affiliate Transactions. (a) The Company shall not, and shall not permit any Restricted Subsidiary to, enter into or permit to exist any transaction (including the purchase, sale, lease or exchange of any property, employee compensation arrangements or the rendering of any service) with any Affiliate of the Company (an "Affiliate Transaction") unless the terms thereof
(1) are no less favorable to the Company or such Restricted Subsidiary than those that could be obtained at the time of such transaction in arm's-length dealings with a Person who is not such an Affiliate, (2) if such Affiliate Transaction involves an amount in excess of $2.5 million, (i) are set forth in writing and (ii) have been approved by a majority of the members of the Board of Directors having no personal stake in such Affiliate Transaction and (3) if such Affiliate Transaction involves an amount in excess of $10 million, have been determined by a nationally recognized investment banking firm to be fair, from a financial standpoint to the Company and its Restricted Subsidiaries.

     (b) The provisions of the foregoing paragraph (a) shall not prohibit (i) any Restricted Payment permitted to be paid pursuant to the covenant described under "-- Limitation on Restricted Payments", (ii) any issuance of securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, stock options and stock ownership plans approved by the Board of Directors, (iii) the grant of stock options or similar rights to employees and directors of the Company pursuant to plans approved by the Board of Directors, (iv) loans or advances to employees in the ordinary course of business in accordance with the past practices of the Company or its Restricted Subsidiaries, but in any event not to exceed $1 million in the aggregate outstanding at any one time, (v) the payment of reasonable fees to directors of the Company and its Restricted Subsidiaries who are not employees of the Company or its Restricted Subsidiaries and (vi) any Affiliate Transaction between the Company and a Restricted Subsidiary or between Restricted Subsidiaries.

     Limitation on the Sale or Issuance of Capital Stock of Restricted Subsidiaries. The Company shall not sell or otherwise dispose of any shares of Capital Stock of a Restricted Subsidiary, and shall not permit any Restricted Subsidiary, directly or indirectly, to issue or sell or otherwise dispose of any shares of its Capital Stock except (i) to the Company or a Wholly Owned Subsidiary or (ii) if, immediately after giving effect to such issuance, sale or other disposition, the Company and its Restricted Subsidiaries would own less than 20% of the Voting Stock of such Restricted Subsidiary and have no greater economic interest in such Restricted Subsidiary.

     Limitation on Liens. The Company shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, Incur or permit to exist any Lien of any nature whatsoever on any of its properties (including Capital Stock of a Restricted Subsidiary), whether owned at the Issue Date or thereafter acquired, other than Permitted Liens, without effectively providing that the Notes shall be secured equally and ratably with (or prior to) the obligations so secured for so long as such obligations are so secured.

     Limitation on Sale/Leaseback Transactions. The Company shall not, and shall not permit any Restricted Subsidiary to, enter into any Sale/Leaseback Transaction with respect to any property unless (i) the Company or such Subsidiary would be entitled to (A) Incur Indebtedness in an amount equal to the Attributable Debt with respect to such Sale/Leaseback Transaction pursuant to the covenant described under "-- Limitation on Indebtedness" and (B) create a Lien on such property securing such Attributable Debt without equally and ratably securing the Notes pursuant to the covenant described under "-- Limitation on Liens", (ii) the net cash proceeds received by the Company or any Restricted Subsidiary in connection with such Sale/Leaseback Transaction are at least equal to the fair value (as determined by the Board of Directors) of such property and (iii) the Company applies the proceeds of such transaction in compliance with the covenant described under "-- Limitation on Sale of Assets and Subsidiary Stock".

     Merger and Consolidation. The Company shall not consolidate with or merge with or into, or convey, transfer or lease, in one transaction or a series of transactions, all or substantially all its assets to, any Person, unless: (i) the resulting, surviving or transferee Person (the "Successor Company") shall be a Person organized and existing under the laws of the United States of America, any State thereof or the District of Columbia and the Successor Company (if not the Company) shall expressly assume, by an indenture supplemental thereto, executed and delivered to the Trustee, in form acceptable to the Trustee, all the obligations of the Company under the Notes and the Indenture; (ii) immediately after giving effect to such transaction (and treating any Indebtedness which becomes an obligation of the Successor Company or any Subsidiary as a result of such transaction as having been Incurred by such Successor Company or such Subsidiary at the time of such transaction), no Default shall have occurred and be continuing, (iii) immediately after giving effect to such transaction, the Successor Company would be able to Incur an additional $1.00 of Indebtedness pursuant to paragraph (a) of the covenant described under "-- Limitation on Indebtedness"; (iv) immediately after giving effect to such transaction, the Successor Company shall have Consolidated Net Worth in an amount that is not less than the Consolidated Net Worth of the Company immediately prior to such transaction; and (v) the Company shall have delivered to the Trustee an Officers' Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indenture (if any) comply with the Indenture.

     The Successor Company shall be the successor to the Company and shall succeed to, and be substituted for, and may exercise every right and power of, the Company under the Indenture, and the predecessor Company in the case of a conveyance, transfer or lease shall be released from its obligations under the Indenture and with respect to the Notes.

     The Company will not permit any Subsidiary Guarantor to consolidate with or merge with or into, or convey, transfer or lease, in one transaction or series of transactions, all or substantially all of its assets to any Person unless:
(i) the resulting, surviving or transferee Person (if not such Subsidiary) shall be a Person organized and existing under the laws of the jurisdiction under which such Subsidiary was organized or under the laws of the United States of America, or any State hereof or the District of Columbia, and such Person shall expressly assume, by a guaranty agreement, in a form acceptable to the Trustee, all the obligations of such Subsidiary, if any, under its Subsidiary Guaranty;
(ii) immediately after giving effect to such transaction or transactions on a pro forma basis (and treating any Indebtedness which becomes an obligation of the resulting, surviving or transferee Person as a result of such transaction as having been issued by such Person at the time of such transaction), no Default shall have occurred and be continuing; and (iii) the Company delivers to the Trustee an Officers' Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such guaranty agreement, if any, complies with the Indenture.

     Future Guarantors. In the event that, after the Issue Date, a Subsidiary (other than any Specified Subsidiary) Guarantees any Indebtedness of the Company incurred pursuant to clause (1) or (2) of paragraph (b) of the covenant described under "-- Limitation on Indebtedness", the Company shall cause such Subsidiary to Guarantee the Notes pursuant to a Subsidiary Guaranty on the terms and conditions set forth in the Indenture.

     Specified Subsidiaries. The Company shall not, and shall not permit any Restricted Subsidiary to, make any Investment in a Specified Subsidiary or transfer any assets or other property to a Specified Subsidiary; provided, however, the foregoing shall not prohibit the Company from providing treasury functions to a Specified Subsidiary or the transfer of inventory and equipment, furniture, computers and related equipment among the Company and such Specified Subsidiaries, in each case in the ordinary course of business consistent with past practices.

     SEC Reports. Notwithstanding that the Company may not be required to remain subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, the Company shall file with the SEC and provide the Trustee and Noteholders with such annual reports and such information, documents and other reports as are specified in Sections 13 and 15(d) of the Exchange Act and applicable to a U.S. corporation subject to such Sections, such information, documents and other reports to be so filed and provided at the times specified for the filing of such information, documents and reports under such Sections.

DEFAULTS

     An Event of Default is defined in the Indenture as (i) a default in the payment of interest on the Notes when due, continued for 30 days, (ii) a default in the payment of principal of any Note when due at its Stated

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

Maturity, upon optional redemption, upon required repurchase, upon declaration or otherwise, (iii) the failure by the Company to comply with its obligations under "-- Certain Covenants -- Merger and Consolidation" above, (iv) the failure by the Company to comply for 30 days after notice with any of its obligations in the covenants described above under "-- Change of Control" (other than a failure to purchase Notes) or under "-- Certain Covenants", under "-- Limitation on Indebtedness", "-- Limitation on Indebtedness and Preferred Stock of Restricted Subsidiaries", "-- Limitation on Restricted Payments", "-- Limitation on Restrictions on Distributions from Restricted Subsidiaries", "-- Limitation on Sales of Assets and Subsidiary Stock" (other than a failure to purchase Notes), "-- Limitation on Affiliate Transactions", "-- Limitation on the Sale or Issuance of Capital Stock of Restricted Subsidiaries", "-- Limitation on Liens", "-- Limitation on Sale/Leaseback Transactions", "-- Future Guarantors",
"-- Specified Subsidiaries" or "-- SEC Reports", (v) the failure by the Company to comply for 60 days after notice with its other agreements contained in the Indenture, (vi) Indebtedness of the Company or any Significant Subsidiary is not paid within any applicable grace period after final maturity or is accelerated by the holders thereof because of a default and the total amount of such Indebtedness unpaid or accelerated exceeds $5 million (the "cross acceleration provision"), (vii) certain events of bankruptcy, insolvency or reorganization of the Company or a Significant Subsidiary (the "bankruptcy provisions"), (viii) any judgment or decree for the payment of money in excess of $5 million is rendered against the Company or a Significant Subsidiary, remains outstanding for a period of 60 days following such judgment and is not discharged, waived or stayed within 10 days after notice (the "judgment default provision") or (ix) a Subsidiary Guaranty ceases to be in full force and effect (other than in accordance with the terms of such Subsidiary Guaranty) or a Subsidiary Guarantor denies or disaffirms its obligations under its Subsidiary Guaranty. However, a default under clauses (iv), (v) and (viii) will not constitute an Event of Default until the Trustee or the holders of 25% in principal amount of the outstanding Notes notify the Company of the default and the Company does not cure such default within the time specified after receipt of such notice.

     If an Event of Default occurs and is continuing, the Trustee or the holders of at least 25% in principal amount of the outstanding Notes may declare the principal of and accrued but unpaid interest on all the Notes to be due and payable. Upon such a declaration, such principal and interest shall be due and payable immediately. If an Event of Default relating to certain events of bankruptcy, insolvency or reorganization of the Company occurs and is continuing, the principal of and interest on all the Notes will ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustee or any holders of the Notes. Under certain circumstances, the holders of a majority in principal amount of the outstanding Notes may rescind any such acceleration with respect to the Notes and its consequences.

     Subject to the provisions of the Indenture relating to the duties of the Trustee, in case an Event of Default occurs and is continuing, the Trustee will be under no obligation to exercise any of the rights or powers under the Indenture at the request or direction of any of the holders of the Notes unless such holders have offered to the Trustee reasonable indemnity or security against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium (if any) or interest when due, no holder of a Note may pursue any remedy with respect to the Indenture or the Notes unless (i) such holder has previously given the Trustee notice that an Event of Default is continuing, (ii) holders of at least 25% in principal amount of the outstanding Notes have requested the Trustee to pursue the remedy, (iii) such holders have offered the Trustee reasonable security or indemnity against any loss, liability or expense, (iv) the Trustee has not complied with such request within 60 days after the receipt thereof and the offer of security or indemnity and (v) the holders of a majority in principal amount of the outstanding Notes have not given the Trustee a direction inconsistent with such request within such 60-day period. Subject to certain restrictions, the holders of a majority in principal amount of the outstanding Notes are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee. The Trustee, however, may refuse to follow any direction that conflicts with law or the Indenture or that the Trustee determines is unduly prejudicial to the rights of any other holder of a Note or that would involve the Trustee in personal liability.

     The Indenture provides that if a Default occurs and is continuing and is known to the Trustee, the Trustee must mail to each holder of the Notes notice of the Default within 90 days after it occurs. Except in the case of a Default in the payment of principal of or interest on any Note, the Trustee may withhold notice if it determines that withholding notice is not opposed to the interest of the holders of the Notes. In addition, the Company is required to deliver to the Trustee, within 120 days after the end of each fiscal year, a certificate indicating whether the signers thereof know of any Default that occurred during the previous year. The Company also is required to deliver to the Trustee, within 30 days after the occurrence thereof, written notice of any event which would constitute certain Defaults, their status and what action the Company is taking or proposes to take in respect thereof.

AMENDMENTS AND WAIVERS

     Subject to certain exceptions, the Indenture may be amended with the consent of the holders of a majority in principal amount of the Notes then outstanding (including consents obtained in connection with a tender offer or exchange for the Notes) and any past default or compliance with any provisions may also be waived with the consent of the holders of a majority in principal amount of the Notes then outstanding. However, without the consent of each holder of an outstanding Note affected thereby, no amendment may, among other things, (i) reduce the amount of Notes whose holders must consent to an amendment, (ii) reduce the rate of or extend the time for payment of interest on any Note, (iii) reduce the principal of or extend the Stated Maturity of any Note, (iv) reduce the premium payable upon the redemption of any Note or change the time at which any Note may be redeemed as described under "-- Optional Redemption" above, (v) make any Note payable in money other than that stated in the Note, (vi) impair the right of such holder of the Notes to receive payment of principal of and interest on such holder's Notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such holder's Notes, (vii) make any change in the amendment provisions which require such holder's consent or in the waiver provisions,
(viii) make any change to the subordination provisions of the Indenture that would adversely affect such holder or (ix) make any change in any Subsidiary Guaranty that could adversely affect such holder.

     Without the consent of any Holder, the Company and Trustee may amend the Indenture to cure any ambiguity, omission, defect or inconsistency, to provide for the assumption by a successor corporation of the obligations of the Company under the Indenture, to provide for uncertificated Notes in addition to or in place of certificated Notes (provided that the uncertificated Notes are issued in registered form for purposes of Section 163(f) of the Code, or in a manner such that the uncertificated Notes are described in Section 163(f)(2)(B) of the
Code), to add guarantees with respect to the Notes, to secure the Notes, to add to the covenants of the Company for the benefit of the holders of the Notes or to surrender any right or power conferred upon the Company, to make any change that does not adversely affect the rights of any holder of the Notes or to comply with any requirement of the SEC in connection with the qualification of the Indenture under the Trust Indenture Act. However, no amendment may be made to the subordination provisions of the Indenture that adversely affects the rights of any holder of Specified Senior Indebtedness then outstanding unless the holders of such Specified Senior Indebtedness (or their Representative) consent to such change in accordance with the terms governing such Specified Senior Indebtedness.

     The consent of the holders of the Notes is not necessary under the Indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment.

     After an amendment under the Indenture becomes effective, the Company is required to mail to holders of the Notes a notice briefly describing such amendment. However, the failure to give such notice to all holders of the Notes, or any defect therein, will not impair or affect the validity of the amendment.

DEFEASANCE

     The Company at any time may terminate all its obligations under the Notes and the Indenture ("legal defeasance"), except for certain obligations, including those respecting the defeasance trust and obligations to register the transfer or exchange of the Notes, to replace mutilated, destroyed, lost or stolen Notes and to maintain a registrar and paying agent in respect of the Notes. The Company at any time may terminate its obligations under "Change of Control" and under the covenants described under "-- Certain Covenants" (other than the covenant described under "-- Merger and Consolidation"), the operation of the cross acceleration provision, the bankruptcy provisions with respect to Significant Subsidiaries and the judgment default provision described under "-- Defaults" above and the limitations contained in clauses (iii) and (iv) under "-- Certain Covenants -- Merger and Consolidation" above ("covenant defeasance").

     The Company may exercise its legal defeasance option notwithstanding its prior exercise of its covenant defeasance option. If the Company exercises its legal defeasance option, payment of the Notes may not be accelerated because of an Event of Default with respect thereto. If the Company exercises its covenant defeasance option, payment of the Notes may not be accelerated because of an Event of Default specified in clause (iv), (vi), (vii) (with respect only to Significant Subsidiaries) or (viii) under "-- Defaults" above or because of the failure of the Company to comply with clause (iii) or (iv) under "-- Certain Covenants -- Merger and Consolidation" above. If the Company exercises its legal defeasance option or its covenant defeasance option, each Subsidiary Guarantor, if any, will be released from all of its obligations with respect to its Subsidiary Guaranty.

     In order to exercise either defeasance option, the Company must irrevocably deposit in trust (the "defeasance trust") with the Trustee money or U.S. Government Obligations for the payment of principal and interest on the Notes to redemption or maturity, as the case may be, and must comply with certain other conditions, including delivery to the Trustee of an Opinion of Counsel to the effect that holders of the Notes will not recognize income, gain or loss for Federal income tax purposes as a result of such deposit and defeasance and will be subject to Federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred (and, in the case of legal defeasance only, such Opinion of Counsel must be based on a ruling of the Internal Revenue Service or other change in applicable Federal income tax law).

CONCERNING THE TRUSTEE

     IBJ Schroder Bank & Trust Company is the Trustee under the Indenture and has been appointed by the Company as Registrar and Paying Agent with regard to the Notes.

     The Holders of a majority in principal amount of the outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The Indenture provides that if an Event of Default occurs (and is not cured), the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any Holder of Notes, unless such Holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense and then only to the extent required by the terms of the Indenture.

GOVERNING LAW

     The Indenture provides that it and the Notes will be governed by, and construed in accordance with, the law of the State of New York without giving effect to applicable principles of conflicts of law to the extent that the application of the law of another jurisdiction would be required thereby.

CERTAIN DEFINITIONS

     "Additional Assets" means (i) any property or assets (other than Indebtedness and Capital Stock) in a Related Business; (ii) the Capital Stock of a Person that becomes a Restricted Subsidiary as a result of the acquisition of such Capital Stock by the Company or another Restricted Subsidiary or (iii) Capital Stock constituting a minority interest in any Person that at such time is a Restricted Subsidiary; provided, however, that any such Restricted Subsidiary described in clauses (ii) or (iii) above is primarily engaged in a Related Business.

     "Affiliate" of any specified Person means any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, "control" when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing. For

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

purposes of the provisions described under "-- Certain Covenants -- Limitation on Restricted Payments", "-- Certain Covenants -- Limitation on Affiliate Transactions" and "-- Certain Covenants -- Limitations on Sales of Assets and Subsidiary Stock" only, "Affiliate" shall also mean any beneficial owner of Capital Stock representing 5% or more of the total voting power of the Voting Stock (on a fully diluted basis) of the Company or of rights or warrants to purchase such Capital Stock (whether or not currently exercisable) and any Person who would be an Affiliate of any such beneficial owner pursuant to the first sentence hereof.

     "Asset Disposition" means any sale, lease, transfer or other disposition (or series of related sales, leases, transfers or dispositions) by the Company or any Restricted Subsidiary, including any disposition by means of a merger, consolidation or similar transaction (each referred to for the purposes of this definition as a "disposition"), of (i) any shares of Capital Stock of a Restricted Subsidiary (other than directors' qualifying shares or shares required by applicable law to be held by a Person other than the Company or a Restricted Subsidiary), (ii) all or substantially all the assets of any division or line of business of the Company or any Restricted Subsidiary or (iii) any other assets of the Company or any Restricted Subsidiary outside of the ordinary course of business of the Company or such Restricted Subsidiary (other than, in the case of (i), (ii) and (iii) above, (y) a disposition by a Restricted Subsidiary to the Company or by the Company or a Restricted Subsidiary to a Wholly Owned Subsidiary and (z) for purposes of the covenant described under "-- Certain Covenants -- Limitation on Sales of Assets and Subsidiary Stock" only, a disposition that constitutes a Restricted Payment permitted by the covenant described under "-- Certain Covenants -- Limitation on Restricted Payments").

     "Attributable Debt" in respect of a Sale/Leaseback Transaction means, as at the time of determination, the present value (discounted at the interest rate borne by the Notes, compounded annually) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale/Leaseback Transaction (including any period for which such lease has been extended).

     "Average Life" means, as of the date of determination, with respect to any Indebtedness or Preferred Stock, the quotient obtained by dividing (i) the sum of the products of numbers of years from the date of determination to the dates of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to such Preferred Stock multiplied by the amount of such payment by (ii) the sum of all such payments.

     "Banks" means the "Lenders" as defined in the Credit Agreement.

     "Board of Directors" means the Board of Directors of the Company or any committee thereof duly authorized to act on behalf of such Board.

     "Business Day" means each day which is not a Legal Holiday.

     "Capital Lease Obligations" means an obligation that is required to be classified and accounted for as a capital lease for financial reporting purposes in accordance with GAAP, and the amount of Indebtedness represented by such obligation shall be the capitalized amount of such obligation determined in accordance with GAAP; and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty.

     "Capital Stock" of any Person means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such Person, including any Preferred Stock, but excluding any debt securities convertible into such equity.

     "Code" means the Internal Revenue Code of 1986, as amended.

     "Consolidated Coverage Ratio" as of any date of determination means the ratio of (i) the aggregate amount of EBITDA for the period of the most recent four consecutive fiscal quarters ending at least 45 days prior to the date of such determination to (ii) Consolidated Interest Expense for such four fiscal quarters; provided, however, that (1) if the Company or any Restricted Subsidiary has Incurred any Indebtedness since the beginning of such period that remains outstanding or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio is an Incurrence of Indebtedness, or both, EBITDA and Consolidated

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

Interest Expense for such period shall be calculated after giving effect on a pro forma basis to such Indebtedness as if such Indebtedness had been Incurred on the first day of such period and the discharge of any other Indebtedness repaid, repurchased, defeased or otherwise discharged with the proceeds of such new Indebtedness as if such discharge had occurred on the first day of such period, (2) if since the beginning of such period the Company or any Restricted Subsidiary shall have made any Asset Disposition, the EBITDA for such period shall be reduced by an amount equal to the EBITDA (if positive) directly attributable to the assets which are the subject of such Asset Disposition for such period, or increased by an amount equal to the EBITDA (if negative), directly attributable thereto for such period and Consolidated Interest Expense for such period shall be reduced by an amount equal to the Consolidated Interest Expense directly attributable to any Indebtedness of the Company or any Restricted Subsidiary repaid, repurchased, defeased or otherwise discharged with respect to the Company and its continuing Restricted Subsidiaries in connection with such Asset Disposition for such period (or, if the Capital Stock of any Restricted Subsidiary is sold, the Consolidated Interest Expense for such period directly attributable to the Indebtedness of such Restricted Subsidiary to the extent the Company and its continuing Restricted Subsidiaries are no longer liable for such Indebtedness after such sale), (3) if since the beginning of such period the Company or any Restricted Subsidiary (by merger or otherwise) shall have made an Investment in any Restricted Subsidiary (or any person which becomes a Restricted Subsidiary) or an acquisition of assets, including any acquisition of assets occurring in connection with a transaction requiring a calculation to be made hereunder, which constitutes all or substantially all of an operating unit of a business, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto (including the Incurrence of any Indebtedness) as if such Investment or acquisition occurred on the first day of such period and (4) if since the beginning of such period any Person (that subsequently became a Restricted Subsidiary or was merged with or into the Company or any Restricted Subsidiary since the beginning of such period) shall have made any Asset Disposition, any Investment or acquisition of assets that would have required an adjustment pursuant to clause
(2) or (3) above if made by the Company or a Restricted Subsidiary during such period, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto as if such Asset Disposition, Investment or acquisition occurred on the first day of such period. For purposes of this definition, whenever pro forma effect is to be given to an acquisition of assets, the amount of income or earnings relating thereto and the amount of Consolidated Interest Expense associated with any Indebtedness Incurred in connection therewith, the pro forma calculations shall be determined in good faith by a responsible financial or accounting Officer of the Company. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest of such Indebtedness shall be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any Interest Rate Agreement applicable to such Indebtedness if such Interest Rate Agreement has a remaining term in excess of 12 months).

     "Consolidated Interest Expense" means, for any period, the total interest expense of the Company and its consolidated Restricted Subsidiaries, plus, to the extent not included in such total interest expense, and to the extent incurred by the Company or its Restricted Subsidiaries, (i) interest expense attributable to capital leases and one-third of the rental expense attributable to operating leases, (ii) amortization of debt discount (including any original issue discount) and debt issuance cost, (iii) capitalized interest, (iv) non-cash interest expenses, (v) commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing, (vi) net costs associated with Hedging Obligations (including amortization of fees), (vii) Preferred Stock dividends in respect of all Preferred Stock held by Persons other than the Company or a Wholly Owned Subsidiary, (viii) interest incurred in connection with Investments in discontinued operations, (ix) interest accruing on any Indebtedness of any other Person to the extent such Indebtedness is Guaranteed by the Company or any Restricted Subsidiary and (x) the cash contributions to any employee stock ownership plan or similar trust to the extent such contributions are used by such plan or trust to pay interest or fees to any Person (other than the Company) in connection with Indebtedness Incurred by such plan or trust.

     "Consolidated Net Income" means, for any period, the net income of the Company and its consolidated Subsidiaries; provided, however, that there shall not be included in such Consolidated Net Income: (i) any net income of any Person if such Person is not a Restricted Subsidiary, except that (A) subject to the exclusion contained in clause (iv) below, the Company's equity in the net income of any such Person for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash actually distributed by such Person during such period to the Company or a Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution paid to a Restricted Subsidiary, to the limitations contained in clause (iii) below) and
(B) the Company's equity in a net loss of any such Person for such period shall be included in determining such Consolidated Net Income; (ii) any net income (or loss) of any Person acquired by the Company or a Subsidiary in a pooling of interests transaction for any period prior to the date of such acquisition;
(iii) any net income of any Restricted Subsidiary if such Restricted Subsidiary is subject to restrictions, directly or indirectly, on the payment of dividends or the making of distributions by such Restricted Subsidiary, directly or indirectly, to the Company, except that (A) subject to the exclusion contained in clause (iv) below, the Company's equity in the net income of any such Restricted Subsidiary for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash actually distributed by such Restricted Subsidiary during such period to the Company or another Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution paid to another Restricted Subsidiary, to the limitation contained in this clause) and (B) the Company's equity in a net loss of any such Restricted Subsidiary for such period shall be included in determining such Consolidated Net Income; (iv) any gain (but not loss) realized upon the sale or other disposition of any assets of the Company or its consolidated Subsidiaries (including pursuant to any sale-and-leaseback arrangement) which is not sold or otherwise disposed of in the ordinary course of business and any gain (but not loss) realized upon the sale or other disposition of any Capital Stock of any Person; (v) extraordinary gains or losses; and (vi) the cumulative effect of a change in accounting principles. Notwithstanding the foregoing, for the purposes of the covenant described under "Certain Covenants -- Limitation on Restricted Payments" only, there shall be excluded from Consolidated Net Income any dividends, repayments of loans or advances or other transfers of assets from Unrestricted Subsidiaries to the Company or a Restricted Subsidiary to the extent such dividends, repayments or transfers increase the amount of Restricted Payments permitted under such covenant pursuant to clause (a)(3)(D) thereof.

     "Consolidated Net Worth" means the total of the amounts shown on the balance sheet of the Company and its consolidated Subsidiaries, determined on a consolidated basis in accordance with GAAP, as of the end of the most recent fiscal quarter of the Company ending at least 45 days prior to the taking of any action for the purpose of which the determination is being made, as (i) the par or stated value of all outstanding Capital Stock of the Company plus (ii) paid-in capital or capital surplus relating to such Capital Stock plus (iii) any retained earnings or earned surplus less (A) any accumulated deficit and (B) any amounts attributable to Disqualified Stock.

     "Credit Agreement" means, collectively, the Credit Agreement dated as of April 29, 1996, among the Company, the Specified Subsidiaries, the financial institutions from time to time party thereto as Lenders and Issuing Banks, Citicorp USA, Inc., in its separate capacity as agent for the Lenders and Issuing Banks, as the same may from time to time be amended, renewed, supplemented or otherwise modified at the option of the parties thereto and any other agreement pursuant to which any of the Indebtedness, commitments, obligations, costs, expenses, fees, reimbursements and other indemnities payable or owing thereunder may be refinanced, restructured, renewed, extended, refunded or increased, as any such other agreement may from time to time at the option of the parties thereto be amended, supplemented, renewed or otherwise modified.

     "Currency Agreement" means in respect of a Person any foreign exchange contract, currency swap agreement or other similar agreement to which such Person is a party or a beneficiary.

     "Default" means any event which is, or after notice or passage of time or both would be, an Event of Default.

     "Disqualified Stock" means, with respect to any Person, any Capital Stock which by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable) or upon the happening of any event (i) matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise,
(ii) is convertible or exchangeable for Indebtedness or Disqualified Stock or
(iii) is redeemable at the option of the holder thereof, in whole or in part, in each case on or prior to the first anniversary of the Stated Maturity of the

Notes; provided, however, that any Capital Stock that would not constitute Disqualified Stock but for provisions thereof giving holders thereof the right to require such Person to repurchase or redeem such Capital Stock upon the occurrence of an "asset sale" or "change of control" occurring prior to the first anniversary of the Stated Maturity of the Notes shall not constitute Disqualified Stock if the "asset sale" or "change of control" provisions applicable to such Capital Stock are not more favorable to the holders of such Capital Stock than the provisions described under "Change of Control" and under "-- Certain Covenants -- Limitation on Sales of Assets and Subsidiary Stock".

     "EBITDA" for any period means the sum of Consolidated Net Income, plus Consolidated Interest Expense plus the following to the extent deducted in calculating such Consolidated Net Income: (a) all income tax expense of the Company, (b) depreciation expense and (c) amortization expense, in each case for such period. Notwithstanding the foregoing, the provision for taxes based on the income or profits of, and the depreciation and amortization of, a Subsidiary of the Company shall be added to Consolidated Net Income to compute EBITDA only to the extent (and in the same proportion) that the net income of such Subsidiary was included in calculating Consolidated Net Income and only if a corresponding amount would be permitted at the date of determination to be dividended to the Company by such Subsidiary without prior approval (that has not been obtained), pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to such Subsidiary or its stockholders.

     "Exchange Act" means the Securities Exchange Act of 1934, as amended.

     "Foreign Subsidiary" means a Restricted Subsidiary that is incorporated in a jurisdiction other than the United States or a State thereof or the District of Columbia and with respect to which more than 80% of any of its sales, earnings or assets (determined on a consolidated basis in accordance with GAAP) are located in, generated from or derived from operations located in territories outside of the United States of America and jurisdictions outside the United States of America.

     "GAAP" means generally accepted accounting principles in the United States of America as in effect as of the Issue Date, including those set forth (i) in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants, (ii) statements and pronouncements of the Financial Accounting Standards Board, (iii) in such other statements by such other entity as approved by a significant segment of the accounting profession, and (iv) the rules and regulations of the SEC governing the inclusion of financial statements (including pro forma financial statements) in periodic reports required to be filed pursuant to Section 13 of the Exchange Act, including opinions and pronouncements in staff accounting bulletins and similar written statements from the accounting staff of the SEC.

     "Guarantee" means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness or other obligation of any Person and any obligation, direct or indirect, contingent or otherwise, of such Person (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation of such Person (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take-or-pay or to maintain financial statement conditions or otherwise) or (ii) entered into for the purpose of assuring in any other manner the obligee of such Indebtedness or other obligation of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided, however, that the term "Guarantee" shall not include endorsements for collection or deposit in the ordinary course of business. The term "Guarantee" used as a verb has a corresponding meaning. The term "Guarantor" shall mean any Person Guaranteeing any obligation.

     "Hedging Obligations" of any Person means the obligations of such Person pursuant to any Interest Rate Agreement or Currency Agreement.

     "Holder" or "Noteholder" means the Person in whose name a Note is registered on the Registrar's books.

     "Incur" means issue, assume, Guarantee, incur or otherwise become liable for; provided, however, that any Indebtedness or Capital Stock of a Person existing at the time such Person becomes a Subsidiary (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be Incurred by such Subsidiary at the time it becomes a Subsidiary. The term "Incurrence" when used as a noun shall have a correlative meaning. The accretion of principal of a non-interest bearing or other discount security shall not be deemed the Incurrence of Indebtedness.

     "Indebtedness" means, with respect to any Person on any date of determination (without duplication), (i) the principal of and premium (if any) in respect of (A) indebtedness of such Person for money borrowed and (B) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable; (ii) all Capital Lease Obligations of such Person and all Attributable Debt in respect of Sale/Leaseback Transactions entered into by such Person; (iii) all obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations of such Person and all obligations of such Person under any title retention agreement (but excluding trade accounts payable arising in the ordinary course of business); (iv) all obligations of such Person for the reimbursement of any obligor on any letter of credit, banker's acceptance or similar credit transaction (other than obligations with respect to letters of credit securing obligations (other than obligations described in (i) through (iii) above) entered into in the ordinary course of business of such Person to the extent such letters of credit are not drawn upon or, if and to the extent drawn upon, such drawing is reimbursed no later than the tenth Business Day following receipt by such Person of a demand for reimbursement following payment on the letter of credit); (v) the amount of all obligations of such Person with respect to the redemption, repayment or other repurchase of any Disqualified Stock or, with respect to any Subsidiary of such Person, any Preferred Stock (but excluding, in each case, any accrued dividends); (vi) all obligations of the type referred to in clauses (i) through (v) of other Persons and all dividends of other Persons for the payment of which, in either case, such Person is responsible or liable, directly or indirectly, as obligor, guarantor or otherwise, including by means of any Guarantee; (vii) all obligations of the type referred to in clauses (i) through (vi) of other Persons secured by any Lien on any property or asset of such Person (whether or not such obligation is assumed by such Person), the amount of such obligation being deemed to be the lesser of the value of such property or assets or the amount of the obligation so secured and (viii) to the extent not otherwise included in this definition, Hedging Obligations of such Person. The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above and the maximum liability, upon the occurrence of the contingency giving rise to the obligation, of any contingent obligations at such date; provided, however, that the amount outstanding at any time of any Indebtedness Incurred with original issue discount is the face amount of such Indebtedness less the remaining unamortized portion of the original issue discount of such Indebtedness at such time as determined in conformity with GAAP.

     "Insolvency or Liquidation Proceeding" means (i) any insolvency or bankruptcy case or proceeding, or any receivership, liquidation, reorganization or other similar case or proceeding in connection therewith, relating to the Company or its assets, or (ii) any liquidation, dissolution or other winding up of the Company, whether voluntary or involuntary or whether or not involving insolvency or bankruptcy, or (iii) any assignment for the benefit of creditors or any other marshalling of assets or liabilities of the Company.

     "Interest Rate Agreement" means any interest rate swap agreement, interest rate cap agreement or other financial agreement or arrangement designed to protect the Company or any Restricted Subsidiary against fluctuations in interest rates.

     "Investment" in any Person means any direct or indirect advance, loan (other than advances to customers in the ordinary course of business that are recorded as accounts receivable on the balance sheet of such Person) or other extensions of credit (including by way of Guarantee or similar arrangement) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition of Capital Stock, Indebtedness or other similar instruments issued by such Person. For purposes of the definition of "Unrestricted Subsidiary", the definition of "Restricted Payment" and the covenant described under "-- Certain Covenants -- Limitation on Restricted Payments", (i) "Investment" shall include the portion (proportionate to the Company's equity interest in such Subsidiary) of the fair market value of the net assets of any Subsidiary of the Company at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Company shall be deemed to continue to have a permanent "Investment" in an Unrestricted Subsidiary equal to an amount (if positive) equal to (x) the

Company's "Investment" in such Subsidiary at the time of such redesignation less
(y) the portion (proportionate to the Company's equity interest in such Subsidiary) of the fair market value of the net assets of such Subsidiary at the time of such redesignation; and (ii) any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value at the time of such transfer, in each case as determined in good faith by the Board of Directors.

     "Issue Date" means the date on which the Old Notes were originally issued.

     "Lien" means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof).

     "Net Available Cash" from an Asset Disposition means cash payments received therefrom (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise, but only as and when received, but excluding any other consideration received in the form of assumption by the acquiring Person of Indebtedness or other obligations relating to such properties or assets that are the subject of such Asset Disposition or received in any other noncash form) in each case net of (i) all legal, title and recording tax expenses, commissions and other fees and expenses incurred, and all Federal, state, provincial, foreign and local taxes required to be accrued as a liability under GAAP, as a consequence of such Asset Disposition, (ii) all payments made on any Indebtedness which is secured by any assets subject to such Asset Disposition, in accordance with the terms of any Lien upon or other security agreement of any kind with respect to such assets, or which must by its terms, or in order to obtain a necessary consent to such Asset Disposition, or by applicable law be, repaid out of the proceeds from such Asset Disposition,
(iii) all distributions and other payments required to be made to minority interest holders in Subsidiaries or joint ventures as a result of such Asset Disposition and (iv) the deduction of appropriate amounts provided by the seller as a reserve, in accordance with GAAP, against any liabilities associated with the property or other assets disposed in such Asset Disposition and retained by the Company or any Restricted Subsidiary after such Asset Disposition.

     "Net Cash Proceeds," with respect to any issuance or sale of Capital Stock, means the cash proceeds of such issuance or sale net of attorneys' fees, accountants' fees, underwriters' or placement agents' fees, discounts or commissions and brokerage, consultant and other fees actually incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof.

     "Permitted Investment" means an Investment by the Company or any Restricted Subsidiary in (i) a Restricted Subsidiary or a Person that will, upon the making of such Investment, become a Restricted Subsidiary; provided, however, that the primary business of such Restricted Subsidiary is a Related Business; (ii) another Person if as a result of such Investment such other Person is merged or consolidated with or into, or transfers or conveys all or substantially all its assets to, the Company or a Restricted Subsidiary; provided, however, that such Person's primary business is a Related Business; (iii) Temporary Cash Investments; (iv) receivables owing to the Company or any Restricted Subsidiary if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided, however, that such trade terms may include such concessionary trade terms as the Company or any such Restricted Subsidiary deems reasonable under the circumstances; (v) payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business; (vi) loans or advances to employees made in the ordinary course of business consistent with past practices of the Company or such Restricted Subsidiary; (vii) stock, obligations or securities received in settlement of debts created in the ordinary course of business and owing to the Company or any Restricted Subsidiary or in satisfaction of judgments; (viii) any Person to the extent such Investment represents the non-cash portion of the consideration received for an Asset Disposition as permitted pursuant to the covenant described under "-- Certain Covenants -- Limitation on Sales of Assets and Subsidiary Stock";
(ix) Investments in joint ventures conducting a Related Business primarily outside of the United States; provided, however, that (A) so long as the Company holds its investment as of the Issue Date in Roltra-Morse SpA and, through such investment, the business conducted as of the Issue Date by Roltra-Morse SpA and its subsidiaries, such Investments shall not exceed $15 million at any time outstanding and (B) in the event that the Company no longer holds such investment in Roltra-

Morse SpA and such business conducted by Roltra-Morse and its subsidiaries, such Investments shall not exceed $5 million at any time outstanding unless, at the time such Investment is made, the Company would be able to Incur an additional $1.00 of Indebtedness pursuant to paragraph (a) of the covenant described under "-- Limitation on Indebtedness", in which case such Investments shall not exceed $10 million at any time outstanding; and (x) other Investments that do not exceed $1 million at any time outstanding.

     "Permitted Liens" means, with respect to any Person, (a) pledges or deposits by such Person under workers' compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits of cash or United States government bonds to secure surety or appeal bonds to which such Person is a party, or deposits as security for contested taxes or import duties or for the payment of rent, in each case Incurred in the ordinary course of business; (b) Liens imposed by law, such as carriers', warehousemen's and mechanics' Liens, in each case for sums not yet due or being contested in good faith by appropriate proceedings or other Liens arising out of judgments or awards against such Person with respect to which such Person shall then be proceeding with an appeal or other proceedings for review; (c) Liens for property taxes not yet subject to penalties for non-payment or which are being contested in good faith and by appropriate proceedings; (d) Liens in favor of issuers of surety bonds or letters of credit issued pursuant to the request of and for the account of such Person in the ordinary course of its business; provided, however, that such letters of credit do not constitute Indebtedness; (e) minor survey exceptions, minor encumbrances, easements or reservations of, or rights of others for, licenses, rights of way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real property or Liens incidental to the conduct of the business of such Person or to the ownership of its properties which were not Incurred in connection with Indebtedness and which do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person; (f) Liens securing Indebtedness Incurred to finance the construction, purchase or lease of, or repairs, improvements or additions to, property of such Person; provided, however, that the Lien may not extend to any other property owned by such Person or any of its Subsidiaries at the time the Lien is Incurred, and the Indebtedness secured by the Lien may not be Incurred more than 180 days after the later of the acquisition, completion of construction, repair, improvement, addition or commencement of full operation of the property subject to the Lien; (g) Liens to secure Indebtedness permitted under the provisions described in clauses (b)(1) and (b)(2) under "-- Certain Covenants -- Limitation on Indebtedness" and Indebtedness permitted under the provisions described in clause (a) under "-- Certain Covenants -- Limitations on Indebtedness and Preferred Stock of Restricted Subsidiaries"; (h) Liens existing on the Issue Date; (i) Liens on property or shares of Capital Stock of another Person at the time such other Person becomes a Subsidiary of such Person; provided, however, that such Liens are not created, incurred or assumed in connection with, or in contemplation of, such other Person becoming such a Subsidiary; provided further, however, that such Lien may not extend to any other property owned by such Person or any of its Subsidiaries; (j) Liens on property at the time such Person or any of its Subsidiaries acquires the property, including any acquisition by means of a merger or consolidation with or into such Person or a Subsidiary of such Person; provided, however, that such Liens are not created, incurred or assumed in connection with, or in contemplation of, such acquisition; provided further, however, that the Liens may not extend to any other property owned by such Person or any of its Subsidiaries; (k) Liens securing Indebtedness or other obligations of a Subsidiary of such Person owing to such Person or a wholly owned Subsidiary of such Person; (l) Liens securing Hedging Obligations so long as such Hedging Obligations relate to Indebtedness that is, and is permitted to be under the Indenture, secured by a Lien on the same property securing such Hedging Obligations; (m) Liens on inventory and accounts receivable (and the proceeds thereof) of a Person and Capital Stock of or held, directly or indirectly, by such Person, in each case securing Indebtedness Incurred by such Person pursuant to clause (d) of the covenant described under "-- Certain
Covenants -- Limitation on Indebtedness and Preferred Stock of Restricted Subsidiaries"; (n) purchase money Liens up to an aggregate at any time outstanding of $5 million upon or in any property acquired or held by such Person in the ordinary course of business to secure the purchase price of such property; and (o) Liens to secure any Refinancing (or successive Refinancings) as a whole, or in part, of any Indebtedness secured by any Lien referred to in the foregoing clauses (f), (h), (i) and (j); provided, however, that (x) such new Lien shall be limited to all or part of the same property that secured the original Lien (plus improvements to or on such property) and (y) the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of (A) the outstanding principal amount or, if greater, committed amount of the Indebtedness described under clauses (f), (h), (i) or
(j) at the time the original Lien became a Permitted Lien and (B) an amount necessary to pay any fees and expenses, including premiums, related to such refinancing, refunding, extension, renewal or replacement. Notwithstanding the foregoing, "Permitted Liens" will not include any Lien described in clauses (f),
(i) or (j) above to the extent such Lien applies to any Additional Assets acquired directly or indirectly from Net Available Cash pursuant to the covenant described under "-- Certain Covenants -- Limitation on Sale of Assets and Subsidiary Stock".

     "Person" means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

     "Post-Petition Interest" means all interest accrued or accruing after the commencement of any Insolvency or Liquidation Proceeding (and interest that would accrue but for the commencement of any Insolvency or Liquidation Proceeding) in accordance with and at the contract rate (including, without limitation, any rate applicable upon default) specified in the agreement or instrument creating, evidencing or governing any Indebtedness, whether or not, pursuant to applicable law or otherwise, the claim for such interest is allowed as a claim in such Insolvency or Liquidation Proceeding.

     "Preferred Stock", as applied to the Capital Stock of any corporation, means Capital Stock of any class or classes (however designated) which is preferred as to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such corporation, over shares of Capital Stock of any other class of such corporation.

     "principal" of a Note means the principal of the Note plus the premium, if any, payable on the Note which is due or is to become due at the relevant time.

     "Public Equity Offering" means an underwritten primary public offering of common stock of the Company pursuant to an effective registration statement under the Securities Act.

     "Refinance" means, in respect of any Indebtedness, to refinance, extend, renew, refund, repay, prepay, redeem, defease or retire, or to issue other Indebtedness in exchange or replacement for, such indebtedness. "Refinanced" and "Refinancing" shall have correlative meanings.

     "Refinancing Indebtedness" means Indebtedness that Refinances any Indebtedness of the Company or any Restricted Subsidiary existing on the Issue Date or Incurred in compliance with the Indenture including Indebtedness that Refinances Refinancing Indebtedness; provided, however, that (i) such Refinancing Indebtedness has a Stated Maturity no earlier than the Stated Maturity of the Indebtedness being Refinanced, (ii) such Refinancing Indebtedness has an Average Life at the time such Refinancing Indebtedness is Incurred that is equal to or greater than the Average Life of the Indebtedness being Refinanced and (iii) such Refinancing Indebtedness has an aggregate principal amount (or if Incurred with original issue discount, an aggregate issue price) that is equal to or less than the aggregate principal amount (or if Incurred with original issue discount, the aggregate accreted value) then outstanding or committed (plus fees and expenses, including any premium and defeasance costs) under the Indebtedness being Refinanced; provided further, however, that Refinancing Indebtedness shall not include (x) Indebtedness of a Subsidiary that Refinances Indebtedness of the Company or (y) Indebtedness of the Company or a Restricted Subsidiary that Refinances Indebtedness of an Unrestricted Subsidiary.

     "Related Business" means any business related, ancillary or complementary to the businesses of the Company and the Restricted Subsidiaries on the Issue Date.

     "Representative" means any trustee, agent or representative (if any) for an issue of Specified Senior Indebtedness of the Company.

     "Restricted Payment" with respect to any Person means (i) the declaration or payment of any dividends or any other distributions of any sort in respect of its Capital Stock (including any payment in connection with any merger or consolidation involving such Person) or similar payment to the direct or indirect holders of its Capital Stock (other than dividends or distributions payable solely in its Capital Stock (other than Disqualified Stock)) and dividends or distributions payable solely to the Company or a Restricted Subsidiary, and other than pro rata dividends or other distributions made by a Subsidiary that is not a Wholly Owned Subsidiary to minority stockholders (or owners of an equivalent interest in the case of a Subsidiary that is an entity other than a corporation)), (ii) the purchase, redemption or other acquisition or retirement for value of any Capital Stock of the Company held by any Person or of any Capital Stock of a Restricted Subsidiary held by any Affiliate of the Company (other than a Restricted Subsidiary), including the exercise of any option to exchange any Capital Stock (other than into Capital Stock of the Company that is not Disqualified Stock), (iii) the purchase, repurchase, redemption, defeasance or other acquisition or retirement for value, prior to scheduled maturity, scheduled repayment or scheduled sinking fund payment of any Subordinated Obligations (other than the purchase, repurchase or other acquisition of Subordinated Obligations purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of acquisition) or (iv) the making of any Investment in any Person (other than a Permitted Investment).

     "Restricted Subsidiary" means any Subsidiary of the Company that is not an Unrestricted Subsidiary.

     "Revolving Credit Provisions" means the provisions of the Credit Agreement pursuant to which lenders thereunder have committed to make available to the Company a revolving credit facility.

     "Sale/Leaseback Transaction" means an arrangement relating to property now owned or hereafter acquired whereby the Company or a Restricted Subsidiary transfers such property to a Person and the Company or a Restricted Subsidiary leases it from such Person; provided, however, that such a transfer and lease will not constitute a Sale/Leaseback Transaction if such transfer occurs and such lease is entered into within 60 days of the acquisition of the subject property by the Company.

     "Scheduled Asset Dispositions" means an Asset Disposition of certain real property or other assets of the Company held for sale and set forth on a schedule to the Indenture.

     "Senior Indebtedness" with respect to any Person means (i) the Notes, (ii) Indebtedness of such Person, whether outstanding on the Issue Date or thereafter Incurred and (iii) accrued and unpaid interest (including Post-Petition Interest) in respect of (A) indebtedness of such Person for money borrowed and
(B) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable unless, in the instrument creating or evidencing the same or pursuant to which the same is outstanding, it is provided that such obligations are subordinate in right of payment to the Notes or the applicable Subsidiary Guaranty, as the case may be; provided, however, that Senior Indebtedness shall not include (1) any obligation of such Person to any Subsidiary, (2) any liability for Federal, state, local or other taxes owed or owing by such Person, (3) any accounts payable or other liability to trade creditors arising in the ordinary course of business (including guarantees thereof or instruments evidencing such liabilities), (4) any Indebtedness of such Person (and any accrued and unpaid interest in respect thereof) which is subordinate or junior in any respect to any other Indebtedness or other obligation of such Person (other than Indebtedness that is subordinate or junior only to Specified Senior Indebtedness) or (5) that portion of any Indebtedness which at the time of Incurrence is Incurred in violation of the Indenture; provided, however, that in the case of this clause (5), any Indebtedness issued to a Person who had no actual knowledge that the issuance of such Indebtedness was not permitted under the Indenture and who received on the date of issuance thereof a certificate from an officer of the Company to the effect that the issuance of such Indebtedness would not violate the Indenture will constitute Senior Indebtedness.

     "Significant Subsidiary" means any Restricted Subsidiary that would be a "Significant Subsidiary" of the Company within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC.

     "Specified Senior Indebtedness" means, (i) with respect to the Company, Indebtedness of the Company Incurred pursuant to clause (1) or (2) of paragraph
(b) of the covenant described under "-- Certain Covenants -- Limitation on Indebtedness", and, (ii) with respect to any Subsidiary Guarantor, Indebtedness of such Subsidiary Guarantor Incurred pursuant to paragraph (a) of the covenant described under "-- Certain

Covenants -- Limitation on Indebtedness and Preferred Stock of Restricted Subsidiaries", in the case of each of clause (i) and (ii), together with accrued and unpaid interest (including Post-Petition Interest) in respect of such Indebtedness and any costs, expenses, fees, reimbursements, indemnities and other obligations of the Company or any Restricted Subsidiary under the Credit Agreement.

     "Specified Subsidiaries" means Warren Pumps, Inc. and Varo, Inc., each a wholly owned subsidiary of the Company.

     "Stated Maturity" means, with respect to any security or obligation, the date specified in such security or obligation as the fixed date on which the final payment of principal of such security or obligation is due and payable, including, in the case of Preferred Stock, pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of such security at the option of the holder thereof upon the happening of any contingency beyond the control of the issuer unless such contingency has occurred).

     "Subordinated Obligation" means any Indebtedness of the Company (whether outstanding on the Issue Date or thereafter Incurred) which by its terms provides that it is subordinate or junior in right of payment to the Notes.

     "Subsidiary" means, in respect of any Person, any corporation, association, partnership or other business entity of which more than 50% of the total voting power of shares of Capital Stock or other interests (including partnership interests) entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by (i) such Person, (ii) such Person and one or more Subsidiaries of such Person or (iii) one or more Subsidiaries of such Person.

     "Subsidiary Guarantor" means each Person that delivers a Subsidiary
Guaranty.

     "Subsidiary Guaranty" means a Guarantee by a Subsidiary Guarantor of the Company's obligations with respect to the Notes, which Guarantee will be subordinated to Specified Senior Indebtedness of such Subsidiary Guarantor on substantially the same terms as the Notes are subordinated to Specified Senior Indebtedness of the Company and which Guarantee shall remain in effect only so long as such Subsidiary Guarantor is Guaranteeing Indebtedness pursuant to clause (a) of the covenant described under "-- Limitation on Indebtedness and Preferred Stock of Restricted Subsidiaries."

     "Temporary Cash Investments" means any of the following: (i) any investment in direct obligations of the United States of America or any agency thereof or obligations guaranteed by the United States of America or any agency thereof,
(ii) investments in time deposit accounts, certificates of deposit and money market deposits maturing within 180 days of the date of acquisition thereof issued by a bank or trust company which is organized under the laws of the United States of America, any state thereof or any foreign country recognized by the United States, and which bank or trust company has capital, surplus and undivided profits aggregating in excess of $50,000,000 (or the foreign currency equivalent thereof) and has outstanding debt which is rated "A" (or such similar equivalent rating) or higher by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act) or any money-market fund sponsored by a registered broker dealer or mutual fund distributor, (iii) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (i) above entered into with a bank meeting the qualifications described in clause (ii) above, (iv) investments in commercial paper, maturing not more than 90 days after the date of acquisition, issued by a corporation (other than an Affiliate of the Company) organized and in existence under the laws of the United States of America or any foreign country recognized by the United States of America with a rating at the time as of which any investment therein is made of "P-1" (or higher) according to Moody's Investors Service, Inc. or "A-1" (or higher) according to Standard and Poor's Ratings Group, and (v) investments in securities with maturities of six months or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, and rated at least "A" by Standard & Poor's Ratings Group or "A" by Moody's Investors Service, Inc.

     "Term Loan Provisions" means the provisions of the Credit Agreement pursuant to which lenders thereunder have committed to make term loans available to the Company.

     "Unrestricted Subsidiary" means (i) any Subsidiary of the Company that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors in the manner provided below and (ii) any Subsidiary of an Unrestricted Subsidiary. The Board of Directors may designate any Subsidiary of the Company (including any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Capital Stock or Indebtedness of, or holds any Lien on any property of, the Company or any other Subsidiary of the Company that is not a Subsidiary of the Subsidiary to be so designated; provided, however, that either (A) the Subsidiary to be so designated has total assets of $1,000 or less or (B) if such Subsidiary has assets greater than $1,000, such designation would be permitted under the covenant described under "-- Certain Covenants -- Limitation on Restricted Payments". The Board of Directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided, however, that immediately after giving effect to such designation (x) the Company could Incur $1.00 of additional Indebtedness under paragraph (a) of the covenant described under "-- Certain Covenants -- Limitation on Indebtedness" and (y) no Default shall have occurred and be continuing. Any such designation by the Board of Directors shall be evidenced by promptly filing with the Trustee a copy of the board resolution giving effect to such designation and an officers' certificate certifying that such designation complied with the foregoing provisions.

     "U.S. Government Obligations" means direct obligations (or certificates representing an ownership interest in such obligations) of the United States of America (including any agency or instrumentality thereof) for the payment of which the full faith and credit of the United States of America is pledged and which are not callable or redeemable at the issuer's option.

     "Voting Stock" of a Person means all classes of Capital Stock or other interests (including partnership interests) of such Person then outstanding and normally entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof.

     "Wholly Owned Subsidiary" means a Restricted Subsidiary all the Capital Stock of which (other than directors' qualifying shares and shares held by other Persons to the extent such shares are required by applicable law to be held by a Person other than the Company or a Restricted Subsidiary) is owned by the Company or one or more Wholly Owned Subsidiaries.

                      DESCRIPTION OF NEW CREDIT AGREEMENT

     The Company entered into the New Credit Agreement contemporaneously with the issuance of the Old Notes. The following summary describes certain provisions of the New Credit Agreement, a copy of which is filed as an exhibit to the Registration Statement of which this Prospectus forms a part. The following summary does not purport to be complete and is subject to and is qualified in its entirety by reference to the New Credit Agreement.

     Borrower.  The Company is the only borrower under the New Credit Agreement.

     Use Of Proceeds. The initial advances under the New Credit Agreement were used (i) to retire the outstanding obligations under the Old Credit Agreement,
(ii) to retire a portion of the principal amount of the Old Debentures and (iii) for refinancing costs.

     Commitment. The senior secured credit facilities under the New Credit Agreement consist of (i) a $70.0 million five-year revolving credit facility, including a letter of credit subfacility in an amount not to exceed $40.0 million; (ii) a $25.0 million five-year amortizing term loan ("Term Loan A");
(iii) a $35.0 million five-year amortizing term loan ("Term Loan B"); and (iv) a $45.0 million seven-year amortizing term loan ("Term Loan C").

     Amortization. Term Loan A is payable in equal quarterly installments aggregating $5,000,000 per annum, beginning on July 31, 1996 and maturing on April 30, 2001. Term Loan B is payable in equal quarterly installments aggregating $8,750,000 per year beginning on July 31, 1997 and maturing on April 30, 2001. Term Loan C is payable in equal quarterly installments aggregating (i) $500,000 per year beginning on July 31, 1996 through April 30, 2001 and (ii) $21,250,000 per year beginning on July 31, 2001 and maturing on April 30, 2003.

     Interest. At the Company's option, advances will be available at varying London Interbank Offered Rates ("LIBOR") and Citibank, N.A. base rate interest rates with LIBOR advances ranging from LIBOR plus 2.50%-3.00% and base rate loans ranging from Citibank's base rate plus 1.00%-1.50%. The LIBOR Rate will be fixed for interest periods of 1, 2, 3 or 6 months. After the later of one year from the Issue Date and repayment in full of Term Loan B, the margin on the revolving credit facility and the $25 million five-year term loan may change based on the Company's financial performance.

     Security. The obligations of the Company are secured by a first priority security interest on substantially all present and future assets of the Company, including the stock of the Company's significant domestic subsidiaries and 65% of the stock of the Company's significant foreign subsidiaries.

     Guarantees. The obligations of the Company are guaranteed by Warren Pumps, Inc. and Varo, Inc., each a wholly owned subsidiary of the Company, and, to the extent permitted, any future newly created significant domestic subsidiaries of the Company (the "Guarantors"). The guaranties are secured by a first priority security interest on substantially all of the assets of each Guarantor.

     Restrictive and Financial Covenants. The New Credit Agreement contains customary financial covenants including a ratio of maximum permitted senior indebtedness to EBITDA; a ratio of maximum permitted total indebtedness to EBITDA; minimum interest coverage ratio; minimum fixed charge coverage ratio; a limitation on capital expenditures and a minimum net worth. The New Credit Agreement also contains limitations on, among other things, liens, mergers, changes in conduct of business, creation of subsidiaries, dividends, capital leases, indebtedness or guarantees, restricted payments, sale or transfer of assets, transactions with affiliates and prepayments or repurchase of indebtedness.

     Mandatory Prepayments. The Company is required to make mandatory prepayments of loans in amounts, at times and subject to exceptions to be agreed upon, (i) in respect of 75% of consolidated excess cash flow of the Company and its subsidiaries, (ii) in respect of 100% of the net proceeds of certain dispositions of assets or the incurrence of certain indebtedness by the Company and the Guarantors and (iii) in respect of 50% of the net proceeds of certain dispositions of stock of the Company and the Guarantors.

     Events of Default. The New Credit Agreement contains customary events of default including failure to pay principal or interest or fees when due, any representation or warranty being materially incorrect when made, the failure to perform or timely observe covenants set forth therein, cross-defaults to other indebtedness (including the Notes) and the occurrence of certain events having a material adverse effect on the Company's financial condition, operations or performance. Upon the occurrence and during the continuance of an Event of Default under the New Credit Agreement, the Lenders may terminate their commitments to make new loans, declare the then outstanding loans due and payable and demand cash collateral for outstanding letters of credit.

                  CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES


     The following general discussion summarizes certain of the material U.S. federal income tax aspects of the acquisition, ownership and disposition of the New Notes. This discussion is generally limited to the tax consequences to initial holders and does not consider all aspects of U.S. federal income tax that may be relevant to the purchase, ownership and disposition of the New Notes by a prospective investor in light of such investor's personal circumstances. This discussion also does not address the U.S. federal income tax consequences either of ownership of New Notes not held as capital assets within the meaning of Section 1221 of the U.S. Internal Revenue Code of 1986, as amended (the "Code"), or to investors subject to special treatment under the U.S. federal income tax laws, such as dealers in securities or foreign currency, tax-exempt entities, banks, thrifts, insurance companies, persons that either hold the New Notes as part of a "straddle", a "hedge" against currency risk or a "conversion transaction" or have a "functional currency" other than the U.S. dollar, and investors in pass-through entities. In addition, this discussion does not describe any tax consequences arising under the tax laws of any state, local or foreign jurisdiction.


     This discussion is based upon the Code, existing and proposed regulations thereunder, and current administrative rulings and court decisions. All of the foregoing is subject to change, possibly on a retroactive basis, and any such change could affect the continuing validity of this discussion.

     PROSPECTIVE HOLDERS OF THE NEW NOTES SHOULD CONSULT THEIR OWN TAX ADVISORS CONCERNING THE APPLICATION OF FEDERAL INCOME TAX LAWS, AS WELL AS THE LAWS OF ANY STATE, LOCAL OR FOREIGN TAXING JURISDICTION, TO THEIR PARTICULAR SITUATIONS.

                                  U.S. HOLDERS

     The following discussion is limited to the U.S. federal income tax consequences relevant to a holder of a New Note that is (i) a citizen or resident (as defined in Section 7701(b)(1) of the Code) of the United States,
(ii) a corporation organized under the laws of the United States or any political subdivision thereof or therein or (iii) an estate or trust, the income of which is subject to U.S. federal income tax regardless of the source (a "U.S. Holder"). Certain U.S. federal income tax consequences relevant to a holder other than a U.S. Holder are discussed separately below.

EXCHANGE OFFER

     The exchange of Old Notes for New Notes pursuant to the Exchange Offer should not be a taxable exchange for federal income tax purposes. As a result, there should be no federal income tax consequences to U.S. Holders exchanging Old Notes for New Notes pursuant to the Exchange Offer.

STATED INTEREST

     Interest on a New Note will be taxable to a U.S. Holder as ordinary interest income at the time it accrues or is received in accordance with such holder's method of accounting for tax purposes.

MARKET DISCOUNT

     If a New Note is acquired at a "market discount", some or all of any gain realized upon a sale or other disposition or payment at maturity, or some or all of a partial principal payment, of such Note may be treated as ordinary income, as described below. For this purpose, "market discount" is the excess (if any) of the stated redemption price at maturity over the purchase price, subject to a statutory de minimis exception. Unless a U.S. Holder has elected to include the market discount in income as it accrues, any gain realized on any subsequent disposition of such New Note (other than in connection with certain nonrecognition transactions), on payment at maturity, or on any partial principal payment with respect to such Note, will be treated as ordinary income to the extent of the market discount that is treated as having accrued during the period such New Note was held.

     The amount of market discount treated as having accrued will be determined either (i) on a ratable basis by multiplying the market discount times a fraction, the numerator of which is the number of days the New Note was held by the U.S. Holder and the denominator of which is the total number of days after the date such U.S. Holder acquired the New Note up to and including the date of its maturity or (ii) if the U.S. Holder so elects, on a constant interest rate method.

     In lieu of recharacterizing gain upon disposition as ordinary income to the extent of accrued market discount at the time of disposition, a U.S. Holder of a New Note acquired at a market discount may elect to include market discount in income currently, through the use of either the ratable inclusion method or the elective constant interest method. Once made, the election to include market discount in income currently applies to all Notes and other obligations held by the U.S. Holder that are purchased at a market discount during the taxable year for which the election is made, and all subsequent taxable years of the U.S. Holder, unless the Internal Revenue Service (the "Service") consents to a revocation of the election. If an election is made to include market discount in income currently, the basis of the New Note in the hands of the U.S. Holder will be increased by the market discount thereon as it is included in income.

     Unless a U.S. Holder who acquires a New Note at a market discount elects to include market discount in income currently, such U.S. Holder may be required to defer deductions for any interest paid on indebtedness allocable to such Notes in an amount not exceeding the deferred income until such income is realized.

BOND PREMIUM

     If a U.S. Holder purchases a New Note and immediately after the purchase the adjusted basis of the New Note to such holder exceeds the sum of all amounts of principal payable on the instrument after the purchase date, the New Note will have "bond premium." A U.S. Holder may elect to amortize such bond premium over the remaining term of such Note (or, in certain circumstances, until an earlier call date).

     If bond premium is amortized, the amount of interest that must be included in the U.S. Holder's income for each period ending on an interest payment date or at the stated maturity, as the case may be, will be reduced by the portion of premium allocable to such period based on the New Note's yield to maturity. If such an election to amortize bond premium is not made, a U.S. Holder must include the full amount of each interest payment in income in accordance with its regular method of accounting and will receive a tax benefit from the premium only in computing such holder's gain or loss upon the sale or other disposition or payment of the principal amount of the New Note.

     An election to amortize premium will apply to amortizable bond premium on all Notes and other bonds, the interest on which is includible in the U.S. Holder's gross income, held at the beginning of the U.S. Holder's first taxable year to which the election applies or are thereafter acquired, and may be revoked only with the consent of the Service.

SALE, EXCHANGE OR REDEMPTION OF THE NOTES

     Upon the disposition of a New Note by sale, exchange or redemption, a U.S. Holder will generally recognize gain or loss equal to the difference between (i) the amount realized on the disposition (other than amounts attributable to accrued interest) and (ii) the U.S. Holder's tax basis in the New Note. A U.S.

Holder's tax basis in a New Note generally will equal its cost (net of accrued interest) to the U.S. Holder increased by amounts includible in income as market discount (if the holder elects to include market discount on a current basis) and reduced by any amortized bond premium and any payments (other than interest) made on such Note.

     Assuming the New Note is held as a capital asset, such gain or loss (except to the extent that the market discount rules otherwise provide) will generally constitute capital gain or loss and will be long-term capital gain or loss if the U.S. Holder has held such New Note for longer than one year.

BACKUP WITHHOLDING AND INFORMATION REPORTING

     Under the Code, a U.S. Holder of a New Note may be subject, under certain circumstances, to information reporting and/or backup withholding at a 31% rate with respect to cash payments in respect of interest or the gross proceeds from dispositions thereof. This withholding applies only if the holder (i) fails to furnish its social security or other taxpayer identification number ("TIN") within a reasonable time after a request therefor, (ii) furnishes an incorrect TIN, (iii) fails to report interest properly, or (iv) fails, under certain circumstances, to provide a certified statement, signed under penalty of perjury, that the TIN provided is its correct number and that it is not subject to backup withholding. Any amount withheld from a payment to a U.S. Holder under the backup withholding rules is allowable as a credit and (and may entitle such holder to a refund) against such holder's U.S. federal income tax liability, provided that the required information is furnished to the Service. Certain persons are exempt from backup withholding, including corporations and financial institutions. Holders of New Notes should consult their tax advisors as to their qualification for exemption from withholding and the procedure for obtaining such exemption.

                                NON-U.S. HOLDERS

     The following discussion is limited to the U.S. federal income tax consequences relevant to a holder of a New Note that is not (i) a citizen or resident of the United States, (ii) a corporation organized under the laws of the United States or any political subdivision thereof or therein or (iii) an estate or trust, the income of which is subject to U.S. federal income tax regardless of the source (a "Non-U.S. Holder").

     This discussion does not deal with all aspects of U.S. federal income and estate taxation that may be relevant to the purchase, ownership or disposition of the New Notes by any particular Non-U.S. Holder in light of such holder's personal circumstances, including holding the New Notes through a partnership. For example, persons who are partners in foreign partnerships and beneficiaries of foreign trusts or estates who are subject to U.S. federal income tax because of their own status, such as United States residents or foreign persons engaged in a trade or business in the United States, may be subject to U.S. federal income tax even though the entity is not subject to income tax on the disposition of its New Note.

     For purposes of the following discussion, interest and gain on the sale, exchange or other disposition of a New Note will be considered "U.S. trade or business income" if such income or gain is (i) effectively connected with the conduct of a U.S. trade or business or (ii) in the case of a treaty resident, attributable to a U.S. permanent establishment (or to a fixed base) in the United States.

STATED INTEREST

     Generally, any interest paid to a Non-U.S. Holder of a New Note that is not U.S. trade or business income will not be subject to United States tax if the interest qualifies as "portfolio interest." Generally, interest on the New Notes will qualify as portfolio interest if (i) the Non-U.S. Holder does not actually or constructively own 10% or more of the total voting power of all voting stock of the Company and is not a "controlled foreign corporation" with respect to which the Company is a "related person" within the meaning of the Code, and (ii) the beneficial owner, under penalty of perjury, certifies that the beneficial owner is not a United States person and such certificate provides the beneficial owner's name and address.

     The gross amount of payments to a Non-U.S. Holder of interest that do not qualify for the portfolio interest exception and that are not U.S. trade or business income will be subject to U.S. federal income tax at the rate of 30%, unless a U.S. income tax treaty applies to reduce or eliminate withholding. U.S. trade or business income will be taxed at regular U.S. federal income tax rates rather than the 30% gross rate. To claim the benefit of a tax treaty or to claim exemption from withholding because the income is U.S. trade or business income, the Non-U.S. Holder must provide a properly executed Form 1001 or 4224 (or such successor forms as the Service designates), as applicable, prior to the payment of interest. These forms must be periodically updated. Under proposed regulations, the Forms 1001 and 4224 will be replaced by Form W-8. Also under proposed regulations, a Non-U.S. Holder who is claiming the benefits of a treaty may be required to obtain a U.S. taxpayer identification number and to provide certain documentary evidence issued by foreign governmental authorities to prove residence in the foreign country. Certain special procedures are provided in the proposed regulations for payments through qualified intermediaries.

SALE, EXCHANGE OR REDEMPTION OF NOTES

     Except as described below and subject to the discussion concerning backup withholding, any gain realized by a Non-U.S. Holder on the sale, exchange or redemption of a New Note generally will not be subject to U.S. federal income tax, unless (i) such gain is U.S. trade or business income, (ii) subject to certain exceptions, the Non-U.S. Holder is an individual who holds the New Note as a capital asset and is present in the United States for 183 days or more in the taxable year of the disposition, or (iii) the Non-U.S. Holder is subject to tax pursuant to the provisions of U.S. tax law applicable to certain U.S. expatriates.

FEDERAL ESTATE TAX

     New Notes held (or treated as held) by an individual who is a Non-U.S. Holder at the time of his or her death will not be subject to U.S. federal estate tax, provided that the deceased individual did not actually or constructively own 10% or more of the total voting power of all voting stock of the Company and income on the New Notes was not U.S. trade or business income.

INFORMATION REPORTING AND BACKUP WITHHOLDING

     The Company must report annually to the Service and to each Non-U.S. Holder any interest that is subject to withholding or that is exempt from withholding pursuant to a tax treaty or the portfolio interest exception. Copies of these information returns may also be made available under the provisions of a specific treaty or other agreement to the tax authorities of the country in which the Non-U.S. Holder resides.

     The regulations provide that backup withholding and information reporting will not apply to payments of principal on the New Notes by the Company to a Non-U.S. Holder, if the holder certifies as to its non-U.S. status under penalties of perjury or otherwise establishes an exemption (provided that neither the Company nor its paying agent has actual knowledge that the holder is a United States person or that the conditions of any other exemption are not, in fact, satisfied).

     The payment of the proceeds from the disposition of New Notes to or through the United States office of any broker, U.S. or foreign, will be subject to information reporting and possible backup withholding unless the owner certifies as its non-U.S. status under penalty of perjury or otherwise establishes an exemption, provided that the broker does not have actual knowledge that the holder is a U.S. person or that the conditions of any other exemption are not, in fact, satisfied. The payment of the proceeds from the disposition of a New Note to or through a non-U.S. office of a non-U.S. broker that is not a U.S. related person will not be subject to information reporting or backup withholding. For this purpose, a "U.S. related person" is (i) a "controlled foreign corporation" for U.S. federal income tax purposes or (ii) a foreign person 50% or more of whose gross income from all sources for the three-year period ending with the close of its taxable year preceding the payment (or for such part of the period that the broker has been in existence) is derived from activities that are effectively connected with the conduct of a United States trade or business.

     In the case of the payment of proceeds from the disposition of New Notes to or through a non-U.S. office of a broker that is either a U.S. person or a U.S. related person, the regulations require information reporting on the payment unless the broker has documentary evidence in its files that the owner is a Non-U.S. Holder and the broker has no knowledge to the contrary. Backup withholding will not apply to payments made through foreign offices of a broker that is a U.S. person or a U.S. related person (absent actual knowledge that the payee is a U.S. person).

     Any amounts withheld under the backup withholding rules from a payment to a Non-U.S. Holder will be allowed as a refund or a credit against such Non-U.S. Holder's U.S. federal income tax liability, provided that the requisite procedures are followed.

                              PLAN OF DISTRIBUTION

     Each broker-dealer that receives New Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Notes received in exchange for Old Notes where such Old Notes were acquired as a result of market-making activities or other trading activities. The Company has agreed that, for a period of 180 days after the Expiration Date, it will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale.

     The Company will not receive any proceeds from any sale of New Notes by broker-dealers. New Notes received by broker-dealers for their own account pursuant to the Exchange Offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the New Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such New Notes. Any broker-dealer that resells New Notes that were received by it for its own account pursuant to the Exchange Offer and any broker or dealer that participates in a distribution of such New Notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of New Notes and any commission or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

     The Company has agreed, pursuant to the Registration Rights Agreement, to pay all expenses incident to the Exchange Offer (including the expenses of one counsel for all the holders of the Notes as a single class) other than commissions or concessions of any brokers or dealers and will indemnify the holders of the Notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

                          NOTICE TO CANADIAN RESIDENTS

RESALE RESTRICTIONS

     The distribution of the New Notes in Canada is being made only on a private equity placement basis exempt from the requirement that the Company prepare and file a prospectus with the securities regulatory authorities in each province where trades of New Notes are effected. Accordingly, any resale of the New Notes in Canada must be made in accordance with applicable securities laws which will vary depending on the relevant jurisdiction, and which may require resales to be made in accordance with available statutory exemptions or pursuant to a discretionary exemption granted by the applicable Canadian securities regulatory authority. Purchasers are advised to seek legal advice prior to any resale of the New Notes.

REPRESENTATIONS OF PURCHASERS

     Each purchaser of New Notes in Canada who receives a purchase confirmation will be deemed to represent to the Company and the dealer from whom such purchase confirmation is received that (i) such purchaser is entitled under applicable provincial securities laws to purchase such New Notes without the benefit of a prospectus qualified under such securities laws, (ii) where required by law, that such purchaser is purchasing as principal and not as agent, and (iii) such purchaser has reviewed the text above under "Resale Restrictions".

RIGHTS OF ACTION AND ENFORCEMENT

     The securities being offered are those of a foreign issuer and Ontario purchasers will not receive the contractual right of action prescribed by section 32 of the Regulation under the Securities Act (Ontario). As a result, Ontario purchasers must rely on other remedies that may be available, including common law rights of action for damages or rescission or rights of action under the civil liability provisions of the U.S. federal securities laws. Following a recent decision of the U.S. Supreme Court, it is possible that Ontario purchasers will not be able to rely upon the remedies set out in Section 12(2) of the United States Securities Act of 1933 if the securities are being offered under a U.S. private equity placement memorandum.

     All of the issuer's directors and officers as well as the experts named herein may be located outside of Canada and, as a result, it may not be possible for Ontario purchasers to effect service of process within Canada upon the issuer or such persons. All or a substantial portion of the assets of the issuer and such persons may be located outside of Canada and, as a result, it may not be possible to satisfy a judgment against the issuer or such persons in Canada or to enforce a judgment obtained in Canadian courts against such issuer or persons outside of Canada.

NOTICE TO BRITISH COLUMBIA RESIDENTS

     A purchaser of New Notes to whom the Securities Act (British Columbia) applies is advised that such purchaser is required to file with the British Columbia Securities Commission a report within ten days of the sale of any Notes acquired by such purchaser pursuant to this Offering. Such report must be in the form attached to British Columbia Securities Commission Blanket Order BOR #95/17, a copy of which may be obtained from the Company. Only one such report must be filed in respect of Notes acquired on the same date and under the same prospectus exemption.

                                 LEGAL MATTERS

     Certain legal matters relating to the New Notes offered hereby will be passed upon for the Company by Weil, Gotshal & Manges LLP (a limited liability partnership including professional corporations), New York, New York.

                                    EXPERTS

     The consolidated financial statements and schedule of the Company at December 31, 1995 and 1994, and for each of the three years in the period ended December 31, 1995, appearing in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their reports thereon appearing elsewhere herein, and are included in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

                      IMO INDUSTRIES INC. AND SUBSIDIARIES

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                                     PAGE NO.
                                                                                     --------
Consolidated Statements of Income -- For the years ended
  December 31, 1995, 1994 and 1993 and the quarters ended March 31, 1996 and 1995
     (unaudited)...................................................................     F-2
Consolidated Balance Sheets -- December 31, 1995 and 1994 and as of March 31, 1996
  (unaudited)......................................................................     F-3
Consolidated Statements of Cash Flows -- For the years ended
  December 31, 1995, 1994 and 1993 and the quarters ended March 31, 1996 and 1995
     (unaudited)...................................................................     F-4
Consolidated Statements of Shareholders' Equity -- For the years ended
  December 31, 1995, 1994 and 1993 and the quarters ended March 31, 1996 and 1995
     (unaudited)...................................................................     F-5
Notes to Consolidated Financial Statements.........................................     F-6
Report of Independent Auditors.....................................................    F-28
Quarterly Financial Information....................................................    F-29

                      IMO INDUSTRIES INC. AND SUBSIDIARIES

                       CONSOLIDATED STATEMENTS OF INCOME

                                          THREE MONTHS ENDED
                                                MARCH 31,
                                        -----------------------
                                           1996        1995*             YEAR ENDED DECEMBER 31,
                                        ----------   ----------   ---------------------------------------
                                              (UNAUDITED)            1995          1994*         1993*
                                        -----------------------   ----------     ----------    ----------
                                                 (DOLLARS IN THOUSANDS EXCEPT PER SHARE AMOUNTS)
Net Sales.............................. $   99,412   $   95,884   $  373,227     $  360,785    $  416,526
Cost of products sold..................     67,530       64,990      258,335        248,835       284,227
                                         ---------    ---------    ---------      ---------     ---------
GROSS PROFIT...........................     31,882       30,894      114,892        111,950       132,299
Selling, general and administrative
  expenses.............................     20,486       20,510       80,964         77,973       102,916
Research and development expenses......      1,340        1,338        4,831          4,646         7,537
Unusual items..........................         --           --        9,020             --        14,338
                                         ---------    ---------    ---------      ---------     ---------
INCOME FROM OPERATIONS.................     10,056        9,046       20,077         29,331         7,508
Interest expense.......................      6,970        6,571       25,860         29,168        33,341
Interest income........................       (397)        (805)      (1,980)        (1,592)         (511)
Other income...........................        177         (162)        (739)          (219)       (1,074)
Equity in (income) loss of
  unconsolidated companies.............        (25)         (25)        (302)            --           231
                                         ---------    ---------    ---------      ---------     ---------
INCOME (LOSS) FROM CONTINUING
  OPERATIONS BEFORE TAXES AND
  EXTRAORDINARY ITEM...................      3,331        3,467       (2,762)         1,974       (24,479)
Income taxes (benefit):
  Current..............................        627          881        2,209          1,790            --
  Deferred.............................         --           --      (17,000)            --        13,450
                                         ---------    ---------    ---------      ---------     ---------
  Total Income Taxes (Benefit).........        627          881      (14,791)         1,790        13,450
                                         ---------    ---------    ---------      ---------     ---------
INCOME (LOSS) FROM CONTINUING
  OPERATIONS BEFORE EXTRAORDINARY
  ITEM.................................      2,704        2,586       12,029            184       (37,929)
Discontinued Operations:
  Income (Loss) from Operations (net of
     annual income tax expense of $.9
     million in 1995, $1.4 million in
     1994, $1.5 million in 1993 and $.2
     million for the three months ended
     March 31, 1995)...................         --          964          500          9,046       (46,528)
Estimated Gain (Loss) on Disposal (net
  of income taxes of $5.2 million in
  1995)................................         --       39,613       21,625             --      (168,014)
                                         ---------    ---------    ---------      ---------     ---------
          Total Income (Loss) from
            Discontinued Operations....         --       40,577       22,125          9,046      (214,542)
                                         ---------    ---------    ---------      ---------     ---------
Extraordinary Item -- Loss on
  Extinguishment of Debt...............         --       (4,140)      (4,444)        (5,299)      (18,095)
                                         ---------    ---------    ---------      ---------     ---------
NET INCOME (LOSS)...................... $    2,704   $   39,023   $   29,710     $    3,931    $ (270,566)
                                         =========    =========    =========      =========     =========
EARNINGS (LOSS) PER SHARE:
  Continuing operations before
     extraordinary item................ $     0.16   $     0.15   $      .71     $      .01    $    (2.25)
  Discontinued operations.............. $       --   $     2.38   $     1.29     $      .53    $   (12.70)
  Extraordinary item................... $       --   $    (0.24)  $     (.26)    $     (.31)   $    (1.07)
                                         ---------    ---------    ---------      ---------     ---------
  Net income (loss).................... $     0.16   $     2.29   $     1.74     $      .23    $   (16.02)
                                         ---------    ---------    ---------      ---------     ---------
Weighted average number of shares
  outstanding.......................... 17,084,734   17,014,805   17,048,622     16,926,071    16,890,501
                                         =========    =========    =========      =========     =========

- ---------------

* Reclassified to conform to current year presentation.

          See accompanying notes to consolidated financial statements.

                      IMO INDUSTRIES INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                                                                        MARCH 31,
                                                                          1996              DECEMBER 31,
                                                                       -----------   ---------------------------
                                                                       (UNAUDITED)      1995            1994*
                                                                       -----------   -----------     -----------
                                                                                (DOLLARS IN THOUSANDS)
                                             ASSETS
CURRENT ASSETS
  Cash and cash equivalents..........................................   $     674     $    3,809      $   26,942
  Trade accounts and notes receivable, less allowance of $1,990 in
    1996, $2,030 in 1995 and $2,192 in 1994..........................      63,263         53,965          53,909
  Inventories -- net.................................................      84,169         85,030          76,902
  Deferred income taxes..............................................      11,375         11,371           4,328
  Net assets of discontinued operations -- current...................       5,765          5,220          75,165
  Prepaid expenses and other current assets..........................       4,606          4,617           5.089
                                                                         --------       --------        --------
         TOTAL CURRENT ASSETS........................................     169,852        164,012         242,335
Property, Plant and Equipment -- on the basis of cost................
Land.................................................................      10,194         10,407           5,930
Buildings and improvements...........................................      44,673         44,786          40,449
Machinery and equipment..............................................     109,889        109,156         102,730
                                                                         --------       --------        --------
                                                                          164,756        164,349         149,109
Less allowances for depreciation and amortization....................     (85,252)       (82,996)        (71,867)
                                                                         --------       --------        --------
Net Property, Plant and Equipment....................................      79,504         81,353          77,242
Intangible Assets, Principally Goodwill..............................      69,006         68,664          73,834
Investments in and Advances to Unconsolidated Companies..............       5,497          5,415           3,653
Deferred income taxes -- Long-Term...................................       4,609          4,609              --
Net Assets of Discontinued Operations -- Noncurrent..................      28,457         29,190          89,313
Other Assets.........................................................      30,880         30,644          26,242
                                                                         --------       --------        --------
         TOTAL ASSETS................................................   $ 387,805     $  383,887      $  512,619
                                                                         ========       ========        ========
                              LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES
Notes payable........................................................   $   7,171     $    9,019      $    9,699
Trade accounts payable...............................................      25,259         23,733          22,012
Accrued expenses and other liabilities...............................      37,857         38,069          51,620
Accrued costs related to discontinued operations.....................       2,018          3,055           6,444
Income taxes payable.................................................       8,172          8,354           6,671
Current portion of long-term debt....................................       1,401            805          13,675
                                                                         --------       --------        --------
         TOTAL CURRENT LIABILITIES...................................      81,878         83,035         110,121
Long-Term Debt.......................................................     249,203        245,802         372,365
Deferred Income Taxes................................................                         --           7,364
Accrued Postretirement Benefits -- Long-Term.........................      23,129         24,372          30,918
Accrued Pension Expense and Other Liabilities........................      24,413         23,794          17,696
                                                                         --------       --------        --------
         TOTAL LIABILITIES...........................................     378,623        377,003         538,464
SHAREHOLDERS' EQUITY
Preferred stock: $1.00 par value; authorized and unissued 5,000,000
  shares.............................................................          --             --              --
Common stock: $1.00 par value; authorized 25,000,000 shares; issued
  18,757,897, 18,756,397 and 18,680,428 in 1996, 1995 and 1994,
  respectively.......................................................      18,758         18,756          18,680
Additional paid-in capital...........................................      80,284         80,275          79,789
Retained earnings (deficit)..........................................     (73,888)       (76,592)       (106,302)
Cumulative foreign currency translation adjustments..................       3,849          4,266             861
Minimum pension liability adjustment.................................      (1,801)        (1,801)           (853)
Treasury stock at cost -- 1,672,788 shares in 1996, 1995 and 1994....     (18,020)       (18,020)        (18,020)
                                                                         --------       --------        --------
         TOTAL SHAREHOLDERS' EQUITY..................................       9,182          6,884         (25,845)
                                                                         --------       --------        --------
         TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY..................   $ 387,805     $  383,887      $  512,619
                                                                         ========       ========        ========

- ---------------
* Restated to conform to current year presentation.

          See accompanying notes to consolidated financial statements.

                      IMO INDUSTRIES INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                      THREE MONTHS ENDED
                                                          MARCH 31,
                                                     --------------------
                                                       1996       1995*         YEAR ENDED DECEMBER 31,
                                                     --------   ---------   --------------------------------
                                                         (UNAUDITED)          1995       1994*       1993*
                                                     --------------------   ---------   --------   ---------
                                                                     (DOLLARS IN THOUSANDS)
OPERATING ACTIVITIES
Net income (loss)..................................  $  2,704   $  39,023   $  29,710   $  3,931   $(270,566)
Adjustments to reconcile net income (loss) to net
  cash (used by) provided by continuing operations:
  Discontinued operations..........................        --     (40,577)    (22,125)    (9,046)    214,542
  Depreciation.....................................     3,003       3,217      12,100     12,771      15,325
  Amortization.....................................       830         819       3,122      5,832       4,471
  Provision (credit) for deferred income taxes.....                           (17,000)        --      13,450
  Extraordinary item...............................        --       4,140       4,444      5,299      18,095
  Unusual items....................................                             9,020         --      14,338
  Other............................................        24          22         172        666       1,243
  Other changes in operating assets and
    liabilities:
    (Increase) decrease in accounts and notes
      receivable...................................    (8,247)     (4,864)        236     (1,557)      9,491
    Decrease (increase) in inventories.............     1,911      (2,454)     (7,157)      (368)      7,198
    Decrease in recoverable income taxes...........        --          --          --      3,826       7,270
    (Increase) (decrease) in accounts payable and
      accrued expenses.............................       144       3,236     (13,273)    (9,160)          7
    Other operating assets and liabilities.........      (708)     (7,077)     (9,014)    (5,387)     (8,846)
                                                     ---------   --------    --------   --------   ---------
  Net cash (used by) provided by continuing
    operations.....................................      (339)     (4,515)     (9,765)     6,807      26,018
  Net cash provided by (used by) discontinued
    operations.....................................       674        (506)    (21,978)     9,971         986
                                                     ---------   --------    --------   --------   ---------
Net Cash Provided by (Used in) Operating
  Activities.......................................       335      (5,021)    (31,743)    16,778      27,004
INVESTING ACTIVITIES
Net proceeds from sale of businesses and sales of
  property, plant and equipment....................        --     121,870     174,922     13,568      86,619
Purchases of property, plant and equipment.........    (1,108)     (6,515)    (14,600)    (6,025)     (6,343)
Acquisitions, net of cash acquired.................    (2,700)         --      (5,247)        --          --
Net investing activities of discontinued
  operations.......................................      (499)     (1,776)     (9,426)    (6,994)     (9,724)
Other..............................................        --         (73)       (122)      (857)        252
                                                     ---------   --------    --------   --------   ---------
Net Cash (Used in) Provided by Investing
  Activities.......................................    (4,307)    113,506     145,527       (308)     70,804
                                                     ---------   --------    --------   --------   ---------
FINANCING ACTIVITIES
(Decrease) increase in notes payable...............    (4,727)     (1,705)      5,407    (31,346)    (29,915)
Proceeds from long-term borrowings.................    29,848       2,815      45,461     86,951       4,377
Principal payments on long-term debt...............   (24,232)   (122,682)   (188,200)   (56,759)    (55,575)
Payment of debt financing costs....................                              (401)   (11,277)     (8,326)
Proceeds from stock options exercised..............                               535        415          --
Other..............................................        11         149          59         15        (318)
                                                     ---------   --------    --------   --------   ---------
Net Cash Used in Financing Activities..............       903    (121,423)   (137,139)   (12,001)    (89,757)
                                                     ---------   --------    --------   --------   ---------
Effect of exchange rate changes on cash............       (66)        147         222        117        (462)
                                                     ---------   --------    --------   --------   ---------
(Decrease) increase in Cash and Cash Equivalents...    (3,135)    (12,791)    (23,133)     4,586       7,589
Cash and cash equivalents at beginning of year.....     3,809      26,942      26,942     22,356      14,767
                                                     ---------   --------    --------   --------   ---------
Cash and Cash Equivalents at End of Year...........  $    674   $  14,151   $   3,809   $ 26,942   $  22,356
                                                     =========   ========    ========   ========   =========

- ---------------
* Reclassified to conform to current year presentation.

          See accompanying notes to consolidated financial statements.

                      IMO INDUSTRIES INC. AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

                                                                  CUMULATIVE
                                                                   FOREIGN      MINIMUM
                                         ADDITIONAL   RETAINED     CURRENCY     PENSION
                               COMMON     PAID-IN     EARNINGS    TRANSLATION  LIABILITY    TREASURY
                                STOCK     CAPITAL     (DEFICIT)   ADJUSTMENT   ADJUSTMENT    STOCK       TOTAL
                               -------   ----------   ---------   ----------   ----------   --------   ---------
                                                            (DOLLARS IN THOUSANDS)
Balance at January 1,
  1993*......................  $18,554    $ 78,557    $ 160,333    $    491     $     --    $(18,020)  $ 239,915
Net loss.....................       --          --     (270,566)         --           --          --    (270,566)
Foreign currency translation
  adjustments................       --          --           --      (1,638)          --          --      (1,638)
Minimum pension liability
  adjustment.................       --          --           --          --       (1,768)         --      (1,768)
Issuance of common stock
  warrants...................       --         336           --          --           --          --         336
Restricted shares issued
  under the equity incentive
  plan.......................       30         187           --          --           --          --         217
                               -------     -------    ----------   --------     --------    ---------  ---------
Balance at December 31,
  1993*......................   18,584      79,080     (110,233)     (1,147)      (1,768)    (18,020)    (33,504)
Net income...................       --          --        3,931          --           --          --       3,931
Foreign currency translation
  adjustments................       --          --           --       2,008           --          --       2,008
Minimum pension liability
  adjustment.................       --          --           --          --          915          --         915
Shares issued under stock
  option plan................       56         359           --          --           --          --         415
Restricted shares issued
  under the equity incentive
  plan.......................       40         350           --          --           --          --         390
                               -------     -------    ----------   --------     --------    ---------  ---------
Balance at December 31,
  1994*......................   18,680      79,789     (106,302)        861         (853)    (18,020)    (25,845)
Net income...................       --          --       29,710          --           --          --      29,710
Foreign currency translation
  adjustments................       --          --           --       3,405           --          --       3,405
Minimum pension liability
  adjustment.................       --          --           --          --         (948)         --        (948)
Shares issued under stock
  option plan................       73         462           --          --           --          --         535
Restricted shares issued
  under the equity incentive
  plan.......................        3          24           --          --           --          --          27
                               -------     -------    ----------   --------     --------    ---------  ---------
Balance at December 31,
  1995.......................   18,756      80,275      (76,592)      4,266       (1,801)    (18,020)      6,884
Net income...................                             2,704                                            2,704
Foreign currency translation
  adjustments................                                          (417)                                (417)
Restricted shares issued
  under the equity incentive
  plan.......................        2           9                                                            11
                               -------     -------    ----------   --------     --------    ---------  ---------
BALANCE AT MARCH 31, 1996
  (UNAUDITED)................  $18,758    $ 80,284    $ (73,888)   $  3,849     $ (1,801)   $(18,020)  $   9,182
                               =======     =======    ==========   ========     ========    =========  =========

- ---------------

* Reclassified to conform to current year presentation.

          See accompanying notes to consolidated financial statements.

                      IMO INDUSTRIES INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1  SIGNIFICANT ACCOUNTING POLICIES

     Basis of Presentation: The accompanying unaudited consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Form 10-Q and Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting only of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the three months ended March 31, 1996 are not necessarily indicative of the results that may be expected for the year ending December 31, 1996.

     Consolidation: The consolidated financial statements include the accounts of the Company and its majority-owned subsidiaries. Significant intercompany transactions have been eliminated in consolidation. The Company uses the equity method to account for investments in corporations in which it does not own a majority voting interest but has the ability to exercise significant influence over operating and financial policies.

     Translation of Foreign Currencies: Assets and liabilities of international operations are translated into U.S. dollars at current exchange rates. Income and expense accounts are translated into U.S. dollars at average rates of exchange prevailing during the year. Translation adjustments are reflected as a separate component of shareholders' equity.

     Cash Equivalents: Cash equivalents include investments in government securities funds and certificates of deposit. Investment periods are generally less than one month.

     Financial Instruments: The Company uses forward exchange contracts to hedge certain firm foreign commitments denominated in foreign currencies. Gains or losses on forward contracts are deferred and offset against the foreign exchange gains and losses on the underlying hedged item. The forward exchange contracts are for periods of less than one year, and the amounts outstanding as well as gains or losses on such contracts are not material.

     Inventories: Inventories are carried at the lower of cost or market, cost being determined principally on the basis of standards which approximate actual costs on the first-in, first-out method, and market being determined by net realizable value. Appropriate consideration is given to deterioration, obsolescence and other factors in evaluating net realizable value.

     Revenue Recognition: Revenues are recorded generally when the Company's products are shipped.

     Depreciation and Amortization: Depreciation and amortization of plant and equipment are computed principally by the straight-line method based upon the estimated useful lives of the assets as follows: buildings, 10 to 35 years and machinery and equipment, 3 to 15 years.

     Interest Expense: Interest expense incurred during the construction of facilities and equipment is capitalized as part of the cost of those assets. Total interest paid by the Company amounted to $39.5 million in 1995, $49.5 million in 1994 and $56.7 million in 1993. There was no interest capitalized in 1995. Interest capitalized in 1994 and 1993 was $.2 million and $.1 million, respectively.

     Earnings Per Share: Earnings per share are based upon the weighted average number of shares of common stock outstanding. Common stock equivalents related to stock options are excluded because their effect is not material.

     Impact of Recently Issued Accounting Standards: In March 1995, the FASB issued Statement No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of", which requires impairment losses to be recorded on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets' carrying amount. Statement 121 also addresses the accounting for long-lived assets that are

                      IMO INDUSTRIES INC. AND SUBSIDIARIES
expected to be disposed of. The Company will adopt Statement 121 in the first quarter of 1996 and, based on current circumstances, does not believe the effect of adoption will be material.

     Stock Compensation: The Company grants stock options and shares of restricted stock to certain employees under its Equity Incentive Plan. The stock options are for a fixed number of shares and have an exercise price equal to the fair value of the shares at the date of grant. Restricted shares are valued at fair value of the shares at the date of grant and compensation expense is recognized over the vesting period.

     In October 1995, the FASB issued Statement No. 123, "Accounting for Stock-Based Compensation", which encourages companies to recognize expense for stock-based awards based on their estimated fair value on the date of grant. The Company accounts for its stock compensation arrangements under the provisions of APB 25, "Accounting for Stock Issued to Employees," and intends to continue to do so. For the fiscal year ended December 31, 1996, the Company will be required to provide pro forma disclosures of what net income and earnings per share would have been for 1996 and 1995 had the new fair value method been used, and provide additional general disclosures regarding employee stock options, as required by Statement No. 123.

     Intangible Assets: Goodwill of companies acquired is being amortized on the straight-line basis over 40 years. The carrying value of goodwill is reviewed when indicators of impairment are present, by evaluating future cash flows of the associated operations to determine if impairment exists. Goodwill related to continuing operations at December 31, 1995 and 1994 was $63.1 million and $61.2 million, respectively, net of respective accumulated amortization of $14.6 million and $12.9 million. Patents are amortized over the shorter of their legal or estimated useful lives.

     Management Estimates: The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     Restatements: The Consolidated Financial Statements, and the notes thereto, have been restated to reflect the Company's Roltra-Morse business segment as a discontinued operation in accordance with Accounting Principles Board Opinion No. 30. Certain prior year amounts have been reclassified to conform to the current year presentation.

NOTE 2  DISCONTINUED OPERATIONS

  Electro-Optical Systems

     In January 1994, pursuant to a plan approved by the Board of Directors, the Company announced its intention to dispose of its Electro-Optical Systems operations. On January 3, 1995, the Company completed the sale of its Baird Analytical Instruments Division to Thermo Instruments Systems Inc. for approximately $12.3 million, which was used to repay a portion of the Company's domestic senior debt. On June 2, 1995, the Company completed the sale of the Optical Systems and Ni-Tec divisions of Varo Inc. and the Optical Systems division of Baird Corporation, which represented the major part of its Electro-Optical Systems business, to Litton Industries for approximately book value. The proceeds were used to pay off $8 million outstanding under the revolving credit facility on June 2, 1995 and to redeem $40 million of its 12.25% senior subordinated debentures on July 6, 1995. Remaining assets to be sold include the Electro-Optical System's Varo Electronic Systems division and non-operating real estate, which continue to be marketed to interested parties.

  Turbomachinery

     In August 1994 the Board of Directors approved a plan to sell the Company's Turbomachinery operations. On January 17, 1995, the Company completed the sale of its Delaval Turbine and TurboCare

                      IMO INDUSTRIES INC. AND SUBSIDIARIES
divisions and its 50% interest in Delaval-Stork, to Mannesmann Demag. The final adjusted purchase price was $119 million of which, $109 million was received at closing, with the remainder earning interest to the Company and to be received at specified future contract dates subject to adjustment as provided in the agreement. It is management's expectation that there will be no further adjustment to the purchase price. A portion of the proceeds were used by the Company to pay off its domestic senior debt in January 1995 and in March 1995 the Company redeemed $40 million of its 12.25% senior subordinated debentures with the remainder of the proceeds.

  Roltra-Morse

     In February 1996 the Company announced a plan to sell its Roltra-Morse operations. The Company has engaged an investment banking firm to assist in the sale which is expected to be completed in 1996 with proceeds in excess of net book value of the operations.

     In accordance with APB Opinion No. 30, the disposals of these business segments have been accounted for as discontinued operations and, accordingly, their operating results have been segregated and reported as Discontinued Operations in the accompanying Consolidated Statements of Income. Prior year financial statements have been reclassified to conform to the current year presentation.

     Discontinued operations include management's best estimates of amounts expected to be realized at the time of disposal. The amounts the Company will ultimately realize could differ materially in the near term from the amounts used to determine the gain or loss on disposal of the discontinued operations.

     Net assets and liabilities of the Discontinued Operations consist of the following:

                                                                         DECEMBER 31,
                                                                     ---------------------
                                                                      1995          1994
                                                                     -------      --------
                                                                          (DOLLARS IN
                                                                          THOUSANDS)
    Current Assets:
      Receivables..................................................  $25,956      $ 88,793
      Inventories..................................................   21,484        70,194
      Other current assets.........................................    6,351         4,986
                                                                     -------      --------
                                                                      53,791       163,973
                                                                     -------      --------
    Current Liabilities:
      Notes Payable................................................    9,849         3,072
      Trade accounts payable.......................................   27,687        46,733
      Other current liabilities....................................   11,035        39,003
                                                                     -------      --------
                                                                      48,571        88,808
                                                                     -------      --------
    Net Current Assets.............................................  $ 5,220      $ 75,165
                                                                     -------      --------
    Long-term Assets:
      Property.....................................................  $22,112      $ 82,684
      Intangible assets............................................   12,645        12,589
      Other long-term assets.......................................   11,666         9,308
                                                                     -------      --------
                                                                      46,423       104,581
                                                                     -------      --------
    Long-term Liabilities..........................................   17,233        15,268
                                                                     -------      --------
    Net Long-term Assets...........................................  $29,190      $ 89,313
                                                                     -------      --------
    Net Assets.....................................................  $34,410      $164,478
                                                                     =======      ========

                      IMO INDUSTRIES INC. AND SUBSIDIARIES

     Net assets related to the Electro-Optical Systems business are $11.9 million and $85 million as of December 31, 1995 and 1994, respectively; net assets related to the Turbomachinery business are $1.0 million and $60 million as of December 31, 1995 and 1994, respectively; and net assets related to the Roltra-Morse business are $21.5 million and $19.5 million as of December 31, 1995 and 1994, respectively.

     The Discontinued Operations have $19.4 million in foreign short-term credit facilities with amounts outstanding at December 31, 1995 of $9.8 million. Total long-term debt of discontinued operations amounted to $7.1 million and $9.6 million as of December 31, 1995 and 1994, respectively. Of these amounts, $1.6 million and $3.4 million represent the current portion.

     A condensed summary of operations for the Discontinued Operations is as follows:

                                                              YEAR ENDED DECEMBER 31,
                                                         ----------------------------------
                                                           1995         1994         1993
                                                         --------     --------     --------
                                                         (DOLLARS IN THOUSANDS)
    Net Sales..........................................  $159,339     $444,656     $396,731
    Income (loss) from operations before income taxes
      and minority interest............................       653       10,882      (44,431)
                                                         --------     --------     ---------
    Income taxes.......................................       878        1,443        1,550
    Minority interest..................................      (725)         393          547
                                                         --------     --------     ---------
    Income (loss) from operations......................  $    500     $  9,046     $(46,528)
                                                         ========     ========     =========

     The income (loss) from operations of the Discontinued Operations for 1995, 1994 and 1993 includes allocated interest expense of $7.5 million, $19.4 million and $19.6 million, respectively. Allocated interest expense includes interest on debt of the discontinued operations to be assumed by the buyer, and an allocation of other consolidated interest expense to the Discontinued Operations based on the ratio of net assets to be sold to the sum of the Company's consolidated net assets, if positive, plus other consolidated debt.

  Electro-Optical Business

     The Electro-Optical loss from operations was $45.3 million for 1993. Losses from the Electro-Optical Systems operations for 1995 and 1994 resulted in a net charge of $1.0 million and $6.2 million, respectively, to reserves established as of December 31, 1993.

     The Company recorded charges of $155.3 million at December 31, 1993, which included a $104.6 million goodwill write-off to reduce the carrying amount of the Electro-Optical discontinued operation to estimated realizable value. During 1995 the Company recognized an additional $13.3 million loss on disposal. Included in the additional loss was $6.8 million related to the resolution of contingencies associated with the sale of the business and fourth quarter charges of $6.5 million primarily to write-down remaining non-operating real estate to net realizable value. As of December 31, 1995, the Company has an accrual for anticipated operating losses of $.6 million (including $.9 million of allocated interest) through the date of sale, which is expected to occur during the second half of 1996.

  Turbomachinery Business

     The Turbomachinery business income from operations was $5.6 million and $1.0 million for 1994 and 1993, respectively.

     As a result of the sale of the Turbomachinery business in 1995, the Company recognized an estimated gain on disposal of $35.0 million, net of income taxes of $5.2 million. The gain is net of fourth quarter charges of $4.6 million, related to the resolution of contingencies associated with the sale to Mannesmann Demag and to a write-down of remaining assets to net realizable value.

                      IMO INDUSTRIES INC. AND SUBSIDIARIES

  Roltra-Morse

     The Roltra-Morse business had income from operations of $.5 million and $3.5 million for 1995 and 1994, respectively, and a loss from operations of $2.1 million in 1993.

NOTE 3  RESTRUCTURING

  Asset Sales

     In October 1992, the Company announced a plan to strengthen its balance sheet through the sale of certain businesses and the application of the proceeds to reduce debt. Pursuant to this plan, the Company divested its Heim Bearings, Aerospace, Barksdale Controls and CEC Instruments businesses. In 1993, the Company sold its Heim Bearings, Aerospace and Barksdale Controls operations for proceeds of approximately $91 million, and in 1994, sold its CEC Instruments and Turboflex Ltd. operations, its Corporate headquarters building and other previously identified assets for aggregate proceeds of $13.2 million. These proceeds, net of related expenses, were used to repay senior debt in the amount of $81.9 million in 1993 and $13.2 million in 1994, in accordance with the terms of the 1993 restructured credit facilities.

     Other non-operating real estate, representing less than 10% of the original value of assets announced to be sold in October 1992, remain for sale. Results for the fourth quarter of 1995 include an unusual charge of $5.0 million related to the write-down of this non-operating real estate to its net realizable value (See Note 6). The Company targets completion of the divestitures over the next 9 to 12 months.

     In the fourth quarter of 1993, management initiated a strategy to reposition the Company on its less capital intensive businesses that exhibited strong brand name recognition, a broad customer base and market leadership with less dependence on U.S. Government sales. In connection with this strategy, the Company divested its Turbomachinery and most of its Electro-Optical Systems businesses in 1995. This repositioning will be completed upon the sales of the Roltra-Morse business, and the remaining portion of the Electro-Optical Systems business, which are expected to be completed in 1996 (See Note 2).

  Cost Reduction Programs

     In the fourth quarter of 1995, the Company recorded a charge to continuing operations of $4.0 million, including severance and other expenses related to a Company-wide program to reduce general and administrative costs (See Note 6). This program includes a reduction of 65 employees, or 2% of the total number of Company employees, including a reduction of the corporate headquarters staff by 20%. This program is expected to reduce general and administrative expenses by approximately $2.9 million in 1996, $4.0 million in 1997 and $5.0 million annually thereafter. The required cash outlay related to this program was $.4 million in 1995, and the expected cash requirements during 1996 are $3.2 million. The remainder represents non-cash charges.

     In 1993, the Company recorded a charge to continuing operations of $5.2 million for a cost reduction program which benefited 1994 and 1995 operating results (See Note 6). The Company implemented cost-cutting measures at its core operations to reduce its expense structure and to eliminate duplicative functions. In addition, in connection with this 1993 cost reduction program, the Company consolidated certain operations in its European Instruments and Morse Controls businesses and revised operating processes and reduced employment levels at its Pumps segment and other operations. The number of Company employees in core operations declined by 205, or 7%, between mid-1993 and mid-1994. These organizational restructuring measures have been providing net cash benefits, compared to 1993 levels, which approximated $4.5 million and $1.5 million for continuing operations, in 1995 and 1994, respectively, and are expected to approximate $5.5 million annually thereafter, based largely on reduced employment costs.

                      IMO INDUSTRIES INC. AND SUBSIDIARIES

NOTE 4  INVENTORIES

     Inventories are summarized as follows:

                                                                          DECEMBER 31,
                                                                       -------------------
                                                                        1995        1994
                                                                       -------     -------
                                                                     (DOLLARS IN THOUSANDS)
    Finished products................................................  $39,684     $33,350
    Work in process..................................................   31,235      30,049
    Materials and supplies...........................................   26,372      27,022
                                                                       -------     -------
                                                                        97,291      90,421
    Less customers' progress payments................................      689       1,635
    Less valuation allowance.........................................   11,572      11,884
                                                                       -------     -------
                                                                       $85,030     $76,902
                                                                       =======     =======

NOTE 5  ACCRUED EXPENSES AND OTHER LIABILITIES

     Accrued expenses and other liabilities consist of the following:

                                                                          DECEMBER 31,
                                                                       -------------------
                                                                        1995        1994
                                                                       -------     -------
                                                                     (DOLLARS IN THOUSANDS)
    Accrued contract completion costs................................  $    94     $   556
    Accrued product warranty costs...................................    2,737       4,310
    Accrued litigation and claims costs..............................    1,674       4,493
    Payroll and related items........................................   14,328      12,547
    Accrued interest payable.........................................    6,511      10,167
    Accrued restructuring costs......................................    1,688         960
    Accrued divestiture costs........................................    2,861       8,582
    Other............................................................    8,176      10,005
                                                                       -------     -------
                                                                       $38,069     $51,620
                                                                       =======     =======

NOTE 6  UNUSUAL ITEMS

     During the fourth quarter of 1995, the Company recognized unusual charges of $9.0 million ($.53 per share) in income from continuing operations. These charges include $4.0 million in severance benefits and other expenses related to a Company-wide program to reduce general and administrative costs (See Note 3) and $5.0 million related to the write-down of certain non-operating real estate to net realizable value (See Note 3).

     During the twelve months ended December 31, 1993, the Company recognized unusual charges of $14.3 million ($.85 per share) in loss from continuing operations. During the fourth quarter of 1993, the Company recognized charges of $20.3 million that include provisions of $5.2 million related to the restructuring and consolidation of certain of the Company's operating units (See
Note 3), $10.1 million expected net loss overall related to the Company's asset divestiture program (See Note 3) and $5.0 million in debt related financing fees associated with obtaining consents from holders of its 12.25% senior subordinated debentures to amend the indenture governing these debentures and obtain waivers from its senior lenders for non-compliance with certain financial covenants as of December 31, 1993, as a result of the fourth quarter net loss. These charges are net of unusual income of $6.0 million recorded in the third quarter of 1993 as a result of a change in estimate related to legal costs associated with pending litigation.

                      IMO INDUSTRIES INC. AND SUBSIDIARIES

NOTE 7  INCOME TAXES

     The components of income tax expense (benefit) from continuing operations are:

                                                               YEAR ENDED DECEMBER 31,
                                                           --------------------------------
                                                             1995        1994        1993
                                                           --------     -------     -------
                                                                (DOLLARS IN THOUSANDS)
    Current:
      Federal............................................  $     --     $    --     $    --
      Foreign............................................     1,906       1,330          --
      State..............................................       303         460          --
                                                             ------       -----      ------
                                                              2,209       1,790          --
                                                             ------       -----      ------
    Deferred:
      Federal............................................   (17,000)         --      13,000
      Foreign and State..................................        --          --         450
                                                             ------       -----      ------
                                                            (17,000)         --      13,450
                                                             ------       -----      ------
                                                           $(14,791)    $ 1,790     $13,450
                                                             ======       =====      ======

     Income tax expense from discontinued operations, in thousands, is as follows: 1995 -- $878; 1994 -- $1,443; and 1993 -- $1,550.

     Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's deferred tax assets and liabilities as of December 31, 1995 and 1994 are as follows:

                                                                    DECEMBER 31,
                                                     -------------------------------------------
                                                            1995                   1994
                                                     -------------------   ---------------------
                                                     CURRENT   LONG-TERM   CURRENT    LONG-TERM
                                                     -------   ---------   --------   ----------
                                                               (DOLLARS IN THOUSANDS)
    Deferred tax assets:
      Postretirement benefit obligation............  $   765   $   8,940   $    765    $  11,593
      Expenses not currently deductible............   19,101       9,895     19,174       25,879
      Net operating loss carryover.................       --      30,041         --       24,673
      Tax credit carryover.........................       --       5,033         --        8,653
                                                       -----      ------     ------       ------
    Total deferred tax assets......................   19,866      53,909     19,939       70,798
    Valuation allowance for deferred tax assets....   (8,495)    (23,180)   (15,140)     (53,770)
                                                       -----      ------     ------       ------
    Net deferred tax assets........................   11,371      30,729      4,799       17,028
                                                       -----      ------     ------       ------
    Deferred tax liabilities:
      Tax over book depreciation...................       --      18,593         --       18,838
      Difference between book and tax basis of
         income recognition........................       --          --        471        1,230
      Other........................................       --       7,527         --        4,324
                                                       -----      ------     ------       ------
    Total deferred tax liabilities.................       --      26,120        471       24,392
                                                       -----      ------     ------       ------
    Net deferred tax assets (liabilities)..........  $11,371   $   4,609   $  4,328    $  (7,364)
                                                       =====      ======     ======       ======

     At December 31, 1995, unremitted earnings of foreign subsidiaries were approximately $23.4 million. Since it is the Company's intention to indefinitely reinvest these earnings, no U.S. taxes have been provided.

                      IMO INDUSTRIES INC. AND SUBSIDIARIES

Determination of the amount of unrecognized deferred tax liability on these unremitted earnings is not practicable. The amount of foreign withholding taxes that would be payable upon remittance of those earnings is approximately $.9 million.

     The components of income (loss) from continuing operations before income taxes and extraordinary item:

                                                                YEAR ENDED DECEMBER 31,
                                                            -------------------------------
                                                             1995        1994        1993
                                                            -------     ------     --------
                                                                (DOLLARS IN THOUSANDS)
    United States.........................................  $(5,584)    $ (322)    $(21,086)
    Foreign...............................................    2,822      2,296       (3,393)
                                                            --------    ------     ---------
                                                            $(2,762)    $1,974     $(24,479)
                                                            ========    ======     =========

     U.S. income tax expense (benefit) at the statutory tax rate is reconciled below to the overall U.S. and foreign income tax expense (benefit).

                                                               YEAR ENDED DECEMBER 31,
                                                           --------------------------------
                                                             1995        1994        1993
                                                           --------     -------     -------
                                                                (DOLLARS IN THOUSANDS)
    Tax at U.S. federal income tax rate..................  $   (967)    $   691     $(8,567)
    State taxes, net of federal income tax effect........       197         299         396
    Impact of foreign tax rates and credits..............       918         526          --
    Net U.S. tax on distributions of current foreign
      earnings...........................................       586         935          --
    Goodwill amortization................................       643         656         694
    Other/valuation reserve..............................   (16,168)     (1,317)     20,927
                                                           ---------    --------    -------
    Income tax expense (benefit).........................  $(14,791)    $(1,790)    $13,450
                                                           =========    ========    =======

     Net income taxes paid during 1995 and 1994 were $6.3 million and $.2 million, respectively, and net income tax refunds received during 1993 were $7 million.

     The Company has net operating loss carryforwards of approximately $85 million expiring in years 2002 through 2010, foreign tax credit carryforwards of approximately $8.3 million expiring through 2000, which, for financial reporting purposes, are reflected as deductible foreign taxes, and minimum tax credits of approximately $2.1 million which may be carried forward indefinitely. These carryforwards are available to offset future federal taxable income.

     In 1995, the Company reduced the valuation allowance applied against the net operating loss carryforward by $17 million to a level where management believes it is more likely than not that the tax benefit will be realized. The total amount of future taxable income in the U.S. necessary to realize the asset is approximately $48 million. The Company would generate this income from the execution of reasonable and prudent tax planning strategies and based upon future income projections, including the Company's announced plan to sell Roltra-Morse SpA in 1996. The amount of the deferred tax asset considered realizable, however, could be reduced in the near term if estimates of future taxable income during the carryforward period are reduced.

NOTE 8  NOTES PAYABLE AND LONG-TERM DEBT

     In August 1994, the Company obtained credit facilities for borrowings up to $150 million from a group of lenders (the "Existing Credit Agreement"), secured by the assets of the Company's domestic operations and all or a portion of the stock of certain of the Company's subsidiaries. The Existing Credit Agreement provided for a $65 million revolving credit facility through July 31, 1997, a $40 million term loan amortizing to July 1997, and a $45 million bridge loan maturing January 1996. The revolving credit facility is extendible to July

                      IMO INDUSTRIES INC. AND SUBSIDIARIES

1999 under certain conditions. Proceeds from the Existing Credit Agreement were used to repay the Company's working capital loans under the former domestic senior credit facilities, as well as other outstanding senior debt obligations. (See Note 15).

     In January 1995, proceeds from the sales of the Baird Analytical Instruments division and the Turbomachinery business were used to repay amounts outstanding on the term and bridge loans of $36.7 million and $45 million, respectively (See Note 2). At the same time, and in keeping with the terms of the Existing Credit Agreement, the $65 million revolving credit facility was reduced to $50.0 million. In December 1995, the Existing Credit Agreement was amended to increase the revolving credit facility to $60 million. At December 31, 1995 the Company had borrowings of $18.2 million outstanding under the revolving credit facility in addition to $7.8 million of outstanding standby letters of credit. The Company's continuing operations currently have $16.1 million in foreign short-term credit facilities with amounts outstanding at December 31, 1995 of $9.0 million. Due to the short-term nature of these debt instruments it is the Company's opinion that the carrying amounts approximate the fair value. The weighted average interest rate on short-term notes payable was 8.0% and 8.5% at December 31, 1995 and 1994, respectively.

     Long-term debt of continuing operations consists of the following:

                                                                         DECEMBER 31,
                                                                     ---------------------
                                                                       1995         1994
                                                                     --------     --------
                                                                          (DOLLARS IN
                                                                     THOUSANDS)
    Borrowings on revolving credit facility expiring July 31,
      1997(1)......................................................  $ 18,200     $     --
    Bridge loan due January 31, 1996...............................        --       45,000
    Term loan, $3.3 million due quarterly October 31, 1994 to
      July 31, 1997................................................        --       36,667
    Senior subordinated debentures with interest at 12.25%,
      due August 15, 1997..........................................    70,000      150,000
    Senior subordinated debentures with interest at 12%,
      due November 1, 1999 to 2001.................................   150,000      150,000
    Other..........................................................     8,407        4,373
                                                                     --------     --------
                                                                      246,607      386,040
    Less current portion...........................................       805       13,675
                                                                     --------     --------
                                                                     $245,802     $372,365
                                                                     ========     ========

- ---------------

(1) These loans bear interest at a rate equal to LIBOR plus 2.25%.

     The aggregate annual maturities of long-term debt from continuing operations, in thousands, for the four years subsequent to 1996 are:
1997 -- $90,460; 1998 -- $935; 1999 -- $37,672; and 2000 -- $37,662.

     Total debt of the discontinued operations, in thousands, amounted to $16,983 and $12,723 as of December 31, 1995 and 1994, respectively. Of these amounts, $5,514 and $6,238 represent the long-term portion.

     The 12.25% senior subordinated debentures are redeemable in whole or in part, at the option of the Company at any time, at 100% of their principal amount, plus accrued interest. Interest is payable semi-annually on February 15 and August 15. The fair value of these instruments at December 31, 1995, based on market bid prices, was $70.4 million. In March 1995, $40 million of the 12.25% senior subordinated debentures were redeemed from the proceeds received from the sale of the Turbomachinery business in January 1995 and on July 6, 1995 an additional $40 million were redeemed with proceeds from the sale of the Company's Electro-Optical Systems businesses (See Note 2).

                      IMO INDUSTRIES INC. AND SUBSIDIARIES

     The 12% senior subordinated debentures are currently redeemable in whole or in part, at the option of the Company, at 102.5% of their principal amount, plus accrued interest. The redemption price declines to 100% on or after November 1, 1996. Interest is payable semi-annually on May 1 and November 1. The fair value of these instruments at December 31, 1995, based on market bid prices, was $153.0 million.

     The Existing Credit Agreement requires the Company to meet certain objectives with respect to financial ratios and it and the 12.25% and 12% senior subordinated debentures contain provisions which place certain limitations on dividend payments and outside borrowings. Under the most restrictive of such provisions, the Company must maintain certain minimum consolidated net worth levels, interest coverage and fixed charge coverage levels and the Company is prohibited from declaring or paying cash dividends through at least July 31, 1997. The senior subordinated debentures contain covenants that, among other things, restrict indebtedness to specified levels. Under certain circumstances, such covenants could result in the Company's inability to fully utilize the revolving credit facility under the Existing Credit Agreement and the foreign short-term credit facilities. At December 31, 1995, the Company was in technical violation of one of the covenants under the Existing Credit Agreement which was subsequently amended. The Company received a waiver of this technical violation.

     In connection with the early repayment and redemption of domestic senior debt and $80 million of the 12.25% senior subordinated debentures, as discussed in the preceding paragraphs, a $4.4 million ($.26 per share) charge was recorded as an extraordinary item in 1995. The charge consisted of the write-off of deferred debt expense associated with portions of the domestic senior debt repaid and the 12.25% senior subordinated debentures redeemed.

     Bank, advisory and legal fees associated with the 1994 refinancing of the Existing Credit Agreement amounted to approximately $5.6 million in 1994. In addition, a $5.3 million ($.31 per share) charge related to the extinguishment of senior debt under the former domestic senior credit facilities was recorded as an extraordinary charge in 1994. The $5.3 million charge is comprised of a $3.7 million premium paid in 1994 on the prepayment of its $30 million 12.75% senior promissory note and the write-off of approximately $1.6 million of previously deferred loan costs.

     Bank, advisory and legal fees associated with the 1993 restructuring of the Company's domestic senior credit facilities amounted to approximately $8.0 million payable in 1993. In addition, 200,000 warrants for the Company's common stock, valued at approximately $.4 million, were issued to one senior lender and, as part of the $125 million repayment plan, the Company has recognized a charge in 1993 of approximately $12 million on the prepayment of its senior notes which was partially financed with Make-Whole Notes issued to one of its senior lenders and the write-off of approximately $2 million of previously deferred loan costs. Approximately $18.1 million ($1.07 per share) of the above amounts relate to the extinguishment of senior debt and were recorded as an extraordinary item in 1993.

NOTE 9  SHAREHOLDERS' EQUITY

  Equity Incentive Plan

     Under the Company's Equity Incentive plan, up to 3,050,000 shares of the Company's $1.00 par value common stock can be issued pursuant to the granting of stock options, stock appreciation rights, restricted stock awards and restricted unit awards to key employees. Options can be granted at no less than 100 percent of the fair market value of the stock on the date of grant or on the prospective date fixed by the Board of Directors. None of these options can be exercised for at least a one-year period from the date of grant. After this waiting period, 25 percent of each option, on a cumulative basis, can be exercised in each of the following four years. Additionally, each option shall terminate no later than 10 years from the date of grant.

     On August 17, 1993, the Board of Directors approved the repricing of certain outstanding non-qualified stock options granted on previous dates under the Plan. This resulted in the replacement of 468,000 non-qualified stock options at various exercise prices ranging from $10.375 to $20.375, by 272,865 non-qualified

                      IMO INDUSTRIES INC. AND SUBSIDIARIES
stock options at an exercise price of $7.375, the fair market value at the date of the replacement grant, subject to the market price of the Company's stock exceeding $10 per share for a period of 30 days. During 1994, the aforementioned criteria was met. Vested dates are based on the original grant dates of the replaced options.

     On June 20, 1994, certain additional outstanding non-qualified stock options, granted on previous dates under the Plan, were repriced pursuant to the August 17, 1993 Board of Directors approval. This resulted in the replacement of 15,000 non-qualified stock options at various exercise prices ranging from $11.625 to $20.375, by 9,970 non-qualified stock options at an exercise price of $10.25, the fair market value at the date of the replacement grant. Vested dates are based on the original grant dates of the replaced options.

     On June 23, 1995, the Company's Equity Incentive Plan was amended to increase the total issuable shares by 850,000 to 3,050,000 and to prohibit repricing without prior shareholder approval.

     The Plan permits awards of restricted stock to key employees subject to a restricted period and a purchase price, if any, to be paid by the employee as determined by the Committee of the Equity Incentive Plan. Grants of 40,000 shares and 30,000 shares of restricted stock were made in 1994 and 1993, respectively, all of which were outstanding as of December 31, 1995. Vesting of such awards is subject to a defined vesting period and to the Company's stock achieving certain performance levels during such period.

     Stock option activity under the plan was as follows:

                                                                 YEAR ENDED DECEMBER 31,
                                                               ----------------------------
                                                                1995       1994       1993
                                                               ------     ------     ------
                                                                  (SHARES IN THOUSANDS)
    Options:
      Granted................................................     250        410        498
      Exercised..............................................     (73)       (56)        --
      Canceled...............................................    (210)      (159)      (150)
      Repricing..............................................
         Canceled............................................      --        (15)      (468)
         Issued..............................................      --         10        273
    Outstanding at end of year...............................   1,464      1,497      1,307
    Exercisable at end of year...............................     691        654        652
    Available for grant at end of year.......................     865         55        341
    Option price range per share:
      Granted................................................  $ 6.00     $ 9.75-    $7.375
                                                                          $10.25
      Exercised..............................................  $ 7.00-    $ 7.00-        --
                                                               $7.375     $7.375

     During 1988, the Company adopted the Equity Incentive Plan for Outside Directors. The plan provides for the granting of non-qualified stock options of up to 360,000 shares of the Company's common stock to directors of the Company who are not employees of the Company or any of its affiliates. Pursuant to this plan, options can be granted at no less than 100 percent of the fair market value of the stock on a date five business days after the option is granted and no option granted may be exercised during the first year after its grant. After this waiting period, 25 percent of each option, on a cumulative basis, can be exercised in each of the following four years. In February 1988, 320,000 stock options were granted at $16.19 per share, all of which were exercisable as of December 31, 1995. In December 1990, 40,000 stock options were granted at $10.375 per share, all of which were exercisable as of December 31, 1995. In June 1995, the Plan was amended to reduce the number of shares issuable to an aggregate of 360,000.

                      IMO INDUSTRIES INC. AND SUBSIDIARIES

     In June 1995, the Company adopted the 1995 Equity Incentive Plan for Outside Directors. The Plan provides for the granting of restricted stock awards and non-qualified stock options of up to 240,000 shares of the Company's common stock to outside directors of the Company who are not employees of the Company or any of its affiliates. Pursuant to this Plan, each outside director will be granted, on an annual basis, options to purchase 4,000 shares of the Company's common stock. The exercise price of the options will be 100 percent of the fair market value of the common stock at the date of grant and no option granted may be exercised during the first year after its grant subject to certain plan provisions. After this waiting period, the options become exercisable in four equal annual installments of 1,000 shares. Additionally, each option terminates no later than 10 years from the date of grant. The plan also provides for the granting of an annual restricted stock award of 1,000 shares of the Company's common stock. Each award is made in four quarterly installments of 250 shares beginning July 1, 1995. The shares comprising the restricted stock awards may not be sold or otherwise transferred by the outside director until termination from service. During 1995, 24,000 stock options were granted at $8.00 per share, none of which were excercisable as of December 31, 1995, and 3,000 shares of restricted stock awards were issued.

  Preferred Stock Purchase Rights

     On April 22, 1987, the Board of Directors declared a distribution of one Preferred Stock Purchase Right for each share of common stock outstanding. Each right will entitle the holder to buy from the Company a unit consisting of 1/100 of a share of Junior Participating Preferred Stock, Series A, at an exercise price of $70 per unit. The rights become exercisable ten days after public announcement that a person or group has acquired 20 percent or more of the Company's common stock or has commenced a tender offer for 30 percent or more of common stock. The rights may be redeemed prior to becoming exercisable by action of the Board of Directors at a redemption price of $0.025 per right. If more than 35 percent of the Company's common stock becomes held by a beneficial owner, other than pursuant to an offer deemed in the best interest of the shareholders by the Company's independent directors, each right may be exercised for common stock, or other property, of the Company having a value of twice the exercise price of each right. If the Company is acquired by any person after the rights become exercisable, each right will entitle its holder to receive common stock of the acquiring company having a market value of twice the exercise price of each right. The rights expire on May 4, 1997.

  Employee Stock Savings Plan

     Up to 600,000 shares of the Company's common stock are reserved for issuance under the Company's Employee Stock Savings Plan. (See Note 11)

  Common Stock Warrants

     In July 1993, the Company issued warrants to purchase 200,000 shares of its common stock at $9.02 per share (subject to adjustment in certain events), to one of its senior lenders in connection with the restructuring of its senior credit facilities. The warrants are exercisable on or before December 31, 1998.

NOTE 10  OPERATIONS BY INDUSTRY SEGMENT AND GEOGRAPHIC AREA

     The Company classifies its continuing operations into four core business segments: Power Transmission, Pumps, Instrumentation and Morse Controls. Detailed information regarding products by segment is contained in the Prospectus under the section entitled "Business." A fifth business segment entitled Other is included in continuing operations for financial reporting purposes, and includes operations previously sold as part of the Company's asset divestiture program, such as units of the Company's aerospace business and certain other non-strategic businesses, which no longer fit into its core business segments as redefined in 1993 and 1995. The 1994 and 1993 amounts have been restated to reflect Roltra-Morse as a discontinued operation

                      IMO INDUSTRIES INC. AND SUBSIDIARIES
and the redefinition of the Company's business segments. Information about the business of the Company by business segment, foreign operations and geographic area is presented below:

                                                                YEAR ENDED DECEMBER 31,
                                                             ------------------------------
                                                               1995       1994       1993
                                                             --------   --------   --------
                                                                 (DOLLARS IN THOUSANDS)
    Net Sales
      Power Transmission...................................  $ 95,075   $ 93,308   $ 85,906
      Pumps................................................    94,375     90,428     91,556
      Instrumentation......................................    76,113     72,226     72,434
      Morse Controls.......................................   107,664    100,075     90,876
      Other................................................        --      4,748     75,754
                                                             --------   --------   --------
              Total net sales..............................  $373,227   $360,785   $416,526
                                                             --------   --------   --------
    Segment operating income
      Power Transmission...................................  $ 11,348   $  8,905   $  2,338
      Pumps................................................     9,884     10,447     10,357
      Instrumentation......................................     6,746      9,791      7,951
      Morse Controls.......................................     5,292      5,743        457
      Other................................................        --       (216)       886
                                                             --------   --------   --------
              Total segment operating income...............    33,270     34,670     21,989
                                                             --------   --------   --------
    Equity in income (loss) of unconsolidated companies....       302         --       (231)
    Unallocated corporate expenses.........................   (12,454)    (5,120)   (13,407)
    Net interest expense...................................   (23,880)   (27,576)   (32,830)
                                                             --------   --------   --------
    Income (loss) from continuing operations before income
      taxes and extraordinary item.........................  $ (2,762)  $  1,974   $(24,479)
                                                             ========   ========   ========

     A reconciliation of segment operating income to income from operations follows:

                                                                YEAR ENDED DECEMBER 31,
                                                             ------------------------------
                                                               1995       1994       1993
                                                             --------   --------   --------
                                                                 (DOLLARS IN THOUSANDS)
    Segment operating income...............................  $ 33,270   $ 34,670   $ 21,989
      Unallocated corporate expenses.......................   (12,454)    (5,120)   (13,407)
      Other income.........................................      (739)      (219)    (1,074)
                                                             --------   --------   --------
    Income from operations.................................  $ 20,077   $ 29,331   $  7,508
                                                             ========   ========   ========

     Segment operating income for the year ended December 31, 1995, includes $2.4 million of unusual charges, of which $.9 million and $1.5 million relate to the Instrumentation and Morse Controls segments, respectively. Unallocated corporate expenses include unusual charges of $6.6 million for the year ended December 31, 1995.

     Segment operating income for the year ended December 31, 1993, includes $8.1 million of unusual charges, of which $.2 million, $.5 million, $.9 million, $2.4 million and $4.1 million relates to the Power Transmission, Pumps, Instrumentation, Morse Controls, and Other segments, respectively. Unallocated corporate expenses include unusual charges of $6.2 million for the year ended December 31, 1993.

     The Pumps and Instrumentation segments had sales to the United States Department of Defense, in the form of prime and subcontracts, which accounted for 14% of consolidated sales in 1993. No one customer accounted for 10% or more of consolidated sales in 1995 and 1994.

                      IMO INDUSTRIES INC. AND SUBSIDIARIES

                                                                      YEAR ENDED DECEMBER
                                                                 ------------------------------
                                                                   1995       1994       1993
                                                                 --------   --------   --------
                                                                     (DOLLARS IN THOUSANDS)
Identifiable assets
  Power Transmission...........................................  $ 86,343   $ 88,284   $ 89,301
  Pumps........................................................    69,347     63,172     60,430
  Instrumentation..............................................    42,538     44,862     47,017
  Morse Controls...............................................   111,482    107,471    101,986
  Other........................................................    13,321     18,054     40,413
  Corporate....................................................    26,446     26,298     55,915
  Discontinued Operations:
     Electro-Optical...........................................    11,893     85,000     85,000
     Turbomachinery............................................       983     59,970     56,711
     Roltra-Morse..............................................    21,534     19,508     14,765
                                                                 --------   --------   --------
          Total identifiable assets............................  $383,887   $512,619   $551,538
                                                                 --------   --------   --------
Depreciation and amortization
  Power Transmission...........................................  $  4,618   $  4,778   $  4,053
  Pumps........................................................     3,972      3,578      3,878
  Instrumentation..............................................     1,840      1,464      1,518
  Morse Controls...............................................     3,392      4,155      3,518
  Other........................................................        --        655      3,313
  Corporate....................................................     1,400      3,973      3,516
                                                                 --------   --------   --------
          Total depreciation and amortization..................  $ 15,222   $ 18,603   $ 19,796
                                                                 --------   --------   --------
Capital expenditures
  Power Transmission...........................................  $  3,384   $  1,245   $  1,317
  Pumps........................................................     7,367      2,164      1,694
  Instrumentation..............................................     1,445      1,177      1,054
  Morse Controls...............................................     2,131      1,080        886
  Other........................................................        --         39      1,042
  Corporate....................................................       273        320        350
                                                                 --------   --------   --------
          Total capital expenditures...........................  $ 14,600   $  6,025   $  6,343
                                                                 ========   ========   ========

                      IMO INDUSTRIES INC. AND SUBSIDIARIES

     The continuing operations of the Company on a geographic basis are as follows:

                                                              YEAR ENDED DECEMBER 31,
                                                         ----------------------------------
                                                           1995         1994         1993
                                                         --------     --------     --------
                                                               (DOLLARS IN THOUSANDS)
    Net sales
      United States....................................  $244,341     $246,601     $307,918
      Foreign (principally Europe).....................   128,886      114,184      108,608
                                                         --------     --------     --------
              Total net sales..........................  $373,227     $360,785     $416,526
                                                         --------     --------     --------
    Segment operating income
      United States....................................  $ 29,642     $ 31,679     $ 26,046
      Foreign..........................................     3,628        2,991       (4,057)
                                                         --------     --------     --------
              Total segment operating income...........  $ 33,270     $ 34,670     $ 21,989
                                                         --------     --------     --------
    Identifiable assets
      Continuing Operations:
         United States.................................  $234,382     $238,916     $283,614
         Foreign.......................................   115,095      109,225      111,448
      Discontinued Operations:
         United States.................................    12,876      141,053      135,585
         Foreign.......................................    21,534       23,425       20,891
                                                         --------     --------     --------
              Total identifiable assets................  $383,887     $512,619     $551,538
                                                         ========     ========     ========
    Export sales
      Asia.............................................  $  4,060     $  2,763     $  4,362
      Latin America....................................     2,747        2,368        1,699
      Canada...........................................     4,643        3,748        3,132
      Mexico...........................................       472          861          701
      Europe...........................................     2,704        2,857        2,750
      Other............................................     2,568        3,293        2,596
                                                         --------     --------     --------
              Total export sales.......................  $ 17,194     $ 15,890     $ 15,240
                                                         ========     ========     ========

NOTE 11  PENSION PLANS

     The Company and its subsidiaries have various pension plans covering substantially all of their employees. Benefits are based on either years of service or years of service and average compensation during the years immediately preceding retirement. It is the general policy of the Company to fund its pension plans in conformity with requirements of applicable laws and regulations.

     Pension expense was $4.2 million in 1995, $7.9 million in 1994 and $8.4 million in 1993, and includes amortization of prior service cost and transition amounts for periods of 5 to 15 years. The 1995 expense includes costs related to retained pension liabilities of discontinued operations. In 1994 and 1993 these amounts were charged to discontinued operations. In 1993 the Company's divestiture program resulted in a decrease in U.S. pension plan participants. The total curtailment and settlement gain, in 1993, of $1.2 million was applied to the reserve for divestitures (See Note 3). The Company included $2.0 million of curtailment and settlement losses in its gain on disposal related to the discontinued operations in 1995. Net pension

                      IMO INDUSTRIES INC. AND SUBSIDIARIES
expense (including $5.7 million and $4.5 million charged to discontinued operations in 1994 and 1993, respectively) is comprised of the following:

                                                                YEAR ENDED DECEMBER 31,
                                                             ------------------------------
                                                               1995       1994       1993
                                                             --------   --------   --------
                                                                 (DOLLARS IN THOUSANDS)
    Service cost...........................................  $  4,297   $  7,237   $  7,678
    Interest cost on projected benefit obligation..........    13,429     14,158     13,802
    Actual return on plan assets...........................   (17,797)      (449)   (22,646)
    Net amortization and deferral..........................     4,274    (12,963)     9,567
                                                             ---------  ---------  ---------
    Net pension expense....................................  $  4,203   $  7,983   $  8,401
                                                             =========  =========  =========

     Assumptions used in the accounting for the Company-sponsored defined benefit plans:

                                                                     YEAR ENDED DECEMBER
                                                                             31,
                                                                    ----------------------
                                                                    1995     1994     1993
                                                                    ----     ----     ----
    Weighted average discount rate................................  7.5%     8.5%     7.5%
    Rate of increase in compensation levels.......................  5.3%     5.3%     5.3%
    Expected long-term rate of return on assets...................  9.0%     9.0%     9.0%

     The following table sets forth the funded status and amounts recognized in the consolidated balance sheet for the defined benefit pension plans:

                                                                 YEAR ENDED DECEMBER 31, 1995
                                                                 ----------------------------
                                                                   ASSETS         ACCUMULATED
                                                                   EXCEED          BENEFITS
                                                                 ACCUMULATED        EXCEED
                                                                  BENEFITS          ASSETS
                                                                 -----------      -----------
                                                                    (DOLLARS IN THOUSANDS)
    Actuarial present value of benefit obligations:
      Vested benefit obligation................................   $ 117,455        $  46,445
                                                                   --------        ---------
      Accumulated benefit obligation...........................   $ 124,808        $  46,564
                                                                   --------        ---------
    Projected benefit obligation...............................   $ 138,866        $  47,454
    Plan assets at fair value..................................     148,275           35,226
                                                                   --------        ---------
    Plan assets in excess of (less than) projected benefit
      obligation...............................................       9,409          (12,228)
    Unrecognized net (gain) or loss............................      (9,566)             107
    Prior service cost not yet recognized in net periodic
      pension cost.............................................       2,812              956
    Unrecognized net (asset) obligation at transition..........       2,037              171
    Adjustment required to recognize minimum liability.........          --           (3,132)
                                                                   --------        ---------
    Pension asset (liability) recognized in the balance
      sheet....................................................   $   4,692        $ (14,126)
                                                                   ========        =========

                      IMO INDUSTRIES INC. AND SUBSIDIARIES

                                                                     YEAR ENDED DECEMBER 31, 1994
                                                                     ----------------------------
                                                                       ASSETS         ACCUMULATED
                                                                       EXCEED          BENEFITS
                                                                     ACCUMULATED        EXCEED
                                                                      BENEFITS          ASSETS
                                                                     -----------      -----------
                                                                        (DOLLARS IN THOUSANDS)
Actuarial present value of benefit obligations:
  Vested benefit obligation........................................   $ 101,869        $  60,492
                                                                       --------        ---------
  Accumulated benefit obligation...................................   $ 105,020        $  61,253
                                                                       --------        ---------
Projected benefit obligation.......................................   $ 119,886        $  62,661
Plan assets at fair value..........................................     127,850           47,542
                                                                       --------        ---------
Plan assets in excess of (less than) projected benefit
  obligation.......................................................       7,964          (15,119)
Unrecognized net (gain) or loss....................................      (5,897)            (175)
Prior service cost not yet recognized in net periodic pension
  cost.............................................................       4,066            3,348
Unrecognized net (asset) obligation at transition..................       3,407              821
Adjustment required to recognize minimum liability.................          --           (4,165)
                                                                       --------        ---------
Pension asset (liability) recognized in the balance sheet..........   $   9,540        $ (15,290)
                                                                       ========        =========

     Plan assets at December 31, 1995, are invested in fixed dollar guaranteed investment contracts, United States Government obligations, fixed income investments, guaranteed annuity contracts and equity securities whose values are subject to fluctuations of the securities market.

     The Company maintains two defined contribution (Employee Stock Savings) plans covering substantially all domestic, non-union employees. Eligible employees may generally contribute from 1% to 12% of their compensation on a pre-tax basis. Company contributions to the plans are based on a percentage of employee contributions. In July 1995 the Company restored its matching contribution, previously suspended in July 1992, at 25% of the first 6% of each participant's pre-tax contribution. The Company's expense for 1995 was $.3 million.

NOTE 12  POSTRETIREMENT BENEFITS

     In addition to providing pension benefits, the Company provides certain health care and life insurance benefits for retired employees. Substantially all of the Company's non-union employees retiring from active service and immediately receiving retirement benefits from one of the Company's pension plans would be eligible to receive such benefits. The Company's unionized retiree benefits are determined by their individually negotiated contracts. The Company's contribution toward the full cost of the benefits is based on the retiree's age and continuous unbroken length of service with the Company. The Company's policy is to pay the cost of medical benefits as claims are incurred. Life insurance costs are paid as insured premiums are due.

     In March 1994, the Company amended its policy regarding retiree medical and life insurance. This amendment, which affects some current retirees and all future retirees, phases out the Company subsidy for retiree medical and life insurance over a three year period ending January 1, 1997. The pre-tax amount amortized to income from continuing operations was $4.6 million and $4.4 million in 1995 and 1994, respectively. The Company will amortize remaining associated reserves of approximately $5 million to income in 1996. The amendment has not resulted in a significant increase or decrease in cash requirements during the phase-out period.

                      IMO INDUSTRIES INC. AND SUBSIDIARIES

     The following tables set forth the plans' combined status reconciled with the amounts included in the consolidated balance sheet:

                                                                      DECEMBER 31, 1995
                                                                -----------------------------
                                                                            LIFE
                                                                MEDICAL   INSURANCE
                                                                 PLANS      PLANS      TOTAL
                                                                -------   ---------   -------
                                                                   (DOLLARS IN THOUSANDS)
    Accumulated postretirement benefit obligation:
      Retirees................................................  $11,780    $ 4,974    $16,754
      Fully eligible active plan participants.................    1,277        312      1,589
      Other active plan participants..........................    1,011         81      1,092
                                                                -------   --------    -------
                                                                 14,068      5,367     19,435
    Plan assets...............................................       --         --         --
    Unrecognized prior service cost...........................    3,109      3,924      7,033
    Unrecognized net gain (loss)..............................    2,379     (2,290)        89
                                                                -------   --------    -------
    Postretirement benefit liability recognized in the balance
      sheet...................................................  $19,556    $ 7,001    $26,557
                                                                =======   ========    =======

                                                                      DECEMBER 31, 1994
                                                                -----------------------------
                                                                            LIFE
                                                                MEDICAL   INSURANCE
                                                                 PLANS      PLANS      TOTAL
                                                                -------   ---------   -------
                                                                   (DOLLARS IN THOUSANDS)
    Accumulated postretirement benefit obligation:
      Retirees................................................  $16,709    $ 4,826    $21,535
      Fully eligible active plan participants.................    1,365        262      1,627
      Other active plan participants..........................    1,326         68      1,394
                                                                --------  --------    -------
                                                                 19,400      5,156     24,556
    Plan assets...............................................       --         --         --
    Unrecognized prior service cost...........................    7,840      7,376     15,216
    Unrecognized net loss.....................................   (2,423)    (2,043)    (4,466)
                                                                --------  --------    -------
    Postretirement benefit liability recognized in
      the balance sheet.......................................  $24,817    $10,489    $35,306
                                                                ========  ========    =======

     The 1995 accrued postretirement benefits amount is classified as follows:
$2.2 million current liabilities and $24.4 million long-term liabilities. For 1994, these amounts are $2.2 million current liabilities, $30.9 million long-term liabilities and $2.2 million in net assets of discontinued operations -- noncurrent.

     As a result of the divestitures in 1994 and 1993, the Company recognized a $0.3 million gain and a $2.2 million gain, respectively, related to the curtailment of its postretirement benefit plans. These curtailment gains were applied to the reserve for divestitures (See Note 3).

     As a result of the Company's decision to sell its Electro-Optical Systems operations a curtailment gain of $1.3 million was recognized in 1993. This curtailment gain is a component of the loss on disposal of discontinued operations (See Note 2).

                      IMO INDUSTRIES INC. AND SUBSIDIARIES

     Net periodic postretirement benefit cost (including $2.3 million credited in 1994 and $1.0 million charged in 1993 to discontinued operations) included the following components:

                                                                YEAR ENDED DECEMBER 31, 1995
                                                                -----------------------------
                                                                            LIFE
                                                                MEDICAL   INSURANCE
                                                                 PLANS      PLANS      TOTAL
                                                                -------   ---------   -------
                                                                   (DOLLARS IN THOUSANDS)
    Service cost..............................................  $    59    $     5    $    64
    Interest cost.............................................    1,057        415      1,472
    Amortization of prior service cost........................   (3,110)    (2,319)    (5,429)
    Amortization of gain (loss)...............................     (166)       102        (64)
                                                                --------  --------    --------
    Net periodic postretirement benefit cost..................  $(2,160)   $(1,797)   $(3,957)
                                                                ========  ========    ========

                                                                YEAR ENDED DECEMBER 31, 1994
                                                                -----------------------------
                                                                            LIFE
                                                                MEDICAL   INSURANCE
                                                                 PLANS      PLANS      TOTAL
                                                                -------   ---------   -------
                                                                   (DOLLARS IN THOUSANDS)
    Service cost..............................................  $   100    $     7    $   107
    Interest cost.............................................    1,547        289      1,836
    Amortization of prior service cost........................   (5,955)    (1,967)    (7,922)
    Amortization of loss......................................      543        103        646
                                                                --------  --------    --------
    Net periodic postretirement benefit cost..................  $(3,765)   $(1,568)   $(5,333)
                                                                ========  ========    ========

                                                                  YEAR ENDED DECEMBER 31, 1993
                                                                  -----------------------------
                                                                              LIFE
                                                                  MEDICAL   INSURANCE
                                                                   PLANS      PLANS      TOTAL
                                                                  -------   ---------   -------
                                                                     (DOLLARS IN THOUSANDS)
    Service cost................................................  $  372      $  63     $  435
    Interest cost...............................................   2,999        750      3,749
    Amortization of prior service cost..........................      --         --         --
    Amortization of loss........................................      --         --         --
                                                                  ------       ----     ------
    Net periodic postretirement benefit cost....................  $3,371      $ 813     $4,184
                                                                  ======       ====     ======

     Actual negotiated health care premiums were used in calculating 1995, 1994 and 1993 health care costs. It is expected that the annual increase in medical costs will be 8.0% from 1995 to 1996, grading down in future years by 1.0% per year until it reaches a future general medical inflation level of 5%. Inflation has been capped at 200% for active non-union employees. The health care cost trend rate assumption has a significant effect on the amounts reported. For example, a 1% increase in the health care trend rate would increase the accumulated postretirement benefit obligation at December 31, 1995 by $1.1 million and the net periodic cost by $.1 million for the year. Effective January 1, 1995, the Company changed its medical inflation rate to reflect actual experience. Such change resulted in a reduction of the 1995 net periodic cost of $.8 million. The weighted average discount rate used in determining the accumulated postretirement benefit obligation was 7.5% and 8.5% in 1995 and 1994, respectively.

                      IMO INDUSTRIES INC. AND SUBSIDIARIES

NOTE 13  LEASES

     The Company leases certain manufacturing and office facilities, equipment, and automobiles under long-term leases. Future minimum rental payments required under operating leases of continuing operations that have initial or remaining noncancelable lease terms in excess of one year, as of December 31, 1995, are:

                                                            (DOLLARS IN THOUSANDS)
                                                            ----------------------
                1996......................................         $  5,355
                1997......................................            4,362
                1998......................................            3,799
                1999......................................            2,649
                2000......................................            1,268
                Thereafter................................            4,854
                                                            ----------------------
                Total minimum lease payments..............         $ 22,287
                                                            ======================

Total rental expense under operating leases charged against continuing operations was $7.3 million in 1995, $8.2 million in 1994 and $8.0 million in 1993.

NOTE 14  CONTINGENCIES

  Legal Proceedings

     LILCO Litigation. In August 1985, the Company was named as defendant in a lawsuit filed in the U.S. District Court, Southern District of New York, by Long Island Lighting Company ("LILCO") following the severing of a crankshaft in a diesel generator sold to LILCO by the Company. LILCO's complaint contained 11 counts, including counts for breach of warranty, negligence and fraud, and sought $250 million in damages. In various decisions from 1986 through 1990, 10 of the original 11 counts and various additional amended counts were dismissed with only the original breach of warranty count remaining. In September 1993, the Second Circuit Court of Appeals affirmed a previous trial court decision entering a judgment against the Company in the amount of $18.3 million, and in October 1993, the judgment was satisfied by payment to LILCO of approximately $19.3 million (which amount included approximately $1.0 million of post-judgment interest) by two of the Company's insurers.

     In January 1993, the Company was served with a complaint in a case brought in the U.S. District Court for the Northern District of California by one of its insurers, International Insurance Company ("International"), alleging that, because, among other things, its policies did not cover the matters in question in the LILCO case, it was entitled to recover $10 million in defense costs previously paid in connection with such case and $1.2 million of the judgment which was paid on behalf of the Company. In June 1995, the Court entered a judgment in favor of International awarding it $11.2 million, plus interest from March 1995 (the "International Judgment"). The International Judgment, however, was not supported by an order, and in July of 1995, the court vacated the International Judgment as being premature because certain outstanding issues of recoverability of the $10 million in defense costs had not been finally determined. The Company is awaiting a final decision. If the International Judgment is reinstated, the Company intends to appeal. If the ultimate outcome of this matter is unfavorable, the Company will record a charge for the judgment amount plus accrued interest.

     In June 1992, the Company filed an action, subsequently transferred to the U.S. District Court, Southern District of New York, that is currently pending against Granite State Insurance Co. ("Granite State"), one of its insurers, in an attempt to collect amounts for defense costs paid to counsel retained by the Company in defense of the LILCO litigation. After reimbursing the Company for $1.7 million in defense costs, Granite State refused to reimburse the Company for an additional $8.5 million in defense costs paid by the Company, alleging that, among other things, defense costs above reasonable levels were expended in defending the

                      IMO INDUSTRIES INC. AND SUBSIDIARIES

LILCO litigation. The insurer subsequently paid $18.1 million of the judgment rendered against the Company, thereby exhausting its $20 million policy. The Company claims that the insurer's refusal to pay defense costs was in bad faith and the Company is entitled to its cost of money and other damages. In a counterclaim, Granite State is seeking reimbursement of all or part of the $1.7 million in defense costs previously paid by it, and has indicated that it may seek additional damages beyond the reimbursement of defense costs, including recoupment of approximately $4.0 million of the amount awarded by the jury in the LILCO litigation (which represents amounts previously paid by LILCO to the Company for generator repairs and which Granite State had paid on behalf of the Company). The Company and Granite State have reached an agreement in principle which will result in the dismissal of all claims and counter-claims and the elimination of all issues concerning the $20 million payment previously made on behalf of the Company under the terms of the Granite State policy. This agreement preserves the Company's ability to seek reimbursement of the $8.5 million of defense costs from persons other than Granite State.

     Additional Litigation. The Company and one of its subsidiaries are two of a large number of defendants in a number of lawsuits brought in various jurisdictions by approximately 19,000 claimants who allege injury caused by exposure to asbestos. Although neither the Company nor any of its subsidiaries has ever been a producer or direct supplier of asbestos, it is alleged that the industrial and marine products sold by the Company and the subsidiary named in such complaints contained components which contained asbestos. Suits against the Company and its subsidiary have been tendered to their insurers who are defending under their stated reservation of rights. On May 10, 1996, the Company learned that the U.S. District Court for the Eastern District of Pennsylvania entered an Order which "administratively dismissed" without prejudice approximately 18,000 maritime asbestos injury cases, including approximately 13,000 cases involving claims against the Company and a number of other defendants. Cases that have been "administratively dismissed" may be reinstated only upon a showing to the Court that (i) there is satisfactory evidence of an asbestos-related injury and (ii) there is probative evidence that the plaintiff was exposed to products or equipment supplied by each individual defendant in the case. Should settlements for these claims be reached at levels comparable to those reached by the Company in the past, they would not be expected to have a material effect on the Company.


     The activities of certain employees of the Ni-Tec Division of the Company's Varo Inc. subsidiary ("Ni-Tec"), headquartered in Garland, Texas, were the focus of an investigation by the Office of the Inspector General of the U.S. Department of Defense and the Department of Justice (Criminal Division). Ni-Tec received subpoenas for certain records as a part of the investigation in 1992, 1993 and 1994, each of which was responded to. The investigation was apparently directed at alleged failures in quality control, testing and documentation activities involving the manufacture of tubes for night vision equipment which began at Ni-Tec while it was a division of Optic-Electronic Corp. Optic-Electronic Corp. was acquired by the Company in November 1990 and subsequently merged with Varo Inc. in 1991. The Company has reached an agreement with the U.S. government to settle all claims related to this investigation and a related qui tam Civil Action brought in the U.S. District Court for the Northern District of Texas by a former Varo employee who has consented to the settlement. The U.S. government had recently notified the Company that it intended to intervene in this civil action which had been under seal. The settlement involves the payment by Varo of approximately $2.0 million in consideration of among other things, dismissal of all civil and administrative claims under the False Claims Act, 31 USC 3929 et seq. and the Contract Disputes Act, 41 USC 601 et seq., and claims of common law fraud and breach of contract. As a result of the settlement, Varo will receive approximately $400,000 in contract payments which were being held by a prime contractor pending resolution of Varo's dispute with the government.


     The operations of the Company, like those of other companies engaged in similar businesses, involve the use, disposal and clean-up of substances regulated under environmental protection laws. In a number of instances the Company has been identified as a Potentially Responsible Party by the U.S. Environmental Protection Agency, and in one instance by the State of Washington, with respect to the disposal of hazardous

                      IMO INDUSTRIES INC. AND SUBSIDIARIES
wastes at a number of facilities that have been targeted for clean-up pursuant to CERCLA or similar State law. Although CERCLA and corresponding State law liability is joint and several, the Company believes that its liability will not have a material adverse effect on the financial condition of the Company since it believes that it either qualifies as a de minimis or minor contributor at each site. Accordingly, the Company believes that the portion of remediation costs that it will be responsible for will not be material.

     The Company also has a lawsuit pending against it in the U.S. District Court for the Western District of Pennsylvania alleging component failures in equipment sold by its former diesel engine division and claiming damages of approximately $3.0 million and a lawsuit in the Circuit Court of Cook County, Illinois, alleging performance shortfalls in products delivered by the Company's former Delaval Turbine Division and claiming damages of approximately $8.0 million. Each lawsuit is in the document discovery stage.

     With respect to the litigation and claims described in the preceding paragraphs, management of the Company believes that it either expects to prevail, has adequate insurance coverage or has established appropriate reserves to cover potential liabilities. There can be no assurance, however, on the ultimate outcome of any of these matters.

     The Company is also involved in various other pending legal proceedings arising out of the ordinary course of the Company's business. None of these legal proceedings is expected to have a material adverse effect on the financial condition of the Company. A range of possible outcomes for all of these legal proceedings currently cannot reasonably be determined.

     Reported profits from the sale of certain products to the U.S. Government and its agencies are subject to adjustments. In the opinion of management, refunds, if any, will not have a material effect upon the consolidated financial statements.

     The Company is self-insured for a portion of its product liability and certain other liability exposures. Depending on the nature of the liability claim, and with certain exceptions, the Company's maximum self-insured exposure ranges from $250,000 to $500,000 per claim with certain maximum aggregate policy limits per claim year. With respect to the exceptions, which relate principally to diesel and turbine units sold before 1991, the Company's maximum self-insured exposure is $5 million per claim.

NOTE 15  SUBSEQUENT EVENT


     Refinancing. On April 29, 1996, the Company completed the refinancing of its senior domestic debt, its 12% senior subordinated debentures and its remaining 12.25% senior subordinated debentures.


     Under the terms of the refinancing, the Company has issued $155 million of 11.75% senior subordinated notes due in 2006, priced at a discount to yield 12%. The Company also has entered into a new agreement for $175 million in senior secured credit facilities with a group of lenders. Initial borrowings under the senior secured credit facilities were approximately $112 million. The cost of issuance of the new senior subordinated notes and the new credit facility will be amortized over their respective terms.

     Proceeds of the new senior subordinated notes and a portion of the new credit facility were used to redeem the remaining $70 million of the Company's 12.25% senior subordinated debentures due 1997 and all $150 million of its 12% senior subordinated debentures due 2001, together with accrued interest and a prepayment premium for the latter issue. Proceeds were also used to refinance all obligations under the previous credit facility.

     As a result of the refinancing, an extraordinary charge of approximately $8.5 million will be recorded in the second quarter of 1996. This charge represents the costs incurred in connection with the early extinguishment of the debt as well as the write-off of previously deferred loan costs.

                      IMO INDUSTRIES INC. AND SUBSIDIARIES

     Discontinued Operations. The Company is currently negotiating the final wording of the contract for the sale of Varo Electronic Systems division, a division of its former Electro-Optical Systems business, with a small defense contractor. The Company believes that there do not appear to be any major outstanding issues unresolved at this point. Both parties are in agreement as to the contract price based on a range of net asset value on the date of closing (which includes the buyer's assumption of certain recorded liabilities). The steps left to complete prior to the execution of a definitive contract are: 1) finalization of contract, and 2) completion of all financial schedules and exhibits to the contract.



     The Company estimates that agreement and signing of a definitive contract could be reached within two to four weeks. Closing of the sale would be contingent on the buyer's ability to obtain financing and to finalize due diligence efforts. The Company estimates that if an agreement is reached within this time frame that the sale could close before the end of the fourth quarter of 1996.

                         REPORT OF INDEPENDENT AUDITORS

Board of Directors,
Imo Industries Inc.


     We have audited the accompanying consolidated balance sheets of Imo Industries Inc. and subsidiaries as of December 31, 1995 and 1994, and the related consolidated statements of income, cash flows and shareholders' equity for each of the three years in the period ended December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.


     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatements. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Imo Industries Inc. and subsidiaries at December 31, 1995 and 1994, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1995, in conformity with generally accepted accounting principles.

                                          /s/  ERNST & YOUNG LLP
                                          ERNST & YOUNG LLP

Princeton, New Jersey
February 15, 1996,
except for Note 15,

as to which the date is August 1, 1996

                      IMO INDUSTRIES INC. AND SUBSIDIARIES

                        QUARTERLY FINANCIAL INFORMATION
                                  (UNAUDITED)

     Quarterly financial information for 1995 and 1994 is as follows:

                                                                    1995(A)
                                                  -------------------------------------------
                                                   1ST*        2ND*        3RD*         4TH
                                                  QUARTER     QUARTER     QUARTER     QUARTER
                                                  -------     -------     -------     -------
                                                    (DOLLARS IN THOUSANDS EXCEPT PER SHARE
                                                                   AMOUNTS)
    Net Sales...................................  $95,884     $98,576     $88,727     $90,040
    Gross profit................................   30,894      30,943      27,389      25,666
    Income (loss) before extraordinary item:
      Continuing Operations.....................    2,586       2,962       2,515       3,966
      Discontinued Operations...................   40,577         448      (6,938)    (11,962)
      Extraordinary Item........................   (4,140)         --        (304)         --
    Net income (loss)...........................   39,023       3,410      (4,727)     (7,996)
    Earnings (loss) per share:
      Before extraordinary item:
         Continuing Operations..................      .15         .18         .15         .23
         Discontinued Operations................     2.38         .02        (.41)       (.70)
      Extraordinary Item........................     (.24)         --        (.02)         --
      Net income (loss).........................     2.29         .20        (.28)       (.47)
    Cash dividends per share(b).................       --          --          --          --

                                                                    1994(A)
                                                  -------------------------------------------
                                                   1ST*        2ND*        3RD*         4TH
                                                  QUARTER     QUARTER     QUARTER     QUARTER
                                                  -------     -------     -------     -------
                                                    (DOLLARS IN THOUSANDS EXCEPT PER SHARE
                                                                   AMOUNTS)
    Net Sales...................................  $87,800     $91,478     $91,235     $90,272
    Gross profit................................   27,759      28,296      27,278      28,617
    Income (loss) before extraordinary item:
      Continuing Operations.....................      341      (1,045)      1,208        (320)
      Discontinued Operations...................      564       2,797       1,580       4,105
      Extraordinary Item........................       --          --      (5,299)         --
    Net income (loss)...........................      905       1,752      (2,511)      3,785
    Earnings (loss) per share:
      Before extraordinary item:
         Continuing Operations..................      .02        (.06)        .07        (.02)
         Discontinued Operations................      .03         .17         .09         .24
      Extraordinary Item........................       --          --        (.31)         --
      Net income (loss).........................      .05         .11        (.15)        .22
    Cash dividends per share(b).................       --          --          --          --

- ---------------
(a) The notes to the consolidated financial statements, appearing elsewhere in this Prospectus, should be read in conjunction with this summary.

(b) See Note 8 for information regarding restrictions on dividend payments.

 *  Reclassified to conform to 1995 full year presentation.

                                                         1995                    1994
                                                  -------------------     -------------------
                                                   HIGH         LOW        HIGH         LOW
                                                  -------     -------     -------     -------
    Stock Market Closing Prices
      1st Quarter...............................   11 1/2       6 1/4      10 1/8           7
      2nd Quarter...............................    9 1/8       6 1/2      10 7/8       9 1/2
      3rd Quarter...............................    9 7/8       8 1/4          12       9 3/8
      4th Quarter...............................        9       5 3/4      12 1/4       8 3/4

- ---------------
There were 22,942 shareholders of record on December 31, 1995.

                                                                         ANNEX A

                        GLOSSARY OF PRODUCT DESCRIPTIONS

I.  POWER TRANSMISSION

     Enclosed worm gear reducer -- a speed reducer used in conjunction with an electric motor, directly or indirectly, to reduce motor speed and generate torque, for use in a variety of industrial and non-industrial applications. These reducers are provided with varying output speeds, responding to specific customer requirements.

     Enclosed helical gear reducer -- a speed reducer that uses highly efficient gears that run in-line on parallel shafts in conjunction with an electric motor, directly or indirectly, to reduce motor speed and generate torque. The efficiency and high torque generation of these reducers makes them attractive for an increased number of industrial applications and customers.

     Open gears -- gears available in a wide range of configurations and types that operate on intersecting or parallel shafts and are used to transmit both speed and torque. These gears are available in a variety of product materials, ranging from steel and cast iron to plastic. They are offered to both industrial and non-industrial customers in conjunction with a broad array of available sizes. The range of products includes worm, worm gear, spur, helical, miter and bevel gears.

     Variable speed control -- a speed drive used in conjunction with an AC or DC electric motor to alter the speed or affect the positioning of a rotating shaft. These speed drives allow for an unlimited number of performance possibilities for production line or process flow applications. The product is sold for both industrial and non-industrial applications and can be manufactured to accommodate horsepower requests from fractional to one thousand horsepower.

II.  PUMPS

     Rotary Screw Pump -- a pump that uses two or more intermeshing screws to transport a liquid through the pump as the screws mesh and rotate.

          Three-screw Pump -- a rotary screw pump with only three moving parts -- a power rotor that drives two idler rotors. As the screws rotate, the threads seal against each other and the casing, creating an enclosed chamber that propels the fluid through the pump at a constant speed. The screws are ground to very close tolerances and are lubricated by the fluid being pumped. The simplicity of the design makes it efficient, reliable and extremely quiet.

          Two-screw Pump -- a rotary screw pump that employs a pair of intermeshing screws on two shafts contained in a single housing. The two-screw pump differs from the three-screw pump in two principal ways: (1) external timing gears in the two-screw pump drive and synchronize the screws and therefore do not depend on one screw driving the other; and (2) the two-screw pump does not depend on the fluid being pumped for its lubrication, and therefore can pump a number of low-lubricity fluids like pulp, paper, adhesives and molasses.

     Centrifugal Pump -- a rotary screw pump that employs an impeller with fixed blades inside a casing. When the impeller spins, momentum is applied to the liquid being pumped, propelling fluid from the inlet side of the pump to the outlet side by centrifugal force.

     Gear Pump -- a device that uses gears to pump fluid. The internal gear type produced by Imo uses a pumping action produced by a pair of star-shaped gears. As the gears rotate, the sequence of expanding and contracting gear pockets draws the liquid from the inlet side to the outlet side of the pump and forces it out under pressure. Internal gear pumps are quiet and capable of handling a variety of high-pressure hydraulic applications, such as machines tools, injection molding equipment and hydraulic presses.

III.  INSTRUMENTATION

     Level Switch -- a device that senses a liquid level and sends an electrical signal to a switch. The Company produces these switches in hundreds of different sizes, shapes and configurations, employing technologies ranging from simple floats to fiber optics.

     Flow Switch -- a device that employs pistons, paddles or shuttles contained within a housing to monitor the flow of liquids or gases. The Company produces both pre-set and adjustable flow switches, capable of measuring flow rates ranging from 50 cubic centimeters per minute to 100 gallons per minute.

     Pressure Transducer -- a device that converts one form of energy to another form of energy. There are many types of transducers. A pressure transducer consists of a thin metal disc (called a diaphragm) to which a sensor (called a strain gage) is attached. Pressure causes the diaphragm to deflect, and the sensor measures the level of deflection and transmits that information electrically to a pressure gauge or monitor. The transducer thereby converts mechanical energy (the deflection of the diaphragm) to the electrical energy required to transmit data to a monitor. Transducers are used to monitor pressure in many different industrial products and processes.

     Liquid Level Indicator -- a device that employs a magnet-equipped float that moves up and down along a stem inside a storage vessel as the liquid level rises and falls. The level is read from a calibrated indicator outside the tank. The Company's patented SureSite(R) indicators use brilliantly colored flags that are flipped by magnets as the liquid rises and falls, offering an indication of liquid level that can be seen from some distance.

     Cryogenic Valves -- fittings used in the transport, distribution and control of super-cooled gases, such as oxygen, nitrogen, neon, argon and helium. These valves are used in nuclear fusion research, in the space industry for rocket fueling and testing, and in the gas industry for the production of liquefied gases.

IV.  MORSE CONTROLS

     Push-Pull Cable Systems -- systems that use wire cables which slide back and forth within a conduit. On construction equipment like road graders, bulldozers and backhoes, cable controls actuate the hydraulic valves that make the blades and buckets move. Such systems are also used to control transmissions, steering, braking and other motion control features of dump trucks, firetrucks and school buses. Industrial uses include stationary generators and material handling systems, including drycleaning conveyors.

     Remote Control Systems -- systems that use mechanical, hydraulic or electronic means of transfering motion from a remote input device to an output device. Motion control can be linear-to-rotary (a steering wheel) or linear-to-linear (an accelerator pedal). A simple remote control system on a pleasure boat might consist of a control lever attached by a cable to the engine throttle. Pushing the control lever forward engages the throttle and makes the boat travel faster.

     Mechanical Controls -- see Push-Pull Cable Systems above.

     Electronic Controls -- systems that employ electronic input devices to direct the output device and to specify the sequence of output device operations. Many leisure marine boat producers favor electronic control systems because of their smoother and more accurate effect.

     Hydraulic Controls -- systems that employ an oil-actuated pump to provide the power to control motion. Power steering on an automobile is an example of a hydraulic control system. The Company makes hydraulic steering control systems for commercial boats, including fishing boats and tug boats.

- ------------------------------------------------------

  NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE EXCHANGE OFFER COVERED BY THIS PROSPECTUS. IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF OR THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE SUCH DATE.

                               ------------------

                               TABLE OF CONTENTS

                                        PAGE
                                        ----
Available Information.................     i
Incorporation of Certain Documents By
  Reference...........................     i
Prospectus Summary....................     1
Risk Factors..........................    11
Capitalization........................    17
Selected Historical Consolidated
  Financial Data......................    18
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations.......................    21
Business..............................    32
Management............................    43
Security Ownership of Certain
  Beneficial Owners and Management....    46
The Exchange Offer....................    49
Description of the Notes..............    55
Description of New Credit Agreement...    82
Certain U.S. Federal Income Tax
  Consequences........................    83
Plan of Distribution..................    88
Notice to Canadian Residents..........    88
Legal Matters.........................    89
Experts...............................    89
Index to Consolidated Financial
  Statements..........................   F-1
Glossary of Product Descriptions......   A-1

- ------------------------------------------------------
- ------------------------------------------------------

                                      LOGO

                              Imo Industries Inc.

                                  $155,000,000
                          11 3/4% Senior Subordinated
                                 Notes Due 2006

                                   PROSPECTUS
- ------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Imo Industries Inc. is a Delaware corporation. Subsection (b)(7) of Section 102 of the Delaware General Corporation Law (the "DGCL"), enables a corporation in its original certificate of incorporation or an amendment thereto to eliminate or limit the personal liability of a director to the corporation or its stockholders for monetary damages for violations of the director's fiduciary duty, except (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the DGCL (providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions) or
(iv) for any transaction from which a director derived an improper personal benefit. Article IX of Imo's Restated Certificate of Incorporation has eliminated the personal liability of directors to the fullest extent permitted by Subsection (b)(7) of Section 102 of the DGCL.

     Subsection (a) of Section 145 of the DGCL empowers a corporation to indemnify any director or officer, or former director or officer, who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding provided that such director or officer acted in good faith in a manner reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, provided further that such director or officer had no reasonable cause to believe his conduct was unlawful.

     Subsection (b) of Section 145 empowers a corporation to indemnify any director or officer, or former director or officer, who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses (including attorneys' fees) actually and reasonably incurred in connection with the defense or settlement of such action or suit provided that such director or officer acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation, except that no indemnification may be made in respect of any claim, issue or matter as to which such director or officer shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all of the circumstances of the case, such director or officer is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

     Section 145 further provides that to the extent a director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to in subsections (a) and (b) or in the defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith; that indemnification and advancement of expenses provided for, by, or granted pursuant to, Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and empowers the corporation to purchase and maintain insurance on behalf of any person who is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him or incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liabilities under Section 145.

     Article XIII of the Company's By-Laws states that the corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit or proceeding, by reason of the fact that he is or was a director, officer or employee of the corporation, or is or was serving at the request of the corporation as a director, officer or employee of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to the best interests of, the corporation.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

     (a) Exhibits


         3.1   -- The Company's Restated Certificate of Incorporation, as amended March 10, 1989 and November 10, 1992 (incorporated by reference to the Company's Form 10-K for the year ended December 31, 1992 (the "1992 10-K")).
         3.2   -- The Company's Bylaws (incorporated by reference to the Company's Form 10-K for the year ended December 31, 1994 (the "1994 10-K")).
        *4.1   -- Indenture, dated as of April 15, 1996, between the Company and IBJ Schroder
                  Bank & Trust Company, as trustee.
        *4.2   -- Form of Notes (included in Exhibit 4.1)
        *4.3   -- Registration Rights Agreement, dated as of April 23, 1996, between the Company and the Initial Purchasers.
          *5   -- Opinion of Weil, Gotshal & Manges LLP re: legality.
          *8   -- Opinion of Weil, Gotshal & Manges LLP re: tax matters.
        10.1   -- Amended and Restated Equity Incentive Plan for Key Employees (incorporated by reference to the Company's Form S-8 (Registration No. 33-60533) as filed with the SEC on June 23, 1995).
        10.2   -- Amended and Restated 1988 Equity Incentive Plan for Outside Directors
                  (incorporated by reference to the Company's Form 10-Q for the quarter ended
                  September 30, 1995).
        10.3   -- 1995 Equity Incentive Plan for Outside Directors (incorporated by reference to the Company's Form S-8 (Registration No. 33-60535)).
        10.4   -- The Company's Supplemental Retirement Income Plan (incorporated by reference to the Company's Form 10-K for the year ended December 31, 1995 (the "1995
                  10-K")).
        10.5   -- Change in Control Agreement dated January 9, 1987 between the Company and John
                  J. Carr (incorporated by reference to the 1992 10-K).
        10.6   -- Change in Control Agreement dated December 23, 1988 between the Company and
                  Brian Lewis (incorporated by reference to the 1992 10-K).
        10.7   -- Change in Control Agreement dated August 5, 1992 between the Company and
                  William M. Brown (incorporated by reference to the 1992 10-K).
        10.8   -- Change in Control Agreement dated August 13, 1992 between the Company and
                  Thomas J. Bird (incorporated by reference to the 1992 10-K).
        10.9   -- Employment Agreement dated September 13, 1993 between the Company and Donald
                  K. Farrar (incorporated by reference to the Company's Form 10-K for the year ended December 31, 1993 (the "1993 10-K")); Amendment dated November 17, 1994 to the Employment Agreement between the Company and Donald K. Farrar
                  (incorporated by reference to the 1994 10-K).
       10.10   -- Change in Control Agreement dated September 13, 1993 between the Company and
                  Donald K. Farrar (incorporated by reference to the 1993 10-K).
       10.11   -- Change in Control Agreement dated October 2, 1995 between the Company and
                  David C. Christensen (incorporated by reference to the 1995 10-K).

       10.12   -- The Company's Salaried Employees Stock Savings Plan as amended on July 1, 1987 and as amended on June 14, 1988 (incorporated by reference to the Company's
                  Form 11-K filed with the SEC on April 13, 1988 and the Company's Form 10-K for
                  the year ended December 31, 1989); Amendment dated March 16, 1989 to the Imo
                  Industries Inc. Employees Stock Savings Plan (incorporated by reference to the
                  Company's Form 10-K for the year ended December 31, 1991 (the "1991 10-K"));
                  Amendments dated September 6, 1990 and February 14, 1991 to the Imo Industries
                  Inc. Employees Stock Savings Plan (incorporated by reference to the Company's
                  Form 10-K for the year ended December 31, 1990 (the "1990 10-K")); Amendment dated May 9, 1991 to the Imo Industries Inc. Employees Stock Savings Plan
                  (incorporated by reference to the Company's Form S-8 filed with the SEC on
                  June 17, 1991)); Amendments dated December 30, 1991 and August 3, 1992 to the
                  Imo Industries Inc. Employees Stock Savings Plan (incorporated by reference to the 1992 10-K); Trust Agreement for the Imo Industries Inc. Employees Stock
                  Savings Plan as of March 1, 1995 between the Company and Eagle Trust Company
                  (incorporated by reference to the 1994 10-K).
       10.13   -- Distribution Agreement dated December 18, 1986 between Transamerica
                  Corporation and the Company (incorporated by reference to the Company's Form 8
                  Amendment No. 2 filed with the SEC on December 9, 1986 amending the Company's
                  Form 10 with the SEC on October 15, 1986 (the "Form 8")).
       10.14   -- Tax Agreement between the Company and Transamerica Corporation (incorporated by reference to the Form 8).
       10.15   -- Warrant dated July 15, 1993 issued by the Company to The Prudential Insurance
                  Company of America (incorporated by reference to the Company's Form 10-K/A filed with the SEC on August 6, 1993 amending the 1992 10-K).
       10.16   -- Stock Purchase Agreement dated November 30, 1987 between the Company and
                  TRIFIN B.V. (incorporated by reference to the Company's Form 8-K filed with the SEC on February 17, 1987).
       10.17   -- Agreement and Plan of Merger, dated as of August 21, 1988, by and among the
                  Company, VI Acquisition Corp. and Varo Inc. (incorporated by reference to the
                  Company's Form 8-K filed with the SEC on October 14, 1988 (the "1988 8-K")).
       10.18   -- Stock Option Agreement, dated as of August 21, 1988, between VI Acquisition
                  Corp. and Varo Inc. (incorporated by reference to the 1988 8-K).
       10.19   -- Agreement for the purchase of the stock of Warren Pumps, Inc. by the Company dated April 3, 1989 among the Company, Warren Pumps, Inc. and the holders of all of the issued and outstanding stock of Warren Pumps, Inc. (incorporated by reference to the 1991 10-K).
       10.20   -- Stock Purchase Agreement dated as of May 31, 1990 among United Scientific
                  Holdings PLC, United Scientific Inc. and the Company (incorporated by reference to the 1990 10-K).
       10.21   -- Stock Purchase Agreement dated as of October 28, 1993 among the Company, Imo
                  Industries GmbH, Mark Controls Corporation and Mark Controls GmbH i. Gr., as
                  amended (incorporated by reference to the 1993 10-K).
       10.22   -- German Asset Purchase Agreement among Imo Industries GmbH, Mark Controls GmbH
                  i. Gr., the Company and Mark Controls Corporation, as amended (incorporated by reference to the 1993 10-K).
      *10.23   -- Credit Agreement dated as of April 29, 1996 among the Company, as Borrower,
                  Varo Inc., as Guarantor, Warren Pumps, Inc., as Guarantor, the institutions from time to time party thereto as Lenders and Issuing Banks, and Citicorp
                  USA, Inc., as Agent.
       10.24   -- Asset Purchase Agreement dated as of November 4, 1994 by and among the
                  Company, Imo Industries International Inc. and Mannesmann Capital Corporation
                  (incorporated by reference to the Company's Form 10-Q for the quarter ended
                  September 30, 1994); Agreement, Amendment and Waiver dated January 17, 1995 by and among the Company and Mannesmann Capital Corporation (incorporated by reference to the 1994 10-K).

       10.25   -- Asset and Stock Purchase Agreement dated as of January 1, 1995 by and among the Company and Thermo Jarrell Ash Corporation (incorporated by reference to the 1994
                  10-K).
       10.26   -- Purchase and Sale Agreement among Litton Industries, Inc., and Litton Systems,
                  Inc. and Imo Industries Inc., Baird Corporation, Optic-Electronic
                  International, Inc. and Varo Inc. dated May 11, 1995 and amended and restated
                  as of June 2, 1995 (incorporated by reference to the Company's Form 8-K filed with the SEC on June 19, 1995).
         *12   -- Computation of Ratio of Earnings to Fixed Charges.
          21   -- Subsidiaries of the Company (incorporated by reference to the 1995 10-K).
      **23.1   -- Consent of Ernst & Young LLP.
       *23.2   -- Consent of Weil, Gotshal & Manges LLP (included in Exhibits 5 and 8).
         *24   -- Power of Attorney (included on signature pages to Registration Statement).
         *25   -- Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939, as amended, of IBJ Schroder Bank & Trust Company, as trustee under the Indenture.
       *99.1   -- Form of Letter of Transmittal.
       *99.2   -- Form of Notice of Guaranteed Delivery.
       *99.3   -- Form of Exchange Agent Agreement between IBJ Schroder Bank & Trust Company and the Company.


- ---------------

 * Previously filed.

** Filed herewith.

     (b) Schedule

         Consolidated Financial Statement Schedule:

            Report of Independent Auditors.............................................   S-1
            Schedule II -- Valuation and Qualifying Accounts...........................   S-2

ITEM 22.  UNDERTAKINGS.

     (a) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     (b) The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the Prospectus pursuant to Items 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

     (c) The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

     (d) The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

             (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

             (ii) To reflect in the Prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in the Registration Statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                                   SIGNATURES


     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, IMO INDUSTRIES INC. HAS DULY CAUSED THIS AMENDMENT TO THE REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF LAWRENCEVILLE, STATE OF NEW JERSEY ON AUGUST 1, 1996.


                                          IMO INDUSTRIES INC.

                                          By:  /s/DONALD K. FARRAR
                                               DONALD K. FARRAR
                                               CHIEF EXECUTIVE
                                                    OFFICER,
                                                PRESIDENT AND
                                                    DIRECTOR

     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS AMENDMENT TO THE REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.


/s/                     *                   Chief Executive Officer,            August 1, 1996
- ------------------------------------------  President and Director
             DONALD K. FARRAR               (principal executive
                                            officer)
/s/                     *                   Executive Vice President,           August 1, 1996
- ------------------------------------------  Chief Financial
             WILLIAM M. BROWN               Officer/Corporate Controller
                                            (principal financial and
                                            accounting officer)
/s/                     *                   Director                            August 1, 1996
- ------------------------------------------
             JAMES B. EDWARDS
/s/                     *                   Director                            August 1, 1996
- ------------------------------------------
             J. SPENCER GOULD
/s/                     *                   Director                            August 1, 1996
- ------------------------------------------
             RICHARD J. GROSH
/s/                     *                   Director                            August 1, 1996
- ------------------------------------------
            CARTER P. THACHER
/s/                     *                   Director                            August 1, 1996
- ------------------------------------------
            DONALD C. TRAUSCHT
/s/                     *                   Director                            August 1, 1996
- ------------------------------------------
           ARTHUR E. VAN LEUVEN


- ------------

       * By /s/     BIRD THOMAS J.
- ------------------------------------------
              THOMAS J. BIRD
             ATTORNEY-IN-FACT

                         REPORT OF INDEPENDENT AUDITORS


     We have audited the consolidated financial statements of Imo Industries Inc. as of December 31, 1995 and 1994, and for each of the three years in the period ended December 31, 1995, and have issued our report thereon dated February 15, 1996 (except for Note 15, as to which the date is August 1, 1996) included elsewhere in this Registration Statement. Our audits also included the financial statement schedule listed in Item 21(b) of this Registration Statement. This schedule is the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits.


     In our opinion, the financial statement schedule referred to above, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

                                          /s/  ERNST & YOUNG LLP

                                          --------------------------------------
                                          Ernst & Young LLP

Princeton, New Jersey
February 15, 1996

                                  SCHEDULE II
                      IMO INDUSTRIES INC. AND SUBSIDIARIES

                       VALUATION AND QUALIFYING ACCOUNTS

                             (DOLLARS IN THOUSANDS)

                   THREE-YEAR PERIOD ENDED DECEMBER 31, 1995

                                                                        ADDITIONS
                                                                    ------------------
                                                       BALANCE AT   CHARGED                               BALANCE
                                                       BEGINNING    TO COSTS   OTHER--     DEDUCTIONS     AT END
                                                        OF YEAR     EXPENSES   DESCRIBE    --DESCRIBE     OF YEAR
                                                       ----------   --------   -------     ----------     -------
YEAR ENDED DECEMBER 31, 1995:
  Allowance for doubtful accounts....................   $  2,192    $    394   $    74(2)   $    642(4)   $ 2,030
                                                                                    12(9)
                                                         =======     =======   =======       =======      =======
  Inventory Valuation Allowance......................   $ 11,884    $  2,454   $   312(2)   $  2,918(7)   $11,572
                                                                                    30(9)        190(3)
                                                         =======     =======   =======       =======      =======
  Valuation allowance for deferred tax assets........                                       $ 15,550(3)
                                                                                              17,000(10)
                                                        $ 68,910          --                   4,685(11)  $31,675
                                                         =======     =======   =======       =======      =======
  Accrued product warranty liability.................   $  4,310    $  1,563   $     9(9)   $  1,341(5)   $ 2,737
                                                                                    45(2)      2,253(3)
                                                                                   404(3)
                                                         =======     =======   =======       =======      =======
  Accrued contract completion costs..................   $    556    $     91   $    --      $    183(6)   $    94
                                                                                                 370(3)
                                                         =======     =======   =======       =======      =======
YEAR ENDED DECEMBER 31, 1994:*
  Allowance for doubtful accounts....................   $  2,371    $    742   $   123(2)   $    839(4)   $ 2,192
                                                                                                 205(3)
                                                         =======     =======   =======       =======      =======
  Inventory Valuation Allowance......................   $ 11,577    $  5,452        --      $  4,381(7)   $11,884
                                                                                                 764(3)
                                                         =======     =======   =======       =======      =======
  Valuation allowance for deferred tax assets........   $ 60,215    $     --   $ 8,695(3)   $     --      $68,910
                                                         =======     =======   =======       =======      =======
  Accrued product warranty liability.................   $  3,777    $  1,188   $    17(2)   $    672(5)   $ 4,310
                                                         =======     =======   =======       =======      =======
  Accrued contract completion costs..................   $    886    $    324   $    --      $    179(3)   $   556
                                                                                                 475(6)
                                                         =======     =======   =======       =======      =======
YEAR ENDED DECEMBER 31, 1993:*
  Allowance for doubtful accounts....................   $  2,338    $  1,374   $    --      $    327(8)   $ 2,371
                                                                                                 914(4)
                                                                                                  37(2)
                                                                                                  63(3)
                                                         =======     =======   =======       =======      =======
  Inventory Valuation Allowance......................   $ 14,033    $  3,435   $    --      $  2,591(7)   $11,577
                                                                                               1,870(3)
                                                                                               1,430(8)
                                                         =======     =======   =======       =======      =======
  Valuation allowance for deferred tax assets........   $  1,500    $ 15,000   $43,715(1)   $     --      $60,215
                                                         =======     =======   =======       =======      =======
  Accrued product warranty liability.................   $  5,272    $  1,191   $    30(2)   $  2,719(5)   $ 3,777
                                                                                    63(3)         60(3)
                                                         =======     =======   =======       =======      =======
  Accrued contract completion costs..................   $    701    $    627   $    60(3)   $    502(6)   $   886
                                                         =======     =======   =======       =======      =======

- ---------------
 *   Reclassified to conform to the 1995 presentation (continuing operations).

 (1) Net change in allowance primarily to offset tax benefit of current year tax loss.

 (2) Foreign exchange adjustments.

 (3) Reclassification and adjustments.

 (4) Uncollectible accounts written off, net of recoveries.

 (5) Product warranty claims honored during the year.

 (6) Current year charges for contract completion.

 (7) Charges against inventory valuation account during the year.

 (8) Ending balances of business sold.

 (9) Opening balance of companies acquired during the year.

(10) Reduction due to revaluation of realizable tax benefit.

(11) Utilization of net operating loss carryforwards by discontinued operations.

                                 EXHIBIT INDEX


EXHIBIT
 NUMBER                                         DESCRIPTION
- --------     ----------------------------------------------------------------------------------
   3.1   --  The Company's Restated Certificate of Incorporation, as amended March 10, 1989 and
             November 10, 1992 (incorporated by reference to the Company's Form 10-K for the year ended December 31, 1992 (the "1992 10-K"))...................................
   3.2   --  The Company's Bylaws (incorporated by reference to the Company's Form 10-K for the year ended December 31, 1994 (the "1994 10-K"))...................................
  *4.1   --  Indenture, dated as of April 15, 1996, between the Company and IBJ Schroder Bank &
             Trust Company, as trustee.........................................................
  *4.2   --  Form of Notes (included in Exhibit 4.1)...........................................
  *4.3   --  Registration Rights Agreement, dated as of April 23, 1996, between the Company and the Initial Purchasers............................................................
  *5     --  Opinion of Weil, Gotshal & Manges LLP re: legality................................
  *8     --  Opinion of Weil, Gotshal & Manges LLP re: tax matters.............................
  10.1   --  Amended and Restated Equity Incentive Plan for Key Employees (incorporated by reference to the Company's Form S-8 (Registration No. 33-60533) as filed with the
             SEC on June 23, 1995).............................................................
  10.2   --  Amended and Restated 1988 Equity Incentive Plan for Outside Directors
             (incorporated by reference to the Company's Form 10-Q for the quarter ended
             September 30, 1995)...............................................................
  10.3   --  1995 Equity Incentive Plan for Outside Directors (incorporated by reference to the
             Company's Form S-8 (Registration No. 33-60535))...................................
  10.4   --  The Company's Supplemental Retirement Income Plan (incorporated by reference to the Company's Form 10-K for the year ended December 31, 1995 (the "1995
             10-K"))...........................................................................
  10.5   --  Change in Control Agreement dated January 9, 1987 between the Company and John J.
             Carr (incorporated by reference to the 1992 10-K).................................
  10.6   --  Change in Control Agreement dated December 23, 1988 between the Company and Brian
             Lewis (incorporated by reference to the 1992 10-K)................................
  10.7   --  Change in Control Agreement dated August 5, 1992 between the Company and William
             M. Brown (incorporated by reference to the 1992 10-K).............................
  10.8   --  Change in Control Agreement dated August 13, 1992 between the Company and Thomas
             J. Bird (incorporated by reference to the 1992 10-K)..............................
  10.9   --  Employment Agreement dated September 13, 1993 between the Company and Donald K.
             Farrar (incorporated by reference to the Company's Form 10-K for the year ended
             December 31, 1993 (the "1993 10-K")); Amendment dated November 17, 1994 to the
             Employment Agreement between the Company and Donald K. Farrar (incorporated by reference to the 1994 10-K).......................................................
  10.10  --  Change in Control Agreement dated September 13, 1993 between the Company and
             Donald K. Farrar (incorporated by reference to the 1993 10-K).....................
  10.11  --  Change in Control Agreement dated October 2, 1995 between the Company and David C.
             Christensen (incorporated by reference to the 1995 10-K)..........................

EXHIBIT
 NUMBER                                         DESCRIPTION
- --------     ----------------------------------------------------------------------------------
  10.12  --  The Company's Salaried Employees Stock Savings Plan as amended on July 1, 1987 and as amended on June 14, 1988 (incorporated by reference to the Company's Form 11-K filed with the SEC on April 13, 1988 and the Company's Form 10-K for the year ended December 31, 1989); Amendment dated March 16, 1989 to the Imo Industries
             Inc. Employees Stock Savings Plan (incorporated by reference to the Company's Form
             10-K for the year ended December 31, 1991 (the '1991 10-K')); Amendments dated
             September 6, 1990 and February 14, 1991 to the Imo Industries Inc. Employees Stock
             Savings Plan (incorporated by reference to the Company's Form 10-K for the year ended December 31, 1990 (the '1990 10-K')); Amendment dated May 9, 1991 to the Imo
             Industries Inc. Employees Stock Savings Plan (incorporated by reference to the
             Company's Form S-8 filed with the SEC on June 17, 1991)); Amendments dated
             December 30, 1991 and August 3, 1992 to the Imo Industries Inc. Employees Stock
             Savings Plan (incorporated by reference to the 1992 10-K); Trust Agreement for the
             Imo Industries Inc. Employees Stock Savings Plan as of March 1, 1995 between the
             Company and Eagle Trust Company (incorporated by reference to the
             1994 10-K)........................................................................
  10.13  --  Distribution Agreement dated December 18, 1986 between Transamerica Corporation and the Company (incorporated by reference to the Company's Form 8 Amendment No. 2 filed with the SEC on December 9, 1986 amending the Company's Form 10 with the SEC on October 15, 1986 (the "Form 8"))...............................................
  10.14  --  Tax Agreement between the Company and Transamerica Corporation (incorporated by reference to the Form 8)..........................................................
  10.15  --  Warrant dated July 15, 1993 issued by the Company to The Prudential Insurance
             Company of America (incorporated by reference to the Company's Form 10-K/A filed with the SEC on August 6, 1993 amending the 1992 10-K)............................
  10.16  --  Stock Purchase Agreement dated November 30, 1987 between the Company and TRIFIN
             B.V. (incorporated by reference to the Company's Form 8-K filed with the SEC on
             February 17, 1987)................................................................
  10.17  --  Agreement and Plan of Merger, dated as of August 21, 1988, by and among the
             Company, VI Acquisition Corp. and Varo Inc. (incorporated by reference to the
             Company's Form 8-K filed with the SEC on October 14, 1988 (the "1988 8-K")).......
  10.18  --  Stock Option Agreement, dated as of August 21, 1988, between VI Acquisition Corp.
             and Varo Inc. (incorporated by reference to the 1988 8-K).........................
  10.19  --  Agreement for the purchase of the stock of Warren Pumps, Inc. by the Company dated
             April 3, 1989 among the Company, Warren Pumps, Inc. and the holders of all of the issued and outstanding stock of Warren Pumps, Inc. (incorporated by reference to the 1991 10-K)....................................................................
  10.20  --  Stock Purchase Agreement dated as of May 31, 1990 among United Scientific Holdings
             PLC, United Scientific Inc. and the Company (incorporated by reference to the 1990
             10-K).............................................................................
  10.21  --  Stock Purchase Agreement dated as of October 28, 1993 among the Company, Imo
             Industries GmbH, Mark Controls Corporation and Mark Controls GmbH i. Gr., as
             amended (incorporated by reference to the 1993 10-K)..............................
  10.22  --  German Asset Purchase Agreement among Imo Industries GmbH, Mark Controls GmbH i.
             Gr., the Company and Mark Controls Corporation, as amended (incorporated by reference to the 1993 10-K).......................................................
 *10.23  --  Credit Agreement dated as of April 29, 1996 among the Company, as Borrower, Varo
             Inc., as Guarantor, Warren Pumps, Inc., as Guarantor, the institutions from time to time party thereto as Lenders and Issuing Banks, and Citicorp USA, Inc., as
             Agent.............................................................................
  10.24  --  Asset Purchase Agreement dated as of November 4, 1994 by and among the Company,
             Imo Industries International Inc. and Mannesmann Capital Corporation (incorporated by reference to the Company's Form 10-Q for the quarter ended September 30, 1994);
             Agreement, Amendment and Waiver dated January 17, 1995 by and among the Company and Mannesmann Capital Corporation (incorporated by reference to the 1994
             10-K).............................................................................

EXHIBIT
 NUMBER                                         DESCRIPTION
- --------     ----------------------------------------------------------------------------------
  10.25  --  Asset and Stock Purchase Agreement dated as of January 1, 1995 by and among the
             Company and Thermo Jarrell Ash Corporation (incorporated by reference to the 1994
             10-K).............................................................................
  10.26  --  Purchase and Sale Agreement among Litton Industries, Inc., and Litton Systems,
             Inc. and Imo Industries Inc., Baird Corporation, Optic-Electronic International,
             Inc. and Varo Inc. dated May 11, 1995 and amended and restated as of June 2, 1995
             (incorporated by reference to the Company's Form 8-K filed with the SEC on June
             19, 1995).........................................................................
 *12     --  Computation of Ratio of Earnings to Fixed Charges.................................
  21     --  Subsidiaries of the Company (incorporated by reference to the 1995 10-K)..........
**23.1   --  Consent of Ernst & Young LLP......................................................
 *23.2   --  Consent of Weil, Gotshal & Manges LLP (included in Exhibits 5 and 8)..............
 *24     --  Power of Attorney (included on signature pages to Registration Statement).........
 *25     --  Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939, as amended, of IBJ Schroder Bank & Trust Company, as trustee under the
             Indenture.........................................................................
 *99.1   --  Form of Letter of Transmittal.....................................................
 *99.2   --  Form of Notice of Guaranteed Delivery.............................................
 *99.3   --  Form of Exchange Agent Agreement between IBJ Schroder Bank & Trust Company and the
             Company...........................................................................


- ---------------
 * Previously filed.

** Filed herewith.